As filed with the Securities and Exchange Commission on April 16, 1998
                                                      Registration No. 333-43727
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                       PRE-EFFECTIVE TO AMENDMENT NO. 2 TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                           LOCAL FINANCIAL CORPORATION
    ------------------------------------------------------------------------
    (Exact name of registrant as specified in its articles of incorporation)

                                ----------------

         Delaware                           6711                  65-0424192
-------------------------------   -------------------------   ------------------
(State or other jurisdiction of      (Primary Standard         (I.R.S. Employer
 incorporation or organization)   Industrial Classification   Identifiction No.)
                                        Code Number)

                                 --------------

                              3601 N.W. 63rd Street
                          Oklahoma City, Oklahoma 73116
                                 (405) 841-2100
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 --------------

                                 Alan L. Pollock
              Senior Vice President, Secretary and General Counsel
                           Local Financial Corporation
                              3601 N.W. 63rd Street
                          Oklahoma City, Oklahoma 73116
                                 (405) 841-2100
    ------------------------------------------------------------------------
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With a copy to:

                              Norman B. Antin, Esq.
                              Jeffrey D. Haas, Esq.
                      Elias, Matz, Tiernan & Herrick L.L.P.
                        734 15th Street, N.W., 12th Floor
                             Washington, D.C. 20005
                             ----------------------
================================================================================

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ x ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================================================
                                                  Proposed Maximum       Proposed Maximum
  Title Of Each Class Of         Amount To Be    Offering Price Per     Aggregate Offering         Amount Of
Securities To Be Registered       Registered      Note or Share(1)            Price(1)         Registration Fee
----------------------------------------------------------------------------------------------------------------
Senior Notes due 2004........    $80,000,000           100%                 $80,000,000           $23,600.00
----------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value
 per share................... 21,128,209 shares      $10.75(3)             $227,128,247           $67,003.00
----------------------------------------------------------------------------------------------------------------
Total..........................................................................................   $90,603.00(4)
================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
(2) Includes up to 591,000 shares which may be issued in connection with warrants previously granted to the Registrant's placement agent and 837,209 shares which were issued in connection with the Registrant's acquisition of Green Country Banking Corporation.
(3) Based upon the average of the bid and asked price for the Common Stock on January 2, 1998.
(4)  Previously filed.


     The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.

================================================================================

                           LOCAL FINANCIAL CORPORATION

Cross Reference Sheet Showing Location in the Prospectus of Information Required by Items of Form S-1


Registration Statement Item and Caption              Prospectus Headings
-----------------------------------------------   -------------------------

1.  Forepart of the Registration Statement and     Outside Front Cover Page;
    Outside Front Cover Page Prospectus            Cross Reference Sheet

2.  Inside Front and Outside Back Cover Page       Inside Front and Outside Back
    of the Prospectus                              cover Pages of the Prospectus

3.  Summary Information, Risk Factors and Ratio    Prospectus Summary; Rick
    of Earnings to Fixed Charges                   Factors; Ratio of Earnings
                                                   to Fixed Charges

4.  Use of Proceeds                                Use of Proceeds

5.  Determination of Offering Price                Plan of Distribution

6.  Dilution                                       Not applicable

7.  Selling Security Holders                       Selling Security Holders

8.  Plan of Distribution                           Outside Front Cover Page of
                                                   the Prospectus; Prospectus
                                                   Summary; Plan of Distribution

9.  Description of Securities to be Registered     Description of Senior Notes;
                                                   Description of Capital Stock

10. Interests of Named Experts and Counsel         Legal Matters

11. Information with Respect to the Registrant     Outside Front Cover Page;
                                                   Selected Consolidated
                                                   Financial and Other Data;
                                                   Management's Discussion and
                                                   Analysis of Financial
                                                   Condition and Results of
                                                   Operations; Business of the
                                                   Company; Regulation;
                                                   Management; Consolidated
                                                   Financial Statements

12. Disclosure of Commission Position on           Not applicable
    Indemnification for Securities
    Act Liabilities

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   Subject to Completion, Dated April 16, 1998

PROSPECTUS
                        21,128,209 Shares of Common Stock
             $80,000,000 of 11.0% Senior Notes due September 8, 2004

                           LOCAL FINANCIAL CORPORATION

     This Prospectus relates to the public offer and sale of up to 21,128,209 shares of common stock, par value $0.01 per share (the "Common Stock"), of Local Financial Corporation (the "Company") and up to $80.0 million of the Company's 11.0% Senior Notes due September 8, 2004 (the "Senior Notes"). The Common Stock covered by this Prospectus includes up to 591,000 shares which may be issued in connection with warrants previously granted to the Company's placement agent, which assisted the Company in the private placement of 19,700,000 shares of Common Stock and the Senior Notes, which were issued and sold on September 8, 1997 (the "Private Placement"). The Common Stock covered by this Prospectus also includes 837,209 shares which were issued by the Company in connection with its acquisition of Green Country Banking Corporation ("Green Country"). The Senior Notes are general unsecured obligations of the Company and rank senior to such other indebtedness as the Company may incur. At December 31, 1997, the Company had borrowings of $80.1 million (not including the Senior Notes), all of which ranked junior to the Senior Notes. All of the Common Stock and the Senior Notes offered hereby are collectively referred to herein as the "Local Securities." For additional information with respect to the terms of the Local Securities, see "Description of Senior Notes" and "Description of Capital Stock."

     The Local Securities were issued and sold in private placement transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to persons reasonably believed by the Company to be "qualified institutional buyers" (as defined by Rule 144A under the Securities Act) or other "accredited investors" (as defined in Rule 501(a) of Regulation D under the Securities Act. In connection with the Private Placement, the Company executed and delivered for the benefit of the holders of the Local Securities a Registration Rights Agreement dated September 8, 1997 (the "Registration Rights Agreement"), providing for, among other things, the filing with the Securities and Exchange Commission (the "Commission") of the Registration Statement of which this Prospectus forms a part. The Company has also agreed to register the Common Stock which was issued in connection with its acquisition of Green Country. The Local Securities offered hereby may be offered and sold from time to time (the "Offering") by the holders named herein or, if required, by holders named in an accompanying supplement (a "Prospectus Supplement") or by their respective transferees, pledgees, donees, or their successors (collectively, the "Selling Holders") pursuant to this Prospectus and a Prospectus Supplement, if required.

     The Local Securities may be sold by the Selling Holders from time to time directly to purchasers or through underwriters, dealers or agents at market prices or negotiated prices. See "Plan of Distribution." If required, the names of any such underwriters, dealers or agents involved in the sale of the Local Securities in respect of which this Prospectus is being delivered and the applicable underwriter's discount, dealer's purchaser price or agent's commission, if any, will be set forth in a Prospectus Supplement.

     The Selling Holders will receive all of the net proceeds from the sale of the Local Securities and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Local Securities. The Company is responsible for payment of all other expenses incident to the offer and sale of the Local Securities.

     The Selling Holders and any underwriters, dealers or agents which participate in the distribution of the Local Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Local Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

     The Company has [received conditional approval] from the American Stock Exchange ("AMEX") to have the Common Stock and the Senior Notes listed on the AMEX under the symbols "______" and "______," respectively. Prior to this Offering, there has not been a public market for the Local Securities and there can be no assurance that an active public trading market for either or both of the Common Stock or the Senior Notes will develop or be sustained.

     SEE "RISK FACTORS" COMMENCING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

     THE LOCAL SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND, THE BANK INSURANCE FUND OR ANY GOVERNMENT AGENCY.

                                 --------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

              The date of this Prospectus is ____________ __, 1998

                               PROSPECTUS SUMMARY

     This summary is qualified in its entirety by the more detailed information and the Company's Consolidated Financial Statements, including the accompanying Notes, appearing elsewhere in this Prospectus. Prospective investors should carefully consider the information set forth under the heading "Risk Factors." Unless the context otherwise requires, references herein to the Company include Local Federal and Local America. A glossary of terms applicable to the Indenture and the Senior Notes is set forth under "Description of Senior Notes--Certain Definitions."

The Company


     General. The Company is a Delaware corporation headquartered in Oklahoma City, Oklahoma. The Company was organized in 1993 to become the holding company of Local Federal Bank, F.S.B. ("Local Federal"), a federally chartered savings institution. Local Federal was organized in 1908 under the name Local Building and Loan Association, changed to a federal mutual charter in 1935 and converted to the stock form of organization in 1983. Local Federal's wholly-owned subsidiaries include Local America Inc. and its wholly-owned subsidiary, Local America Bank of Tulsa, F.S.B. ("Local America"), a federally chartered savings institution. Local Federal and Local America are collectively referred to herein as the "Banks." The Company also owns through Local Federal two indirect automobile finance subsidiaries, Local Acceptance Company of Florida ("Local Acceptance" or "LAC") and Star Financial Services Corporation ("Star") of Oklahoma. The loan receivables of LAC and Star were sold in late December 1997. See "Risk Factors--Risks Relating to the Company's Lending and Investment Activities--Sub-prime Automobile Lending." At December 31, 1997, the Company had consolidated assets of $1.88 billion, substantially all of which is comprised of its direct and indirect 100% ownership interest in the Banks, consolidated liabilities of $1.80 billion, consolidated deposits of $1.60 billion and consolidated stockholders' equity of $82.6 million.

     The Banks presently conduct business through forty-one branch offices located throughout the state of Oklahoma, with heavy concentration in the Oklahoma City and Tulsa areas. Twenty-eight branch offices operate under the Local Federal name. Seven of these branch offices are located in Oklahoma City and nine additional branches are within a fifty mile radius. Local America operates thirteen branches in the Tulsa area. According to SNL Securities, as of June 30, 1997, the Banks ranked fourth in Oklahoma by deposit market share among depository institutions and first in deposit market share among thrift institutions.


     Prior to the Private Placement and the Redemption (as defined and described below), the Banks' strategy was to run a low cost institution structured around the following areas: (i) a nationally diversified wholesale commercial real estate mortgage portfolio; (ii) an Oklahoma-based retail deposit franchise operated on a low-overhead basis delivering a traditional set of thrift products and services, including conforming single-family residential home loans, home equity, student guaranteed, direct automobile and installment loans through its branch network; (iii) a wholesale securities portfolio involving derivative mortgage securities funded both by retail as well as wholesale funding through advances from the Federal Home Loan Bank ("FHLB") of Topeka and securities sold under agreements to repurchase ("reverse repurchase agreements"); and (iv) during the past few years, origination of indirect sub-prime automobile finance contracts purchased from dealerships in Oklahoma and Florida. Portfolios of residential loans packaged and sold by the Resolution Trust Corporation ("RTC") and the Federal Deposit Insurance Corporation ("FDIC") were also purchased. Both LAC and Star were incorporated in an attempt to engage in the purchase and servicing of sub-prime automobile finance contracts in their respective markets. See "Business."

     Operating Results. The Company reported net income of $13.6 million, $14.4 million and $52.5 million during the years ended June 30, 1996, 1995 and 1994, respectively. However, beginning in fiscal 1996, the Company's results of operations have been adversely impacted by increases to the provision for loan losses to cover realized and inherent losses associated with the Company's indirect automobile receivables. During fiscal 1996, net income declined by $847,000 or 5.9% from fiscal 1995 levels, as the Company's provision for loan losses increased by $4.0 million to $5.1 million. An aggregate of $4.5 million of such provision was related to the indirect automobile receivables portfolio. The Company's financial position deteriorated further during fiscal 1997. For the fiscal year ended June 30, 1997, the Company experienced a net loss of $30.0 million. This loss reflects a $28.4 million provision for loan losses which primarily related to the Company's indirect automobile receivables. The loss during fiscal 1997 was also due to $29.9 million of losses which were recognized on the sale of a portion of the Company's adjustable-rate collateralized mortgage obligations ("CMOs") with interest rate adjustments tied to the FHLB Eleventh District Cost of Funds Index ("COFI"), and a non-recurring $10.3 million special assessment (before applicable tax benefits) which was recorded in fiscal 1997 in connection with legislation which recapitalized the Savings Association Insurance Fund ("SAIF").

     Primarily as a consequence of actions taken in connection with the Private Placement and the Redemption (described below), during the six months ended December 31, 1997, the Company incurred a net loss of $86.0 million. Specifically, the Company incurred $125.5 million of losses on the sale of securities, of which an aggregate loss of $53.4 million was incurred in connection with the liquidation or write-off of the Company's hedging contracts, and an aggregate loss of $72.0 million was incurred on the sale and mark-to-market of the Company's securities portfolio (which primarily related to the sale and mark-to-market of the Company's COFI-based CMOs). The market for fixed income securities improved during the three month period ended December 31, 1997 and the Company sold a portion of the remaining COFI-based CMO portfolio for a gain of $12.8 million. The Company also recorded a $25.6 million provision for loan losses during the six months ended December 31, 1997, primarily to cover realized and inherent losses with respect to the Company's portfolio of indirect automobile receivables. This portfolio was sold in late December 1997. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Private Placement and the Redemption. On August 25, 1997, the Company entered into a Redemption Agreement, as amended on September 5, 1997 (the "Redemption Agreement"), with Barron Collier and Miles Collier, the sole stockholders of the Company (the "Selling

Stockholders"), pursuant to which the Company agreed to redeem all of the Company's issued and outstanding shares of Common Stock for consideration of $154.0 million, subject to adjustment as described under "The Private Placement and the Redemption Transactions--The Redemption Agreement" (the "Redemption"), and the satisfaction of various conditions, including the raising of funds through a private placement of at least $190.0 million of Common Stock and at least $70.0 million of Senior Notes. In addition, pursuant to the Redemption Agreement, the Company agreed to prepay a promissory note payable to the mother of the Selling Stockholders at a price equal to the principal amount thereof plus accrued and unpaid interest thereon to the date of prepayment (i.e., $7.2 million).

     On September 8, 1997, the Company entered into a Purchase Agreement with Friedman Billings, Ramsey & Co., Inc. ("FBR" or the Placement Agent") and the various purchasers of the Local Securities (the "Purchase Agreement"), which provided, among other things, for the purchase on such date of an aggregate of $197.0 million of Common Stock and $80.0 million of Senior Notes. A closing was held on such date at which the Redemption was consummated. In connection therewith, Edward A. Townsend, the present Chairman of the Board and Chief Executive Officer of the Company and the Banks, Jan A. Norton, the present President of the Company and the Banks and Joseph A. Leone, a director of Local Federal, were elected directors of the Company and all of the persons then serving as directors of the Company resigned. The remaining directors who presently serve as directors of the Company were then elected and management appointments were made. In connection with the Private Placement, the Company on September 8, 1997 also entered into the Registration Rights Agreement with the initial purchasers of the Local Securities and the Placement Agent, pursuant to which, among other things, the Company agreed to file within 120 days a shelf registration statement with the Commission providing for the offer and sale of the Local Securities. The Registration Statement of which this Prospectus forms a part, has been filed in satisfaction of such requirement. See "The Private Placement and the Redemption Transactions--The Purchase Agreement," "Management" and "Registration Rights."

     Initiatives by New Management. Since the completion of the Private Placement and the Redemption, new management has been actively implementing the measures that were described in the Company's Confidential Private Placement Memorandum dated August 25, 1997. These actions include reducing the level of the Company's CMOs with interest rate adjustments tied to the COFI, eliminating all swap and hedging contracts and resolving the Company's portfolio of indirect automobile loans. While the actions taken are expected to favorably impact the Company on a going forward basis, as described above under "--Operating Results," during the six months ended December 31, 1997, the implementation of these measures resulted in a net loss of $86.0 million. The Company's results for the first half of fiscal 1998 were significantly impacted by nonrecurring charges relating to disposition of the hedging contracts, the writedown and disposition of securities and additional reserves taken by management. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     New management of the Company has already implemented several initiatives since consummation of the Private Placement and the Redemption which are intended to enhance the

Banks' franchise, particularly in the Oklahoma markets where the Company operates. In the commercial real estate lending area, the Company has hired an individual with over fifteen years experience in the Oklahoma City market. In addition, the Company intends to establish a commercial business lending function, and has recruited two experienced senior executives from the Oklahoma City market. These individuals have worked together successfully in Local Financial's markets and are highly visible to area entrepreneurs and small business owners.

     The Company is presently in the process of updating 13 branch facilities. The projects include drive-in expansions to better accommodate checking account growth, interior renovations to provide greater customer privacy, parking lot remodeling to improve customer accessibility and space availability and interior teller line expansion to more efficiently provide customer service. In addition, the Company has applied for regulatory approval for a second Edmond branch and is evaluating a new larger site location for the Purcell branch.

     The Company will also consider acquisition opportunities when it perceives such acquisitions will enhance the Company's franchise value. The Company anticipates that its focus will be on the acquisition of community-oriented commercial banks and savings institutions which are located in communities outside of the larger metropolitan markets of Oklahoma City and Tulsa and in smaller, less urban markets. Except for the acquisition of Green Country discussed below, there are no current plans, arrangements, understandings or agreements regarding any such acquisition opportunities.

     Finally, the Company is attempting to establish more of a sales culture at both Local Federal and Local America. The Company's marketing department is actively working on a number of campaigns to promote Local Federal and Local America, including: a new checking account campaign; a corporate image advertising campaign focusing on the Company's commitment to local markets; a home equity loan campaign; and a campaign featuring the Company's new commercial and industrial lending capabilities. The Company's emphasis is to work on ways to better serve the Banks' customers, as well as to promote additional fee income through investment products and overdraft protection.

     Acquisition of Green Country Banking Corporation. On October 22, 1997, Local Financial and Local America entered into an Agreement and Plan of Merger (the "Merger Agreement") with Green Country and its wholly owned subsidiary, Green Country Bank, FSB ("Green Country Bank"), pursuant to which Green Country would be merged with and into the Company, with the Company as the surviving corporation, and in connection therewith, Green Country Bank would be merged with and into Local America (collectively, the "Merger"). The Merger was consummated on February 16, 1998 and, in connection therewith, each outstanding share of common stock and preferred stock of Green Country was converted into
27.907 and 4,150.27 newly-issued shares, respectively, of the Company's Common Stock. As a result of the foregoing, an aggregate of 837,209 shares of the Company's Common Stock were issued in connection with the Merger to the three existing shareholders of Green Country, which include Edward A. Townsend, Chairman and Chief Executive Officer of the Company, and Jan A. Norton, President and Chief Operating Officer of the Company. The shares of Company

Common Stock issued in connection with the Merger are subject to the terms and conditions of the Registration Rights Agreement. The Merger was accounted for under the purchase method of accounting. At December 31, 1997, Green Country Bank operated out of three full-service offices located in Miami, Grove and Commerce, Oklahoma, and had consolidated assets, liabilities, deposits and stockholders' equity of $106.5 million, $100.4 million, $77.0 million and $6.1 million, respectively.

     The Company, as a registered savings and loan holding company, is subject to examination and regulation by the Office of Thrift Supervision (the "OTS"). The Banks, as federally chartered savings banks, are subject to comprehensive regulation and examination by the OTS, as their chartering authority and primary regulator, and by the FDIC, which administers the SAIF, which insures the Banks' deposits to the maximum extent permitted by law. The Banks are members of the FHLB of Topeka, which is one of the 12 regional banks which comprise the FHLB System. The Banks are further subject to regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") governing reserves required to be maintained against deposits and certain other matters.

     The Company's executive offices are located at 3601 NW 63rd Street, Oklahoma City, Oklahoma 73116-2087 and its main telephone number is (405) 841-2100.


                                  THE OFFERING


The Private Placement.......   The Local Securities issued to investors in the
                               Private Placement were sold by the Company on September 8, 1997. An aggregate of 19.7 million shares of Common Stock were sold to 113 purchasers and an aggregate of $80.0 million of the Senior Notes were sold to 38 purchasers. In connection therewith, the Company executed and delivered for the benefit of the holders of the Local Securities the Registration Rights
                               Agreement, providing for, among other things, the filing of the Registration Statement of which this Prospectus forms a part. See "The Private
                               Placement and the Redemption Transactions" and "Selling Holders."

Securities Offered..........   21,128,209 shares of Common Stock and $80.0
                               million aggregate principal amount of Senior
                               Notes.

The Senior Notes............   See "Description of the Senior Notes."

     Maturity Date..........   September 8, 2004

     Interest Payment Dates.   Semi-annually on March 1 and September 1,
                               commencing  March 1, 1998.

     Ranking................   The Senior Notes are general unsecured
                               obligations of the Company and will rank senior to such other Indebtedness (as defined in the Indenture) as the Company may incur.

                               Because the Company is the sole stockholder of the Banks, the rights of creditors of the Banks to payments from the Banks is, in effect, senior to the rights of the Company as a stockholder of the Banks, and in effect, senior to the rights of holders of Senior Notes, who will have no direct claim against the Banks for payment.

     Interest Reserve
     Accccount..............   The Indenture pursuant to which the Senior Notes
                               is issued required the Company to establish at the time of issuance of the Senior Notes the Interest Reserve Account, which is a segregated account which contains a sufficient amount of cash and other Permitted Investments to pay the aggregate interest payments scheduled to be made with respect to the Senior Notes for the next two succeeding Interest Payment Dates.

     Sinking Fund...........   None

     Mandatory or Optional
     Redemption.............   None

     Change of Control......   Upon a Change of Control (as defined in the
                               Indenture), holders of Senior Notes will have the option to require the Company to repurchase all outstanding Senior Notes at 101% of their principal amount, plus accrued interest to the date of repurchase. There can be no assurance that the Company will have the funds available to repurchase the Senior Notes in the event of a Change of Control.

    Certain Additional
    Covenants..............    The Indenture pursuant to which the Senior Notes
                               have been issued contains certain additional covenants that, among other things, limit:
                               (i) the incurrence of Indebtedness by the Company, except for certain Junior Indebtedness;
                               (ii) the payment of dividends and the making of certain other distributions by the Company and its subsidiaries; (iii) the incurrence of certain liens on the Company's assets; (iv) the sale or other transfer of capital stock of the Banks; and
                               (v) the Company's ability to enter into any arrangement that would impose certain restrictions on the ability of subsidiaries of the Company to make dividend and other payments of the Company. The Indenture also restricts the Company's and the Banks' ability to merge, consolidate or sell all or substantially all of the assets of the Company or the Banks.

     Acceleration..........    The maturity of the Senior Notes may be
                               accelerated upon an Event of Default, as defined in the Indenture. Such Events of Default include, among other things, continued default in payment of interest upon any Senior Note for a period of thirty days, continued breach of certain covenants or warranties of the Indenture for a period of thirty days after notice of such default from the holders of at least 25% of the outstanding principal balance of the Senior
                               Notes, bankruptcy of the Company or the Banks, the appointment of a conservator or receiver for the Company or the Banks, default by the Company or a Subsidiary on any Indebtedness in excess of 5% of the Company's Consolidated Tangible Net
                               Worth, which default has not been cured within 30 days, the entry of a final judgment in excess of 5% of the Company's Consolidated Tangible Net
                               Worth or the continuing failure of either of the Banks to comply with their Regulatory Capital
                               Requirements.

The Common Stock............   See "Description of Capital Stock."

    Dividends...............   The Company does not expect to pay a dividend on
                               the Common Stock in the immediate future, but rather will retain any earnings and increase capital. The Company's ability to pay dividends will depend principally on the ability of Local
                               Federal to pay dividends to the Company.

                               In connection with the OTS' most recent
                               regulatory examination of Local Federal, the OTS informed Local Federal that as a result of Local Federal's recent financial condition and operating results, it was being deemed an institution in need of more than normal supervision and, consequently, was being designated as a Tier 3 institution for purposes of the OTS' capital distribution regulation. Tier 3 institutions may not make capital distributions without obtaining the prior approval of the OTS. In addition, the OTS can impose growth restrictions on savings institutions which are in need of more than normal supervision. However, as a result of, among other things, the capital raised in the Private Placement and the initiatives undertaken by new management in connection with the Private Placement and the Redemption, the Midwest Regional Office of the OTS forwarded a letter to Local Federal, dated as of December 8, 1997, indicating that the OTS was removing its designation of Local Federal as an institution in need of more than normal supervision and upgrading Local Federal's status from a Tier 3 institution to a Tier 1 institution.

                               A Tier 1 institution is authorized to make capital distributions without OTS approval during a calendar year of up to the higher of (i) 100 percent of its net income to the date of such distribution during the calendar year plus the amount that would reduce by one-half its surplus capital ratio, as defined, at the beginning of the calendar year; or (ii) 75% of its net income over the most recent four-quarter period. Applicable regulations require, however, that all savings institutions give the OTS at least 30 days advance notice of any capital distributions, and the OTS may prohibit any capital distribution that it determines would constitute an unsafe or unsound practice. As of January 1, 1998, under applicable regulations of the OTS, the total capital available for the payment of dividends by Local Federal to the Company was $27.5 million, assuming application of the OTS' safe harbor for capital distributions. See generally "Regulation--Regulation of Federal Savings Institutions--Capital Distribution Regulation."

Market for Local Securities..  The Company has [received conditional approval]
                               to have the Common Stock and the Senior Notes listed on the AMEX under the symbols "___" and "___," respectively. Prior to the Offering, there has not been a public market for the Local Securities and there can be no assurance that an active public trading market for either or both of the Common Stock or the Senior Notes will develop or be sustained.


Use of Proceeds..............  The Selling Holders will receive all of the proceeds from the Local Securities sold pursuant to this Prospectus. See "Use of Proceeds" for a discussion of the use of the net proceeds from the Private Placement.


                                  Risk Factors

     Prospective investors are urged to carefully review the matters discussed under "Risk Factors."

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

                  (Dollars in Thousands, Except Per Share Data)

     The selected consolidated financial data of the Company set forth below should be read in conjunction with, and is qualified in its entirety by, the Consolidated Financial Statements of the Company, including the related Notes, included herein.


                                                                                                June 30,
                                                     December 31,   ------------------------------------------------------------
                                                         1997          1997         1996          1995         1994         1993
                                                         ----          ----         ----          ----         ----         ----
Balance Sheet and Other Data:
Total assets                                            $1,881,365   $2,625,181   $3,278,511    $3,264,850   $3,325,613   $2,306,605
Cash and due from banks                                     34,152       15,904       13,640        14,497       11,678       16,639
Loans receivable, net                                      953,470    1,013,824    1,018,135       804,610      708,566      544,453
Securities available for sale                              518,107      985,565    1,741,725       361,402      373,532      700,396
Securities and other investment securities held                 --      408,207      392,324     1,983,756    2,078,748      897,577
  to maturity
Equity securities available for sale                            --           --       11,604        12,287       17,076        1,764
Non-performing assets(1)                                       921       12,570       16,185        10,889       10,961       11,164
Deposits                                                 1,602,533    1,644,356    1,602,460     1,577,821    1,474,171    1,416,098
Securities sold under agreements to repurchase                  --      310,801    1,079,194       779,626      381,829       52,540
Promissory note payable                                         --        7,010       14,020        21,030       28,040       35,050
Senior notes payable                                        80,000           --           --            --           --           --
FHLB advances                                               80,136      531,161      439,011       703,202    1,287,377      703,767
Total liabilities                                        1,798,740    2,522,552    3,170,452     3,121,631    3,198,925    2,228,490
Stockholders' equity                                        82,625      102,629      108,059       143,219      126,688       78,115
Number of full-service customer facilities                      41           41           41            41           41           42
Approximate number of employees                                525          546          536           471          423          378


                                                     Six Months
                                                  Ended December 31,                           Years Ended June 30,
                                                ---------------------      --------------------------------------------------------
                                                  1997         1996         1997        1996         1995         1994        1993
                                                  ----         ----         ----        ----         ----         ----        ----
Operations Data:
Interest and dividend income                    $ 85,204    $119,100      $222,664    $236,156     $214,558     $175,143    $141,991
Interest expense                                  59,823      92,562       169,761     187,488      162,590      104,496      85,301
                                                  ------      ------       -------     -------      -------      -------      ------
Net interest income                               25,381      26,538        52,903      48,668       51,968       70,647      56,690
Provision for loan losses                        (25,578)(2)  (9,734)      (28,428)(2)  (5,117)      (1,157)      (1,764)        580
                                                  ------      ------       -------     -------      -------      -------      ------
Net interest income (loss) after
  provision for loan losses                         (197)     16,804        24,475      43,551       50,811       68,883      57,270
Noninterest income (loss)                       (107,149)(3)   2,185       (17,124)(3)  10,316       16,632       29,916      14,256
Noninterest expense                               22,685      29,372        49,256      35,427       46,460       25,089      35,775
                                                --------      ------       -------     -------      -------      -------      ------
Income (loss) before provision for
  income taxes and cumulative effect
  of change in accounting principle and
  extraordinary item                            (130,031)    (10,383)      (41,905)     18,440       20,983       73,710      35,751
Provision (benefit) for income taxes             (44,075)     (3,573)      (11,860)      4,872        6,568       27,516       4,884
                                                --------      ------       -------       -----        -----       ------       -----
Income before cumulative effect of
  change in accounting principle and
  extraordinary item                             (85,956)     (6,810)      (30,045)     13,568       14,415       46,194      30,867
Cumulative effect of change in
  accounting principle                                --          --            --          --           --        6,266          --
Utilization of net operating loss
  carryforwards                                       --          --            --          --           --           --       4,284
                                               ---------    --------      --------    --------     --------     --------    --------
Net income (loss)                              $ (85,956)   $ (6,810)     $(30,045)   $ 13,568     $ 14,415     $ 52,460    $ 35,151
                                               =========    ========      ========    ========     ========     ========    =======
Historical basic and diluted net income
  (loss) per share(4)                          $   (4.76)   $  (0.44)     $  (1.95)   $   0.88     $   0.94     $   3.40    $   2.28
                                               =========    ========      ========    ========     ========     ========    ========
Pro forma basic and diluted net income
  (loss) per share(5)                          $   (4.36)       N/A       $   1.53    $   N/A          N/A         N/A          N/A
                                               =========    ========      ========    ========     ========     ========    ========
Dividends declared per share(4)                $      --    $   0.03      $   0.03    $   0.69     $   1.28     $   0.99    $   1.43
                                               =========    ========      ========    ========     ========     ========    ========



                                               At or For the Six
                                                  Months Ended
                                                  December 31,                      At or For the Years Ended June 30,
                                              ---------------------     --------------------------------------------------------
                                               1997         1996         1997         1996         1995         1994        1993
                                               ----         ----         ----         ----         ----         ----        ----
   Performance Ratios(6):
     Return on assets                            (3.84)%       (0.21)%      (0.98)%       0.41%        0.43%       1.58%     1.52%
     Return on common equity                   (101.45)        (6.35)      (28.77)       10.00        10.59       41.41     49.99
     Dividend payout ratio(7)                       --           N/A          N/A        77.98       137.38       29.09     62.74
     Net interest spread(8)                       2.13          1.45         1.57         1.36         1.32        1.80      2.29
     Net interest margin(9)                       2.34          1.62         1.78         1.52         1.59        2.46      2.75
     Noninterest expense to average               0.99          0.87         1.56         1.04         1.36        0.75      1.55
       assets(10)
     Efficiency ratio(11)(12)                      N/A         56.14        56.14        57.07        72.75       28.67     52.21
   Capital Ratios(13):
     Local Federal Bank, F.S.B
       Tangible                                   6.89          4.99         5.17         4.94         4.89        4.45      4.78
       Core                                       6.98          5.07         5.25         5.04         5.03        4.60      5.10
       Risk-based                                14.14         12.59        12.34        12.71        13.22       13.60     14.50
     Local America Bank, F.S.B.
       Tangible                                  15.80         10.58        11.97        10.54        10.13       10.31     10.81
       Core                                      15.90         10.69        12.07        10.69        10.33       10.60     11.30
       Risk-based                                28.45         24.66        25.31        28.14        26.23       33.70     36.60
   Asset Quality Ratios:
     Nonperforming assets to total assets
       at end of period(1)                        0.05          0.93         0.48         0.49         0.33        0.33      0.48
     Nonperforming loans to total loans at
       end of period(1)                           0.06          0.82         0.38         0.51         0.38        0.46      0.18
     Allowance for loan losses to total
       loans at end of period                     2.09          0.50         1.10         0.31         0.56        0.51      0.39
     Allowance for loan losses to
       nonperforming loans at
       end of period(1)                       3,272.20         56.22       291.49        60.43       147.82      110.38    210.66

----------------
(1) Nonperforming loans consist of nonaccrual loans and loans delinquent 90 days or more but still accruing interest, and nonperforming assets consist of nonperforming loans, real estate acquired through foreclosure or deed-in-lie thereof and repossessions (such as automobiles), net of writedowns and reserves.
(2) Primarily reflects provisions established by management to cover realized and inherent losses with respect to the Company's portfolio of indirect automobile receivables. See "The Company--Operating Results," "--Initiatives by New anagement" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."
(3) Primarily reflects losses incurred by the Company relating to the liquidation or disposition of certain hedging contracts and the disposition of investment securities and adjustments to reflect market values. See "The Company--Operating Results," "--Initiatives by New Management" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."
(4) Net Income (loss) per share and dividends per share are based upon the weighted average number of shares outstanding during the period. As a result of the Private Placement and the Redemption transactions described under "The Private Placement and the Redemption Transactions," the weighted average number of shares used in the computation of income (loss) per share and dividends per share is 15,400,000 for each of the years in the three-year period ended June 30, 1997 (based on an equivalent number of shares for the 60 shares outstanding prior to the recapitalization). For the six months ended December 31, 1997 the weighted average number of shares is 18,066,000. See also Note 1 of the Notes to Consolidated Financial Statements.
(5) Pro forma net income (loss) per share assumes that the 19,700,000 shares issued in the recapitalization were outstanding for the six months ended December 31, 1997 and for the year ended June 30, 1997.
(6) With the exception of end of period ratios, all ratios are based on average monthly balances during the periods presented. All ratios are annualized where appropriate.
(7) The dividend payout ratio represents dividends declared per share divided by net income per share.
(8) Net interest spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(9) Net interest margin represents net interest income as a percent of average interest-earning assets.
(10)  Noninterest expense excludes the amortization of intangibles.
(11) Represents noninterest expense (exclusive of amortization of intangibles) divided by the aggregate of net interest income before provision for loan losses and noninterest income (exclusive of gains and losses on sales of assets).

(12) For the year ended June 30, 1997 and the six months ended December 31, 1996, the efficiency ratio does not reflect the $10.3 million one-time special assessment (before applicable tax benefits) to recapitalize the SAIF which was accrued during the quarter ended September 30, 1996. See "Regulation--Regulation of Federal Savings Institutions--FDIC Assessments."
(13) The tangible and core capital ratios are calculated as a percent of adjusted total assets and the risk-based capital ratio is calculated as a percent of total risk-weighted assets. See "Regulation--Regulation of Federal Savings Institutions--Regulatory Capital Requirements" for information with respect to the Banks' regulatory capital requirements.

                                  RISK FACTORS

     Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before purchasing Local Securities in the Offering. This Prospectus contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. In addition, in those and other portions of this document, the words "anticipate," "believe," "estimate," "expect," "intend," "should" and similar expressions, or the negative thereof, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future looking events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

Risks Relating to the Company's Financial Condition and Results of Operations

     The Company has recognized significant losses in recent periods which have adversely affected the Company's financial condition. The Company reported a $86.0 million and $30.0 million net loss for the six months ended December 31, 1997 and the fiscal year ended June 30, 1997, respectively, after reporting net income of $13.6 million, $14.4 million and $52.5 million for the years ended June 30, 1996, 1995 and 1994, respectively. The net loss reported for the six months ended December 31, 1997 was attributable to deliberate actions taken by the Company's new management subsequent to the Private Placement and the Redemption to restructure the Company's balance sheet. Specifically, the Company incurred $125.5 million of losses on the sale of assets, of which an aggregate loss of $53.4 million was incurred in connection with liquidation or write-off of the hedging contracts which the Company had entered into to reduce its exposure to interest rates, see "--Risks Relating to the Company's Lending and Investment Activities--Interest Rate Swaps, Floors and Caps," and an aggregate loss of $72.0 million was incurred on the sale and mark-to-market of the Company's securities portfolio (which primarily related to the sale and mark-to-market of the Company's COFI-based CMOs). The Company also recorded a $25.6 million provision for loan losses during the six months ended December 31, 1997, primarily to cover realized and inherent losses with respect to the Company's portfolio of indirect automobile receivables, all of which had been sold as of December 31, 1997. See "--Risks Relating to the Company's Lending and Investment Activities--Sub-prime Automobile Lending." The market for fixed income securities improved during the three-month period ended December 31, 1997 and the Company sold an additional $330.6 million of COFI-based CMOs for a pre-tax gain of $12.7 million. As of December 31, 1997, the Company recorded, as a separate component of stockholders' equity, unrealized gains with respect to its securities portfolio of $2.3 million (net of taxes).

         For the fiscal year ended June 30, 1997, the net loss recognized by the Company was primarily attributable to a $28.4 million provision for loan losses, which was also primarily associated with the Company's indirect automobile finance receivables, $29.2 million of losses on the sale of assets, of which $29.9 million related to the sale of CMOs with interest rate adjustments tied to COFI, and a non-recurring $10.3 million special assessment (before applicable tax benefits) which was recorded in connection with the SAIF recapitalization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

     At December 31, 1997, the Company had $428.6 million of adjustable-rate mortgage-related securities with interest rate adjustments tied to COFI (all of which were classified as available for sale). As of such date, the Company had a net unrealized pretax gain of $3.1 million with respect to its COFI-based mortgage-related securities portfolio. During the six months ended December 31, 1997 and fiscal 1997, the Company disposed of COFI-based CMOs having an aggregate carrying value of $675.8 million and $758.9 million, respectively, for an aggregate sale price of $672.6 million and $729.0 million, respectively. The Company's future operating results will be impacted by, among other things, the quality of its assets, including its portfolio of COFI-based CMOs. See "--Risks Relating to the Company's Lending and Investing Activities--Investments in Mortgage-Related Securities."

Risks Relating to the Company's Lending and Investment Activities

     General. Since 1989, the Company's principal lending focus has been on the origination and purchase of loans secured primarily by commercial and multi-family real estate located throughout the United States. To a lesser extent, the Company has also originated various types of single-family residential and consumer loans and, through two wholly-owned subsidiaries, has purchased sub-prime automobile finance receivables from automobile dealerships located in Florida and Oklahoma. In addition, the Company's investment strategy has focused on the investment in mortgage-backed and related securities and other similar investments permitted by applicable laws and regulations (which include mortgage participation certificates insured or guaranteed by U.S. government agencies and government sponsored enterprises, collateralized mortgage obligations and U.S. government and agency investment securities). At December 31, 1997, the Company's gross loans receivable amounted to $982.3 million or 52.2% of total assets and the Company's mortgage-backed and investment securities amounted to $518.1 million or 27.5% of total assets. As of such date, the Company's single-family residential, commercial real estate, commercial business and consumer loans amounted to $287.3 million, $645.2 million, $4.0 million, $45.8 million or 29.2%, 65.7%, 0.4% and 4.7% of the Company's total loan portfolio, respectively. As described below, the Company's lending and investing strategies may be considered to involve a higher degree of risk than the single-family residential lending traditionally emphasized by savings institutions.

     Commercial Real Estate Lending. The Company originates and purchases commercial and multi-family real estate loans (referred to herein as "commercial real estate loans"). In addition, the Company also purchases loans secured by various forms of commercial real estate located throughout the United States. Commercial real estate lending in general entails different and significant risks when compared to single-family residential lending because such loans typically involve large loan balances to single borrowers and because the payment experience on such loans is typically dependent on the successful operation of the property or the borrower's business. In addition, the geographic diversity of the real estate securing the Company's commercial real estate loans may entail additional risks. Such purchased loans may be more difficult to monitor and the properties securing such loans may be located in states which could in the future experience adverse economic conditions. The Company attempts to address this risk by only originating and purchasing loans that meet the Company's underwriting standards. At December 31, 1997, $162,000 or 0.03% of the Company's commercial real estate loans were classified as nonperforming. See "Business--Lending Activities--Commercial Real Estate Loans" and "--Asset Quality--Nonperforming Assets."

     Sub-prime Automobile Lending. In December 1993, the Company established LAC as a wholly-owned subsidiary of Local Federal. Prior to February 1997, LAC, which is headquartered in Hollywood, Florida, purchased sub-prime automobile loans, normally on a discounted basis, from car dealerships in and around Hollywood, Florida. In addition, in January 1995, the Company established Star as a wholly-owned subsidiary of Local Federal. Prior to February 1997, Star, which is headquartered in Oklahoma City, purchased sub-prime automobile loans from car dealerships located in Oklahoma.

     During the fourth quarter of 1996, the prior Board of Directors of the Company became aware of a significant deterioration in the credit quality of its portfolio of indirect automobile finance receivables. Consequently, in February 1997, the Company discontinued its third-party automobile loan purchase activity and since such date, LAC and Star have only been servicing the loans which remain in their respective portfolios. During the fiscal year ended June 30, 1997, the Company provided $28.4 million to the allowance for loan losses, of which $28.1 million related to the indirect automobile portfolio. In addition, during the three months ended September 30, 1997, primarily in connection with the closing of the Private Placement and the Redemption, the Company established a provision for loan losses of $25.4 million which primarily related to the indirect automobile portfolio. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Results of Operations-- Provisions for Loan Losses" and Business--Lending Activities--Indirect Automobile Finance Receivables."

     During the last quarter of calendar 1997, management determined to sell the indirect automobile portfolio and completely end its involvement in such business. Toward that end, the Company solicited bids for a possible sale of the portfolio. In late December 1997, the Company entered into three contracts for the sale of $54.1 million of its gross indirect automobile receivables (approximately 7,019 loans). The Company received $44.3 million in proceeds from such sales. The purchase price for each loan was at a negotiated discount from its outstanding principal balance, based upon the length of delinquency of payment pursuant to the loan terms. Pursuant to the terms of the loan purchase agreements, the Company is obligated to repurchase any loan sold as to which there is a material breach of a representation or warranty by the Company for a period which ranges from six months to one year, depending on the particular loan purchase contract. During the six months ended December 31, 1997, the Company charged off an aggregate of $16.5 million of indirect automobile finance receivables which included losses incurred on such sales, ongoing losses on the receivables incurred during the period as well as charge-offs associated with all other assets pertaining to such business. Management is of the opinion that the reserves which have previously been established with respect to this portfolio will be sufficient to cover any loans it may be required to repurchase pursuant to the loan purchase agreements and that there will be no further impact on the Company's statement of operations. See "Business--Asset Quality--Allowance for Loan Losses."

     Investments in Mortgage-Related Securities. From time to time the Company has invested in a variety of mortgage-related securities such as floating-rate CMOs tied to COFI. The COFI is a compilation of the average rates paid by institutions which are members of the 11th District of the FHLB System, which index generally adjusts more slowly to changes in market rates of interest when compared to other indices. As a result, the values of the Company's COFI-based CMOs have declined in recent periods. In late 1996 and in anticipation of the proposed sale of the Company, the Company began reducing its securities, particularly its CMO holdings, through periodic bulk sale transactions. During fiscal 1997, the Company sold $743.9 million of securities and recognized $29.6 million of net losses with respect to such sales. At June 30, 1997, the Company's securities portfolio amounted to $1.4 billion ($1.1 billion of which consisted of COFI-based CMOs) or 53.1% of total assets. As of such date, the Company had $32.0 million of unrealized losses with respect to its securities portfolio (net of applicable tax benefits).

     During September 1997 and in connection with the Private Placement and the Redemption, new management of the Company determined that its CMO portfolio was "other than temporarily impaired" due to its intention to sell the portfolio in the near future, for which management is of the opinion that the fair value of the adjustable-rate security portfolio will not recover to approximately the amortized cost of the portfolio prior to the expected time of sale. As a result, in accordance with generally accepted accounting principles ("GAAP"), the Company wrote-down its remaining CMO portfolio by $54.7 million. In addition to the foregoing, since assuming control of the Company on September 8, 1997, new management has been accelerating the disposition of its securities portfolio, particularly its COFI-based mortgage-related securities. During the six months ended December 31, 1997, the Company sold $869.8 million of securities and utilized the proceeds of such sales to repay all of its outstanding reverse repurchase agreements and $451.0 million or 84.9% of its outstanding FHLB advances. The remaining proceeds were invested in short-term investments. At December 31, 1997, the Company's securities portfolio amounted to $518.1 million ($428.6 million of which consisted of COFI-based mortgage-related securities) or 27.5% of assets. As of such date, all of the Company's securities were classified as available for sale and the Company had unrealized gains with respect to the portfolio of $2.3 million (net of applicable taxes) and the Company had no trading securities. Management of the Company may continue to reduce its securities portfolio, particularly its CMO holdings, as market conditions permit. Although the Company has reduced its investment in mortgage-related securities in recent periods, it continues to maintain a substantial investment which could adversely affect the Company's results of operations depending on, among other things, the future interest rate environment. There can be no assurance as to the amount of actual losses to be incurred upon the disposition of all or part of the remaining COFI-based CMO portfolio. See "Management's Discussion and

Analysis of Financial Condition and Results of Operations--Results of Operations--Noninterest Income" and "Business--Investment Activities."

     Interest Rate Swaps, Floors and Caps. The Company in the past has been a party to various hedging contracts such as interest rate swaps, floors and caps, which were utilized in order to reduce its exposure to fluctuations in interest rates. During the three months ended September 30, 1997, the Company terminated all outstanding interest rate swaps, caps and floors. Specifically, the Company terminated interest rate swaps with an aggregate notional value of $500.0 million which resulted in losses of $47.3 million (excluding applicable tax benefits). The Company also terminated interest rate cap and floor agreements with an aggregate notional value of $2.4 billion, which resulted in losses of $2.2 million (excluding applicable tax benefits). Upon termination of the foregoing interest rate swap, cap and floor agreements, the Company recognized all deferred gains and losses which resulted from prior hedging activities, which resulted in an additional loss of approximately $3.9 million (excluding applicable tax benefits). The foregoing losses resulted in an aggregate net tax benefit of approximately $18.7 million.

Risks Relating to Outstanding Litigation With Respect to Interest Rate Swaps, Floors and Caps

     Pursuant to the Redemption Agreement, the Selling Stockholders are responsible to the Company for any aggregate pre-tax loss (net of any related tax benefit) to the Company in excess of $42.5 million which results from the sale or termination of the Company's existing hedging contracts. The Company is currently attempting to collect such difference (which it estimates to amount to $4.6 million and which is reflected in the Company's consolidated statement of financial condition as a receivable included in other assets) from the Selling Stockholders and has filed a lawsuit in the United States District Court for the Western District of Oklahoma in order to facilitate such recovery. However, no assurance can be made that the Company will be able to recover from the Selling Stockholders all or a portion of such $4.6 million.

Risks Relating to the Adequacy of the Company's Allowance for Losses

         The Company's allowance for loan losses amounted to $20.5 million or 2.09% of total loans and 3,727.20% of total nonperforming loans, each at December 31, 1997. The Company brings its total allowance for loan losses to a level considered appropriate by management by charging the provision for loan losses to earnings. The Company established provisions for loans losses of $25.6 million, $9.7 million, $28.4 million, $5.1 million and $1.2 million during the six months ended December 31, 1997 and 1996 and the years ended June 30, 1997, 1996 and 1995, respectively. During such respective periods, loan charge-offs (net of recoveries) amounted to $16.5 million, $7.5 million $20.2 million, $6.5 million and $253,000. The $25.6 million and $28.4 million provisions established during the six months ended December 31, 1997 and the year ended June 30, 1997 were intended primarily to cover realized and inherent losses with respect to the Company's portfolio of indirect automobile receivables. As of December 31, 1997, the Company's portfolio of such indirect automobile loans had been sold. See "Risk Factors--Risks Relating to the Company's Lending and Investment Activities--Sub-prime Automobile Lending."

     Future additions to the allowance for loan losses may be necessary due to changes in economic conditions and the performance of the Company's loan portfolio. Future additions to the Company's allowance for losses on foreclosed assets may also be necessary to reflect changes in the economies and markets for real estate in which the Company's real estate owned is located (as of December 31, 1997, all of the Company's real estate owned was located in Oklahoma City, Oklahoma) and other factors (such as, among other things, the condition of the properties, occupancy levels and vacancy rates) which may result in adjustments which are necessary to ensure that the Company's foreclosed assets are carried at fair value, less estimated costs to dispose of the properties. Moreover, the OTS, as an integral part of its examination process, periodically reviews the Company's allowances for losses and the carrying values of its assets. The Banks were most recently examined by the OTS in this regard during the second quarter of 1997. In connection with such examination, the OTS directed the Company to establish additional reserves with respect to its indirect automobile loan receivables portfolio, which reserves are reflected in the Company's results of operations for the year ended June 30, 1997. Future increases in the provisions for losses on loans and foreclosed assets would adversely affect the Company's results of operations. See "Business--Asset Quality--Allowance for Loan Losses."

Concerns With Respect to the Company's New Management

     In connection with the closing of the transactions contemplated by the Private Placement and the Redemption, the prior members of the Company's Board of Directors resigned. A new Board of Directors, under the leadership of Edward
A. Townsend, the Chairman of the Board and Chief Executive Officer, are now responsible for the direction and operation of the Company. In addition to electing Mr. Townsend as Chief Executive Officer, the Company's new Board of Directors elected Jan A. Norton as President. Messrs. Townsend and Norton are expected to have a significant role in the development and management of the Company's business. The Company has entered into three-year employment agreements with both of such officers, which agreements will automatically extend for an additional one-year term beginning at the end of the first anniversary of the effective date, unless prior notice is given by either party. The loss of services of one or both of such officers could disrupt and have a material adverse effect on the operations of the Company. See "Management."

Concerns Relating to Dividend Restrictions Applicable to the Company

         Payment of dividends on the Common Stock is at the discretion of the Board of Directors, subject to applicable regulatory and other restrictions imposed by law and subject to the terms of the Indenture. The Company does not expect to pay a dividend on the Common Stock but intends to retain earnings and increase capital. The Company's ability to pay dividends will depend principally on the ability of Local Federal to pay dividends to the Company.

         In connection with the OTS' most recent regulatory examination of Local Federal which occurred prior to the Private Placement and the Redemption, the OTS informed Local Federal that as a result of Local Federal's recent financial condition and operating results, it was being deemed an institution in need of more than normal supervision and, consequently, was being designated as a Tier 3 institution for purposes of the OTS' capital distribution regulation. Tier 3 institutions may not make capital distributions without obtaining the prior approval of the OTS.

In addition, the OTS can impose growth restrictions on savings institutions which are in need of more than normal supervision. However, as a result of, among other things, the capital raised in the Private Placement and the initiatives undertaken by new management in connection with the Private Placement and the Redemption, the Midwest Regional Office of the OTS forwarded a letter to Local Federal, dated as of December 8, 1997, indicating that the OTS was removing its designation of Local Federal as an institution in need of more than normal supervision and upgrading Local Federal's status from a Tier 3 institution to a Tier 1 institution.

     A Tier 1 institution is authorized to make capital distributions without OTS approval during a calendar year of up to the higher of (i) 100 percent of its net income to the date of such distribution during the calendar year plus the amount that would reduce by one-half its surplus capital ratio, as defined, at the beginning of the calendar year; or (ii) 75% of its net income over the most recent four-quarter period. Applicable regulations require, however, that all savings institutions give the OTS at least 30 days advance notice of any capital distributions, and the OTS may prohibit any capital distribution that it determines would constitute an unsafe or unsound practice. As of January 1, 1998, under applicable regulations of the OTS, the total capital available for the payment of dividends by Local Federal to the Company was $27.5 million, assuming application of the OTS' safe harbor for capital distributions. See generally "Regulation--Regulation of Federal Savings Institutions--Capital Distribution Regulation."

Impact of Fluctuations in Interest Rates on the Company's Financial Condition and Results of Operations

     The Company's operating results depend to a large extent on its net interest income, which is the difference between the interest and dividend income earned on interest-earning assets and the interest expense incurred in connection with its interest-bearing liabilities. Changes in the general level of interest rates can affect the Company's net interest income by affecting the spread between the Company's interest-earning assets and interest-bearing liabilities. This may be due to the disparate maturities or period to repricing of the Company's interest-earning assets and interest-bearing liabilities, as well as in the case of an increase in the general level of interest rates, periodic caps which limit the interest rate change on many of the Company's adjustable-rate mortgage loans. In addition to its effect on the Company's interest rate spread, changes in the general level of interest rates also affect, among other things, the ability of the Company to originate loans, the value of the Company's interest-earning assets and its ability to realize gains from the sale of such assets, the average life of the Company's interest-earning assets, and the Company's ability to obtain deposits in competition with other available investment alternatives. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond the control of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset and Liability Management."

Risks to Investors As a Result of the Company's Limited Source of Payments on the Senior Notes

     The Company is a holding company with no significant business operations of its own. The Company's only significant asset is all of the common stock of Local Federal. Other than the interest reserve account established pursuant to the Indenture in the Private Placement and operating cash reserves retained from the proceeds of the Private Placement, the Company's only source of cash to pay interest on and principal of the Senior Notes will consist of distributions from Local Federal. There can be no assurance that the earnings from Local Federal will be sufficient to make distributions to the Company to enable it to pay interest on the Senior Notes when due or principal of the Senior Notes at maturity or that such distributions will be permitted by applicable federal banking laws and regulations. Moreover, distributions from Local Federal may not be sufficient to pay the principal amount of the Senior Notes prior to maturity upon the occurrence of an event of default (as defined in the Indenture) or to repurchase the Senior Notes upon a change of control (as defined therein). If there shall occur an event of default or a requirement for the Company to repurchase the Senior Notes upon a change of control or, in the event that earnings from Local Federal are not sufficient to make distributions to the Company to enable it to pay the principal amount of the Senior Notes at maturity, the Company may be required to adopt one or more alternatives, such as borrowing funds, selling its equity securities and/or the equity securities or assets of the Banks, or seeking loans from the Banks. There can be no assurance that any of the foregoing actions could be effected on satisfactory terms, that any of the foregoing actions would enable the Company to pay the principal amount of the Senior Notes or that any of such actions would be permitted by the terms of the Indenture or applicable federal banking laws and regulations. See "Description of Senior Notes."

     Federal banking laws and regulations, including the regulations of the OTS, limit the Banks' ability to pay dividends. The Banks generally may not declare dividends or make any other capital distribution to the Company if, after the payment of such dividend or other distribution, they would fall within any of the three undercapitalized categories under the prompt corrective action standards established by the OTS and the other federal banking agencies pursuant to the Federal Deposit Insurance Act. In addition, a capital distribution regulation of the OTS also limits the Banks' ability to pay dividends and make other capital distributions in a manner which depends upon the extent to which the Banks meet their respective regulatory capital requirements. The Home Owners' Loan Act ("HOLA") requires every savings institution subsidiary of a savings and loan holding company to give the OTS at least 30 days' advance notice of any proposed dividends or capital distributions. The OTS may prohibit any dividend or other capital distribution that it determines would constitute an unsafe or unsound practice. There are also various statutory and regulatory limitations on the extent to which the Banks can finance or otherwise transfer funds to the Company or non-banking subsidiaries of the Company, whether in the form of loans, extensions of credit, investments or asset purchases. The Director of the OTS may further restrict these transactions in the interests of safety and soundness.

     As of January 1, 1998, under regulations of the OTS, the total capital available for payment of dividends by Local Federal to the Company was $27.5 million, assuming application of the OTS' safe harbor for capital distributions. See "Regulation--Regulation of Federal Savings Institutions--Capital Distribution Regulations."

Concerns as to the Lack of a Prior Public Market for the Common Stock and the Senior Notes

     Prior to this Offering, there has not been a public market for the Local Securities. The Company has [received conditional approval] to have the Common Stock and the Senior Notes listed on the AMEX under the symbols "_____" and "_____," respectively. The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company. Because there can be no assurance that buyers and sellers of the Local Securities can be readily matched, investors may wish to consider the potential illiquid and long-term nature of an investment in the Local Securities. There can be no assurance that an active and liquid trading market for either or both of the Common Stock or the Senior Notes will develop, or once developed, will continue. The absence of a liquid and active trading market, or the discontinuance thereof, may have an adverse effect on both the price and the liquidity of the Local Securities.

Possible Effect of Economic Conditions on the Company's Business

     The success of the Company is dependent to a certain extent upon general economic conditions, particularly in the areas in which it conducts its business activities. Adverse changes in the economic conditions of these areas may impair the ability of the Company to collect loans and would otherwise have an adverse effect on its business, including the demand for new loans, the ability of customers to repay loans and the value of both the real estate which secures its loans and its foreclosed assets.

     Economic conditions within the Company's primary market area remain strong. During 1997, employment grew 2.8% within Oklahoma, as compared to nationwide growth of 2.2%. Total personal income increased by 4.7% within Oklahoma, which compares favorably with the growth experienced nationwide. Nevertheless, no assurance can be made that economic conditions will not deteriorate either within Oklahoma or the country as a whole. Any such deterioration would adversely affect the Company's business.

Possible Effect of Competition on the Company's Business

     The Company experiences substantial competition both in attracting and retaining deposits and in making loans. Its most direct competition for deposits historically has come from other thrift institutions, commercial banks and credit unions doing business in its market areas. In addition, as with all banking organizations, the Company has experienced increasing competition from nonbanking sources. For example, the Company competes for funds with full service and discount broker-dealers and with other investment alternatives, such as mutual funds and corporate and governmental debt securities. The Company's competition for loans comes principally from other thrift institutions, commercial banks, mortgage banking companies, consumer finance companies,insurance companies and other institutional lenders. A number of institutions with which the Company competes for deposits and loans have significantly greater assets, capital and other resources than the Company. In addition, many of the Company's competitors are not subject to the same extensive federal regulation that governs savings and loan holding companies such as the Company and federally-chartered and federally-insured savings institutions such as the Banks. As a result, many of the Company's competitors have advantages over the Company in conducting certain businesses and providing certain services.

Possible Effect of Regulatory Changes on the Company's Business

     Both the Company, as a savings and loan holding company, and the Banks, as federally-chartered savings institutions, are subject to significant governmental supervision and regulation, which is intended primarily for the protection of depositors and the federal deposit insurance funds. Statutes and regulations affecting the Company and the Banks may be changed at any time, and the interpretation of these statutes and regulations by examining authorities also is subject to change. There can be no assurance that future changes in applicable statutes and regulations or in their interpretation will not adversely affect the business of the Company. The Company is subject to regulation and examination by the OTS, and the Banks are subject to examination by the OTS, as their chartering authority and primary regulator, and by the FDIC, as the insurer of their deposits through the SAIF administered by it. There can be no assurance that the OTS or the FDIC will not, as a result of such regulation and examination, impose various requirements or regulatory sanctions upon the Company or the Banks, as applicable. In addition to governmental supervision and regulation, each of the Company and the Banks is subject to changes in federal and state laws, including changes in tax laws, which could materially and adversely affect the real estate industry, such as repeal of the federal mortgage interest deduction. See "Regulation"

Certain Charter and Bylaw Provisions Which May Restrict a Potential Change of Control of the Company

     The Company's Certificate of Incorporation and Bylaws contain certain provisions that could delay, discourage or prevent an attempted acquisition or change of control of the Company. These provisions include (i) a Board of Directors classified into three classes with the directors of each class having staggered, three-year terms, (ii) a provision establishing certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at an annual meeting of stockholders and
(iii) a provision that special meetings of the stockholders of the Company may be called by stockholders only upon the written request of holders of at least a majority of the outstanding shares of capital stock entitled to vote at any such meeting. The Company's Certificate of Incorporation authorizes the Board of Directors of the Company to issue shares of preferred stock without stockholder approval and upon such terms as the Board of Directors may determine. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisition, financings and other corporate purposes, could also have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in the Company. See "Description of Capital Stock--Restrictions on Acquisition of the Company."

                                   THE COMPANY

     The Company is a Delaware corporation headquartered in Oklahoma City, Oklahoma. The Company was organized in 1993 to become the holding company of Local Federal. Local Federal was organized in 1908 under the name Local Building and Loan Association, changed to a federal mutual charter in 1935 and converted to the stock form of organization in 1983. Local Federal's wholly-owned subsidiaries include Local America. The Company also owns through Local Federal two indirect automobile finance subsidiaries, Local Acceptance and Star. At December 31, 1997, the Company had consolidated assets of $1.88 billion, substantially all of which is comprised of its direct and indirect 100% ownership interest in the Banks, consolidated liabilities of $1.80 billion, consolidated deposits of $1.60 billion and consolidated stockholders' equity of $82.6 million.

     The Banks presently conduct business through forty-one branch offices located throughout the state of Oklahoma, with heavy concentration in the Oklahoma City and Tulsa areas. Twenty-eight branch offices operate under the Local Federal name. Seven of these branch offices are located in Oklahoma City and nine additional branches are within a fifty mile radius. Local America operates thirteen branches in the Tulsa area. According to SNL Securities, as of June 30, 1997, the Banks ranked fourth in Oklahoma by deposit market share among depository institutions and first in deposit market share among thrift institutions.

     The Company, as a registered savings and loan holding company, is subject to examination and regulation by the OTS. The Banks, as federally chartered savings banks, are subject to comprehensive regulation and examination by the OTS, as their chartering authority and primary regulator, and by the FDIC, which administers the SAIF, which insures the Banks' deposits to the maximum extent permitted by law. The Banks are members of the FHLB of Topeka, which is one of the 12 regional banks which comprise the FHLB System. The Banks are further subject to regulations of the Federal Reserve Board governing reserves required to be maintained against deposits and certain other matters.

     The Company's executive offices are located at 3601 NW 63rd Street, Oklahoma City, Oklahoma 73116-2087 and its main telephone number is (405) 841-2100.

The following chart sets forth the structure of the Company and its subsidiaries. For additional information, see "Business--Subsidiaries."


                                -----------------
                                 Local Financial
                                   Corporation
                                -----------------


                                -----------------
                                  Local Federal
                                  Bank, F.S.B.
                                -----------------

--------------------   -------------    -------------    -------------------    ------------------    -----------------
                           Local            Star                                  Star Financial
   Local America,       Securities       Properties        Local Acceptance          Services           Local Mortgage
        Inc.            Corporation         Inc.          Company of Florida       Corporation            Corporation
--------------------   -------------    -------------    --------------------   ------------------    -----------------


--------------------
Local America Bank
 of Tulsa, F.S.B.
--------------------


--------------------
      Service
  Corporation of
    Tulsa, Inc.
--------------------

              THE PRIVATE PLACEMENT AND THE REDEMPTION TRANSACTIONS


     The Redemption Agreement. On August 25, 1997, the Company entered into the Redemption Agreement with the Selling Stockholders, pursuant to which the Company agreed to redeem all of the Company's issued and outstanding shares of Common Stock for consideration of $154.0 million, subject to adjustment as described below. The Redemption Agreement was subject to the satisfaction or waiver of various conditions, including that the Company shall have completed the sale of at least $70.0 million of Senior Notes and $190.0 million of Common Stock. In addition, pursuant to the Redemption Agreement, the Company agreed to prepay a promissory note payable to the mother of the Selling Stockholders at a price equal to the principal amount thereof plus accrued and unpaid interest thereon to the date of prepayment (i.e., $7.2 million).

     The amount to be ultimately paid to the Selling Stockholders in connection with the Redemption is subject to adjustment as follows. Upon consummation of the Redemption, the Company deposited a portion of the amount to be paid to the Selling Stockholders (i.e., $10.0 million) in an escrow account (the "FDIC Dispute Escrow Account"). In the event that upon the resolution of certain litigation between the Company and the FDIC (the "FDIC Dispute") (see "Business--Legal Proceedings"), the Company is required to make a net payment to the FDIC, then such payment shall be made as follows: (i) first, from the Company's reserve in respect of the FDIC Dispute as of the date of consummation of the Redemption and (ii) second, from the FDIC Dispute Escrow Account. If the aggregate amount of such payment exceeds both the reserve amount and the amount in the FDIC Dispute Escrow Account, then the Selling Stockholders will pay such excess. If after payment in full of the amount of such payment to the FDIC, any remaining reserve amount (plus interest on such remaining amount from the date of consummation of the Redemption) and any remaining balance in the FDIC Dispute Escrow Account will be paid to the Selling Stockholders. If upon resolution of the FDIC Dispute, the FDIC is required to make a net payment to the Company, then the Company shall pay such amount to the Selling Stockholders, together with the amount of the reserve in respect of the FDIC Dispute (plus interest from the date of consummation of the Redemption), and the entire amount of the FDIC Dispute Escrow Amount will be paid to the Selling Stockholders. The Selling Stockholders will be responsible for the payment of all reasonable costs and expenses incurred by the Company in connection with the FDIC litigation, except that such costs and expenses will be paid out of the FDIC Dispute Escrow Account to the extent funds are available therein.

     Pursuant to the Redemption Agreement, if the Company's unaudited consolidated stockholders' equity (after adding back to total stockholders' equity (i) any provisions for loan losses recognized by the Company after May 31, 1997, (ii) the amount of any unrealized loss on COFI-based CMOs categorized as available for sale under SFAS No. 115, (iii) the after-tax amount of certain losses on the sale of available for sale CMOs during June of 1997 and (iv) certain legal fees and expenses incurred by the Company in connection with the Private Placement and the Redemption) (as adjusted, the "Adjusted

Equity Amount") as of the closing date of the Redemption is less than $144.5 million, then the purchase price will be reduced by the amount of such shortfall, and if the Adjusted Equity Amount is greater than $144.5 million, then the purchase price will be increased by the amount of such excess. Upon consummation of the Redemption, the Company deposited $5.0 million of the proceeds to be paid to the Selling Stockholders in an escrow account with respect to such equity adjustment. The Company and the Selling Stockholders have been unable to agree on the Adjusted Equity Amount and, pursuant to the terms of the Redemption Agreement, will have this matter determined by an independent accounting firm selected by each party's representative. The Company and the Selling Stockholders have each selected an independent accounting firm, which accounting firms are required pursuant to the Redemption Agreement to agree on a third independent accounting firm to resolve the dispute. As of the date of this Prospectus, the accounting firms have not yet agreed on a third accounting firm to resolve such dispute.

     If the sale or termination of the Company's existing hedging contracts results in an aggregate pre-tax loss to the Company in excess of $42.5 million, the Selling Stockholders will pay to the Company such excess, net of any related tax benefit. If the sale or termination of the Company's existing hedging contracts results in an aggregate pre-tax loss to the Company which is less than $42.5 million, the Company will pay to the Selling Stockholders such difference, net of any related tax benefit. The Company is currently attempting to collect such difference (which it estimates to amount to $4.6 million) from the Selling Stockholders and has filed a lawsuit in the United States District Court for the Western District of Oklahoma in order to facilitate such recovery. However, no assurance can be made that the Company will be able to recover from the Selling Stockholders all or a portion of such $4.6 million.

     Pursuant to the Redemption Agreement, the Selling Stockholders have made certain representations and warranties to the Company, which representations and warranties will survive for six months after the date of the Redemption Agreement, or until March 8, 1998.

     The Company and the Selling Stockholders have entered into an Escrow Agreement with The Bank of New York, as Escrow Agent, dated the date of closing of the Redemption Agreement (the "Escrow Agreement"), which provides for the establishment of the escrow accounts to be utilized in connection with the adjustments to the purchase price under the Redemption Agreement, which are described above. The funds deposited into escrow have been invested in short-term certificates of deposit, short-term obligations of the United States, any state or agency thereof or money market mutual funds investing in the foregoing instruments. Pursuant to the terms of the Redemption Agreement and the Escrow Agreement, the Selling Stockholders may provide the Company with substitute collateral which is acceptable to it in replacement for funds which have been deposited in one or more of such escrow accounts. The Escrow Agent will release such escrowed funds to the Selling Stockholders upon receipt of a joint notice from the Company and the Selling Stockholders.

     The Company and the Selling Stockholders have jointly and severally agreed to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expenses (including attorney's fees and other costs of defense) which may be incurred, or that arises out of or in connection with, its performance of its duties and obligations under the Escrow Agreement; except where the Escrow Agent shall have been adjudged negligent or to have acted in bad faith or through willful misconduct. The Escrow Agreement provides for a mechanism for the parties to remove the Escrow Agent and for the Escrow Agent to resign and provides for the parties to equally pay the fees and expenses of the Escrow Agent.

     The Purchase Agreement. On September 8, 1997, the Company entered into the Purchase Agreement with FBR and the various purchasers of the Local Securities issued pursuant to the Private Placement, which provided, among other things, for the purchase on such date of an aggregate of $197.0 million of Common Stock and $80.0 million of Senior Notes. A closing was held on such date at which the Redemption was consummated.

     In connection with the consummation of the transactions contemplated by the Purchase Agreement and the Redemption Agreement, Edward A. Townsend, the present Chairman of the Board and Chief Executive Officer of the Company and the Banks, Jan A. Norton, the present President of the Company and the Banks and Joseph A. Leone were elected directors of the Company. All of the persons then serving as directors of the Company resigned. Following such resignations and appointments, the new members of the Board of Directors caused Robert A. Kotecki, George Nigh and Kenneth W. Townsend to be appointed to the Company's Board of Directors and management appointments were made.

     The obligations of the purchasers of the Local Securities issued pursuant to the Purchase Agreement were subject to the satisfaction or waiver, prior to the closing of the transaction, of various conditions, including, among other things: (a) the continued accuracy of all representations and warranties made by the Company in the Purchase Agreement (which representations and warranties shall survive for six months from the date of the Purchase Agreement, or until March 8, 1998) and the performance in all material respects of all covenants and agreements to be performed by the Company prior to the closing of the transaction; (b) the execution by the Company and both of the Selling Stockholders of the Redemption Agreement and the consummation of the transaction contemplated thereby; and (c) the Company shall have obtained the requisite stockholder approval of an amendment to its Certificate of Incorporation to increase its authorized Common Stock to 25,000,000 shares and to authorize Preferred Stock of 5,000,000 shares and shall have filed with the Secretary of State of the State of Delaware the appropriate documentation in order to effect such amendment.

     The Purchase Agreement provided for the Company to pay the Placement Agent a fee equal to, in the aggregate, (i) 7.0% of the gross proceeds raised with respect to the sale of the Common Stock in the Private Placement and (ii) 5.5% of the gross proceeds raised with respect to the sale of the Senior Notes in the Private Placement. In addition, the

Company reimbursed the Placement Agent for its actual out-of-pocket expenses pertaining to its engagement, including legal fees and expenses and indemnified the Placement Agent against certain liabilities arising out of its engagement, including certain liabilities under the securities laws.

     Pursuant to the Purchase Agreement, the Company issued warrants to the Placement Agent to purchase a number of shares of Common Stock equal to an aggregate of 3.0% of the Common Stock issued in the Private Placement, or 591,000 shares. The warrants are exercisable for a five-year period commencing upon the date of consummation of the Private Placement, at an exercise price per share equal to the $10.00 per share price of the Common Stock issued in the Private Placement. The shares of Common Stock underlying the warrants are subject to the provisions of the Registration Rights Agreement. The warrants contain anti-dilution provisions providing for appropriate adjustments of the exercise price and the number of underlying shares of Common Stock which may be purchased upon exercise in the event of any recapitalization, reclassification, stock dividend, stock split or similar transaction. The warrants will not entitle the Placement Agent to any rights as stockholders of the Company unless and until the warrants are exercised and the underlying shares of Common Stock are purchased thereunder. See "Registration Rights."

     Under the terms of a letter agreement which was assumed by the Company pursuant to the Purchase Agreement, the Company has retained FBR as exclusive financial advisor in connection with, among other things, strategic opportunities and initiatives as well as capital markets financing (the "Post Placement Engagement"). The term of FBR's engagement shall continue for 24 months from completion of the Private Placement and shall be renewed annually unless terminated by either party. During the term of the Post Placement Engagement, and for a period of twelve months following any termination of the Post Placement Engagement, FBR shall be (i) exclusive financial advisor in connection with any sale of stock or assets, merger, acquisition or other strategic transaction entered into or completed by the Company or the Banks,
(ii) exclusive underwriters or placement agent in connection with any offering of equity or debt securities entered into or completed by the Company or the Banks, (iii) lead manager in connection with any securitization or similar transaction entered into or completed by the Company or the Banks; (iv) exclusive agent in connection with the exercise of warrants or options in the Company or the Banks by employees, agents or others pursuant to a cashless exercise or other exercise program and (v) dealer manager in connection with any tender offer (including any self tender). Fees and expenses to be paid by the Company to FBR in connection with any such transactions shall be subject to mutual agreement of the parties. Robert A. Kotecki, a director of the Company and the Banks, is a Senior Vice President of FBR.

         In connection with the Private Placement, the Company on September 8, 1997 also entered into the Registration Rights Agreement with the initial purchasers of the Local Securities and the Placement Agent, pursuant to which, among other things, the Company agreed to file within 120 days a shelf registration statement with the Commission providing for the offer and sale of the Local Securities. The Registration Statement of which this

Prospectus forms a part has been filed in satisfaction of such requirement. See "Registration Rights."

                     RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the consolidated ratios of earnings to fixed charges of the Company for the periods indicated.


                                        Six Months Ended
                                          December 31,                        Years Ended June 30,
                                        -----------------       ------------------------------------------------
                                        1997        1996        1997       1996       1995       1994       1993
                                        ----        ----        ----       ----       ----       ----       ----
                                                                 (Dollars in Thousands)
Ratios of earnings to fixed charges:
  Including interest on deposits            N/A        N/A         N/A        1.10       1.13       1.71       1.42
  Excluding interest on deposits            N/A       1.60        1.48        1.94       1.95       3.63       4.42
Dollar amount of excess (deficiency)
 of earnings to fixed charges:
  Including interest on deposits      $(130,031)  $(10,383)   $(41,905)    $18,440    $20,983   $ 73,710    $35,751
                                      =========   ========    ========     =======    =======   ========    =======
  Excluding interest on deposits       $(89,359)   $30,836    $ 41,186     $99,613    $89,218   $129,057    $93,675
                                       ========    =======    ========     =======    =======   ========    =======

     For purposes of computing the ratios of earnings to fixed charges, earnings represent net income (loss) before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, include gross interest expense (other than on deposits). Fixed charges, including gross interest on deposits, including all interest expense.

                                 USE OF PROCEEDS

     The Selling Holders will receive all of the proceeds from the Local Securities sold pursuant to this Prospectus.

     On September 8, 1997, the Company completed the Private Placement. Net proceeds from the sale of the Local Securities in the Private Placement were approximately $258.0 million, after deducting the commission of the Placement Agent and offering expenses payable by the Company. Pursuant to the terms of the Purchase Agreement and the Redemption Agreement, the net proceeds from the sale of the Local Securities in the Private Placement were used as follows: (i) $154.0 million, which is subject to adjustment as described under "The Private Placement and the Redemption Transactions--The Redemption Agreement," was used to redeem all of the Company's then issued and outstanding shares of common stock held by the Selling Stockholders; (ii) $7.2 million was used to prepay a promissory note payable to the mother of the Selling Stockholders at a price equal to the principal amount thereof plus accrued and unpaid interest thereon to the date of prepayment and (iii) $83.8 million was used to make capital contributions to the Banks which, after giving effect to the after tax loss on the sale or termination of the Company's existing hedging contracts and the additional write-downs and reserves recognized in connection with the closing of the Private Placement and the Redemption, was the required amount to cause each of the Banks to be classified as "well capitalized" pursuant to the OTS' prompt corrective action capital standards . See "Regulation--Regulation of Federal Savings Institutions--Regulatory Capital Requirements." In addition to the foregoing, the Company used $8.8 million of the net proceeds from the Private Placement to establish the Interest Reserve Account in accordance with the terms of the Senior Notes, see "Description of the Senior Notes--Interest Reserve Account," and approximately $3.0 million of the net proceeds were retained by the Company for general corporate purposes. The Company anticipates that it will utilize all or a portion of such proceeds to retire outstanding indebtedness of Green Country following consummation of the Merger. See "Prospectus Summary--The Company--Proposed Acquisition of Green Country Banking Corporation." Initially, the net proceeds from the sale of the Local Securities in the Private Placement that have been contributed to the Banks as well as retained by the Company were used to pay-off short-term borrowings with the remaining proceeds invested in short-term money market instruments.

                    DIVIDENDS AND MARKET FOR LOCAL SECURITIES

     The Board of Directors of the Company does not presently intend to implement a policy of paying dividends on the Common Stock. Rather, the Company expects to retain earnings to increase capital. The initiation of a cash dividend policy will depend upon a number of factors, including investment opportunities available to the Company or the Banks, capital requirements, the Company's and the Banks' financial condition and results of operations, tax considerations, statutory and regulatory limitations, general economic conditions and the terms of the Indenture. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. See "Regulation--Regulation of Federal Savings Institutions--Capital Distribution Regulation," "Description of Senior Notes--Certain Covenants--Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries" and "Description of Capital Stock."

     Dividends from the Company will depend principally on the ability of Local Federal to pay dividends to the Company. In connection with the OTS' most recent regulatory examination of Local Federal, the OTS informed Local Federal that as a result of Local Federal's recent financial condition and operating results, it was being deemed an institution in need of more than normal supervision and, consequently, was being designated as a Tier 3 institution for purposes of the OTS' capital distribution regulation. Tier 3 institutions may not make capital distributions without obtaining the prior approval of the OTS. In addition, the OTS can impose growth restrictions on savings institutions which are in need of more than normal supervision. However, as a result of, among other things, the capital raised in the Private Placement and the initiatives undertaken by new management in connection with the Private Placement and the Redemption, the Midwest Regional Office of the OTS forwarded a letter to Local Federal, dated as of December 8, 1997, indicating that the OTS was removing its designation of Local Federal as an institution in need of more than normal supervision and upgrading Local Federal's status from a Tier 3 institution to a Tier 1 institution.

     As described in Regulation--Regulation of Federal Savings Institutions-- Capital Distribution Regulation," a Tier 1 institution is authorized to make capital distributions without OTS approval during a calendar year of up to the higher of (i) 100 percent of its net income to the date of such distribution during the calendar year plus the amount that would reduce by one-half its surplus capital ratio, as defined, at the beginning of the calendar year; or
(ii) 75% of its net income over the most recent four-quarter period. Applicable regulations require, however, that all savings institutions give the OTS at least 30 days advance notice of any capital distributions, and the OTS may prohibit any capital distribution that it determines would constitute an unsafe or unsound practice. As of January 1, 1998, under applicable regulations of the OTS, the total capital available for the payment of dividends by Local Federal to the Company was $27.5 million, assuming application of the OTS' safe harbor for capital distributions. See "Regulation--Regulation of Federal Savings Institutions--Capital Distribution Regulation."

     Any payment of dividends by Local Federal to the Company which would be deemed to be drawn out of Local Federal's bad debt reserves would require a payment of taxes at the then-current tax rate by Local Federal on the amount of earnings deemed to be removed from the reserves for such distribution. If not paid out of current period earnings, taxes on any such distribution to the extent made out of such reserves would also be subject to the Company's carryforward of net operating losses. See "Taxation."

     Unlike the Banks, the Company is not subject to the aforementioned regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends may be dependent, in part, upon dividends from Local Federal. The Company is subject, however, to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of the net assets of the Company (the amount by which total assets exceed total liabilities) over its statutory capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

         Since consummation of the Private Placement, transactions in the Local Securities have been limited, and there is no established market for the Local Securities at this time. The Company has [received conditional approval] to have the Common Stock and the Senior Notes listed on the AMEX under the symbols "_____" and "_____," respectively. The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Company. Accordingly, the number of active buyers and sellers of the Common Stock or the Senior Notes at any particular time may be limited. Under such circumstances, investors in the Common Stock or the Senior Notes could have difficulty disposing of their securities and should not view the Common Stock or the Senior Notes as a short-term investment. Accordingly, there can be no assurance that an active and liquid trading market for the Common Stock or the Senior Notes will develop or that, if developed, it will continue, nor is there any assurance that persons purchasing shares of Common Stock or Senior

Notes will be able to sell them at or above the purchase price therefor. While the Company has [received conditional approval] to have the Common Stock and the Senior Notes listed on the AMEX, no assurance can be given that they will in fact be listed on the AMEX or that they will trade on the AMEX.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of December 31, 1997, which gives effect to the consummation of the Private Placement and the Redemption. The table should be read in conjunction with the Consolidated Financial Statements of the Company, including the related Notes, included elsewhere herein.

                                                               December 31, 1997
                                                               -----------------
                                                                  (In Thousands)

   Deposits...............................................           $1,602,533
   Borrowings:
    FHLB advances.........................................               80,136
    Senior Notes..........................................               80,000
   Other liabilities......................................               36,071
                                                                      ---------
       Total liabilities..................................            1,798,740
   Stockholders' equity:
   Preferred Stock, $0.01 par value; 5,000,000 shares
    authorized; none outstanding..........................                   --
   Common Stock, $0.01 par value; 25,000,000 shares
    authorized; 19,700,060 shares issued and 19,700,000
    outstanding(1)........................................                  197
   Additional paid-in-capital.............................              197,766
   Retained earnings......................................               31,760
   Treasury stock, 60 shares, at cost.....................             (149,436)
   Unrealized gains on securities available for sale,
     net of income tax of $1,259..........................                2,338
                                                                          -----
   Total stockholders' equity.............................               82,625
                                                                        -------
   Total liabilities and stockholders' equity..............          $1,881,365
                                                                      =========

------------------------
(1) As of February 16, 1997, there were 20,537,269 shares of Common Stock issued and 20,537,209 shares of Common Stock outstanding, which gives effect to the Company's acquisition of Green Country. See "Prospectus Summary--The Company--Acquisition of Green Country Banking Corporation."

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.

Changes in Financial Condition

     General. Total assets decreased by $743.8 million or 28.3% during the six months ended December 31, 1997 and by $653.3 million or 19.9% during the year ended June 30, 1997. The substantial decrease in total assets during fiscal 1997 and the first quarter of fiscal 1998 was primarily due to the sale of an aggregate of $1.63 billion of mortgage-backed and other securities and, during the three months ended September 30, 1997, and a $54.7 million write-down with respect to the Company's remaining COFI-based CMO portfolio. The sale of mortgage-backed and other securities reflects the implementation of new management's strategy to reduce the Company's securities portfolio, particularly its COFI-based CMO portfolio. The proceeds from such sales were used primarily to repay outstanding reverse repurchase agreements and advances from the FHLB of Topeka. As a result of the foregoing, reverse repurchase agreements, which amounted to $1.1 billion at June 30, 1996, were fully paid off as of December 31, 1997, and advances from the FHLB of Topeka declined from $439.0 million at June 30, 1996 to $80.1 million at December 31, 1997, a reduction of $358.9 million or 81.8%. The shift in the composition of the Company's asset and liability mix reflects new management's operational philosophy. See "Prospectus Summary--The Company."

     Cash and Cash Equivalents. Cash and cash equivalents (consisting of cash and due from banks and interest-bearing deposits with other banks) amounted to $54.2 million, $105.4 million and $13.6 million at December 31, 1997 and June 30, 1997 and 1996, respectively. The Company manages its cash and cash equivalents based upon the Company's operating, investing and financing activities. See "--Liquidity and Capital Resources."

     Securities. Beginning in 1993, the Company under its prior management began to implement an investment strategy whereby it purchased mortgage-backed and related securities and financed those securities primarily through reverse repurchase agreements and FHLB advances. The Company predominantly purchased adjustable-rate Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC") CMOs tied to COFI. As a result, at June 30, 1996, the Company's securities portfolio amounted to $2.1 billion ($1.9 billion of which consisted of COFI-based CMOs) or 65.1% of total assets. The COFI is a compilation of the average rates paid by savings institutions which are members of the 11th District of the FHLB system, and the COFI generally adjusts more slowly to changes in market rates of interest when compared to adjustable-rate loans and securities with interest rates based on other indices. As a result of recent fluctuations in the level of interest rates as well as the structure of the COFI, the values of the Company's COFI-based CMOs have declined in recent periods. At June 30, 1996, the Company had $48.5 million of unrealized losses with respect to its securities portfolio (net of applicable tax benefits).

     In late 1996 and in anticipation of the proposed sale of the Company, the Company began reducing its securities, particularly its CMO holdings, through periodic bulk sale transactions. During fiscal 1997, the Company sold $743.9 million of securities and recognized $29.6 million of losses with respect to such sales. At June 30, 1997, the Company's securities portfolio amounted to $1.4 billion ($1.1 billion of which consisted of COFI-based CMOs) or 53.1% of total assets. As of such date, the Company had $32.0 million of unrealized losses with respect to its securities portfolio (net of applicable tax benefits).

     During September 1997 and in connection with the Private Placement and the Redemption, new management of the Company determined that its CMO portfolio was "other than temporarily impaired" (as defined in SFAS No. 115) and, in accordance with GAAP, wrote-down its CMO portfolio by $54.7 million. In addition, since assuming control of the Company on September 8, 1997, new management has been accelerating the disposition of its securities portfolio, particularly its COFI-based CMOs. During the six months ended December 31, 1997, the Company sold $869.8 million of securities and utilized the proceeds of such sales to repay all of its outstanding reverse repurchase agreements and $451.0 million or 84.9% of its outstanding FHLB advances. The remaining proceeds were invested in short-term investments. At December 31, 1997, the Company's securities portfolio amounted to $518.1 million ($428.6 million of which consisted of COFI-based mortgage-related securities) or 27.5% of assets. As of such date, all of the Company's securities were classified as available for sale and the Company had unrealized gains with respect to the portfolio of $2.3 million (net of applicable taxes) and the Company had no trading securities. Management may continue to reduce its securities portfolio, particularly its CMO holdings, as market conditions permit. For additional information, see "Business--Investment Activities," "Capitalization" and Note 5 of the Notes to Consolidated Financial Statements.

     Loans Receivable. Net loans receivable amounted to $953.5 million, $1.01 billion and $1.02 billion at December 31, 1997 and June 30, 1997 and 1996, respectively. Net loans receivable decreased by $60.4 million or 6.0% during the six months ended December 31, 1997 and by $4.3 million or 0.4% during the year ended June 30, 1997. During the six months ended December 31, 1997, the Company sold $1.7 million of guaranteed student loans and $54.9 million of indirect automobile receivables and experienced $123.2 million of loan repayments, which was partially offset by $118.7 million of loan originations and purchases. During the year ended June 30, 1997, the Company sold $12.0 million of guaranteed student loans and experienced $316.6 million of loan repayments, which was partially offset by $320.2 million of loan originations and purchases. New management intends to emphasize lending activities as opposed to investing activities in order to enhance the weighted average yield on its interest-earning assets and, thus, its results of operations. Consequently, management expects its loan portfolio to grow over the next several years. For additional information, see "Business--Lending Activities" and Note 6 of the Notes to Consolidated Financial Statements.

         Nonperforming Assets and Allowance for Loan Losses. Nonperforming assets (consisting of non-accruing loans, accruing loans greater than 90 days delinquent and foreclosed assets) have declined significantly since June 30, 1996. At December 31, 1997, nonperforming assets amounted to $921,000 or .05% of total assets, as compared to $12.6 million or .48% and $16.2 million or .49% as of June 30, 1997 and 1996, respectively. The decline in nonperforming assets during the six months ended December 31, 1997 reflected a $2.9 million decline in non-accrual loans (primarily commercial real estate loans) and an $8.4 million decline in foreclosed assets, and was primarily due to the transfer of a $6.0 million retail shopping center from real estate owned to real estate held for investment during the period. Local Federal has profitably managed the shopping center since it became real estate owned. The property was transferred to real estate held for investment during the period because the Company had exceeded the five year regulatory limit for holding real estate owned.


     At December 31, 1997, the Company's allowance for loan losses amounted to $20.5 million, as compared to $11.4 million and $3.2 million at June 30, 1997 and 1996, respectively. In connection with the Private Placement and the Redemption, new management increased the Company's reserves, particularly with respect to the Company's indirect automobile portfolio which was sold as of December 31, 1997. See "Risk Factors--Risks Relating to the Company's Lending and Investment Activities--Sub-prime Automobile Lending." The increase with respect to the Commercial Real Estate portfolio came as a result of the portfolio review performed by an independent third party for new management during the due diligence process. Their recommendations for increase were based on industry standards for real estate portfolios, OTS supervisory guidelines, high dollar concentration in out-of-market loans and discovery of 11 loans considered classified OAEM (Other Assets Especially Mentioned) by the review team that were previously unclassified by the Company. The allowance for consumer loans includes the estimated probable losses that may arise from the Representations and Warranties issued in conjunction with the sale of the indirect auto portfolio. The Company's allowance for loan losses represented 2.09% of the total loan portfolio, which the Company believes is adequate given the asset-based lending nature of their commercial real estate portfolio. Total nonperforming loans had declined at December 31, 1997, for the reasons stated above and the allowance covered many multiples of the risk from this source. At June 30, 1997 the ratios were 1.01% of total loans and 291.49% of total nonperforming loans as compared to .31% and 60.43%, respectively at June 30, 1996. Although management of the Company believes that its allowance for loan losses was adequate at December 31, 1997 based on facts and circumstances available to it, there can be no assurance that additions to such allowance will not be necessary in future periods. For additional information, see "Business--Asset Quality."

     Deposits. At December 31, 1997, deposits totalled $1.60 billion, as compared to $1.64 billion and $1.60 billion at June 30, 1997 and 1996, respectively. One of the Company's strategies is to promote retail deposit growth as a cost-efficient funding source as well as a source of fee income and cross-selling opportunities. In connection with the acquisition of Green Country, the Company acquired three branch offices and assumed $77.0 million of Green Country Bank's deposits (as of December 31, 1997). In addition, Local Federal is currently seeking OTS approval to open a second branch office in Edmond, Oklahoma. The Company expects to continue to focus on expanding its branch network and retail deposit franchise. For additional information, see "Business--Sources of Funds--Deposits" and Note 9 of the Notes to Consolidated Financial Statements.

     Borrowings. Other than deposits, the Company's primary sources of funds have historically consisted of the sale of securities under agreements to repurchase (consisting of agreements to purchase on a specified later date the same securities or substantially identical securities) ("reverse repurchase agreements") and advances from the FHLB of Topeka. Although a substantial portion of the Company's growth in its securities portfolio in recent periods has been funded through the use of reverse repurchase agreements and FHLB advances, new management is in the process of reducing its securities holdings and utilizing the proceeds therefrom to pay down borrowings. Consequently, reverse repurchase agreements declined from $1.1 billion at June 30, 1996 to $0 at December 31, 1997. Similarly, advances from the FHLB of Topeka declined from $439.0 million at June 30, 1996 to $80.1 million at December 31, 1997. For additional information, see "Business--Sources of Funds--Borrowings" and Notes 10 and 11 of the Notes to Consolidated Financial Statements.

     Prior to the Private Placement and the Redemption, the Company had outstanding a promissory note payable to Isabel Collier Read, a former stockholder and the mother of the Selling Stockholders. At June 30, 1997 and 1996, the promissory note had an outstanding principal balance of $7.0 million and $14.0 million, respectively. The promissory note required annual installments of $7.0 million plus accrued interest and bore interest at a specified prime lending rate which could not exceed 8.0% nor fall below 5.7%. On September 8, 1997 in connection with the closing of the Private Placement and the Redemption, the Company prepaid the promissory note at a price equal to the principal amount thereof plus accrued and unpaid interest thereon. For additional information, see "Business--Sources of Funds--Borrowings" and Note 12 of the Notes to Consolidated Financial Statements.

     Pursuant to the Private Placement, the Company issued $80.0 million of Senior Notes which are due in September 2004 and which bear interest at the rate of 11.0%, payable semi-annually. The Company has established an interest reserve account with an independent trustee which contains $8.8 million, which is sufficient to pay the aggregate interest payments scheduled to be made with respect to the first two interest payment dates on the Senior Notes. Debt issuance costs of approximately $4.3 million at December 31, 1997 were capitalized and reflected as Other Assets. For additional information, see "Business--Sources of Funds--Borrowings" and Note 13 of the Notes to Consolidated Financial Statements.

     Stockholders' Equity. Stockholders' equity declined from $108.1 million at June 30, 1996 to $102.6 million at June 30, 1997 and further declined to $82.6 million at December 31, 1997. The decline in stockholders' equity during fiscal 1997 was primarily due to the $30.0 million net loss recognized during the year. The decline in stockholders' equity during the six months ended December 31, 1997 reflected certain charges recognized by the Company as a result of certain initiatives undertaken by new management in connection with the Private Placement and the Redemption, which was partially offset by the capital raised from the sale of Local Securities in the Private Placement. Such charges included (i) a $25.6 million provision for loan losses, which primarily related to the Company's indirect automobile portfolio, (ii) $53.4 million of losses recognized with respect to the liquidation or write-off of all of the Company's outstanding hedging contracts, (iii) $72.0 million of losses on the sale and mark-to-market of the Company's securities portfolio (which primarily related to the sale and mark-to-market of the Company's COFI-based CMOs). The market for fixed income securities improved during the three month period ended December 31, 1997 and during such period the Company sold a portion of the remaining COFI-based CMO portfolio for a gain of $12.7 million. At December 31, 1997, the ratio of the Company's stockholders' equity to total assets amounted to 4.4% and both of the Banks exceeded their respective minimum regulatory capital requirements. See "--Liquidity and Capital Resources."

Results of Operations

     General. The Company's results of operations depend substantially on its net interest and dividend income, which is the difference between interest and dividend income on interest-earning assets, which consist primarily of loans receivable, mortgage-backed and investment securities and various other short-term investments, and interest expense on interest-bearing liabilities, which consist primarily of deposits and borrowings. The Company's results of operations have also been significantly affected by the net costs of hedging its interest rate exposure; its provisions for losses on loans resulting from the Company's assessment of the adequacy of its allowance for losses on loans; the level of its noninterest income, including deposit related income, loan fees and service charges and net gains (losses) on sales of assets; the level of its noninterest expense, such as compensation and employee benefits, deposit insurance premiums, provisions for losses on foreclosed assets, equipment and data processing expense and occupancy expense; and provisions (benefits) for income taxes.

     Net Income (Loss). The Company reported net income (loss) of $(86.0) million, $(6.8) million, $(30.0) million, $13.6 million and $14.4 million during the six months ended December 31, 1997 and 1996 and the years ended June 30, 1997, 1996 and 1995, respectively. The net loss reported for the six months ended December 31, 1997 is attributable to deliberate actions taken by the Company's new management subsequent to the Private Placement and Redemption to restructure the Company's balance sheet. Specifically, the Company incurred $125.5 million of losses on the sale and write-down of assets, of which an aggregate loss of $53.4 million was incurred in connection with the liquidation or write-off of the hedging contracts which the Company had entered into in order to reduce its exposure to interest rates. See "--Asset and Liability Management." In addition, the Company recognized a loss of $72.0 million on the sale and mark-to-market of the Company's securities portfolio (which primarily related to the sale and mark-to-market of the Company's COFI-based CMOs). The Company also recorded a $25.4 million provision for loan losses during the three-months ended September 30, 1997, primarily to cover realized and inherent losses with respect to the Company's portfolio of indirect automobile receivables which had been sold as of December 31, 1997. See "Risk Factors-- Risks Relating to the Company's Lending and Investment Activities--Sub-prime Automobile Lending." The market for fixed income securities improved during the three-month period ended December 31, 1997 and the Company sold $330.6 million of the remaining COFI-based CMO portfolio for a gain of $12.7 million in furtherance of its plan to accelerate the disposition of the COFI-based CMOs. The effect of these transactions on the Company's operating results for the first two quarters of fiscal year 1998 is shown below.

                                                                                 Three Months Ended
                                                                     -------------------------------------------
                                                                     December 31, 1997        September 30, 1997
                                                                     -----------------        ------------------
                                                                                   (In Thousands)
Net interest income before provision for loan losses.......              $13,109             $  12,272
Provision for loan losses..................................                 (225)              (25,353)
                                                                           -----               -------
Net interest income (loss) after provision for loan
  losses...................................................               12,884               (13,081)
Net gains (losses) on sale of assets.......................               12,816              (125,485)
Other noninterest income...................................                2,632                 2,888
                                                                           -----                 -----
Total noninterest income (loss)............................               15,448               122,597)
Total noninterest expense..................................                9,117                13,568
                                                                           -----                ------
Income (loss) before (provision) benefit for income
  taxes....................................................               19,215              (149,246)
(Provision) benefit for income taxes.......................               (6,720)               50,795
                                                                          ------                ------
Net income (loss)..........................................              $12,495             $ (98,451)
                                                                          ======              ========

     The net loss recognized during the fiscal year ended June 30, 1997 was primarily attributable to a $28.4 million provision for loan losses, which was principally associated with the Company's indirect automobile finance receivables, $29.9 million of losses which were related to the sale of CMOs with interest rate adjustments tied to COFI, and a non-recurring $10.3 million special assessment (before applicable tax benefits) which was recorded in connection with legislation in 1996 which recapitalized the SAIF.

     The Company recognized net income of $13.6 million during the year ended June 30, 1996, as compared to net income of $14.4 million during the year ended June 30, 1995. The $847,000 or 5.9% decrease in the Company's net income during fiscal 1996 was primarily due to a $6.3 million decrease in noninterest income, a $4.0 million increase in the provision for loan losses, and a $3.3 million decrease in net interest and dividend income, which was substantially offset by a $11.0 million decrease in noninterest expense and a $1.7 million decline in the provision for income taxes.

     Net Interest and Dividend Income. Net interest and dividend income is determined by the Company's net interest spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.

     Net interest and dividend income totalled $25.4 million, $26.5 million, $52.9 million, $48.7 million and $52.0 million during the six months ended December 31, 1997 and 1996 and the years ended June 30, 1997, 1996 and 1995, respectively. Net interest and dividend income decreased by $1.2 million or 4.4% during the six months ended December 31, 1997, as compared to the same period in the prior year, due to a significant decline in the average balance of securities of $1.1 billion during the period, which is attributable to the sale and writedown of such securities. Net interest and dividend income increased by $4.2 million or 8.7% during the year ended June 30, 1997 due to a $22.1 million increase net interest-earning assets and a 21 basis point increase in the Company's net interest spread. Net interest and dividend income declined by $3.3 million or 6.4% during the year ended June 30, 1996 due to a $83.6 million decline in net interest-earning assets, which was partially offset by an increase in the Company's interest rate spread of 4 basis points.

Average Balances, Net Interest Income, Yields Earned and Rates Paid

         The following table sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest income of the Company from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rates; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. Information is based on average daily balances during the indicated periods.



                                                                   Six Months Ended
                                                                     December 31,
                                            ---------------------------------------------------------------------
                                                       1997                                1996
                                            ---------------------------    --------------------------------------
                                                                Average                        Average
                                            Average              Yield/    Average              Yield/    Average
                                            Balance   Interest    Cost     Balance  Interest     Cost     Balance
                                            -------   --------    ----     -------  --------     ----     -------
                                                                  (Dollars in Thousands)
Interest-earning assets:
   Loans receivable (1).................   $1,009,843  $49,788    9.78%  $1,020,534  $53,179    10.34%    $1,041,342
   Securities(2)........................    1,000,808   31,306    6.21    2,107,408   62,176     5.85      1,845,179
   Securities purchased under
     agreements to resell                      60,000    1,711    5.66       38,921    1,040     5.30         27,174
   Other earning assets(3)..............       76,415    2,399    6.23       78,544    2,705     6.83         65,903
                                           ----------  -------           ----------  -------              ----------
     Total interest-earning assets......    2,147,066   85,204    7.87%   3,245,407  119,100     7.28%     2,979,598
                                                       -------    ====               -------     ====
Noninterest-earning assets..............       92,823                        55,873                           92,630
                                           ----------                    ----------                       ----------
     Total assets.......................   $2,239,889                    $3,301,280                       $3,072,228
                                           ==========                    ==========                       ==========
Interest-bearing liabilities:
  Deposits:
    Transaction accounts(4).............      266,112    3,603    2.69%     269,044    3,776     2.78%       268,047
    Term certificates of deposit........    1,301,703   37,069    5.65    1,308,314   37,443     5.68      1,329,463
                                           ----------  -------           ----------  -------              ----------
      Total deposits....................    1,567,815   40,672    5.15    1,577,358   41,219     5.18      1,597,510
  Borrowings:
    FHLB advances.......................      391,711   14,005    7.09      987,618   32,353     6.50        848,733
    Securities sold under agreements to
      repurchase........................       55,235    2,073    7.45      567,000   18,426     6.45        418,784
    Promissory note payable.............        2,591      108    8.27       14,020      564     7.98         12,852
    Senior notes........................       49,565    2,965   11.87           --       --       --             --
                                           ----------  -------           ----------  -------              ----------
      Total interest-bearing
        liabilities.....................    2,066,917   59,823    5.74%   3,145,996   92,562     5.84%     2,877,879
                                                       -------    ====               -------     ====
Noninterest bearing liabilities.........       88,248                        48,071                           89,914
                                           ----------                    ----------                       ----------
      Total liabilities.................    2,155,165                     3,194,067                        2,967,793
Stockholders' equity....................       84,724                       107,213                          104,435
                                           ----------                    ----------                       ----------
      Total liabilities and
        stockholders' equity............   $2,239,889                    $3,301,280                       $3,072,228
                                           ==========                    ==========                       ==========
Net interest-earning assets.............   $   80,149                    $   99,411                       $  101,719
                                           ==========                    ==========                       ==========
Net interest income/interest rate
  spread................................               $25,381    2.13%              $26,538     1.45%
                                                       =======                       =======     ====
Net interest margin.....................                          2.34%                          1.62%
                                                                  ====                           ====
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities...........................                        103.88%                        103.16%
                                                                ======                         ======



                                                                                          Years Ended June 30,
                                             ----------------------------------------------------------------------
                                                         1997                                   1996
                                             --------------------------------      --------------------------------
                                                                     Average                               Average
                                             Average                  Yield/       Average                  Yield/
                                             Balance     Interest      Cost        Balance      Interest     Cost
                                             -------     --------      ----        -------      --------     ----


Interest-earning assets:
   Loans receivable (1).................    $1,041,342   $107,715     10.34%     $  867,151    $ 95,839      11.05%
   Securities(2)........................     1,845,179    109,224      5.92       2,255,318     134,761       5.98
   Securities purchased under
     agreements to resell                       27,174      1,488      5.48           4,467         322       7.21
   Other earning assets(3)..............        65,903      4,237      6.43          79,847       5,234       6.56
                                            ----------    -------                ----------    --------
     Total interest-earning assets......     2,979,598    222,664      7.47%      3,206,783     236,156       7.36%
                                                          =======      ====                    --------       ====
Noninterest-earning assets..............        92,630                               89,147
                                            ----------                           ----------
     Total assets.......................    $3,072,228                           $3,295,930
                                            ==========                           ==========
Interest-bearing liabilities:
  Deposits:
    Transaction accounts(4).............       268,047      7,473      2.79%        280,111       7,828       2.79%
    Term certificates of deposit........     1,329,463     75,618      5.69       1,271,079      73,345       5.77
                                            ----------   --------                ----------    --------
      Total deposits....................     1,597,510     83,091      5.20       1,551,190      81,173       5.23
  Borrowings:
    FHLB advances.......................       848,733     57,442      6.77         869,568      58,309       6.71
    Securities sold under agreements to
      repurchase........................       418,784     28,202      6.73         686,558      46,400       6.76
    Promissory note payable.............        12,852      1,026      7.98          19,862       1,606       8.09
    Senior notes........................            --         --        --              --          --         --
                                            ----------   --------                ----------    --------
      Total interest-bearing
        liabilities.....................     2,877,879    169,761      5.90%      3,127,178     187,488       6.00%
                                                          --------     ====                    --------       ====
Noninterest bearing liabilities.........        89,914                               33,075
                                            ----------                           ----------
      Total liabilities.................     2,967,793                            3,160,253
Stockholders' equity....................       104,435                              135,677
                                            ----------                           ----------
      Total liabilities and
        stockholders' equity............    $3,072,228                           $3,295,930
                                            ==========                           ==========
Net interest-earning assets.............    $  101,719                           $   79,605
                                            ==========                           ==========
Net interest income/interest rate
  spread................................                  $52,903      1.57%                  $ 48,668        1.36%
                                                          =======      ====                   ========        ====
Net interest margin.....................                               1.78%                                  1.52%
                                                                       ====                                   ====
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities...........................                             103.53%                                102.55%
                                                                     ======                                 ======

                                           ----------------------------------
                                                         1995
                                           ----------------------------------
                                                                      Average
                                           Average                    Yield/
                                           Balance       Interest      Cost
                                           -------       --------      ----

Interest-earning assets:
   Loans receivable (1).................   $  769,943    $ 74,791      9.71%
   Securities(2)........................    2,425,301     134,051      5.53
   Securities purchased under
     agreements to resell                          --          --        --
   Other earning assets(3)..............       73,807       5,716      7.74
                                           ----------    --------
     Total interest-earning assets......    3,269,051     214,558      6.56%
                                                         --------      ====
Noninterest-earning assets..............       58,674
                                           ----------
     Total assets.......................   $3,327,725
                                           ==========
Interest-bearing liabilities:
  Deposits:
    Transaction accounts(4).............      342,451       9,679      2.83%
    Term certificates of deposit........    1,149,834      58,556      5.09
                                           ----------    --------
      Total deposits....................    1,492,285      68,235      4.57
  Borrowings:
    FHLB advances.......................      952,373      55,747      5.85
    Securities sold under agreements to
      repurchase........................      634,282      36,503      5.76
    Promissory note payable.............       26,872       2,105      7.83
    Senior notes........................           --          --        --
                                           ----------    --------
      Total interest-bearing
        liabilities.....................    3,105,812     162,590      5.24%
                                                         --------      ====
Noninterest bearing liabilities.........       85,744
                                           ----------
      Total liabilities.................    3,191,556
Stockholders' equity....................      136,169
                                           ----------
      Total liabilities and
        stockholders' equity............   $3,327,725
                                           ==========
Net interest-earning assets.............   $  163,239
                                           ==========
Net interest income/interest rate
  spread................................                 $ 51,968      1.32%
                                                          =======      ====
Net interest margin.....................                               1.59%
                                                                       ====
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities...........................                             105.26%
                                                                     ======

      ----------
      (1) The average balance of loans receivable includes nonperforming loans, interest on which is recognized on a cash basis.
      (2) Includes mortgage-backed securities classified as held to maturity and available for sale.
      (3) Includes cash and due from banks, FHLB stock and interest-bearing deposits at other banks.
      (4)   Includes passbook, NOW and money market accounts.

Rate/Volume Analysis


         The following table sets forth the effects of changing rates and volumes on net interest income of the Company. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) changes in rate/volume (change in rate multiplied by change in volume).




                                                                  Six Months Ended December 31, 1997
                                                                     Compared to Six Months Ended
                                                                           December 31, 1996
                                                         --------------------------------------------------------
                                                             Increase (decrease) due to
                                                         -----------------------------------
                                                                                                      Total
                                                                                      Rate/        Net Increase
                                                          Rate          Volume        Volume        (Decrease)
                                                          ----          ------        ------        ----------
Interest-earning assets:
  Loans receivable....................................    $(2,864)     $    (557)     $     30        $(3,391)
  Securities..........................................      3,745        (32,649)       (1,966)       (30,870)
  Securities purchased under agreements to resell.....         70            563            38            671
  Other earning assets................................       (239)           (73)            6           (306)
                                                          -------      ---------      --------      ---------

Total net change in income on interest-earning
  assets..............................................        712        (32,716)       (1,892)       (33,896)
                                                          -------       --------       -------      ---------

Interest-bearing liabilities:
  Deposits:
    Transaction accounts.............................        (133            (41)            1           (173)
    Term certificates of deposit.....................        (186           (189)            1           (374)
                                                           ------       --------       -------       --------
      Total deposits.................................        (319)          (230)            2           (547)
  Borrowings:
    FHLB advances...................................        2,958        (19,521)       (1,785)       (18,348)
    Securities sold under agreements to repurchase..        2,854        (16,631)       (2,576)       (16,353)
    Promissory note payable.........................           20           (460)          (16)          (456)
    Senior notes....................................           --             --         2,965          2,965
                                                          -------      ---------      --------      ---------
Total net change in expense on interest-bearing
  liabilities.......................................        5,513        (36,842)       (1,410)       (32,739)
                                                            -----        -------       -------        -------
Change in net interest income.......................      $(4,801)       $ 4,126        $ (482)      $ (1,157)
                                                          =======        =======        ======       ========


                                                                   Year Ended June 30, 1997 compared to 1996
                                                        ----------------------------------------------------------
                                                              Increase (decrease) due to
                                                        -------------------------------------
                                                                                                        Total
                                                                                        Rate/        Net Increase
                                                          Rate          Volume         Volume         (Decrease)
                                                          ----          ------         ------         ----------
                                                                          (Dollars in Thousands)
Interest-earning assets:
  Loans receivable....................................  $(6,142)     $ 19,252       $(1,234)          $11,876
  Securities..........................................   (1,259)      (24,507)          229           (25,537)
  Securities purchased under agreements to resell.....      (77)        1,637          (394)            1,166
  Other earning assets................................     (101)                         18              (997)
                                                        -------      --------       -------           -------
                                                                         (914)
Total net change in income on interest-earning
  assets..............................................   (7,579)       (4,532)       (1,381)          (13,492)
                                                        -------      --------       -------           --------

Interest-bearing liabilities:
  Deposits:
    Transaction accounts.............................       (19)         (337)            1              (356)
    Term certificates of deposit.....................    (1,048)        3,369           (48)            2,273
                                                        -------      --------       -------           -------
      Total deposits.................................    (1,067)        3,032           (47)            1,918
  Borrowings:
    FHLB advances...................................        543        (1,397)          (13)             (867)
    Securities sold under agreements to repurchase..       (165)      (18,098)           65           (18,198)
    Promissory note payable.........................        (20)         (567)            7              (580)
    Senior notes....................................         --            --            --                --
                                                        -------      --------       -------          --------
Total net change in expense on interest-bearing
  liabilities.......................................       (709)      (17,030)           12           (17,727)
                                                        -------      --------       -------           -------
Change in net interest income.......................    $(6,870)      $12,498       $(1,393)         $  4,235
                                                        =======      ========       =======           =======


                                                               Year Ended June 30, 1996 compared to 1995
                                                           -------------------------------------------------
                                                             Increase (decrease) due to
                                                           ------------------------------
                                                                                                   Total
                                                                                    Rate/       Net Increase
                                                           Rate        Volume      Volume        (Decrease)
                                                           ----        ------      ------        ----------
Interest-earning assets:
  Loans receivable....................................    $10,304     $ 9,443       $1,301      $21,048
  Securities..........................................     10,867      (9,395)        (762)         710
  Securities purchased under agreements to resell.....         --          --          322          322
  Other earning assets................................       (878)        467          (72)        (482)
                                                          -------     --------      ------      -------

Total net change in income on interest-earning
  assets..............................................     20,293         515          789       21,598
                                                          -------     -------       ------      -------

Interest-bearing liabilities:
  Deposits:
    Transaction accounts.............................        (109)     (1,762)          20       (1,851)
    Term certificates of deposit.....................       7,793       6,174          822       14,789
                                                          -------     -------      -------      -------
      Total deposits.................................       7,684       4,412          842       12,938
  Borrowings:
    FHLB advances...................................        8,115      (4,847)        (706)       2,562
    Securities sold under agreements to repurchase..        6,364       3,008          525        9,897
    Promissory note payable.........................           68        (549)         (18)        (499)
    Senior notes....................................           --          --           --           --
                                                          -------     -------      -------      -------
Total net change in expense on interest-bearing
  liabilities.......................................       22,231       2,024          643       24,898
                                                          -------     -------      -------      -------
Change in net interest income.......................      $(1,912)    $(1,163)     $  (225)     $(3,300)

     Interest Income. Total interest and dividend income decreased by $33.9 million or 28.5% during the six months ended December 31, 1997, as compared to the same period in the prior year, decreased by $13.5 million or 5.7% during the year ended June 30, 1997 and increased by $21.6 million or 10.1% during the year ended June 30, 1996. Interest income on loans receivable decreased by $3.4 million or 6.4% during the six months ended December 31, 1997, as compared to the same period in the prior year, and increased by $11.9 million or 12.4% and $21.0 million or 28.1% during the years ended June 30, 1997 and 1996, respectively. The decrease in interest on loans receivable during the six months ended December 31, 1997 was due to a decline in the average yield earned on the Company's loan portfolio of 56 basis points. This decline in the average yield reflected, in part, the discontinuance of the Company's third-party automobile loan purchase activity. Such loans generally carry higher yields than traditional real estate secured loans. The increase in interest on loans receivable during the years ended June 30, 1997 and 1996 was primarily due to increases in the average balance of loans outstanding of $174.2 million and $97.2 million, respectively. During fiscal 1997, prior management significantly increased its originations of third-party automobile loans, and, during fiscal 1997 and 1996, the Company continued its emphasis on the origination and purchase of commercial real estate loans. During such years, the Company originated and purchased a total of $320.2 and $432.2 million of loans, which included $73.6 million and $179.6 million of third-party automobile loans and $205.5 million and $202.5 million of commercial real estate loans, respectively.

     Interest income on securities and other interest-earning assets (which include mortgage-backed and related securities, including CMOs, U.S. Government and agency securities, FHLB stock and, during fiscal 1997 and 1996, interest rate caps and floors and Student Loan Marketing Association preferred stock) decreased by $30.5 million or 46.3% during the six months ended December 31, 1997, as compared to the same period in the prior year, decreased by $25.4 million or 18.1% during the year ended June 30, 1997 and increased slightly by $550,000 or 0.4% during the year ended June 30, 1996. The decline in interest income on such investments during the six months ended December 31, 1997 and the year ended June 30, 1997 was primarily due to the decreases in the average balance of such investments of $1.1 billion and $410.1 million during such respective periods. During fiscal 1997, the Company began reducing its securities holdings (primarily its COFI-based CMO's) through periodic bulk sale transactions which resulted in the sale of $743.9 million of securities during the year. During the first half of fiscal 1998 and in connection with the Private Placement and the Redemption, new management of the Company determined that its remaining CMO portfolio was "other than temporarily impaired" in accordance with SFAS No. 115 and, pursuant to GAAP, wrote-down the portfolio by $54.7 million. In addition, since assuming control of the Company on September 8, 1997, new management has been accelerating the disposition of its securities portfolio, particularly its COFI-based CMOs. During the six months ended December 31, 1997, the Company sold $865.1 million of securities. Management expects to continue to reduce what remains of the portfolio as market conditions permit.

     Interest Expense. Total interest expense decreased by $32.7 million or 35.4% during the six months ended December 31, 1997, as compared to the same period in the prior year, decreased by $17.7 million or 9.5% during the year ended June 30, 1997 and increased by $24.9 million or 15.3% during the year ended June 30, 1996. Interest expense on deposits, the largest component of the Company's interest-bearing liabilities, decreased by $547,000 or 1.3% during the six months ended December 31, 1997, as compared to the same period in the prior year, and increased by $1.9 million or 2.4% and $12.9 million or 19.0% during the years ended June 30, 1997 and 1996, respectively. The Company has increased its average balance of deposits during each of the periods presented in accordance with the Company's strategy to promote retail deposit growth.

     Interest expense on FHLB advances decreased by $18.3 million or 56.7% during the six months ended December 31, 1997, as compared to the same period in the prior year, decreased slightly by $867,000 or 1.5% during the year ended June 30, 1997 and increased by $2.6 million or 4.6% during the year ended June 30, 1996. Similarly, interest expense on reverse repurchase agreements decreased by $16.4 million or $88.8 during the three months ended September 30, 1997, as compared to the same period in the prior year, decreased by $18.2 million or 39.2% during the year ended June 30, 1997 and increased by $9.9 million or 27.1% during the year ended June 30, 1996. As discussed previously, beginning in 1993, the Company began to implement an investment strategy whereby it purchased mortgage-backed and related securities and financed those securities primarily through reverse repurchase agreements and FHLB advances. However, during fiscal 1997 and continuing through the first quarter of fiscal 1998, the Company has begun to reduce its securities holdings through periodic bulk sale transactions and has utilized the proceeds therefrom to pay off its reverse repurchase agreements and pay down FHLB advances.

     During the periods presented, interest expense on notes payable consisted of interest paid on a promissory note payable to Isabel Collier Read and, since September 8, 1997, interest accrued with respect to the Senior Notes. Interest expense on the promissory note amounted to $108,000, $282,000, $1.0 million, $1.6 million and $2.1 million during the six months ended December 31, 1997 and 1996 and the years ended June 30, 1997, 1996 and 1995, respectively. Interest expense on the Senior Notes (which began to accrue on September 8, 1997) amounted to $2.7 million during the six months ended December 31, 1997. On September 8, 1997, in connection with the closing of the Private Placement and the Redemption, the Company issued $80.0 million of the Senior Notes (which are due in September 2004 and bear interest at the rate of 11.0% payable semi-annually) and prepaid the promissory note held by Ms. Read at a price equal to the principal amount thereof plus accrued and unpaid interest thereon.

     Provision for Loan Losses. The provision for loan losses is charged to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on (i) an estimate by management of loan losses that occurred during the current period and (ii) an ongoing adjustment of prior estimates of losses occurring in prior periods. To serve as a basis for making this provision each quarter, the Company maintains an extensive credit risk monitoring process that considers several factors, including among other things, current economic conditions affecting the Company's customers, the payment performance of individual large loans and pools of homogeneous small loans, portfolio seasoning, changes in collateral values, and detailed reviews of specific large loan relationships. For large loans deemed to be impaired due to an expectation that all contractual payments will probably not be received, impairment is measured by comparing the Company's recorded investment in the loan to the present value of expected cash flows discounted at the loans' effective interest rate, the fair value of the collateral or the loan's observable market price. While management endeavors to use the best information available in making its evaluations, future adjustments to the allowance for loan losses may be necessary if economic conditions change substantially from the assumptions used in making the evaluations. In addition, regulatory examiners may require the Banks to recognize additions to their allowances based upon their judgments about information available to them at the time of their examination.

     The Company established provisions for loan losses of $25.6 million, $9.7 million, $28.4 million, $5.1 million and $1.2 million during the six months ended December 31, 1997 and 1996 and the years ended June 30, 1997, 1996 and 1995, respectively. During such respective periods, loan charge-offs (net of recoveries) amounted to $16.5 million, $7.5 million, $20.2 million, $6.5 million and $253,000. The $25.6million and $28.4 million provisions established during the six months ended December 31, 1997 and the year ended June 30, 1997 were intended primarily to cover realized and inherent losses with respect to the Company's portfolio of indirect automobile receivables. At December 31, 1997, the Company's portfolio of such indirect automobile loans had been sold. See "Risk Factors--Risks Relating to the Company's Lending and Investment Activities--Sub-prime Automobile Lending."

     Noninterest Income. Total noninterest income (loss) amounted to $(107.1) million, $2.2 million, $(17.1) million, $10.3 million and $16.6 million during the six months ended December 31, 1997 and 1996 and the years ended June 30, 1997, 1996 and 1995, respectively. The components of noninterest income consist of deposit related income, loan fees and loan service charges, net gains (losses) on sale of assets and other miscellaneous income. The noninterest losses recognized during the six months ended December 31, 1997 and the year ended June 30, 1997 primarily related to losses incurred on the sale of securities. Specifically, during the first quarter of fiscal 1998, the Company incurred $125.5 million of losses on the sale and write-down of assets, of which an aggregate loss of $53.4 million was incurred in connection with the liquidation of the hedging contracts previous management had entered into in an attempt to reduce the Company's exposure to interest rates. See "--Asset and Liability Management." In addition, the Company recognized a loss of $17.3 million on the sale of securities ($16.0 million of which related to the sale of CMOs with interest rate adjustments tied to COFI) and a loss of $54.7 million which related to the write-down of the Company's remaining COFI-based CMO portfolio to reflect market values. The market for fixed income securities improved during the three month period ended December 31, 1997 and the Company sold a portion of the remaining COFI-based CMO portfolio for a gain of $12.7 million. During the year ended June 30, 1997, the Company recognized $29.6 million of losses on the sale of securities ($29.9 million of which related to the sale of CMOs with interest rate adjustments tied to COFI).

     Noninterest Expense. Total noninterest expense decreased by $6.7 million or 22.8% during the six months ended December 31, 1997, as compared to the same period in the prior year, increased by $13.8 million or 39.0% during the year ended June 30, 1997 and decreased by $11.0 million or 23.7% during the year ended June 30, 1996. The decrease in noninterest expense during the six months ended December 31, 1997 was primarily due to the absence of the $10.3 million (before applicable tax benefits) special assessment which was recognized by the Company in September 1996 in connection with the recapitalization of the SAIF, which was partially offset by a $5.0 million increase in miscellaneous other expenses. Pursuant to legislation effective September 30, 1996, all SAIF member institutions were required to pay a one-time special assessment equal to 65.7 basis points for all SAIF-assessable deposits as of March 31, 1995. This legislation resulted in the recapitalization of the SAIF and, consequently, during the fourth calendar quarter of 1996, the FDIC lowered the Banks' assessment rates. See "Regulation--Regulation of Federal Savings Institutions--FDIC Assessments." The increase in miscellaneous other expense recognized by the Company during the three months ended September 30, 1997 primarily reflected non-recurring charges which were related to the Private Placement and the Redemption which were consummated on September 8, 1997.

     The increase in noninterest expense during the year ended June 30, 1997 was due primarily to the one-time special SAIF assessment which was recognized by the Company in September 1996, as discussed above. In addition, during fiscal 1997, the Company's provision for uninsured risk and losses increased by $1.9 million or 140.5% due to the Company's reassessment of its potential liability with respect to the FDIC Dispute. See "Business--Legal Proceedings."

     The decrease in noninterest expense during the year ended June 30, 1996 was due primarily to a $9.6 million or 40.4% decrease in compensation and employee benefits which reflected bonuses and other payments which were made during fiscal 1995 to the former senior management of the Company pursuant to certain employment agreements with such individuals. In addition, during fiscal 1996, the Company's provision for uninsured risk and losses declined by $4.4 million or 76.0% as the Company continued to reassess the adequacy of its reserves for any potential liability to the FDIC in connection with the FDIC Dispute. See "Business--Legal Proceedings." Partially offsetting these decreases during the fiscal year was a $1.1 million or 17.0% increase in miscellaneous other expense (consisting primarily of expenses relating to the operations of Star, which commenced business in January 1995).

     Provision (Benefit) for Income Taxes. During the six months ended December 31, 1997 and 1996 and the years ended June 30, 1997, 1996 and 1995, the Company recognized $(44.1) million, $(3.6) million, $(11.9) million, $4.9 million and $6.6 million of provisions (benefits) for income taxes. At December 31, 1997, the Company had approximately $40.8 million and $190.5 million of net operating loss carryforwards available for federal and state income tax purposes, respectively. The state net operating loss carryforwards expire in varying amounts between 2006 and 2013. The federal net operating loss carryforwards expire in 2013. At December 31, 1997, a valuation allowance for all available state net operating loss carryforwards was established as it was determined to be more likely than not that the benefit of the deferred tax asset would not be realized. Historically, the Company has generated income for federal income tax purposes. Based on the current strategy of new management, no valuation allowance for other deferred tax assets has been established as the Company believes it is more likely than not that sufficient income for federal income tax purposes will be realized. The change in ownership of the Company did not result in a limitation on the utilization of the net operating losses. See "Taxation" and Note 15 of the Notes to Consolidated Financial Statements.

Asset and Liability Management

     Asset and liability management is concerned with the timing and magnitude of the repricing of assets and liabilities. It is the objective of the Company to attempt to control risks associated with interest rate movements. In general, management's strategy is to match asset and liability balances within maturity categories to limit the Company's exposure to earnings variations and variations in the value of assets and liabilities as interest rates change over time. The Company's asset and liability management strategy is formulated and monitored by the Asset/Liability Management Committee, which is comprised of the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Director of Retail Operations and the Director of Commercial Real Estate of the Company, in accordance with policies approved by the Board of Directors of the Company. The Asset/Liability Management Committee meets at least monthly to review, among other things, the sensitivity of the Company's assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, including those attributable to hedging transactions, purchase and sale activity, and maturities and prepayments of loans, investments and borrowings. The Asset/Liability Management Committee also approves and establishes pricing and funding decisions with respect to overall asset and liability composition and reports to the full Board of Directors.

     One of the primary goals of the Company's Asset/Liability Management Committee is to effectively increase the duration of the Company's liabilities and/or effectively contract the duration of the Company's assets so that the respective durations are matched as closely as possible. This duration adjustment can be accomplished either internally by restructuring the Company's balance sheet, or externally by adjusting the duration of the Company's assets and/or liabilities through the use of hedging contracts, such as interest rate swaps, caps and floors. Although the Company has in the past hedged its interest rate exposure externally through the use of various hedging contracts, the Company's current strategy is to hedge internally through the use of core transaction deposit accounts which are not as rate sensitive as other deposit instruments and FHLB advances, together with an emphasis on investing in shorter-term or adjustable rate assets which are more responsive to changes in interest rates, such as adjustable rate U.S. Government agency mortgage-backed securities, short-term U.S. Government agency securities and commercial and consumer loans. The foregoing strategies are more fully described below.

     Internal hedging through balance sheet restructuring generally involves either the attraction of longer-term or less rate sensitive funds (i.e., core transaction deposit accounts which are not as rate sensitive as other deposit instruments or FHLB advances) or the investment in certain types of shorter-term or adjustable-rate assets such as adjustable-rate mortgage-backed securities, shorter-term U.S. Government agency securities and commercial and consumer loans.

     External hedging has generally involved the Company's use of interest rate swaps, caps and floors. The Company previously utilized interest rate swaps to hedge its outstanding FHLB advances and reverse repurchase agreements while the Company previously utilized interest rate caps and floors to hedge the Company's COFI-based CMO portfolio. The notional amount of hedging contracts represents the underlying amount on which periodic cash flows are calculated and exchanged between counterparties. However, this notional amount does not represent the amount of borrowings or securities which would effectively be hedged by that hedging contract. In selecting the type and amount of hedging contract to utilize, the Company compares the duration of a particular contract, or its change in value for a 100 basis point movement in interest rates, to that of the borrowings or securities to be hedged. A hedging rate contract with the appropriate offsetting duration often may have a notional amount much greater than the face amount of the borrowings and/or securities being hedged.

     During the six months ended December 31, 1997, the Company terminated all outstanding interest rate swaps, caps and floors. Specifically, the Company terminated interest rate swaps with an aggregate notional value of $500.0 million which resulted in losses of $47.3 million (excluding applicable tax benefits). The Company also terminated interest rate cap and floor agreements with an aggregate notional value of $2.4 billion, which resulted in losses of $2.2 million (excluding applicable tax benefits). Upon termination of the foregoing interest rate swap, cap and floor agreements, the Company recognized all deferred gains and losses which resulted from prior hedging activities, which resulted in an additional loss of approximately $3.9 million (excluding applicable tax benefits). The foregoing losses resulted in an aggregate net tax benefit of approximately $18.7 million.

     Pursuant to the Redemption Agreement, the Selling Stockholders are responsible to the Company for any aggregate pre-tax loss (net of any related tax benefit) to the Company in excess of $42.5 million which results from the sale or termination of the Company's existing hedging contracts. The Company is currently attempting to collect such difference (which it estimates to amount to $4.6 million) from the Selling Stockholders and has filed a lawsuit in the United States District Court for the Western District of Oklahoma in order to facilitate such recovery. However, no assurance can be made that the Company will be able to recover from the Selling Stockholders all or a portion of such $4.6 million.

     The Asset/Liability Management Committee's methods for evaluating interest rate risk include an analysis of the Company's interest rate sensitivity "gap," which is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Because different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market rates or conditions, changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category.

     The following table summarizes the anticipated maturities or repricing of the Company's interest-earning assets and interest-bearing liabilities as of December 31, 1997, based on the information and assumptions set forth in the notes below.



                                                                                  More Than
                                                       Three to      More Than    Three Years
                                      Within Three      Twelve      One Year to     to Five       Over Five
                                         Months         Months      Three Years      Years          Years         Total
                                         ------         ------      -----------      -----          -----         -----
                                                                            (Dollars in Thousands)
 Interest-earning assets (1):
   Loans receivable (2):
     Single-family residential loans       $ 17,489     $  59,544     $ 54,484      $ 35,672      $119,660     $ 286,849
     Commercial real estate                 230,594        99,262       92,871       101,623       124,771       649,121
     Consumer                                 5,748        14,530        9,289         6,964         9,169        45,700
   Securities(1)(3)                         459,147        19,741        6,548         5,927        23,147       514,510
 Other interest-earning assets (4)          277,299            --           --            --            --       277,299
                                            -------      --------     --------      --------      --------    ----------
            Total                          $990,277      $193,077     $163,192      $150,186      $276,747    $1,773,479
                                           ========      ========     ========      ========      ========    ==========
 Interest-bearing liabilities:
   Deposits(5):
       Money market and NOW
         accounts                         $  10,189      $ 30,566    $  53,964      $ 31,623      $ 53,942     $ 180,284
       Passbook accounts                      2,401         7,202       15,379        11,393        32,562        68,937
       Certificates of deposit              298,636       682,206      288,328        16,727           435     1,286,332
   Borrowings:
       FHLB advances                         30,100            --           --        50,000            36        80,136
       Senior notes                              --            --           --            --        80,000        80,000
                                          ---------     ---------    ---------      --------      --------    ----------
            Total                         $ 341,326     $ 719,974    $ 357,671      $109,743      $166,975    $1,695,689
                                          =========     =========     ========      ========      ========    ==========

   Excess (deficiency) of
     interest-earning assets
     over interest-bearing
     liabilities                          $ 648,951     $(526,897)   $(194,479)     $ 40,443      $109,772    $   77,790
                                          =========     =========    =========      ========      ========    ==========
   Cumulative excess (deficiency) of
     interest-earning assets over
     interest-bearing liabilities         $ 648,951     $ 122,054    $ (72,425)     $(31,982)     $ 77,790    $   77,790
                                          =========      ========    =========      ========      ========    ==========
   Cumulative excess (deficiency) of
     interest-earning assets over
     interest-bearing liabilities as
     a percent of total assets                34.49%         6.49%       (3.85)%       (1.70)%        4.13%         4.13%
                                              =====          ====        =====         =====          ====          ====

----------
(1) Adjustable-rate loans and securities are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due and fixed-rate loans and securities are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, in each case as adjusted to take into account estimated prepayments based on, among other things, historical performance.
(2) Balances have been reduced for non-performing loans, which amounted to $626,000 at December 31, 1997.
(3) Does not include unrealized gain on securities classified as available for sale of $3.6 million.
(4) Comprised of cash and due from banks, deposits with other banks, repurchase agreements and FHLB stock.

(5) Adjusted to take into account assumed annual decay rates which were applied against money market, NOW and passbook accounts of 31.31%, 17.07% and 13.93%, respectively.

     Although interest rate sensitivity gap is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates based solely on that measure. As a result, the Asset/Liability Management Committee also regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and net portfolio value ("NPV"), which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and NPV that is authorized by the Board of Directors of the Company. For information with respect to the estimated percentage change of the Company's net interest income over a four-quarter period and NPV based on an indicated change in interest rates, see "Regulation--Regulation of Federal Savings Institutions--Regulatory Capital Requirements."

Liquidity and Capital Resources

     Liquidity. Liquidity refers to the Company's ability to generate sufficient cash to meet the funding needs of current loan demand, savings deposit withdrawals, principal and interest payments with respect to outstanding borrowings and to pay operating expenses. It is management's policy to maintain greater liquidity than required in order to be in a position to fund loan originations, to meet withdrawals from deposit accounts, to make principal and interest payments with respect to outstanding borrowings and to make investments that take advantage of interest rate spreads. The Company monitors its liquidity in accordance with guidelines established by the Company and applicable regulatory requirements. The Company's need for liquidity is affected by loan demand, net changes in deposit levels and the scheduled maturities of its borrowings. The Company can minimize the cash required during the times of heavy loan demand by modifying its credit policies or reducing its marketing effort. Liquidity demand caused by net reductions in deposits are usually caused by factors over which the Company has limited control. The Company derives its liquidity from both its assets and liabilities. Liquidity is derived from assets by receipt of interest and principal payments and prepayments, by the ability to sell assets at market prices and by utilizing unpledged assets as collateral for borrowings. Liquidity is derived from liabilities by maintaining a variety of funding sources, including deposits, advances from the FHLB of Topeka and other short and long-term borrowings.

     The Company's liquidity management is both a daily and long-term function of funds management. Liquid assets are generally invested in short-term investments such as overnight money funds and short-term government agency securities. If the Company requires funds beyond its ability to generate them internally, various forms of both short and long-term borrowings provide an additional source of funds. At December 31, 1997, the Company had $328.0 million in borrowing capacity under a collateralized line of credit with the FHLB of Topeka, of which $4.1 million was outstanding as of such date. The Bank does not currently accept brokered deposits as a source of liquidity, and does not anticipate a change in this practice in the foreseeable future.

     At December 31, 1997, the Company had outstanding commitments (including unused lines of credit) to originate and/or purchase mortgage and non-mortgage loans of $67.4 million. Certificates of deposit which are scheduled to mature within one year totaled $983.3 million at December 31, 1997, and borrowings that are scheduled to mature within the same period amounted to $4.1 million. The Company anticipates that it will have sufficient funds available to meet its current loan commitments and that, based upon past experience and current pricing policies, it can adjust the rates of certificates of deposit to retain a substantial portion of its maturing certificates and also, to the extent deemed necessary, refinance the maturing borrowings.

     Beginning March 1, 1998, the Company is required to begin making interest payments on the Senior Notes, which is expected to be initially funded through an interest reserve account established with an independent trustee and subsequently through dividends from the Banks. The Senior Notes have an annual debt reserve requirement of $8.8 million (or $4.4 million for each semi-annual period). The Interest Reserve Account currently contains cash and other investments permitted by the Indenture governing the Senior Notes sufficient to pay the aggregate interest payments scheduled to be made on March 1, 1998 and September 1, 1998.

     Capital Resources. Federally insured savings institutions such as the Banks are required to maintain minimum levels of regulatory capital. See "Regulation--Regulation of Federal Savings Institutions--Regulatory Capital Requirements." The following table reflects the Banks' actual levels of regulatory capital and applicable regulatory capital requirements at December 31, 1997.



                                      Required(4)                    Actual                      Excess
                                  -------------------       ---------------------       ---------------------
                                  Percent      Amount       Percent       Amount        Percent        Amount
                                  -------      ------       -------       ------        -------        ------
                                                         (Dollars in Thousands)
Local Federal:
  Tangible capital ............    1.50%     $ 27,665        6.89%       $127,024         5.39%       $ 99,359
  Core capital(1) .............    3.00        55,384        6.98         128,803         3.98          73,419
  Risk-based capital(2)(3).....    8.00        76,022       14.14         134,331         6.14          58,309
Local America:
  Tangible capital ............    1.50         9,230       15.80          97,246        14.30          88,016
  Core capital(1) .............    3.00        18,482       15.90          97,975        12.90          79,493
  Risk-based capital (2)(3)....    8.00        28,511       28.45         101,398        20.45          72,887

----------


(1) Does not reflect amendments which were proposed by the OTS in April 1991, which would increase this requirement to between 4% and 5%.

(2) Does not reflect the interest-rate risk component to the risk-based capital requirement, the effective date of which has been postponed.

(3) Tangible and core capital are computed as a percentage of adjusted total assets and risk-based capital is computed as a percentage of adjusted risk-weighted assets.

(4) Does not reflect the requirements to be met in order for an institution to be deemed "adequately capitalized" under applicable laws and regulations. See "Regulation--Regulation of Federal Savings Institutions--Prompt Corrective Action."

Inflation and Changing Prices

     The Consolidated Financial Statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars (except with respect to available for sale securities which are carried at market value), without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

Recent Accounting Pronouncements

     Set forth below are recent accounting pronouncements which may have a future effect on the Company's operations. These pronouncements should be read in conjunction with the significant accounting policies which the Company has adopted that are set forth in the Company's Notes to Consolidated Financial Statements.

     In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 125, which was effective, on a prospective basis, for transactions occurring after December 31, 1996. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial-components approach that focuses on control. SFAS No. 125 extends the "available for sale" and "trading" approach of SFAS No. 115 to non-security financial assets that can be contractually prepaid or otherwise settled in such a way that the holder of the asset would not recover substantially all of its recorded investment. The extension of the SFAS No. 115 approach to certain non-security financial assets and the amendment to SFAS No. 115 are effective for financial assets held on or acquired after January 1, 1997. The adoption of SFAS No. 125 did not have a material adverse effect on the Company's consolidated financial condition or results of operations.

     In February 1997, the FASB released SFAS No. 128, "Earnings Per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, Earnings Per Share and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

     Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15.

     SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. SFAS No.

128 requires restatement of all prior-period EPS data presented. This Statement did not have a material adverse impact on the consolidated financial position, the future results of operations of the Company or the net income (loss) per share reported in the consolidated financial statements.

     In March 1997, the FASB issued SFAS No. 129, "Disclosure of Information About Capital Structure." SFAS No. 129 continues the existing requirements to disclose the pertinent rights and privileges of all securities other than ordinary common stock but expands the number of companies subject to portions of its requirements. Specifically, the Statement requires all entities to provide the capital structure disclosures previously required by APB Opinion No. 15. Companies that were exempt from the provisions of APB Opinion No. 15 will now need to make those disclosures.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Management does not anticipate that this Statement will have a material adverse impact on the consolidated financial position or the future results of operations of the Company.

     In July 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 requires disclosures for each segment that are similar to those required under current standards with the addition of quarterly disclosure requirements and a finer partitioning of geographic disclosures. It requires limited segment data on a quarterly basis. It also requires geographic data by country, as opposed to broader geographic regions as permitted under current standards. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997 with earlier application permitted. Management does not anticipate that this Statement will have a material adverse impact on the consolidated financial position or the future results of operations of the Company.


                                    BUSINESS

Lending Activities

     General. The Company has historically generated loans through its own branch network in the case of residential and consumer loans and, in the case of commercial real estate loans, through a network of loans brokers, mortgage bankers and unaffiliated financial institutions. All commercial real estate and residential real estate mortgages are generally secured by first trust deeds on real property. Consumer loans are comprised of direct automobile loans originated by the Banks as well as an indirect automobile finance receivables portfolio, a mix of home equity and other secured and unsecured consumer loans. As of December 31, 1997, the Company's net loans receivable portfolio amounted to $953.5 million or 50.7% of the Company's total consolidated assets.

     The following table presents information on the Company's consolidated loan portfolio as of the dates indicated:



                                                                                         June 30,
                                               December 31,  ----------------------------------------------------------------------
                                                  1997          1997            1996           1995          1994             1993
                                                 --------    ----------      ---------       --------      --------        --------
                                                                              (In Thousands)

     Single-family residential real
       estate loans ...........................  $287,262    $  282,034      $ 280,173       $282,319      $292,119        $272,089
     Construction loans .......................        --            --             --          5,000            --             332
     Commercial real estate loans(1) ..........   645,240       638,091        606,811        496,803       404,572         260,373
     Commercial business loans ................     4,043            --             --             --            --              --
     Consumer loans(2) ........................    45,751       122,908        165,380         42,189        32,846          28,451
                                                 --------    ----------     ----------       --------      --------        --------
              Total gross loans ...............   982,296     1,043,033      1,052,364        826,311       729,537         561,245
                                                 --------    ----------     ----------       --------      --------        --------


     Less:
       Unaccreted discounts ...................    (7,824)      (12,522)       (16,163)       (15,451)      (16,880)        (13,918)
       Unearned interest ......................        --        (4,479)       (13,959)          (890)         (142)             --
       Allowance for loan losses ..............   (20,484)(3)   (11,435)(3)     (3,228)        (4,593)       (3,689)         (2,172)
       Loans in process .......................        --            --             --             --            (3)            (42)
       Deferred income ........................      (518)         (773)          (879)          (767)         (257)           (660)
                                                 --------    ----------     ----------       --------      --------        --------
             Loans receivable, net ............  $953,470    $1,013,824     $1,018,135       $804,610      $708,566        $544,453
                                                 ========    ==========     ==========       ========      ========        ========

----------

(1)   Includes loans secured by multi-family residential properties.
(2)   At December 31, 1997 and June 30, 1997, 1996, 1995, 1994 and 1993,
      includes $0, $82.2 million, $33.3 million, $21.7 million, $1.9 million and $0 of indirect automobile loan receivables.
(3) See "--Allowance for Loan Losses" for information on the increase in the Company's allowance for loan losses during fiscal 1997 and the six months ended December 31, 1997.

     Contractual Principal Repayments and Interest Rates. The following table sets forth scheduled contractual amortization of the Company's total loan portfolio at December 31, 1997, as well as the dollar amount of such loans which are scheduled to mature after one year which have fixed or adjustable interest rates. Demand loans, loans having no schedule of repayments and no stated maturity and overdraft loans are reported as due in one year or less.

                                                       Principal Repayments Contractually Due or Repricing
                                                                  in Year(s) Ended December 31,
                                     Total at     -------------------------------------------------------------------
                                    December 31,                                                          There-
                                        1997       1998       1999       2000       2001       2002       after
                                      --------    -------    -------    -------    -------    -------    --------
                                                                (In Thousands)

Residential real estate ............  $287,262    $   607    $ 1,016    $ 1,863    $ 3,148    $ 4,176    $276,452
Commercial real estate .............   649,283     38,627     31,964     47,627     93,630     60,145     377,290
Consumer ...........................    45,751     15,083      1,658      2,209      2,879      2,280      21,642
                                      --------    -------    -------    -------    -------    -------    --------
Total(1) ...........................  $982,296    $54,317    $34,638    $51,699    $99,657    $66,601    $675,384
                                      ========    =======    =======    =======    =======    =======    ========

----------
(1) Of the $928.0 million of loan principal repayments contractually due after December 31, 1998, $529.3 million have fixed rates of interest and $398.7 million have adjustable rates of interest. Commercial, consumer and total loans are presented net of undistributed loan proceeds.


     Scheduled contractual principal repayments do not reflect the actual maturities of loans. The average maturity of loans is substantially less than their contractual terms because of prepayments and, in the case of conventional mortgage loans, due-on-sale clauses, which generally give the Banks the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgages are substantially lower than current mortgage loan rates (due to refinancings of adjustable-rate and fixed-rate loans at lower rates).

     Origination, Purchase and Sale of Loans. The lending activities of the Banks are subject to the written, non-discriminatory underwriting standards and loan origination procedures established by the Banks' Boards of Directors and management. Loan originations are obtained by a variety of sources, including referrals from real estate brokers, loan brokers, mortgage bankers, unaffiliated financial institutions, existing customers, walk-in customers and advertising. In its present marketing efforts, the Banks emphasize their customized personal service, competitive rates, and an efficient underwriting and approval process. Property valuations are performed by the Banks' staff as well as by independent outside appraisers approved by the Banks' Boards of Directors. The Banks generally require title, hazard and, to the extent applicable, flood insurance on its security property.

     A savings institution generally may not make loans to any one borrower and related entities in an amount which exceeds 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities. At December 31, 1997, Local Federal's and Local America's regulatory limit on loans-to-one borrower was $21.9 million and $15.2 million, respectively. As of such date, the five largest loans or groups of loans-to-one borrower, including related entities, held in the Banks' portfolios aggregated $25.9 million, $22.2 million, $21.2 million, $18.0 million and $16.8 million. All of the loans which exceed the Banks' respective lending limits were originated during periods when the asset size of the Banks was greater and the Banks' lending limits were higher. As a result, such loans are grandfathered and comply with such OTS regulations. All of these five largest loans or loan concentrations were secured by commercial real estate and were performing in accordance with their terms at December 31, 1997.

     The following table shows the activity in the Company's loan portfolio during the periods indicated.



                                                                                              Years Ended June 30,
                                                     Six Months Ended         -------------------------------------------------
                                                    December 31, 1997            1997                 1996              1995
                                                    -----------------         ----------          ----------         --------
                                                                                   (In Thousands)
Gross loans held at beginning
  of period ........................................     $1,043,033           $1,052,364          $  826,311         $729,537
Originations of loans:
   Single-family residential .......................         27,331               41,115              50,126           20,032
   Commercial real estate ..........................         33,245              118,527             114,818          121,554
   Commercial business .............................          4,449                   --                  --               --
   Consumer ........................................         20,460               73,627             179,554           54,222
                                                         ----------           ----------          ----------         --------
         Total originations ........................         85,485              233,269             344,498          195,808
                                                         ----------           ----------          ----------         --------

Purchases of loans:

   Single-family residential .......................             --                   --                  --            3,524
   Commercial real estate ..........................         32,503               86,939              87,714          142,516
   Commercial business .............................            700                   --                  --               --
   Construction ....................................             --                   --                  --            5,000
                                                         ----------           ----------          ----------         --------
         Total purchases ...........................         33,203               86,939              87,714          151,040
                                                         ----------           ----------          ----------         --------
           Total originations and purchases ........        118,688              320,208             432,212          346,848
                                                         ----------           ----------          ----------         --------
Loans sold:
   Consumer loans(1) ...............................          1,735               11,974              15,009           27,537
   Consumer (indirect auto) ........................         54,135                   --                  --               --
   Single-family residential .......................             --                   --                  13               --
   Commercial real estate ..........................             --                   --                  --           62,147
                                                         ----------           ----------          ----------         --------
         Total sold ................................         55,870               11,974              15,022           89,684
Repayments(2) ......................................       (123,231)            (316,559)           (186,173)        (159,185)
Transfers to real estate owned .....................           (324)              (1,006)             (4,964)          (1,205)
Net activity in loans ..............................        (60,737)              (9,331)            226,053           96,774
                                                         ----------           ----------          ----------         --------
Gross loans held at end of
  period ...........................................     $  982,296           $1,043,033          $1,052,364         $826,311
                                                         ==========           ==========          ==========         ========

----------
(1)   Consists solely of guaranteed student loans.
(2)   Includes repossessions with respect to indirect automobile loans.

     Commercial Real Estate Loans. As of December 31, 1997, commercial real estate loans (which include multi-family residential loans) amounted to $645.2 million or 65.7% of the Company's total loan portfolio. The Banks originate and purchase whole loans and loan packages through a network of loan brokers, mortgage bankers and institutions throughout the country with whom the Banks have relationships, who find potential loans based upon the Banks' established underwriting and pricing guidelines. All originations and purchases undergo a three-step underwriting and evaluation process. First, an initial review of the loan package is conducted by the originator to determine conformity to guidelines and consistency with the Banks' lending philosophy. An indication of pricing and terms may be issued in the case of loans which have already been originated. Second, once the indication is accepted by the borrower and a completed application submitted, a detailed underwriting is conducted in which both the originator and the Banks' in-house appraiser conduct an onsite inspection and analysis. Rent rates are analyzed and compared to market rents, reported occupancy is checked against evidence onsite, environmental issues are identified and the appropriate level of investigation is conducted and a final credit write-up is prepared. Finally, the Banks' closing department reviews the totality of work, including completeness of analysis and documentation, title searches, borrower background checks, appraisal and environmental reports and other pertinent data. Only after these three broad steps is a final approval and disbursement made.

     The Company also purchases packages of commercial real estate loans from a financial institution located in Oregon and a financial institution located in Utah. These loans are secured primarily by multi-family residential and nonresidential real estate and are generally purchased on a servicing retained basis. Commercial real estate loans purchased by the Company are underwritten pursuant to the same guidelines as direct loan originations. The Company purchased a total of $32.5 million and $86.9 million of commercial real estate loans during the first six months of fiscal 1998 and the year ended June 30, 1997, respectively.

     The Banks impose in-house lending limits which are below statutory lending limits. While the OTS statutory limit is 15% of an institution's unimpaired capital and surplus (or with respect to Local Federal and Local America, approximately $21.9 million and $15.2 million, respectively, at December 31,
1997), new management of the Company generally restricts single loans to $12 to $15 million in size and generally limits exposure to any single borrower to $20 million.

     The Company originates both fixed-rate and adjustable rate commercial real estate loans. Fixed-rate commercial real estate loans generally have terms to maturity of between five and ten years and amortize over a period of up to 30 years. Adjustable-rate commercial real estate loans have interest rates which generally adjust every six months, one-year, three years and five years in accordance with a designated index (either the London Interbank Offer Rate, the prime rate quoted in the Wall Street Journal or U.S. Treasury rates).

     Loan-to-value ratios on commercial real estate loans are generally limited to a maximum of 80% for apartments and manufactured housing communities (loans on real estate as distinguished from manufactured homes), 75% on mini-storage units and multi-tenant warehouses, 70% for offices and 65% for hotels and retail properties.

     Wholesale commercial real estate origination/acquisition volume was relatively stable in fiscal 1996 and 1997, amounting to $202.5 million and $205.4 million, respectively, and amounting to $65.7 million for the six months ended December 31, 1997.

     By virtue of its nationwide wholesale commercial mortgage originations, the commercial real estate portfolio is diversified geographically. As of December 31, 1997, the states in which the highest geographic concentration of assets existed were Oregon (14.0%), California (13.9%), New York (12.1%) and Texas (11.3%). In terms of primary collateral type, as of December 31, 1997, $282.8 million or 43.7% of the commercial mortgage portfolio was secured by apartment buildings, $118.5 million or 18.3% of the commercial mortgage portfolio was secured by hotels and motels and $99.4 million or 15.4% of the commercial mortgage portfolio was secured by manufactured housing communities. The largest single commercial real estate loan as of such date had an outstanding principal balance of $15.9 million and is secured by a 100-unit apartment building located in Tennessee. Multiple commercial mortgage loans to one borrower are generally cross-collateralized and cross-defaulted.

     Under prior management, the Company originated and purchased commercial real estate loans secured by properties located throughout the United States. New management expects to continue the origination and purchase of commercial and multi-family residential loans throughout the United States but plans to emphasize the origination and purchase of loans secured by multi-family and commercial real estate located within the State of Oklahoma and surrounding states. The Company recently hired an experienced commercial real estate lender with over 15 years of experience in the Oklahoma City market. As a result, the Company expects to expand its origination of commercial real estate loans, particularly within its local market area.

     The Company also anticipates that during fiscal 1998 it will begin to originate within the State of Oklahoma commercial business loans. The Company has recently hired two senior loan officers from the Oklahoma City market who have significant commercial business lending experience and who have worked together in the past and are well known in the local business community.

     Commercial lending entails different and significant risks when compared to single-family residential lending because such loans typically involve large loan balances to single borrowers and because the payment experience on such loans is typically dependent on the successful operation of the project or the borrower's business. The risks relating to commercial real estate lending can also be significantly affected by supply and demand conditions in the local market for apartments, offices, warehouses or other commercial space. The
Company attempts to minimize its risk exposure by imposing stringent underwriting standards and continually monitoring the operation and physical condition of the collateral.

     As shown under "--Asset Quality," the Company's nonperforming commercial real estate loans amounted to $162,000 or 0.03% of total commercial real estate loans at December 31, 1997, as compared to $2.0 million or 0.3% of total commercial real estate loans at June 30, 1997. The Company had no commercial real estate owned at December 31, 1997, as compared to $6.2 million or 71.4% of total foreclosed assets as of June 30, 1997. The decline was primarily due to the transfer of a $6.0 million retail shopping center from real estate owned to real estate held for investment. Local Federal has profitably managed the shopping center since it became real estate owned. The property was transferred to real estate held for investment during the period because the Company had exceeded the 5-year regulatory limit for holding real estate owned.

     Single-Family Residential Real Estate Loans. At December 31, 1997, the Company's single-family residential mortgage loan portfolio amounted to $287.3 million or 29.2% of the total loan portfolio. All of the Company's single-family residential mortgage loans are secured by properties located in the State of Oklahoma. The majority of the single-family residential loan portfolio consist of conforming loans (i.e., not insured or guaranteed by a federal agency) with an average balance of below $100,000 per loan. For the six months ended December 31, 1997 and the year ended June 30, 1997, the Company originated $27.1 million and $41.1 million of single-family residential mortgage loans, respectively. The single-family residential loan portfolio was originated through the Banks' retail branch network as well as through a centralized residential loan origination center. New management expects to increase the Banks' emphasis on single-family residential lending within its primary market area in Oklahoma.

     The loan-to-value ratio, maturity and other provisions of the loans made by the Banks generally have reflected the policy of making less than the maximum loan permissible under applicable regulations, in accordance with market conditions and underwriting standards established by the Banks. The Company's lending policies on single-family residential mortgage loans generally limits the maximum loan-to-value ratio to 95% of the lesser of the appraised value or purchase price of the property and generally all single-family residential loans in excess of an 80% loan-to-value ratio require private mortgage insurance.

     The Banks offer fixed-rate single-family residential loans with terms of 15 to 30 years. Such loans are amortized on a monthly basis with principal and interest due each month and customarily include "due-on-sale" clauses, which are provisions giving the Banks the right to declare a loan immediately due and payable in the event the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid.

     Since the early 1980s, the Banks have been offering adjustable-rate loans in order to decrease the vulnerability of its operations to changes in interest rates. At December 31, 1997, $66.2 million or 23.1% of the single-family residential loans in the Company's total loan portfolio consisted of adjustable-rate loans.

     The Banks' single-family residential adjustable-rate loans are fully amortizing loans with contractual maturities of up to 30 years. These loans have interest rates which are scheduled to adjust every year in accordance with a designated index (i.e., the weekly average yield on U.S. Treasury securities adjusted to a constant comparable maturity, as made available by the Federal Reserve Board). There is a 2% cap on the rate adjustment per period and a 6% cap on the rate adjustment over the life of the loan. The Banks' adjustable-rate loans are not currently convertible into fixed-rate loans, are not assumable, do not contain prepayment penalties and do not produce negative amortization.

     The demand for adjustable-rate loans in the Company's primary market area has been a function of several factors, including the level of interest rates, the expectations of changes in the level of interest rates and the difference between the interest rates and loan fees offered for fixed-rate loans and adjustable-rate loans. The relative amount of fixed-rate and adjustable-rate residential loans that can be originated at any time is largely determined by the demand for each in a competitive environment.

     Adjustable-rate loans decrease the risks associated with changes in interest rates but involve other risks, primarily because as interest rates rise, the payment by the borrower rises to the extent permitted by the terms of the loan, thereby increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. The Company believes that these risks, which have not had a material adverse effect on the Company to date, generally are less than the risks associated with holding only fixed-rate loans in an increasing interest rate environment.

     At December 31, 1997, total non-performing single-family residential mortgages and foreclosed single-family residential assets amounted to $413,000 and $264,000, respectively.

     Consumer Loans. Consumer loans totaled $45.8 million as of December 31, 1997 and consisted of $27.8 million of home equity loans, $7.6 million of deposit secured loans, $7.1 million of guaranteed student loans, $3.0 million of automobile finance loans and $332,000 of property improvement and personal loans. These loans are originated through the Banks' branch network. Under the Banks' home equity underwriting guidelines, loans are restricted to not more than $100,000, and the loan-to-value may not exceed 100% at origination. Applications are taken at the branch level but underwriting, except in the case of cash secured loans, is done centrally. New management expect to increase the Banks' emphasis on consumer lending within its primary market area in Oklahoma. As of December 31, 1997, the Banks had $51,000 of nonperforming consumer loans and had $31,000 in foreclosed consumer loans.

     From February 1994 until February 1997, the Banks, through LAC and Star, purchased sub-prime automobile finance receivables from auto dealers. LAC, established in 1993, purchased contracts, normally on a discounted basis, from dealers in and around Hollywood, Florida. Star, established in 1995, purchased auto contracts from dealers in Oklahoma and operated a branch origination office in Tulsa. All purchases of automobile paper by the Banks were performed by these subsidiaries. Summarized financial reports were submitted to the Board of Directors of the

Banks. All dealer relationships, underwriting, pricing, purchasing and servicing of contracts were controlled at the subsidiary level.

     Evidence of significant credit problems came to the attention of the former Board of Directors of the Company during the fourth calendar quarter of 1996. Upon additional scrutiny of the causes of this deterioration, it became evident that both Star and LAC were going to continue to incur credit losses and that these losses were mounting rapidly. Management of the Banks further believe that it has uncovered evidence of fraud at LAC and has notified law enforcement authorities. In February 1997, the Banks stopped originations permanently and dismantled the origination infrastructure of the two subsidiaries. Since such date, the two subsidiaries have only been servicing and collecting remaining contracts.

     The condition of the indirect automobile finance receivables portfolio has had a direct and material adverse impact on the Company's results of operations. During the six months ended December 31, 1997 and the years ended June 30, 1997 and 1996, the Company provided an aggregate of $23.4 million, $28.1 million and $4.5 million in provisions for loan losses to cover realized and inherent losses associated with respect to this portfolio. At December 31, 1997, the Company's portfolio of indirect automobile receivables had been sold. See "Risk Factors-- Risks Relating to the Company's Lending and Investment Activities--Sub-prime Automobile Lending."

Asset Quality

     Loan Delinquencies. When a borrower fails to make a required payment on a loan, the Company attempts to cure the deficiency by contacting the borrower and seeking payment. Contacts are generally made following the 15th day after a payment is due (30th day in the case of commercial real estate loans), at which time a late payment is assessed. In most cases, deficiencies are cured promptly. If a delinquency extends beyond 15 days (30 days in the case of commercial real estate loans), the loan and payment history is reviewed and efforts are made to collect the loan. While the Company generally prefers to work with borrowers to resolve such problems, when the account becomes 90 days delinquent, the Company does institute foreclosure or other proceedings, as necessary, to minimize any potential loss.

             The following table presents information as of December 31, 1997 with respect to the delinquent loans of the Company on a consolidated basis:



                                                        Loans Delinquent For:
                                   ---------------------------------------------------------------
                                                                                                          Total Loans Delinquent
                                              60 - 89 Days                   90 Days and Over                60 Days or More
                                   ----------------------------     ------------------------------    -----------------------------
                                                     Percent of                         Percent of                       Percent of
                                                        Loan                              Loan                              Loan
                                   Number    Amount   Category      Number    Amount    Category      Number     Amount   Category
                                   ------    ------   --------      ------    ------    --------      ------     ------  ----------
                                                                           (Dollars in Thousands)

   Single-family residential ...     27      $  693      0.24%         16     $  342      0.12%          43       $1,035     0.36%
   Commercial real estate ......      2         162      0.03           2      1,224      0.19            4        1,386     0.22
   Consumer ....................      8         155      0.34           5         65      0.14           13          220     0.48
                                     --      ------      ----          --     ------      ----           --       ------     ----
            Total ..............     37      $1,010      0.11%         23     $1,631      0.17%          60       $2,641     0.27%
                                     ==      ======      ====          ==     ======      ====           ==       ======     ====


     Nonperforming Assets. All loans are reviewed on a regular basis and are placed on non-accrual status when, in the opinion of management, the collection of additional interest is deemed insufficient to warrant further accrual. As a matter of policy, the Company does not accrue interest on loans past due 90 days or more except when the estimated value of the collateral and collection efforts are deemed sufficient to ensure full recovery. Consumer loans generally are written down when the loan becomes over 120 days delinquent. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

     Assets acquired through foreclosure and repossession are recorded at estimated fair value, net of estimated selling costs at the date of foreclosure or repossession. The values of assets acquired through foreclosure and repossession are monitored by the Company continually through sales and rental activities, and by updated appraisals and other valuation methods when needed. The allowance for losses on assets acquired through foreclosure and repossession represents an amount which management believes will be adequate to absorb losses from the disposition and/or revaluation of these assets. Additions or reversals of the allowance for losses on assets acquired through foreclosure and repossession are provided as an expense or a benefit, respectively, through the provisions for uninsured risks and losses on assets acquired through foreclosure and repossession in the accompanying Consolidated Statements of Operations. The allowance for losses is charged or reduced as losses through sales or revaluations are incurred. At December 31, 1997, the allowance for losses on assets acquired through foreclosure and repossession amounted to $35,000. See
Note 8 of the Notes to Consolidated Financial Statements.

     The following table presents information on the Company's nonperforming assets at the dates indicated. The Company did not have any troubled debt restructurings at any of the dates presented.

                                                                                    June 30,
                                             December 31,    -----------------------------------------------------------
                                               1997           1997          1996         1995          1994         1993
                                               ----           ----          ----         ----          ----         ----
                                                                        (Dollars in Thousands)
   Non-accruing loans:
     Single-family residential .............   $413        $   927      $   220       $   329      $   539       $   698
     Commercial real estate ................    162          1,977        3,574         2,778        2,785           315
     Consumer(1) ...........................     51            604           --            --           18            18
                                               ----        -------      -------       -------      -------       -------
         Total .............................   $626        $ 3,508      $ 3,794       $ 3,107      $ 3,342       $ 1,031
                                               ----        -------      -------       -------      -------       -------

   Accruing loans greater
     than 90 days delinquent(2) ............     --            415        1,548            --           --            --

   Foreclosed assets:
     Single-family residential .............    264            236          304           419          116         1,174
     Commercial real estate ................     --          6,170        6,570         7,363        7,503         8,959
     Construction ..........................     --             --           --            --           --            --
     Consumer(1) ...........................     31          2,241        3,969            --           --            --
                                               ----        -------      -------       -------      -------       -------
         Total foreclosures ................    295          8,647       10,843         7,782        7,619        10,133
                                               ----        -------      -------       -------      -------       -------
   Total non-performing assets .............   $921        $12,570      $16,185       $10,889      $10,961       $11,164
                                               ====        =======      =======       =======      =======       =======

   Total non-performing
     assets as a percentage
     of total assets .......................   0.05%          0.48%        0.49%         0.33%        0.33%         0.48%
                                               ====        =======      =======       =======      =======       =======

----------
(1) Consists primarily of indirect automobile finance receivables.
(2) Consists solely of indirect automobile finance receivables.


     The decline in nonperforming assets during the six months ended December 31, 1997 reflected a $2.9 million decline in non-accrual loans (primarily commercial real estate loans) and a $8.4 million decline in foreclosed assets (which was primarily due to the transfer of a $6.0 million retail shopping center from real estate owned to real estate held for investment during the period).

     Classified Assets. The Company adheres to internal procedures and controls to review and classify its assets. All assets are reviewed on a periodic basis. If warranted, all or a portion of any assets exhibiting the characteristics of risk associated with adverse classifications are assigned those classifications. To monitor loans and to establish loss reserves, the Company classifies its assets into the following five categories: pass, special mention, substandard, doubtful, and loss. Under federal regulations, each insured savings institution must classify its assets on a regular basis. In connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets, with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Special mention assets is a category established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital up to certain amounts, while specific valuation allowances for loan losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution's classifications and amounts reserved. As of December 31, 1997, excluding assets which were classified as a loss and completely written down, the Company's classified assets consisted of $31.9 million of loans which were classified as special mention and $10.3 million of loans which were classified as substandard.

     Allowance for Loan Losses. The Company has established valuation allowances for estimated inherent losses in its loan portfolio by charging earnings for estimated losses on loans, including the related accrued interest, using a specific and percentage reserve method. The allowance for loan losses is established and maintained through a periodic review and evaluation of various factors which affect the loans' collectibility; any additional allowances required result in provisions for loan losses. The determination of specific valuation allowances includes a periodic evaluation of the financial status of individual borrowers or collateral relating to loans specifically identified as containing elements of potential risk in the loan portfolio. Numerous factors are considered in the evaluation, including a review of (i) individual borrowers' financial status, credit standing and available collateral, (ii) loss experience in relation to outstanding loans and the overall loan portfolio quality, (iii) management's judgment regarding prevailing and anticipated economic conditions and (iv) other relevant factors. The general valuation allowance is based upon a number of factors, including historical loss experience, composition of the loan portfolio, prevailing and forecasted economic conditions and management's judgment. It is the Company's policy to charge off any loan or portion thereof when deemed uncollectible in the ordinary course of business. Losses and recoveries are charged or credited directly to the allowance. The OTS and the FDIC, as an integral part of their examination process, periodically review the Banks' allowances for possible loan losses. Such agencies may require the Banks to recognize additions to such allowances based on their judgments about information available to them at the time of their examination.

         The following table provides information on the Company's allowance for loan losses as of the dates indicated:



                                         Six Months Ended
                                           December 31,                        Years Ended June 30,
                                       -------------------    -----------------------------------------------------
                                         1997       1996       1997        1996       1995        1994       1993
                                       --------    -------    --------    -------      ------     ------    -------
                                                                 (Dollars in Thousands)
     Balance at beginning of period    $ 11,435    $ 3,228     $ 3,228    $ 4,593      $3,689     $2,172    $ 2,746
       Loans charged off:
                                             (5)        --          (3)      (143)       (191)      (320)      (516)
         Single-family residential
         Commercial real estate .....       (14)        --          --     (1,368)         (4)       (48)    (2,677)
         Consumer ...................        (4)        (6)        (15)        (1)        (22)       (11)       (71)
         Autos (indirect) ...........   (16,531)    (8,077)    (20,275)    (5,025)       (145)        --         --

       Recoveries:
         Single-family residential ..        --          1           2         11          39         27        145
         Commercial real estate .....         2          1          53          3          68        104        881
         Consumer ...................         1         --           1          1           2          1         10
         Autos (indirect) ...........        22        594          16         40          --         --         --

       Allowance of acquired
         institution                         --         --          --         --          --         --         84
                                       --------    -------    --------    -------      ------     ------    -------
            Net loans charged off ...   (16,529)    (7,487)    (20,221)    (6,482)       (253)      (247)    (2,144)
     Provision for loan losses ......    25,578      9,734      28,428      5,117       1,157      1,764      1,570
                                       --------    -------    --------    -------      ------     ------    -------
     Balance at end of period .......  $ 20,484    $ 5,475    $ 11,435    $ 3,228      $4,593     $3,689    $ 2,172
                                       ========    =======    ========    =======      ======     ======    =======
     Allowance for loan losses to
       total nonperforming loans at
       end of period ................  3,272.20%     56.22%     291.49%     60.43%     147.82%    110.38%    210.66%
                                       ========    =======    ========    =======      ======     ======    =======
     Allowance for loan losses to
       total loans at end of period..      2.09%      0.50%       1.10%      0.31%       0.57%      0.52%      0.40%
                                       ========    =======    ========    =======      ======     ======    =======


     The following table sets forth information concerning the allocation of the Company's allowance for loan losses by loan category at the dates indicated.

                                                                                   June 30,
                                                         ----------------------------------------------------------
                                     December 31, 1997         1997                1996                 1995
                                     ------------------  -------------------  ----------------  -------------------
                                              Percent             Percent            Percent             Percent
                                              to Total            to Total          to Total            to Total
                                      Amount  Allowance  Amount   Allowance  Amount  Allowance  Amount   Allowance
                                      ------  ---------  ------   ---------  ------  ---------  ------   ---------
                                                                 (Dollars in Thousands)
Single-family residential            $   412     2.01%  $   427       3.73%   $  407    12.60%  $   411      8.95%
Commercial real estate                10,459    51.06     2,836      24.80     2,624    81.30     3,644     79.34
Consumer                               6,203    30.28     8,172      71.47       197     6.10       538     11.71
General unallocated                    3,410    16.65       --          --        --       --        --        --
                                     -------   ------   -------     ------    ------   ------    ------    ------
Total                                $20,484   100.00%  $11,435     100.00%   $3,228   100.00%   $4,593    100.00%
                                     =======   ======   =======     ======    ======   ======    ======    ======




                                                     June
                                   ----------------------------------------
                                         1994                 1993
                                   -------------------  -------------------
                                            Percent              Percent
                                           to Total             to Total
                                    Amount   Allowance   Amount   Allowance
                                    ------   ---------   ------   ---------

Single-family residential            $  467     12.66%    $  453    20.84%
Commercial real estate                3,023     81.95      1,521    70.04
Consumer                                199      5.39        198     9.12
General unallocated                      --        --         --       --
                                     ------    ------     ------   ------
Total                                $3,689    100.00%    $2,172   100.00%
                                     ======    ======     ======   ======

Investment Activities

     The Company's securities portfolio is managed in accordance with a written investment policy adopted by the Board of Directors and administered by the Company's Investment Committee. All transactions must be approved by the Investment Committee and reported to the Board of Directors.

     The Banks are authorized to invest in obligations issued or fully guaranteed by the U.S. Government, certain federal agency obligations, certain time deposits, negotiable certificates of deposit issued by commercial banks and other insured financial institutions, investment grade corporate debt securities and other specified investments such as mortgage-backed and related securities.

     The Company invests in mortgage-backed and related securities, including mortgage participation certificates, which are insured or guaranteed by U.S. Government agencies and government sponsored enterprises, and CMOs and real estate mortgage investment conduits ("REMICs"). Mortgage-backed securities (which also are known as mortgage participation certificates or pass-through certificates) represent a participation interest in a pool of single-family or multi-family mortgages, the principal and interest payments on which are passed from the mortgage originators, through intermediaries (generally U.S. Government agencies and government sponsored enterprises) that pool and repackage the participation interests in the form of securities, to investors such as the Company. Such U.S. Government agencies and government sponsored enterprises, which guarantee the payment of principal and interest to investors, primarily include the FHLMC, the FNMA and the Government National Mortgage Association ("GNMA").

     Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The characteristics of the underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The term of a mortgage-backed pass-through security thus approximates the term of the underlying mortgages.

     The Company's mortgage-backed and related securities include CMOs, which include securities issued by entities which have qualified under the Internal Revenue Code of 1986, as amended ("Code"), as REMICs. CMOs and REMICs (collectively CMOs) have been developed in response to investor concerns regarding the uncertainty of cash flows associated with the prepayment option of the underlying mortgagor and are typically issued by governmental agencies, government sponsored enterprises and special purpose entities, such as trusts, corporations or partnerships, established by financial institutions or other similar institutions. A CMO can be collateralized by loans or securities which are insured or guaranteed by FNMA, FHLMC or GNMA. In contrast to pass-through mortgage-backed securities, in which cash flow is received pro rata by all security holders, the cash flow from the mortgages underlying a CMO is segmented and paid in accordance with a predetermined priority to investors holding various

CMO classes. By allocating the principal and interest cash flows from the underlying collateral among the separate CMO classes, different classes of bonds are created, each with its own stated maturity, estimated average life, coupon rate and prepayment characteristics.

     Beginning in 1993, the Company began to implement an investment strategy whereby it purchased mortgage-backed and related securities and financed those securities primarily through reverse repurchase agreements and FHLB advances. The Company predominantly purchased adjustable-rate FNMA and FHLMC CMOs tied to COFI. As a result, at June 30, 1996, the Company's securities portfolio amounted to $2.1 billion ($1.9 billion of which consisted of COFI-based CMOs) or 65.1% of total assets. The COFI is a compilation of the average rates paid by savings institutions which are members of the 11th District of the FHLB system, and the COFI generally adjusts more slowly to changes in market rates of interest when compared to adjustable-rate loans and securities with interest rates based on other indices. As a result of recent fluctuations in the level of interest rates as well as the structure of the COFI, the values of the Company's COFI-based CMOs have declined in recent periods. At June 30, 1996, the Company had $48.5 million of unrealized losses with respect to its securities portfolio (net of applicable tax benefits).

     In late 1996 and in anticipation of the proposed sale of the Company, the Company began reducing its securities, particularly its CMO holdings, through periodic bulk sale transactions. During fiscal 1997, the Company sold $743.9 million of securities and recognized $29.6 million of losses with respect to such sales. At June 30, 1997, the Company's securities portfolio amounted to $1.4 billion ($1.1 billion of which consisted of COFI-based CMOs) or 53.1% of total assets. As of such date, the Company had $32.0 million of unrealized losses with respect to its securities portfolio (net of applicable tax benefits).

     During September 1997 and in connection with the Private Placement and the Redemption, new management of the Company determined that its CMO portfolio was "other than temporarily impaired" and, in accordance with GAAP, wrote-down its remaining CMO portfolio by $54.7 million. In addition, since assuming control of the Company on September 8, 1997, new management has been accelerating the disposition of its securities portfolio, particularly its COFI-based CMOs. During the three months ended September 30, 1997, the Company sold $539.2 million of securities and recognized $17.3 million of losses with respect to such sales. The market for fixed income securities improved during the three-month period ended December 31, 1997 and during such period the Company sold a portion of the remaining COFI-based CMO portfolio for a gain of $12.7 million. The Company has utilized the proceeds of such sales to repay all of its outstanding reverse repurchase agreements and $451.0 million or 84.9% of its outstanding FHLB advances. The remaining proceeds were invested in short-term investments. At December 31, 1997 the Company's securities portfolio amounted to $518.1 million ($428.6 million of which consisted of COFI-based mortgage-related securities) or 27.5% of assets. As of such date, all of the Company's securities were classified as available for sale. Pursuant to SFAS No. 115, securities classified as available for sale are carried at fair value with any resulting unrealized gains or losses credited or charged to stockholders' equity. As of

December 31, 1997, the Company had unrealized gains with respect to its securities portfolio of $2.3 million (net of applicable taxes).

     The following table sets forth information regarding the carrying and market value of the Company's securities at the dates indicated.


                                                                                             June 30,
                                                                 ------------------------------------------------------------------
                                          December 31, 1997             1997                   1996                    1995
                                         -------------------     ------------------      ----------------       -------------------
                                         Carrying     Market     Carrying    Market      Carrying   Market      Carrying    Market
                                           Value      Value        Value     Value         Value    Value         Value     Value
                                           -----      -----        -----     -----         -----    -----         -----     -----
                                                                               (In Thousands)
   Available for sale (at
     market):
     FHLMC ...........................  $186,706   $186,706    $473,963    $473,963  $  884,936 $   884,936 $    89,183  $   89,183
     FNMA ............................   267,826    267,826     483,508     483,508     810,963     810,963     272,219     272,219
     GNMA ............................       386        386          --          --          --          --          --          --
     Private .........................    57,175     57,175      28,046      28,046      41,174      41,174          --          --
     U.S. Government agency
       securities ....................     6,000      6,000          --          --          --          --          --          --
     Equity securities ...............        14         14          --          --      11,604      11,604      12,287      12,287
     Interest rate caps and floors ...        --         --          48          48       4,652       4,652          --          --
                                        --------   --------    --------    --------  ---------- -----------  ----------  ----------
                                        $518,107   $518,107    $985,565    $985,565  $1,753,329  $1,753,329  $  373,689  $  373,689
                                        ========   ========    ========    ========  ========== ===========  ==========  ==========
   Held to maturity:
     FHLMC ...........................  $     --   $     --    $206,915    $201,924    $248,006  $  239,996  $1,173,807  $1,151,783
     FNMA ............................        --         --      88,070      84,552      90,301      86,713     691,313     680,201
     GNMA ............................        --         --         429         417         504         488         607         590
     Private .........................        --         --      38,674      37,805      53,513      51,807     118,029     113,163
     U.S. Government agency
       securities ....................        --         --      74,119      74,219          --          --          --          --
                                        --------   --------    --------    --------  ---------- -----------  ----------  ----------
                                        $     --   $     --    $408,207    $398,917  $  392,324  $  379,004  $1,983,756  $1,945,737
                                        ========   ========    ========    ========  ========== ===========  ==========  ==========



     The following table sets forth the activity in the Company's aggregate securities portfolio during the periods indicated.


                                                                                    Years Ended June 30,
                                                  Six Months Ended     -------------------------------------------
                                                  December 31, 1997         1997           1996            1995
                                                  -----------------         ----           ----            ----
                                                                       (In Thousands)
    Securities at beginning of period .........       $1,393,772       $2,145,653      $2,357,445      $2,469,356
    Purchases .................................           80,441           73,388           9,040          37,708
    Loan securitizations ......................               --               --              --          60,824
    Proceeds from securities sales ............         (865,146)        (743,943)        (50,321)        (95,255)
    Proceeds from swap terminations ...........               --               --          (3,637)             --
    Loss on termination of options ............           (2,234)              --              --              --
    Gain (loss) from securities sales .........           (4,610)         (29,582)           (181)          2,298
    Mark-to-market on securities other
      than temporarily impaired ...............          (54,724)              --              --              --
    Repayments and prepayments ................          (80,789)         (65,406)        (80,976)       (113,845)
    Amortization and accretion ................               (2)         (10,355)        (11,905)         (6,898)
    Accretion of deferred (gains) or
      losses from swap terminations ...........               --            1,888           1,154              --
    Decrease (increase) in unrealized
      losses on available-for-sale ............           52,824           25,408         (74,966)          3,257
    securities(1)
    Charge-offs and transfers to loans ........           (1,425)          (3,279)             --              --
                                                       ---------       ----------      ----------      ----------
    Securities at end of period ...............        $ 518,107       $1,393,772      $2,145,653      $2,357,445
                                                       =========       ==========      ==========      ==========

----------
(1) At December 31, 1997, the cumulative unrealized gains on securities classified as available-for-sale amounted to $3.6 million.

     At December 31, 1997, the Company's securities portfolio had an aggregate carrying value of $518.1 million, $512.1 million of which consisted of mortgage-backed and related securities and $6.0 million of which consisted of U.S. Government agency securities. At December 31, 1997, of the Company's $512.1 million of mortgage-backed and related securities, $43.4 was scheduled to mature in one year or less (which had a weighted average yield of 5.75%), $1.0 million was scheduled to mature in between one and five years (which had a weighted average yield of 7.04%, $6.4 million was scheduled to mature in between five and ten years (which had a weighted average yield of 6.96%), and $461.3 million was scheduled to mature after ten years (which had a weighted average yield of 7.00%).

     The actual maturity of a mortgage-backed or related security is less than its stated maturity due to prepayments of the underlying mortgages. Prepayments that are faster than anticipated may shorten the life of the security and affect its yield to maturity. The yield to maturity is based upon the interest income and the amortization of any premium or discount related to the security. In accordance with GAAP, premiums and discounts are amortized over the estimated lives of the loans, which decrease and increase interest and dividend income, respectively. The prepayment assumptions used to determine the amortization period for premiums and discounts can significantly affect the yield of the mortgage-backed or related security, and these assumptions are reviewed periodically to reflect actual prepayments. Although prepayments of underlying mortgages depend on many factors, including the type of mortgages, the coupon rate, the age of mortgages, the geographical location of the underlying real estate collateralizing the mortgages and general levels of market interest rates, the difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates generally is the most significant determinant of the rate of prepayments. During periods of falling mortgage interest rates, if the coupon rate of the underlying mortgages exceeds the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages and the related security.

     All of the $6.0 million of U.S. Government agency securities held by the Company at December 31, 1997 (which had a weighted average yield of 5.77%) was scheduled to mature in one year or less.

Sources of Funds

     General. Deposits are the primary source of the Company's funds for lending and other investment purposes. In addition to deposits, the Company derives funds from loan principal repayments and advances from the FHLB of Topeka. Furthermore, in prior periods, the Company utilized reverse repurchase agreements in order to fund its lending and investing activities. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources. They may also be used on a longer-term basis for general business purposes.

     Deposits. The Banks accept deposits through their 41 branch offices, consisting of 28 Local Federal branches and 13 Local America branches. See "--Offices and Other Material Properties." Deposits are solicited on a regular basis directly through the Banks' customer base and through various advertising media within its markets. The Banks offer several savings account and checking account plans to its customers. Among savings account plans, the Banks offer basic savings, short- and long-term certificates of deposit, a variable rate IRA/Keogh and regular IRAs and Keoghs. The Banks offer checking account plans that range from a no-fee, no-interest plan to a variable-fee, bundled product plan that includes services or products such as personalized checks, ATM cards, overdraft protection, no annual fee Visa/Mastercard membership, safe deposit box discounts, and assistance with travelers checks.

     According to SNL Securities, as of June 30, 1997, the Company operated on a consolidated basis the largest thrift institution in terms of total deposits in the State of Oklahoma. The Banks ranked fourth overall among all depository institutions as of such date, with 4.5% of the state's deposit market share, adjusted for pending mergers and acquisitions.

     Interest rates paid, maturity terms, service fees and withdrawal penalties are established by the Banks, on a periodic basis. Determination of rates and terms are predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

     The Banks do not advertise for deposits outside their local market areas or utilize the services of deposit brokers.

         The following table presents the average balance of each deposit type and the average rate paid on each deposit type of the Company for the periods indicated.


                                                                                     Years Ended June 30,
                          Six Months Ended        ----------------------------------------------------------------------------------
                          December 31, 1997                    1997                       1996                           1995
                      -------------------------   ---------------------------  -------------------------  --------------------------
                                        Average                       Average                    Average                     Average
                      Average            Rate     Average              Rate   Average             Rate    Averag              Rate
                      Balance  Interest  Paid     Balance   Interest   Paid   Balance   Interest  Paid    Balance  Interest   Paid
                      -------  --------  ----     -------   --------   ----   -------   --------  ----    -------  -------- --------
                                                                  (Dollars in Thousands)
Noninterest-
  bearing deposits  $   57,778  $    --    --%   $  52,087  $    --     --%   $  46,791  $    --    --%   $         $ 38,356     --%
Passbook accounts       78,731    1,009  2.56       72,441    2,092   2.89       75,359    2,190  2.91       93,699    2,742   2.93
NOW and money market
  accounts             187,381    2,594  2.77      195,606    5,381   2.75      204,752    5,638  2.75      248,752    6,937   2.79
Term certificates    1,301,703   37,069  5.70    1,329,463   75,618   5.69    1,271,079   73,345  5.77    1,149,834   58,556   5.09
                    ----------  -------  ----   ----------  -------   ----   ----------  -------  ----   ---------   -------   ----
    Total deposits  $1,625,593  $40,672  5.00%  $1,649,597  $83,091   5.04%  $1,597,981  $81,173  5.08%  $1,530,641  $68,235   4.46%
                    ==========  =======  ====   ==========  =======   ====   ==========  =======  ====   =========   =======   ====



     The following table sets forth activity in the Company's deposits during the periods indicated.


                                        Six Months                         Years Ended June 30,
                                    Ended December 31,   --------------------------------------------------
                                           1997             1997               1996               1995
                                           ----             ----               ----               ----
                                                                      (In Thousands)
    Beginning balance ............     $1,644,356         $1,602,460         $1,577,822         $1,474,171
    Net increase (decrease)
      before interest ............        (82,495)           (41,195)           (56,535)            35,415
    Interest credited ............         40,672             83,091             81,173             68,235
                                       ----------         ----------         ----------         ----------
    Net increase (decrease) in
     deposits ....................        (38,783)            41,896             24,639            103,650
                                       ----------         ----------         ----------         ----------
    Ending balance ...............     $1,602,533         $1,644,356         $1,602,460         $1,577,822
                                       ==========         ==========         ==========         ==========


     The following table sets forth by various average interest rate categories the term certificates with the Company at the dates indicated.

                                                                 June 30,
                             December 31,     ----------------------------------------------
Average Rate Paid               1997            1997              1996              1995
-----------------               ----            ----              ----              ----
                                                     (In Thousands)
0.00% to 3.99% ...........  $        --       $       --        $    2,860        $    4,539
4.00% to 4.99% ...........        4,327           21,105             7,039             7,408
5.00% to 5.99% ...........      994,844        1,008,889         1,024,706           877,469
6.00% to 6.99% ...........      286,421          293,583           254,328           351,744
7.00% to 7.99% ...........          740              881             1,290             4,169
                             ----------       ----------        ----------        ----------
                             $1,286,332       $1,324,458        $1,290,223        $1,245,329
                             ==========       ==========        ==========        ==========

     The following table sets forth the amount and remaining maturities of the Company's term certificates at December 31, 1997.


                                                                  Over One Year   Over Two Years
                             Six Months        Over Six Months     Through Two     Through Three     Over Three
                              and Less        Through One Year        Years            Years            Years
                              --------        ----------------        -----            -----            -----
                                                                (In Thousands)
   0.00% to 3.99% ..........  $     10          $      --         $     --         $     --          $    --
   4.00% to 4.99% ..........    27,087              1,345              243               30               --
   5.00% to 5.99% ..........   491,487            260,256          161,752           18,883           10,480
   6.00% to 6.99% ..........    96,110             91,230           66,500           10,036            6,174
   7.00% to 7.99% ..........     8,303              7,331           16,152           11,461            1,311
   8.00% to 8.99% ..........       171                 10               --               --               --
                              --------           --------         --------          -------          -------
     Total                    $623,168           $360,172         $244,647          $40,410          $17,935
                              ========           ========         ========          =======          =======

     As of December 31, 1997, the aggregate amount of outstanding time certificates of deposit in amounts greater than or equal to $100,000, was approximately $153.5 million. The following table presents the maturity of these time certificates of deposit at such dates.

                                                 December 31, 1997
                                                 -----------------
                                                   (In Thousands)
   3 months or less ................................  $ 34,360
   Over 3 months through 6 months ..................    36,359
   Over 6 months through 12 months .................    43,901
   Over 12 months ..................................    38,860
                                                      --------
                                                      $153,480
                                                      ========

     Borrowings. Other than deposits, the Company's primary sources of funds have historically consisted of reverse repurchase agreements and advances from the FHLB of Topeka. Although a substantial portion of the Company's growth in its securities portfolio in recent periods has been funded through the use of reverse repurchase agreements and FHLB advances, new management is in the process of reducing its securities holdings and utilizing the proceeds therefrom to pay down borrowings. Consequently, reverse repurchase agreements declined from $1.1 billion at June 30, 1996 to $0 at December 31, 1997. Similarly, advances from the FHLB of Topeka declined from $439.0 million at June 30, 1996 to $80.1 million at December 31, 1997. For additional information, see Notes 10 and 11 of the Notes to Consolidated Financial Statements.

     Prior to the Private Placement and the Redemption, the Company had outstanding a promissory note payable to Isabel Collier Read, a former stockholder and the mother of the Selling Shareholders. At June 30, 1997 and 1996, the promissory note had an outstanding principal balance of $7.0 million and $14.0 million, respectively. The promissory note required annual installments of $7.0 million plus accrued interest and bore interest at a specified prime lending rate which could not exceed 8.0% nor fall below 5.7%. On September 8, 1997 in connection with closing of the Private Placement and the Redemption, the Company prepaid the promissory note at a price equal to the principal amount thereof plus accrued and unpaid interest thereon. For additional information, see Note 12 of the Notes to Consolidated Financial Statements.

     Pursuant to the Private Placement, the Company issued $80.0 million of Senior Notes which are due in September 2004 and which bear interest at the rate of 11.0%, payable semi-annually. The Company has established an interest reserve account with an independent trustee which contains $8.8 million, which is sufficient to pay the aggregate interest payments scheduled to be made with respect to the first two interest payment dates on the Senior Notes. Amortized debt issuance costs of approximately $4.3 million at December 31, 1997 was capitalized and is included in other assets as of such date. For additional information, see "Description of the Senior Notes" and Note 13 of the Notes to Consolidated Financial Statements.

     The following table sets forth certain information regarding the short-term borrowings of the Company at or for the dates indicated.


                                                            At or For the Six Months
                                                               Ended December 31,             At or For the Years Ended June 30,
                                                            --------------------------      --------------------------------------
                                                              1997          1996            1997           1996           1995
                                                              ----          ----            ----           ----           ----
                                                                               (Dollars in Thousands)
FHLB of Topeka advances:
  Average balance outstanding                               $391,711      $  987,618      $ 848,733     $  869,568   $  952,373
  Maximum amount outstanding at any
    month-end during the period                              839,347       1,311,735      1,311,735      1,588,618    1,227,829
  Balance outstanding at end of period                        80,136         371,612        531,161        439,011      703,202
  Average interest rate during the period                       7.09%           6.50%          6.77%          6.71%        5.85%
  Average interest rate at end of period                        6.06%           5.59%          5.73%          5.70%        6.24%

Securities sold under agreements to purchase:
  Average balance outstanding                                $55,235      $  567,000      $ 418,784     $  686,558    $ 634,282
  Maximum amount outstanding at any
    month-end during the period                              239,914         942,325        942,315      1,079,194      865,713
  Balance outstanding at end of period                            --         942,325        310,801      1,079,194      779,626
  Average interest rate during the period(1)                    7.45%           6.45%          6.73%          6.76%        5.76%
  Average interest rate at end of period                          --%           5.38%          5.55%          5.36%        6.11%

----------
(1) Average interest rate during the period reflects the effect of the Company's interest rate swaps.

Subsidiaries

     The Banks are permitted to invest up to 2% of their assets in the capital stock of, or secured or unsecured loans to, subsidiary corporations, with an additional investment of 1% of assets when such additional investment is primarily for community development purposes. In addition, the Banks are permitted to make an unlimited investment in one or more operating subsidiaries, which are permitted to engage only in activities that the Banks may undertake directly. As of December 31, 1997, Local Federal maintained six direct or indirect subsidiaries, consisting of Local America Inc., Local America, Local Acceptance, Star, Local Mortgage Corporation, Star Properties, Inc., Service Corporation of Tulsa, Inc. and Oklahoma Financial Services Corporation. At December 31, 1997, Local Federal's investment in its subsidiaries amounted to $149.7 million in the aggregate.

     Local America, Inc. is the parent holding company for Local America and does not conduct any independent operations. Local Acceptance and Star previously operated as indirect automobile finance subsidiaries. As discussed under "Risk Factors--Lending and Investment Activities--Sub-prime Automobile Lending," the loan origination infrastructure of Local Acceptance and Star has been dismantled and the automobile receivables have been sold.

     Local Mortgage Corporation was organized in 1995 as a Connecticut corporation for the primary purpose of originating commercial real estate loans. Local Mortgage Corporation is licensed to do business in Connecticut, Illinois and Texas. Although Local Mortgage Corporation is currently originating loans out of its Connecticut office, both its Illinois and Texas offices are currently closed and the Connecticut office is expected to close in February 1998.

     Star Properties, Inc. was organized in 1981 as an Oklahoma corporation for the purpose of acquiring, maintaining and managing real estate to be used for offices and related facilities of the Banks, as well as other fixed assets. Star Properties, Inc. leases to the Banks, pursuant to certain written agreements, office furniture and fixtures at the Banks' branch offices. Star Properties, Inc. has not made any purchases of real estate or office furniture and fixtures since 1985.

     Service Corporation of Tulsa, Inc. was organized in 1970 as an Oklahoma corporation for the purpose of engaging in real estate development activities. This service corporation is currently inactive.

     Oklahoma Financial Services Corporation was organized in 1981 as an Oklahoma corporation in order to engage in real estate development. Oklahoma Financial Services Corporation has not engaged in any real estate development since 1984. Annuities, mutual funds and various other insurance products are marketed to the Bank's customers.

Offices and Other Material Properties

     The following table provides information on the Company's consolidated branch network as of December 31, 1997:


                                                                                                                   Net Book Value of
                                                                                                                     Property and
                                                                                                                       Leasehold
                                        Ownership                               Size          Deposits as of        Improvements at
              Location                   Status          Lease Terms       (Square Feet)   December 31, 1997(1)    December 31, 1997
              --------                   ------          -----------       -------------   --------------------    -----------------
                                                                                                        (In Thousands)
Corporate Headquarters:

  3601 N.W. 63rd                          Owned              --               70,000               $32,314                 $3,565
  Oklahoma City, OK 73116

Local Federal Branch Offices:

  Downtown Office                        Leased      $1,212.50/mo.             1,164                17,668                      9
  100 West Park Avenue                               5 Years
  Oklahoma City, OK 73102                            Expires 1/31/99

  May Avenue Office                       Owned              --               14,090                79,458                    334
  5701 North May Avenue
  Oklahoma City, OK 73112

  Norman Office                           Owned              --                5,000                48,328                    182
  2201 West Main Street
  Norman, OK 73069-6499

  Midwest City Office                     Owned              --                                     94,086                    354
  414 North Air Depot
  Midwest City, OK 73110

  Springbrook Office                      Owned              --                5,200                45,998                    264
  6233 N.W. Expressway
  Oklahoma City, OK 73132

  Bethany Office                          Owned              --                2,650                50,047                     75
  7723 N.W. 23rd Street
  Bethany, OK 73008

  Penn South Office                       Owned              --                2,650                53,070                     50
  8700 South Pennsylvania
  Oklahoma City, OK 73159

  Quail Creek Office                      Owned              --                3,250                34,915                    179
  12241 North May Avenue
  Oklahoma City, OK 73120



                                                                                                                   Net Book Value of
                                                                                                                     Property and
                                                                                                                       Leasehold
                                        Ownership                               Size          Deposits as of        Improvements at
              Location                   Status          Lease Terms       (Square Feet)   December 31, 1997(1)    December 31, 1997
              --------                   ------          -----------       -------------   --------------------    -----------------
                                                                                                         (In Thousands)

  Portland Office                         Owned           --                 1,800               $43,424                   $236
  1924 North Portland
  Oklahoma City, OK 73107

  Purcell Office                         Leased      $600/mo.                    722                18,652                     --
  422 West Main                                      2 Years
  Purcell, OK 73080                                  Expires 7/31/99

  Chandler Office                         Owned           --
  1804 East First Street
  Chandler, OK 74834

  Edmond Office                          Leased      $1,530/mo.                2,160                34,847                      5
  301 South Bryant                                   10 Years
  Edmond, OK 73034                                   Expires 1/31/08

  Shawnee Office                          Owned           --                   2,650                37,025                     81
  2512 North Harrison
  Shawnee, OK 74801

  Yukon Office                           Leased      $1,500/mo.                1,500                21,045                      7
  1203 Cornwell                                      5 Year
  Yukon, OK 73099                                    Expires 6/30/99

  Lindsay Office                          Owned          --                    1,200                21,193                     17
  420 South Main
  Lindsay, OK 73052

  Elk City Branch                         Owned          --                   10,300                63,091                    202
  200 Broadway
  Elk City, OK 73644

  Moore Office                            Owned          --                    1,500                20,167                     62
  513 Northeast 12th Street
  Moore, OK 73160

  Crown Heights Office                    Owned          --                    1,800                21,157                    155
  4716 North Western
  Oklahoma City, OK 73118

  Pauls Valley Office                     Owned          --                    2,280                24,082                    102
  700 West Grant
  Pauls Valley, OK 73075



                                                                                                                   Net Book Value of
                                                                                                                     Property and
                                                                                                                       Leasehold
                                        Ownership                               Size          Deposits as of        Improvements at
              Location                   Status          Lease Terms       (Square Feet)   December 31, 1997(1)    December 31, 1997
              --------                   ------          -----------       -------------   --------------------    -----------------
                                                                                                         (In Thousands)

  Weatherford Office                      Owned               --               3,000               $19,097                   $ 87
  109 East Franklin
  Weatherford, OK 73096

  Clinton Office                          Owned               --               2,000                39,473                     37
  1002 West Frisco
  Clinton, OK 73601

  Duncan Downtown Office                  Owned               --               2,500                57,134                    124
  1006 West Main Street
  Duncan, OK 73533

  Duncan North Office                     Owned               --               3,000                31,576                     91
  2210 North Highway 81
  Duncan, OK 73533

  Sulphur Office                          Owned               --               3,000                19,791                     79
  2009 West Broadway
  Sulphur, OK 73086

  Chickasha Office                        Owned               --               3,143                47,609                    100
  628 Grand Avenue
  Chickasha, OK 73018

  Lawton Downtown Office                 Leased      $5,156/mo. Note           6,000                91,480                     --
  1 S.W. 11th Street                                 10 Years
  Lawton, OK 73501                                   Expires 3/31/03

  Lawton Willow Creek                     Owned               --               1,500                18,346                    173
  7210 N.W. Cache Road
  Lawton, OK 73505

  Ardmore Office                          Owned               --               7,066                44,004                    131
  313 W. Broadway
  Ardmore, OK 73401

Local America Branch Offices:

  Hudson Office                          Leased      $6,676.17/mo.             6,374                 5,774                      2
  5801 East 41st Street                              Note(2)                                        29,110                     --
  Tulsa, OK 74135                                    5 Years
                                                     Expires 6/30/99


                                                                                                                   Net Book Value of
                                                                                                                     Property and
                                                                                                                       Leasehold
                                        Ownership                               Size          Deposits as of        Improvements at
              Location                   Status          Lease Terms       (Square Feet)   December 31, 1997(1)    December 31, 1997
              --------                   ------          -----------       -------------   --------------------    -----------------
                                                                                                         (In Thousands)
  Downtown Office                        Leased      $2,279.75/mo.             3,316               $16,520                   $  6
  111 West 5th Street                                3 Years
  Tulsa, OK 74103                                    Expires 11/30/98

  Harvard Office                         Leased      $2,270.83/mo.             2,500                50,701                      1
  3332 East 51st Street                              Note(2)
  Tulsa, OK 74135                                    5 Years
                                                     Expires 5/31/98

  Yale Office                            Leased      $1,300/mo.                2,400                75,010                     --
  2118 South Yale                                    5 Years
  Tulsa, OK 74114                                    Expires 2/28/00

  Broken Arrow Office                    Leased      $2,020/mo.                2,424                30,173                      7
  3359 South Elm Place                               3 Years
  Broken Arrow, OK 74012                             Expires 5/31/99

  Sand Springs Office                    Leased      $1,912.50/mo.             3,214                43,953                      1
  800 East Charles Page Blvd.                        10 Years
  Sand Springs, OK 74063                             Expires 3/31/03

  Springs Village                        Leased      $1,368.50/mo              1,642                14,861                      3
  3973 South Highway 97                              3 Years
  Sand Springs, OK 74063                             Expires 5/31/99

  Memorial Office                        Leased      $3,060/mo.                3,060                30,522                      2
  8202 East 71st Street                              5 Years
  Tulsa, OK 74133                                    Expires 5/31/02

  Sapulpa Office                          Owned              --                1,300                26,413                    419
  911 East Taft
  Sapulpa, OK 74066

  Lewis Office                           Leased      Rent: See Note(3)         4,685                23,117                      3
  2250 East 73rd Street                              5 Years
  Tulsa, OK 74136                                    Expires 11/30/01

  Claremore Office                        Owned              --                15,100               57,959                    910
  1050 Lynn Riggs Blvd.
  Claremore, OK 74017



                                                                                                                  Net Book Value of
                                                                                                                     Property and
                                                                                                                       Leasehold
                                        Ownership                               Size          Deposits as of        Improvements at
              Location                   Status          Lease Terms       (Square Feet)   December 31, 1997(1)    December 31, 1997
              --------                   ------          -----------       -------------   --------------------    -----------------
                                                                                                         (In Thousands)

  Owasso Office                           Owned              --                1,100               $18,387                  $  87
  201 East 2nd Street
  Owasso, OK 74055

  Muskogee Office                        Leased      $2,200/mo.                3,400                32,415                      2
  2401 East Chandler                                 5 Years
  Muskogee, OK 74403                                 Expires 7/31/98

----------
(1) Deposit accounts totalling $1.9 million cannot be identified with a specific branch office and are, consequently, not included in this table.

(2) Subject to rent increases each year on July 1.

(3) Monthly rent derived as follows: $3,768 (1st year); $4,003.50 (2nd year); $4,239 (3rd year); $4,474.50 (4th year); and $4,710 (5th year).

Personnel

     As of December 31, 1997, the Company (on a consolidated basis) has 430 full-time employees and 95 part-time employees. The employees are not represented by a collective bargaining agreement and the Company believes that it has good relations with its employees.

Legal Proceedings

     In conjunction with Local Federal's acquisition of Local America during 1989, Local Federal and Local America entered into an Assistance Agreement with the Federal Savings and Loan Insurance Corporation ("FSLIC"), the fund which previously insured all savings institutions' deposits. Under the terms of theAssistance Agreement, the FSLIC Resolution Fund (the "Fund"), which is currently managed by the FDIC, is entitled to receive certain portions of the tax benefits attributable to acquired net operating loss carryforwards and deductions resulting from certain items for which the Fund has agreed to provide assistance, provided that such tax benefits are realized by Local Federal on a consolidated basis.

     In connection with the Assistance Agreement, a dispute exists between Local America and the FDIC regarding certain tax benefits. Management, after consultation with legal counsel and based on available facts and proceedings to date, has determined that Local America will have some liability to the FDIC with respect to such tax benefits. At December 31, 1997, the Company estimated this liability to be approximately $13.0 million, which has been reserved for and is included in other liabilities in the Consolidated Statements of Financial Condition included elsewhere herein. The Company believes that as of December 31, 1997, the FDIC's estimate of this liability was approximately $23.0 million. Pursuant to the terms of the Redemption Agreement, the Selling Stockholders have agreed to indemnify the Company with respect to the Assistance Agreement to the extent the Company is found to be liable for an amount in excess of the amount of the reserve in respect of such dispute which is reflected on the Company's audited balance sheet as of December 31, 1997. Upon consummation of the Redemption, the Company deposited a portion of the amount to be paid to the Selling Stockholders (i.e., $10.0 million) into the FDIC Dispute Escrow Account in order to fund any potential payments which may be required to be made by the Selling Stockholders to the Company in connection with such indemnification. See "The Private Placement and the Redemption Transactions--The Redemption Agreement."

     For information with respect to a lawsuit filed by the Company against the Selling Stockholders, see "The Private Placement and the Redemption Transactions--The Redemption Agreement."

     The Company is also involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition and results of operation of the Company.

                                   MANAGEMENT

Directors

     Pursuant to the terms of the Purchase Agreement, upon consummation of the Private Placement, each of the persons then serving as directors of the Company resigned and Edward A. Townsend, Jan A. Norton and Joseph A. Leone were appointed as directors of the Company. Following such resignations and appointments, the new members of the Board of Directors caused Robert A. Kotecki, George Nigh, and Kenneth W. Townsend to be appointed to the Company's Board of Directors. Following the reconstitution of the Board of Directors, the Company elected the persons named below as directors of the Banks.

     The following table sets forth information with respect to the directors of the Company and the Banks. Except as described above, there were and are no arrangements or understandings between the Company and the Banks and any person pursuant to which such person has been elected as a director, and no director is related to any other director or executive officer of the Company or the Banks by blood, marriage or adoption. At December 31, 1997, all directors and officers of the Company as a group owned 43,000 shares or 0.2% of the issued and outstanding Common Stock. For information with respect to the number of shares held by individual directors and officers, see "Selling Holders."

                                               Director
       Name                   Age(1)           Since(2)        Term Expires
       ----                   ------           --------        ------------
 The Company:

 Robert A. Kotecki             33                1997             2000
 Joseph A. Leone               64                1973             1999
 George Nigh                   70                1997             1998
 Jan A. Norton                 50                1997             1999
 Edward A. Townsend            55                1997             2000
 Kenneth W. Townsend           54                1997             1998
 J. David Rosenberg            48                1998             2000

 Local Federal:

 Gene C. Howard                71                1996             1999
 Robert A. Kotecki             33                1997             2000
 Joseph A. Leone               64                1973             1999
 George Nigh                   70                1997             1998
 Jan A. Norton                 50                1997             1999
 Edward A. Townsend            55                1997             2000
 Kenneth W. Townsend           54                1997             1998
 Robert L. Vanden              50                1993             1998
 Andrew M. Coats               62                1997             2000

 Local America:

 Gene C. Howard                71                1996             1999
 Robert A. Kotecki             33                1997             2000
 Joseph A. Leone               64                1973             1999
 George Nigh                   70                1997             1998
 Jan A. Norton                 50                1997             1999
 Edward A. Townsend            55                1997             2000
 Kenneth W. Townsend           54                1997             1998
 Robert L. Vanden              50                1993             1998
 Andrew M. Coats               62                1997             2000

----------
(1) As of December 31, 1997.
(2) Includes service as a director of the Company, Local Federal and/or Local America.

Biographical Information

     Information concerning the principal position and principal occupation of each director of the Company and the Banks during the past five years is set forth below.

     Andrew M. Coats. Mr. Coats was elected as a director of the Banks in October 1997. Mr. Coats served as the District Attorney of Oklahoma County from 1976 to 1980. Mr. Coats won the Democratic nomination for U.S. Senate from Oklahoma in 1980. In 1983, Mr. Coats was elected Mayor of Oklahoma City where he served until April 1987. Mr. Coats served as President of the law firm of Crowe & Dunlevy in 1987 and 1988 and served as President of the Oklahoma Bar Association in 1992. Mr. Coats is currently serving as the President of the American College of Trial Lawyers. On July 1, 1996, Mr. Coats became the Dean of the University of Oklahoma College of Law.

     Gene C. Howard. Mr. Howard was elected as a director of the Banks immediately following consummation of the Private Placement. Mr. Howard was initially elected to the Board of Directors of Local Federal in 1996 and has served as an attorney and senior partner with the law firm of Howard, Weddows, Bulogle & Vaughn, P.C., Tulsa, Oklahoma, since 1952.

     Robert A. Kotecki. Mr. Kotecki was elected as a director of the Company and the Banks immediately following consummation of the Private Placement. Mr. Kotecki has served as Senior Vice President of Friedman, Billings, Ramsey & Co., Inc., Arlington, Virginia, which served as the Placement Agent in connection with the Private Placement, since March 1993. From November 1988 through March 1993, Mr. Kotecki served as an Associate with Trident Financial Corp., an investment banking firm located in Raleigh, North Carolina.

     Joseph A. Leone. Mr. Leone was elected as a director of the Company and the Banks immediately upon consummation of the Private Placement. Mr. Leone was initially elected to the Board of Directors of Local Federal in 1973. Since 1987, Mr. Leone has served as managing partner with MBI, Inc., a limited partnership which owns several commercial real estate properties located within Oklahoma. From 1978 through 1987, Mr. Leone served as Executive Vice Chancellor and Chancellor of the Oklahoma State System of Higher Education.

     George Nigh. Governor Nigh was elected as a director of the Company and the Banks immediately following the consummation of the Private Placement. Governor Nigh is currently retired. From July 1992 through June 1997, Governor Nigh served as President of the University of Central Oklahoma, where he had served as Distinguished Statesman in Residence for the previous five years. From January 1979 through 1987, Governor Nigh served as Governor of the State of Oklahoma. Prior to 1979, Governor Nigh served 16 years at Lt. Governor and eight years in the House of Representatives of the State of Oklahoma. Governor Nigh currently serves on the Board of Directors for J.C. Penney Company and is a consultant for Express Services Personnel.

     Jan A. Norton. Mr. Norton was elected as a director of the Company and the Banks immediately upon consummation of the Private Placement. In addition, Mr. Norton became President of the Company and the Banks following consummation of the Private Placement. Mr. Norton has served as President of Green Country Bank since May 1994. From May 1992 through April 1994, Mr. Norton served as a principal with the Thistle Group, a corporate financial consulting firm located in Dallas, Texas.

     J. David Rosenberg. Mr. Rosenberg has been a partner of Keating Muthing & Klekamp, a law firm engaged in private practice, since prior to 1992. Mr. Rosenberg is a director of Roses Holding, Inc. formerly Roses Stores, Inc., Henderson, North Carolina, which was formerly engaged in the operation of general merchandise variety stores and which currently conducts no operations. Mr. Rosenberg was elected as a director of the Company in February 1998.

     Edward A. Townsend. Mr. Townsend was elected as a director of the Company and the Banks immediately upon consummation of the Private Placement. In addition, Mr. Townsend became Chairman and Chief Executive Officer of the Company and the Banks following consummation of the Private Placement. Since April 1994, Mr. Townsend has served as Chairman and Chief Executive Officer of Green Country Bank and President of Green Country. From January 1993 through March 1994, Mr. Townsend served as Senior Vice President of Stifel, Nicolaus & Company, an investment banking firm located in St. Louis, Missouri. From October 1988 through September 1992, Mr. Townsend served as Chairman and President of Local Federal. From 1967 to 1987, Mr. Townsend was employed in various positions at InterFirst Corporation.

     Kenneth W. Townsend. Mr. Townsend was elected as a director of the Company and the Banks immediately following consummation of the Private Placement. Mr. Townsend has served as Executive Director of the National Cowboy Hall of Fame, Oklahoma City, Oklahoma, since January 1997. From August 1991 through June 1997, Mr. Townsend served as President of Boatsmen's First National Bank of Oklahoma, Oklahoma City, Oklahoma.

     Robert L. Vanden. Mr. Vanden was elected as a director of the Banks immediately following consummation of the Private Placement. In addition, Mr. Vanden began serving as Executive Vice President of the Banks upon consummation of the Private Placement. From January 1997 until September 1997, Mr. Vanden served as President and Chief Executive Officer of Local Federal. Since February 1990 through December 1996, Mr. Vanden served as Executive Vice President of Local Federal in charge of wholesale commercial lending. Prior to joining Local Federal in February 1990, Mr. Vanden served as Executive Vice President of the Richard Gill Company and Gill Savings.

Executive Officers Who Are Not Directors

     Set forth below is information concerning the executive officers of the Company and the Banks who do not serve on the Board of Directors of the Company or the Banks. All executive officers were elected by the Board of Directors of the Company and/or the Banks following consummation of the Private Placement and serve until their successors are elected and qualified. No executive officer is related to any director or other executive officer of the Company or the Banks by blood, marriage or adoption, and there are no arrangements or understandings between a director of the Company or the Banks and any other person pursuant to which such person was elected an executive officer.

     Richard L. Park. Mr. Park, who is 66 years old, began serving as Executive Vice President and Chief Financial Officer of the Company and the Banks in charge of finance and operations following consummation of the Private Placement. Mr. Park has served as Chief Financial Officer of Green Country Bank since October 1996. From January 1991 through May 1996, Mr. Park was Chief Financial Officer of Western Farm Credit Bank in Sacramento, California, the Eleventh District Bank in the Federal Farm Credit System. Mr. Park is a Certified Public Accountant.

     Christopher C. Turner. Mr. Turner, who is 39 years old, has served as Executive Vice President of the Banks in charge of residential and consumer lending and branch administration since October 1996. Prior to October 1996, Mr. Turner held various positions in the Internal Audit Department of the Company which he joined in November 1980. Prior to November 1980, Mr. Turner served as an internal auditor with Continental Federal Savings and Loan.

     Jana Boren Hand. Ms. Hand, who is 35 years old, has served as Senior Vice President in charge of finance of the Banks since September 1997 and Senior Vice President and Chief Financial Officer of the Banks from January 1997 to September 1997. Prior to January 1997, Ms. Hand served as Vice President and Controller of the Banks since 1994 and Audit Director since joining the Company in February 1991. From 1987 to 1990, Ms. Hand held the position of Audit Supervisor at NCNB Corp., a predecessor to NationsBank Corporation.

     Randall K. Day. Mr. Day, who is 45 years old, has served as Executive Vice President and Treasurer of the Banks since July 1989. Since joining the Company as a credit analyst in April 1981, Mr. Day has also served as Director of Budget and Economics and Director of Investments. Prior to April 1981, Mr. Day held positions with Wichita Mortgage Company and Oklahoma Mortgage Company as a branch manager.

     Alan L. Pollock. Mr. Pollock, who is 49 years old, has served as Senior Vice President, Secretary and General Counsel of the Banks since February 1980. Mr. Pollock also served as President and Chief Executive Officer of Local America from June 1987 until September 1997. Prior to joining the Company in February 1980, Mr. Pollock was engaged in the practice of law in Oklahoma City as a sole practitioner since 1975. Prior to 1975, Mr. Pollock served as an attorney with the law firm of Merson & Campbell.

Board of Directors Meetings and Committees of the Company and the Banks

     The Board of Directors as newly constituted since consummation of the Private Placement and the Redemption will hold regular meetings of the Board of Directors on a quarterly basis and special meetings may be called at any time as necessary. During the year ended June 30, 1997, the Board of Directors held no meetings. The Company does not have a standing nominating committee. The full Board of Directors performs this function.

     The Board of Directors as newly constituted since consummation of the Private Placement and the Redemption will hold regular meetings of the Board of Directors of the Banks on a monthly basis (except in January) and special meetings may be called at any time as necessary. During the year ended June 30, 1997, the Boards of Directors of Local Federal and Local America each met six times.

     The Audit Committee of the Board of Directors of the Company is responsible for examining and reviewing the affairs and reports of the Company, including its system of internal control, as well as the reports of the independent auditors. The Audit Committee also monitors the Company's adherence in accounting and financial reporting to GAAP. The Audit Committee met five times during fiscal 1997 and currently consists of Messrs. Nigh, Leone and Kenneth Townsend.

     The Retirement Committee of the Board of Directors of Local Federal reviews executive compensation, investigates new and different forms of compensation and makes recommendations with respect thereto to the Board of Director of Local Federal. The Retirement Committee met one time during fiscal 1997 and currently consists of Messrs. Leone, Coats and Howard.

Board of Directors Fees

     As of December 1997, each member of the board of directors of the Company receives $10,000 per year which is paid quarterly. As of December 1997, each member of the Boards of Directors of the Banks receives $8,000 per year which is paid quarterly and $500 per meeting (with one paid absence). In addition, as of December 1997, members of the Audit Committee and Retirement Committee receive $300 per meeting. Messrs. Edward Townsend, Norton do not receive compensation for service on the Boards of Directors of the Company and the Banks.

Executive Compensation

         Summary Compensation Table. The following table includes individual compensation information with respect to the Chairman of the Board and Chief Executive Officer of the Company and the four other most highly compensated officers of the Company and its subsidiaries whose total compensation exceeded $100,000 for services rendered in all capacities during the fiscal year ended June 30, 1997.

                                              Annual Compensation
                                              -------------------
                                                                              Long-Term           All Other
   Name and Principal Position               Salary(1)        Bonus      Compensation Awards   Compensation(2)
   ---------------------------               ---------        -----      -------------------   ---------------
    Bruce Sherman,
      President and Treasurer
      of the Company; Chairman
      of Local Federal(3)                   $      --       $104,350           $  --             $      --

    E. Daniel Powers,
      President of Local Federal(4)           175,008        140,000              --                23,944

    Robert L. Vanden
      Executive Vice President of
      the Banks                               187,506         95,000              --                 3,467

    Robert J. Irvin(5)
      Vice President and                           --        208,700              --                    --
      Secretary of the Company;
      Chairman of Local Federal

    John A. Price,
      President of Local America(6)           119,028         26,000              --                75,000

-------------

  (1) Does not include amounts attributable to miscellaneous benefits received by the named officers. The costs to the Company of providing such benefits to the named officers during the year ended June 30, 1997 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported.
  (2) Consists of vacation pay, excess life insurance and, in the case of Messrs. Powers and Price, severance pay.
  (3) Mr. Sherman became Chairman of Local Federal following Mr. Irvin's resignation. See Note 5 below. In September 1997 and in connection with the Private Placement and the Redemption, Mr. Edward Townsend became Chairman and Chief Executive Officer of the Company and the Banks and Mr. Sherman resigned.
  (4)     Mr. Powers resigned from Local Federal in December 1996.
  (5)     Mr. Irvin resigned from the Company in December 1996.
  (6)     Mr. Price resigned from Local America in June 1997.

Benefits

          Employment Agreements. The Company and the Banks (the "Employers") have entered into employment agreements with each of Messrs. Townsend and Norton (the "Executives"). Under such employment agreements, the Employers have agreed to employ Messrs. Townsend and Norton for a term of three years, which term shall be extended each year beginning at the end of the first anniversary of the effective date for a successive additional one-year period upon approval of the Employers' Board of Directors, unless either party elects, not less than 60 days prior to the annual anniversary date, not to extend the employment term. In addition, the annual base salaries for Messrs. Townsend and Norton will be $320,000 and $240,000, respectively, which is to be paid in monthly installments. The employment agreements further provide each of the Executives with the same employee benefits that are provided by Local Federal to executive employees generally, provide for vacation and participation in Local Federal benefit plans, membership in a golf and country club in Oklahoma City, an automobile of a type and kind comparable to that which Local Federal provides to its other executive officers, and a one time moving/housing allowance of $100,000 and $50,000 to Messrs. Townsend and Norton, respectively.

          Each of the foregoing employment agreements are terminable with or without cause by the Employers. The Executives will have no right to compensation or other benefits pursuant to the employment agreements for any period after voluntary termination or termination by the Employers for cause. The employment agreements provide for certain benefits in the event of an Executives' disability. In the event that either employment agreement is terminated by the Employers other than for cause, the Executive will be entitled to receive the benefits he was otherwise entitled to receive under the employment agreement as if such termination had not occurred.

          Mr. Vanden has an employment agreement to serve as President and Chief Executive Officer of Local Federal, providing for a base salary for the period July 1, 1997 through June 30, 1998, in the amount of $225,000. He is presently serving as Executive Vice President of the Banks. Pursuant to its terms, on August 15, 1997, Mr. Vanden received a bonus of $150,000, and if he remains employed by Local Federal, pursuant to the agreement and without interruption, from July 1, 1997 through June 30, 1998, then on August 15, 1998, he is entitled to a bonus in an amount not less than $175,000. The agreement further provides that it shall not be terminated by reason of any of the following: (a) the merger or consolidation of Local Federal or the Company involving more than a fifty percent (50%) change in ownership; (b) the transfer of all or substantially all of the assets of Local Federal or the Company; (c) voluntary or involuntary dissolution of Local Federal or the Company; or (d) change of control of Local Federal or the

Company, defined to be a change in ownership of more than 50% of the voting stock of Local Federal or the Company. (The events described in subparagraphs
(a) through (c) above shall hereafter be referred to in this section as the "Change of Ownership"). The agreement further provides that in the event of a Change of Ownership, that the new owner shall be bound by the provisions of the employment agreement. Mr. Vanden, however, is accorded the right to terminate his employment with Local Federal in the event of a Change of Ownership not later than thirty (30) days following the completion of such event. If he elects to so terminate his employment, he shall be paid a severance payment equal to one-half (1/2) of his then current annualized base salary. If Mr. Vanden is terminated during the term of his employment agreement, i.e. on or before June 30, 1998, by Local Federal, without cause, he shall be entitled to receive the base salary and bonus that would have otherwise been payable to him if he had continued to serve as an employee of Local Federal throughout the term of the agreement.

          Ms. Hand has an employment agreement to serve as the Senior Vice President and Chief Financial Officer of Local Federal, providing for a base salary from July 1, 1997 through July 30, 1998, in the amount of $95,000. Ms. Hand is presently serving as Senior Vice President-Finance of the Banks. Pursuant to its terms, Ms. Hand received a bonus of $40,000, on August 15, 1997. If Ms. Hand remains employed pursuant to the agreement and without interruption from July 1, 1997 through June 30, 1998, then on August 15, 1998, she is entitled to a bonus of at least $40,000. Ms. Hand's agreement also provides that a Change of Ownership, as defined above, shall not terminate her agreement but she shall have the right to resign within thirty (30) days following the completion of such an event, in which case, she will receive a severance payment equal to one-half (1/2) of her then current annualized base salary. If Ms. Hand is terminated during the term of her employment agreement, i.e. on or before June 30, 1998, by Local Federal, without cause, she shall be entitled to receive the base salary and bonus that would have otherwise been payable to her if she had continued to serve as an employee of Local Federal throughout the term of the agreement.

          Mr. Day has an employment agreement to serve as the Executive Vice President and Treasurer of Local Federal for a base salary payable from July 1, 1997 through July 30, 1998 in the amount of $95,000. Pursuant to its terms, Mr. Day received a bonus of $40,000 on August 15, 1997, If Mr. Day remains employed pursuant to the agreement and without interruption from July 1, 1997 through June 30, 1998, he is entitled to a bonus of at least $45,000. Mr Day's agreement also provides that it shall not be terminated by a Change of Ownership, as defined above, and he shall have the right to terminate his employment upon the occurrence of a Change of Ownership event within thirty (30) days and, in such event, receive a severance payment equal to one-half (1/2) of his annualized base salary. If Mr. Day is terminated during the term of his employment agreement, i.e. on or before June 30, 1998, by Local Federal without cause, he shall be entitled to receive the base salary and bonus that would have otherwise been payable to him if he had continued to serve as an employee of Local Federal throughout the term of the Agreement.

          Stock Option Plan. Effective upon consummation of the Private Placement, the Board of Directors of the Company adopted the Stock Option Plan. An aggregate of 1,420,370 shares of Common Stock were authorized under the Stock Option Plan. The Stock Option Plan provides for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Code ("incentive stock options"), non-incentive or compensatory stock options and stock appreciation rights (collectively "Awards"). Unless sooner terminated, the Stock Option Plan will be in effect for a period of ten years from the earlier of adoption by the Board of Directors or approval by the Company's stockholders.

          The Stock Option Plan will be administered and interpreted by a committee of the Board or Directors ("Committee"), which will interpret the plan and determine the number of shares subject to each option, whether such options may be exercised by delivering other shares of Common Stock and when such options become exercisable.

          Under implementing stock option agreements effective at the consummation of the Private Placement, Messrs. Edward Townsend and Jan Norton received incentive options to purchase an aggregate of 811,640 and 304,365 shares of Common Stock, respectively. Such options, which have an exercise price of $10.00 per share, will expire upon the consummation ten years from the date of grant and will be exercisable in three equal annual installments, beginning one-year from the date of grant. In addition, in December 1997, the Company awarded to certain directors and officers of the Company and the Banks options to purchase an additional 218,000 shares of Common Stock at an exercise price of $11.75 per share, which will expire upon the consummation of ten years from the date of grant and which will be exercisable in five equal annual installments, beginning one-year from the date of grant. All executive officers of the Company and the Banks as a group (which did not include Messrs. Edward Townsend and Norton) received options to purchase 85,000 shares, all non-employee directors of the Company and the Banks as a group (other than Mr. Kotecki) received options to purchase 60,000 shares and all employees (not including executive officers) as a group received options to purchase 73,000 shares.

Retirement Plan

          Retirement Plan. Local Federal has a defined benefit pension plan ("Retirement Plan") for all salaried and hourly employees who have completed one year of service with Local Federal and its subsidiaries. In general, the Retirement Plan provides a benefit at an employee's "Normal Retirement Age" (age
65) according to the following formula: (a) 1% of Average Monthly Compensation times Years of Credited Service, plus (b) .65% of Average Monthly Compensation in excess of Covered Compensation, times years of Credited Service up to 35 years. "Average Monthly Compensation" equals the highest average of an employee's basic rate of compensation for any five consecutive plan anniversaries (July 1st) preceding retirement. "Covered Compensation" is the average annual compensation with respect to which Social Security retirement benefits would be provided at Social Security retirement age.

          During the year ended June 30, 1997, Local Federal did not make a contribution to the Retirement Plan, as the plan was adequately funded and subject to the IRS "Full Funding

Limitation." When subject to the Full Funding Limitation, no contribution is either required or deductible.

          The following table illustrates annual pension benefits for retirement at age 65 under various levels of compensation and years of Credited Service.


                                                     Years of Credited Service
                      ----------------------------------------------------------------------------------------
Final Average
Compensation             15                  20                  25                   30                  35
------------          -------             ------               -------             ------               ------
 $ 80,000             $16,943             $22,590              $28,238             $33,886             $39,533
   90,000              19,418              25,890               32,363              38,836              45,308
  100,000              21,893              29,190               36,488              43,786              51,083
  110,000              24,368              32,490               40,613              48,736              56,858
  120,000              26,843              35,790               44,738              53,686              62,633
  140,000              31,793              42,390               52,988              63,586              74,183
  160,000              36,248              48,495               60,743              72,991              85,238
  180,000              40,208              54,105               68,003              81,901              95,798
  200,000              44,168              59,715               75,263              90,811             106,358
  220,000              48,128              65,325               82,523              99,721             116,918

          The figures in the above table assume that the Retirement Plan continues in its present form and that the participants elect a 10-year certain and life annuity form of benefit.

          The maximum annual compensation which may be taken into account under the Code (as adjusted from time to time by the IRS) for calculating benefits and contributions under qualified defined benefit plans currently is $160,000 and the maximum annual benefit permitted under such plans currently is $125,000.

          The pension benefits listed in the table are not subject to any deduction for Social Security or other offset amounts.

          At June 30, 1997, Messrs. Vanden and Goss had 7 and 6 years of Credited Service under the Retirement Plan.

Transactions With Certain Related Persons

          The Banks' provide loans to its directors and officers in the ordinary course of their business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Such loans do not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 1997, mortgage and consumer loans to directors and officers in excess of $60,000 aggregated $210,426 or 0.26% of the Company's consolidated stockholders' equity as of such date.

          The Company had previously entered into the Merger Agreement with Green Country, pursuant to which, effective February 16, 1998, Green Country was merged with and into the Company, with the Company as the surviving corporation, and in connection therewith, Green Country Bank was merged with and into Local America. Messrs. Edward A. Townsend and Jan A. Norton, the Chairman and Chief Executive Officer of the Company and the President and Chief Operating Officer of the Company, respectively, were two of the three stockholders of Green Country, each of whom received shares of Common Stock of the Company in connection with the consummation of the transactions contemplated by the Merger Agreement. See "Prospectus Summary--The Company--Acquisition of Green Country Banking Corporation."

          The Company has entered into the Post Placement Engagement with FBR, which acted as the Company's Placement Agent in connection with the Private Placement and the Redemption. Mr. Robert A. Kotecki, a director of the Company and the Banks, is a Senior Vice President of FBR. See "The Private Placement and the Redemption Transactions--The Purchase Agreement."


                                   REGULATION

General

          The Banks are federally chartered and insured stock savings banks subject to extensive regulation and supervision by the OTS, as the primary federal regulator of savings institutions, and the FDIC, as the administrator of the SAIF.

          The federal banking laws contain numerous provisions affecting various aspects of the business and operations of savings institutions and savings and loan holding companies. The following description of statutory and regulatory provisions and proposals, which is not intended to be a complete description of these provisions or their effects on Local Financial or the Banks, is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals.

Regulation of Savings and Loan Holding Companies

          Holding Company Acquisitions. Local Financial is a registered savings and loan holding company. The HOLA and OTS regulations generally prohibit a savings and loan holding company, without prior OTS approval, from acquiring, directly or indirectly, the ownership or control of any other savings association or savings and loan holding company, or all, or substantially all, of the assets or more than 5% of the voting shares thereof. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings association not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the OTS.

          Holding Company Activities. Local Financial currently operates as a multiple savings and loan holding company by virtue of its direct ownership of Local Federal and its indirect ownership of Local America. Multiple savings and loan holding company are subject to substantial restrictions, as described below, although such restrictions have not limited the Company's operations to date. The Company intends to consider consolidating Local America into Local Federal at some time in the future. At such time, the Company will operate as a unitary savings and loan holding company. Generally, there are limited restrictions on the activities of a unitary savings and loan holding company and its non-savings association subsidiaries.

          Multiple savings and loan holding companies are subject to restrictions which do not apply to unitary savings and loan holding companies. Among other things, no multiple savings and loan holding company or subsidiary thereof which is not a savings institution shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof any business activity, upon prior notice to, and no objection by the OTS, other than: (i) furnishing or performing management services for a subsidiary savings institution; (ii) conducting an insurance agency or escrow business; (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings institution; (iv) holding or managing properties used or occupied by a subsidiary savings institution; (v) acting as trustee under deeds of trust; (vi) those activities authorized by regulation as of March 5, 1987 to be engaged in by multiple savings and loan holding companies; or (vii) unless the Director of the OTS by regulation prohibits or limits such activities for savings and loan holding companies, those activities authorized by the Federal Reserve Board as permissible for bank holding companies. Those activities described in (vii) above also must be approved by the Director of the OTS prior to being engaged in by a multiple savings and loan holding company.

          In addition, if the Director of the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings institution, the Director may impose such restrictions, as deemed necessary to address such risk, including limiting (i) payment of dividends by the savings institution; (ii) transactions between the savings institution and its affiliates; and (ii) any activities of the savings institution that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings institution.

          The HOLA requires every savings association subsidiary of a savings and loan holding company to give the OTS at least 30 days' advance notice of any proposed dividends to be made on its guarantee, permanent or other non-withdrawable stock, or else such dividend will be invalid. See "--Regulation of Federal Savings Institutions--Capital Distribution Regulation."

          Affiliate Restrictions. Transactions between a savings association and its "affiliates" are subject to quantitative and qualitative restrictions under Sections 23A and 23B of the Federal Reserve Act. Affiliates of a savings association include, among other entities, the savings association's holding company and companies that are under common control with the savings association.

          In general, Sections 23A and 23B and OTS regulations issued in connection therewith limit the extent to which a savings association or its subsidiaries may engage in certain "covered transactions" with affiliates to an amount equal to 10% of the association's capital and surplus, in the case of covered transactions with any one affiliate, and to an amount equal to 20% of such capital and surplus, in the case of covered transactions with all affiliates. In addition, a savings association and its subsidiaries may engage in covered transactions and certain other transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the savings association or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A "covered transaction" is defined to include a loan or extension of credit to an affiliate; a purchase ofinvestment securities issued by an affiliate; a purchase of assets from an affiliate, with certain exceptions; the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

          In addition, under the OTS regulations, a savings association may not make a loan or extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for bank holding companies; a savings association may not purchase or invest in securities of an affiliate other than shares of a subsidiary; a savings association and its subsidiaries may not purchase a low-quality asset from an affiliate; and covered transactions and certain other transactions between a savings association or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices. With certain exceptions, each loan or extension of credit by a savings association to an affiliate must be secured by collateral with a market value ranging from 100% to 130% (depending on the type of collateral) of the amount of the loan or extension of credit.

          The OTS regulation generally excludes all non-bank and non-savings association subsidiaries of savings associations from treatment as affiliates, except to the extent that the OTS or the Federal Reserve Board decides to treat such subsidiaries as affiliates. The regulation also requires savings associations to make and retain records that reflect affiliate transactions in reasonable detail, and provides that certain classes of savings associations may be required to give the OTS prior notice of affiliate transactions.

Regulation of Federal Savings Institutions

          Regulatory System. As federally insured savings banks, lending activities and other investments of the Banks must comply with various statutory and regulatory requirements. The Banks are regularly examined by the OTS and must file periodic reports concerning its activities and financial condition.

          Although the OTS is the Banks' primary regulator, the FDIC has "backup enforcement authority" over the Banks. The Banks' eligible deposit accounts are insured by the FDIC under the SAIF, up to applicable limits.

          Federal Home Loan Banks. The Banks are members of the FHLB System. Among other benefits, FHLB membership provides the Banks with a central credit facility. The Banks are required to own capital stock in an FHLB in an amount equal to the greater of: (i) 1% of its aggregate outstanding principal amount of its residential mortgage loans, home purchase contracts and similar obligations at the beginning of each calendar year, (ii) .3% of total assets, or (iii) 5% of its FHLB advances (borrowings).

          Liquid Assets. Under OTS regulations, for each calendar month, a savings institution is required to maintain an average daily balance of liquid assets (including cash, certain time deposits and savings accounts, bankers' acceptances, certain government obligations and certain other investments) not less than a specified percentage of the average daily balance of its net withdrawable accounts plus short-term borrowings (its liquidity base) during the preceding calendar month. This liquidity requirement, which is currently at 4.0%, may be changed from time to time by the OTS to any amount between 4.0% to 10.0%, depending upon certain factors. The Banks maintain liquid assets in compliance with this regulation.

          Regulatory Capital Requirements. OTS capital regulations require savings institutions to satisfy minimum capital standards: risk-based capital requirements, a leverage requirement and a tangible capital requirement. Savings institutions must meet each of these standards in order to be deemed in compliance with OTS capital requirements. In addition, the OTS may require a savings institutions to maintain capital above the minimum capital levels.

          All savings institutions are required to meet a minimum risk-based capital requirement of total capital (core capital plus supplementary capital) equal to 8% of risk-weighted assets (which includes the credit risk equivalents of certain off-balance sheet items). In calculating total capital for purposes of the risk-based requirement, supplementary capital may not exceed 100% of core capital. Under the leverage requirement, a savings institution is required to maintain core capital equal to a minimum of 3% of adjusted total assets. (In addition, under the prompt corrective action provisions of the OTS regulations, all but the most highly-rated institutions must maintain a minimum leverage ratio of 4% in order to be adequately capitalized. See "--Prompt Corrective Action.") A savings institution is also required to maintain tangible capital in an amount at least equal to 1.5% of its adjusted total assets.

          Under OTS regulations, a savings institution with a greater than "normal" level of interest rate exposure must deduct an interest rate risk ("IRR") component in calculating its total capital for purposes of determining whether it meets its risk-based capital requirement. Interest rate exposure is measured, generally, as the decline in an institution's net portfolio value that would result from a 200 basis point increase or decrease in market interest rates (whichever would result in lower net portfolio value), divided by the estimated economic value of the savings association's assets. The interest rate risk component to be deducted from total capital is equal to one-half of the difference between an institution's measured exposure and "normal" IRR exposure (which is defined as 2%), multiplied by the estimated economic value of the institution's assets. In August 1995, the OTS indefinitely delayed implementation of its IRR regulation.

     The following tables set forth for the indicated dates the estimated dollar and percentage change in the Company's net interest income over a four quarter period and NPV based on the indicated changes in interest rates.

                                         June 30, 1997                        December 31, 1997
                                      Net Interest Income                    Net Interest Income
                                     (next four quarters)                   (next four quarters)
                                  ----------------------------        -------------------------------
                                  Estimated Change                    Estimated Change
Change (in Basis Points) in          from Base       % Change             from Base         % Change
    Interest Rates (1)                (000's)        from Base             (000's)          from Base
    ------------------                -------        ---------             -------          ---------
          +400                        ($4,680)         (10)%              ($3,215)             (7)%
          +300                         (4,131)          (8)                (1,985)             (4)
          +200                         (3,841)          (8)                  (947)             (2)
          +100                         (3,263)          (7)                  (341)             (1)
           0                           48,979(2)        --                 47,508(2)           --
          -100                          1,925            4                    129               0
          -200                          5,573           11                    467               1
          -300                         13,044           27                  2,408               5
          -400                         14,888           30                    873               2


                                        June 30, 1997                        December 31, 1997
                                     (next four quarters)                           NPV
                                  ----------------------------        -------------------------------
                                  Estimated Change                    Estimated Change
Change (in Basis Points) in          from Base       % Change             from Base         % Change
    Interest Rates (1)                (000's)        from Base             (000's)          from Base
    ------------------                -------        ---------             -------          ---------
          +400                        ($6,251)          (6)%             ($56,518)            (37)%
          +300                        (58,323)         (52)               (38,218)            (25)
          +200                        (44,681)         (40)               (20,141)            (13)
          +100                        (18,598)         (16)                (7,101)             (5)
             0                        112,881           --                153,545              --
          -100                         14,867           13                  2,606               2
          -200                          4,851            4                 (2,235)             (1)
          -300                        (15,293)         (14)                (8,469)             (6)
          -400                        (59,769)         (53)               (25,404)            (17)

-------------------
(1) Assumes an instantaneous uniform change in interest rates at all maturities.
(2) "The base net interest income is an estimate made by utilizing yields and rates on assets and liabilities in the existing balance sheet as of the dates shown adjusted for assumptions based on, among other things, future loan and deposit changes and estimated loan prepayment speeds. All interest-rate risk hedges that existed at June 30, 1997 had been eliminated as of September 8, 1997. Interest rates were held flat through the next four quarters."

     The differences between June 30, 1997 and December 31, 1997 are mainly due to the sale of COFI-based CMOs and mortgage backed securities, the elimination of cap, floor and swap contracts, the addition of the senior notes and the addition of fixed rate FHLB advances. This balance sheet restructuring is discussed in more detail in "Risk Factors--Risks Relating to the Company's Lending and Investment Activities--Investments in Mortgage Related Securities" and "--Interest Rate Swaps, Floors and Caps." In addition, assumptions related to the calculation of the duration of non-maturing deposit accounts was changed after June 30, 1997 to correspond with the OTS decay rates resulting in a longer duration for these deposits as of December 31, 1997.

     The model reflects only the effects of assumptions made by management while running the different interest rate shocks. The only variables between the different rate shocks are the interest rates and the prepayment speeds.

     The prepayment assumptions used in the model are based on historical and market estimates. Standard present value calculation methodology is used to discount the estimated future cash flows of assets and liabilities at appropriate discount rates. The market value for COFI-based CMOs is obtained through the Bloomberg calculator designated by the OTS.

     Management of the Company believes that the assumptions used by it to evaluate the vulnerability of the Company's operations to changes in interest rates approximate actual experience and considers them reasonable; however, the interest rate sensitivity of the Company's assets and liabilities and the estimated effects of changes in interest rates on the Company's net interest income and NPV could vary substantially if different assumptions were used or actual experience differs from the historical experience on which they are based. See "Regulation--Regulation of Federal Savings Institutions--Regulatory Capital Requirements" for a discussion of a proposed OTS regulation which would subject an institution with a greater than "normal" level of interest rate exposure to a deduction of an interest rate risk ("IRR") component in calculating its total capital for risk-based capital purposes.

     The preceding discussion about the Company's risk management activities includes "forward-looking statements" that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements.

          These capital requirements are viewed as minimum standards by the OTS, and most institutions are expected to maintain capital levels well above the minimum. In addition, the OTS regulations provide that minimum capital levels higher than those provided in the regulations may be established by the OTS for individual savings institutions, upon a determination that the savings institution's capital is or may become inadequate in view of its circumstances. The OTS regulations provide that higher individual minimum regulatory capital requirements may be appropriate in circumstances where, among others: (1) a savings institution has a high degree of exposure to interest rate risk, prepayment risk, credit risk, concentration of credit risk, certain risks arising from nontraditional activities, or similar risks or a high proportion of off-balance sheet risk; (2) a savings institution is growing, either internally or through acquisitions, at such a rate that supervisory problems are presented that are not dealt with adequately by OTS regulations; and (3) a savings institution may be adversely affected by activities or condition of its holding company, affiliates, subsidiaries or other persons or savings institutions with which it has significant business relationships. The Banks are not subject to any such individual minimum regulatory capital requirement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Capital Resources."

          Certain Consequences of Failure to Comply with Regulatory Capital Requirements. A savings institution's failure to maintain capital at or above the minimum capital requirements may be deemed an unsafe and unsound practice and may subject the savings institution to enforcement actions and other proceedings. Any savings institution not in compliance with all of its capital requirements is required to submit a capital plan that addresses the institution's need for additional capital and meets certain additional requirements. While the capital plan is being reviewed by the OTS, the savings institution must certify, among other things, that it will not, without the approval of its appropriate OTS Regional Director, grow beyond net interest credited or make capital distributions. If a savings institution's capital plan is not approved, the institution will become subject to additional growth and other restrictions. In addition, the OTS, through a capital directive or otherwise, may restrict the ability of a savings institution not in compliance with the capital requirements to pay dividends and compensation, and may require such a bank to take one or more of certain corrective actions, including, without limitation: (i) increasing its capital to specified levels, (ii) reducing the rate of interest that may be paid on savings accounts, (iii) limiting receipt of deposits to those made to existing accounts, (iv) ceasing issuance of new accounts of any or all classes or categories except in exchange for existing accounts, (v) ceasing or limiting the purchase of loans or the making of other specified investments, and (vi) limiting operational expenditures to specified levels.

          The HOLA permits savings institutions not in compliance with the OTS capital standards to seek an exemption from certain penalties or sanctions for noncompliance. Such an exemption will be granted only if certain strict requirements are met, and must be denied under certain circumstances. If an exemption is granted by the OTS, the savings institution still may be subject to enforcement actions for other violations of law or unsafe or unsound practices or conditions.

          Prompt Corrective Action. The prompt corrective action regulation of the OTS, promulgated under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), requires certain mandatory actions and authorizes certain other discretionary actions to be taken by the OTS against a savings institution that falls within certain undercapitalized capital categories specified in the regulation.

          The regulation establishes five categories of capital classification:
"well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Under the regulation, the ratio of total capital to risk-weighted assets, core capital to risk-weighted assets and the leverage ratio are used to determine an institution's capital classification. At December 31, 1997, each of the Banks met the capital requirements of a "well capitalized" institution under applicable OTS regulations.

          In general, the prompt corrective action regulation prohibits an insured depository institution from declaring any dividends, making any other capital distribution, or paying a management fee to a controlling person if, following the distribution or payment, the institution would be within any of the three undercapitalized categories. In addition, adequately capitalized institutions may accept brokered deposits only with a waiver from the FDIC and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew or roll-over brokered deposits.

          Institutions that are classified as undercapitalized are subject to certain mandatory supervisory actions, including: (i) increased monitoring by the appropriate federal banking agency for the institution and periodic review of the institution's efforts to restore its capital, (ii) a requirement that the institution submit a capital restoration plan acceptable to the appropriate federal banking agency and implement that plan, and that each company having control of the institution guarantee compliance with the capital restoration plan in an amount not exceeding the lesser of 5% of the institution's total assets at the time it received notice of being undercapitalized, or the amount necessary to bring the institution into compliance with applicable capital standards at the time it fails to comply with the plan, and (iii) a limitation on the institution's ability to make any acquisition, open any new branch offices, or engage in any new line of business without the prior approval of the appropriate federal banking agency for the institution or the FDIC.

          The regulation also provides that the OTS may take any of certain additional supervisory actions against an undercapitalized institution if the agency determines that such actions are necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund. These supervisory actions include: (i) requiring the institution to raise additional capital or be acquired by another institution or holding company if certain grounds exist, (ii) restricting transactions between the institution and its affiliates, (iii) restricting interest rates paid by the institution on deposits, (iv) restricting the institution's asset growth or requiring the institution to reduce its assets, (v) requiring replacement of senior executive officers and directors, (vi) requiring the institution to alter or terminate any activity deemed to pose excessive risk to the institution, (vii) prohibiting capital distributions, (viii) requiring the institution to divest certain subsidiaries, or requiring the institution's holding company to divest the institution or certain affiliates of the institution, and (ix) taking any other supervisory action that the agency believes would better carry out the purposes of the prompt corrective action provisions of FDICIA.

          Institutions classified as undercapitalized that fail to submit a timely, acceptable capital restoration plan or fail to implement such a plan are subject to the same supervisory actions as significantly undercapitalized institutions. Significantly undercapitalized institutions are subject to the mandatory provisions applicable to undercapitalized institutions. The regulation also makes mandatory for significantly undercapitalized institutions certain of the supervisory actions that are discretionary for institutions classified as undercapitalized, creates a presumption in favor of certain discretionary supervisory actions, and subjects significantly undercapitalized institutions to additional restrictions, including a prohibition on paying bonuses or raises to senior executive officers without the prior written approval of the appropriate federal bank regulatory agency. In addition, significantly undercapitalized institutions may be subjected to certain of the restrictions applicable to critically undercapitalized institutions.

          The regulation requires that an institution be placed into conservatorship or receivership within 90 days after it becomes critically undercapitalized, unless the OTS, with concurrence of the FDIC, determines that other action would better achieve the purposes of the prompt corrective action provisions of FDICIA. Any such determination must be renewed every 90 days. A depository institution also must be placed into receivership if the institution continues to be critically undercapitalized on average during the fourth quarter after the institution initially became critically undercapitalized, unless the institution's federal bank regulatory agency, with concurrence of the FDIC, makes certain positive determinations with respect to the institution.

          Critically undercapitalized institutions are also subject to the restrictions generally applicable to significantly undercapitalized institutions and to a number of other severe restrictions. For example, beginning 60 days after becoming critically undercapitalized, such institutions may not pay principal or interest on subordinated debt without the prior approval of the FDIC. (However, the regulation does not prevent unpaid interest from accruing on subordinated debt under the terms of the debt instrument, to the extent otherwise permitted by law.) In addition, critically undercapitalized institutions may be prohibited from engaging in a number of activities, including entering into certain transactions or paying interest above a certain rate on new or renewed liabilities.

          If the OTS determines that an institution is in an unsafe or unsound condition, or if the institution is deemed to be engaging in an unsafe and unsound practice, the OTS may, if the institution is well capitalized, reclassify it as adequately capitalized; if the institution is adequately capitalized but not well capitalized, require it to comply with restrictions applicable to undercapitalized institutions; and, if the institution is undercapitalized, require it to comply with certain restrictions applicable to significantly undercapitalized institutions.

          Enforcement Powers. The OTS and, under certain circumstances, the FDIC, have substantial enforcement authority with respect to savings institutions, including authority to bring various enforcement actions against a savings institution and any of its "institution-affiliated parties" (a term defined to include, among other persons, directors, officers, employees, controlling stockholders, agents and stockholders who participate in the conduct of the affairs of the institution). This enforcement authority includes, without limitation: (i) the ability to terminate a savings institution's deposit insurance, (ii) institute cease-and-desist proceedings, (iii) bring suspension, removal, prohibition and criminal proceedings against institution-affiliated parties, and (iv) assess substantial civil money penalties. As part of a cease-and-desist order, the agencies may require a savings institution or an institution-affiliated party to take affirmative action to correct conditions resulting from that party's actions, including to make restitution or provide reimbursement, indemnification or guarantee against loss; restrict the growth of the institution; and rescind agreements and contracts.

          Capital Distribution Regulation. In addition to the prompt corrective action restriction on paying dividends, OTS regulations limit certain "capital distributions" by OTS-regulated savings institutions. Capital distributions are defined to include, in part, dividends and payments for stock repurchases and cash-out mergers.

          Under the regulation, an institution that meets its fully phased-in capital requirements both before and after a proposed distribution and has not been notified by the OTS that it is in need of more than normal supervision (a "Tier 1 institution") may, after prior notice to but without the approval of the OTS, make capital distributions during a calendar year up to the higher of: (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four-quarter period. A Tier 1 institution may make capital distributions in excess of the above amount if it gives notice to the OTS and the OTS does not object to the distribution. A savings institution that meets its regulatory capital requirements both before and after a proposed distribution but does not meet its fully phased-in capital requirement (a "Tier 2 institution") is authorized, after prior notice to the OTS but without OTS approval, to make capital distributions in an amount up to 75% of its net income over the most recent four-quarter period, taking into account all prior distributions during the same period. Any distribution in excess of this amount must be approved in advance by the OTS. A savings institution that does not meet its current regulatory capital requirements (a "Tier 3 institution") cannot make any capital distribution without prior approval from the OTS, unless the capital distribution is consistent with the terms of a capital plan approved by the OTS.

          In connection with the OTS' most recent regulatory examination of Local Federal, the OTS informed Local Federal that as a result of Local Federal's recent financial condition and operating results, it was being deemed an institution in need of more than normal supervision and, consequently, was being designated as a Tier 3 institution for purposes of the OTS' capital distribution regulation. Tier 3 institutions may not make capital distributions without obtaining the prior approval of the OTS. In addition, the OTS can impose growth restrictions on savings institutions which are in need of more than normal supervision. However, as a result of, among other things, the capital raised in the Private Placement and the initiatives undertaken by new management in connection with the Private Placement and the Redemption, the Midwest Regional Office of the OTS forwarded a letter to Local Federal, dated as of December 8, 1997, indicating that the OTS was removing its designation of Local Federal as an institution in need of more than normal supervision and upgrading Local Federal's status from a Tier 3 institution to a Tier 1 institution.

          A Tier 1 institution is authorized to make capital distributions without OTS approval during a calendar year of up to the higher of (i) 100 percent of its net income to the date of such distribution during the calendar year plus the amount that would reduce by one-half its surplus capital ratio, as defined, at the beginning of the calendar year; or (ii) 75% of its net income over the most recent four-quarter period. Applicable regulations require, however, that all savings institutions give the OTS at least 30 days advance notice of any capital distributions, and the OTS may prohibit any capital distribution that it determines would constitute an unsafe or unsound practice. As of January 1, 1998, under applicable regulations of the OTS, the total capital available for the payment of dividends by Local Federal to the Company was $27.5 million, assuming application of the OTS' safe harbor for capital distributions.

          The OTS has proposed to amend its capital distribution regulation to conform its requirements to the OTS prompt corrective action regulation. Under the proposed regulation, an institution that would remain at least adequately capitalized after making a capital distribution, and that was owned by a holding company, would be required to provide notice to the OTS prior to making a capital distribution. "Troubled" institutions and undercapitalized institutions would be allowed to make capital distributions only by filing an application and receiving OTS approval, and such applications would be approved under certain limited circumstances.

          Qualified Thrift Lender Test. In general, savings institutions are required to maintain at least 65% of their portfolio assets in certain qualified thrift investments (which consist primarily of loans and other investments related to residential real estate and certain other assets). A savings institution that fails the qualified thrift lender test is subject to substantial restrictions on activities and to other significant penalties.

          Recent legislation permits a savings association to qualify as a qualified thrift lender not only by maintaining 65% of portfolio assets in qualified thrift investments (the "QTL test") but also, in the alternative, by qualifying under the Code as a "domestic building and loan association." The Banks are domestic building and loan associations as defined in the Code.

          Recent legislation also expands the QTL test to provide savings institutions with greater authority to lend and diversify their portfolios. In particular, credit card and educational loans may now be made by savings associations without regard to any percentage-of-assets limit, and commercial loans may be made in an amount up to 10 percent of total assets, plus an additional

10 percent for small business loans. Loans for personal, family and household purposes (other than credit card, small business and educational loans) are now included without limit with other assets that, in the aggregate, may account for up to 20% of total assets. At December 31, 1997, the Banks met the QTL test.

          FDIC Assessments. The deposits of the Banks are insured to the maximum extent permitted by the SAIF, which is administered by the FDIC, and are backed by the full faith and credit of the U.S. Government. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the OTS an opportunity to take such action.

          Under FDIC regulations, institutions are assigned to one of three capital groups for insurance premium purposes--"well capitalized," "adequately capitalized" and undercapitalized"--which are defined in the same manner as the regulations establishing the prompt corrective action system, as discussed below. These three groups are then divided into subgroups which are based on supervisory evaluations by the institution's primary federal regulator, resulting in nine assessment classifications. Effective January 1, 1997, assessment rates for both SAIF-insured institutions and BIF-insured institutions ranged from 0% of insured deposits for well-capitalized institutions with minor supervisory concerns to .27% of insured deposits for undercapitalized institutions with substantial supervisory concerns. In addition, an addition assessment of 6.4 basis points and 1.3 basis points is added to the regular SAIF-assessment and the regular BIF-assessment, respectively, until December 31, 1999 in order to cover Financing Corporation debt service payments.

          Both the SAIF and the BIF are required by law to attain and thereafter maintain a reserve ratio of 1.25% of insured deposits. The BIF has achieved the required reserve ratio, and as a result, the FDIC reduced the average deposit insurance premium paid by BIF-insured banks to a level substantially below the average premium previously paid by savings institutions. Banking legislation was enacted on September 30, 1996 to eliminate the premium differential between SAIF-insured institutions and BIF-insured institutions. The legislation provided that all insured depository institutions with SAIF-assessable deposits as of March 31, 1995 pay a special one-time assessment to recapitalize the SAIF. Pursuant to this legislation, the FDIC promulgated a rule that established the special assessment necessary to recapitalize the SAIF at 65.7 basis points of SAIF-assessable deposits held by affected institutions as of March 31, 1995. Based upon their level of SAIF deposits as of March 31, 1995, the Banks paid a special assessment of $10.3 million. The assessment was accrued in the quarter ended September 30, 1996.

          The FDIC may terminate the deposit insurance of any insured depository institution, including the Banks, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. There are no pending proceedings to terminate the deposit insurance of the Banks.

          Conservatorship/Receivership. In addition to the grounds discussed under "--Prompt Corrective Action," the OTS (and, under certain circumstances, the FDIC) may appoint a conservator or receiver for a savings institution if any one or more of a number of circumstances exist, including, without limitation, the following: (i) the institution's assets are less than its obligations to creditors and others, (ii) a substantial dissipation of assets or earnings due to any violation of law or any unsafe or unsound practice, (iii) an unsafe or unsound condition to transact business, (iv) a willful violation of a final cease-and-desist order, (v) the concealment of the institution's books, papers, records or assets or refusal to submit such items for inspection to any examiner or lawful agent of the appropriate federal banking agency or state bank or savings association supervisor, (vi) the institution is likely to be unable to pay its obligations or meet its depositors' demands in the normal course of business, (vii) the institution has incurred, or is likely to incur, losses that will deplete all or substantially all of its capital, and there is no reasonable prospect for the institution to become adequately capitalized without federal assistance, (viii) any violation of law or unsafe or unsound practice that is likely to cause insolvency or substantial dissipation of assets or earnings, weaken the institution's condition, or otherwise seriously prejudice the interests of the institution's depositors or the federal deposit insurance fund,
(ix) the institution is undercapitalized and the institution has no reasonable prospect of becoming adequately capitalized, fails to become adequately capitalized when required to do so, fails to submit a timely and acceptable capital restoration plan, or materially fails to implement an accepted capital restoration plan, (x) the institution is critically undercapitalized or otherwise has substantially insufficient capital, or (xi) the institution is found guilty of certain criminal offenses related to money laundering.

          Cross-Guarantee Liability and Effect of a Resolution of the Banks. Depository institutions insured by the FDIC, such as the Banks, can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. Accordingly, to the extent that the FDIC incurs or anticipates incurring any loss in connection with either of the Banks, the other Bank could be required to compensate the FDIC by reimbursing it for the amount of such loss. Such cross-guarantee liability can result in the ultimate failure or insolvency of all insured depository institutions in a holding company structure. Any obligation or liability owed by a banking subsidiary to its parent company, any other shareholder or any of the banking subsidiary's other affiliates is subordinate to the banking subsidiary's cross-guarantee liability.

          Because the Company is a legal entity separate and distinct from the Banks and its other subsidiaries, the Company's right to participate in the distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors. In the event of a liquidation or other resolution of either of the Banks, the claims of depositors and other general or subordinated creditors of such Bank would be entitled to a priority of payment over the claims of holders of any obligation of the Bank to its shareholders, including any depository institution holding company (such as the Company) or any shareholder or creditor of such holding company.

          Thrift Charter. Congress has been considering legislation in various forms that would require federal thrifts, such as the Banks, to convert their charters to national or state bank charters. Recent legislation required the Treasury Department to prepare for Congress a comprehensive study on development of a common charter for federal savings associations and commercial banks; and, in the event that the thrift charter was eliminated by January 1, 1999, would require the merger of the BIF and the SAIF into a single Deposit Insurance Fund on that date. The Banks cannot determine whether, or in what form, such legislation may eventually be enacted and there can be no assurance that any legislation that is enacted would contain adequate grandfather rights for the Banks and their parent holding companies.

          Community Reinvestment Act and the Fair Lending Laws. Savings institutions have a responsibility under the Community Reinvestment Act ("CRA") and related regulations of the OTS to help meet the credit needs of their communities, including low-and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act (together, the "Fair Lending Laws") prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of CRA could, at a minimum, result in regulatory restrictions on its activities, and failure to comply with the Fair Lending Laws could result in enforcement actions by the OTS, as well as other federal regulatory agencies and the Department of Justice.

          New Safety and Soundness Guidelines. The OTS and the other federal banking agencies have established guidelines for safety and soundness, addressing operational and managerial, as well as compensation matters for insured financial institutions. Institutions failing to meet these standards are required to submit compliance plans to their appropriate federal regulators. The OTS and the other agencies have also established guidelines regarding asset quality and earnings standards for insured institutions.

          Change of Control. Subject to certain limited exceptions, no company can acquire control of a savings association without the prior approval of the OTS, and no individual may acquire control of a savings association if the OTS objects. Any company that acquires control of a savings association becomes a savings and loan holding company subject to extensive registration, examination and regulation by the OTS. Conclusive control exists, among other ways, when an acquiring party acquires more than 25% of any class of voting stock of a savings association or savings and loan holding company, or controls in any manner the election of a majority of the directors of the company. In addition, a rebuttable presumption of control exists if, among other things, a person acquires more than 10% of any class of a savings association or savings and loan holding company's voting stock (or 25% of any class of stock) and, in either case, any of certain additional control factors exist.

          Under recent legislation, companies subject to the Bank Holding Company Act that acquire or own savings associations are no longer defined as savings and loan holding companies under the HOLA and, therefore, are not generally subject to supervision and regulation by the OTS. OTS approval is no longer required for a bank holding company to acquire control of a savings association, although the OTS has a consultative role with the Federal Reserve Board in examination, enforcement and acquisition matters.


                                    TAXATION

Federal Taxation

          General. The Company and its subsidiaries, including the Banks, are subject to federal income taxation under the Code in the same general manner as other corporations with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to the Banks. The Company's and its subsidiaries' consolidated federal income tax returns have been audited or closed without audit by the Internal Revenue Service ("IRS") through 1993.

          Method of Accounting. For federal income tax purposes, the Company and its subsidiaries, including the Banks, currently report their income and expenses on the accrual method of accounting and use a tax year ending June 30 for filing their consolidated federal income tax returns. The Small Business Protection Act of 1996 (the "1996 Act") eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

          Bad Debt Reserves. Prior to the 1996 Act, the Banks were permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at the Banks' taxable income. As a result of the 1996 Act, the Banks must use the specific chargeoff method in computing their bad debt deduction beginning with their 1996 Federal tax return. In addition, the 1996 Act requires the recapture (over a six year period) of the excess of tax bad debt reserves at June 30, 1996 over those established as of June 30, 1988. The amounts of such reserves subject to recapture as of December 31, 1997 are approximately $11.5 million and $5.7 million for Local Federal and Local America, respectively.

          Taxable Distributions and Recapture. Prior to the 1996 Act, bad debt reserves created prior to July 1, 1988 were subject to recapture into taxable income should the Banks fail to meet certain thrift asset and definitional tests. Federal legislation eliminated these thrift related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should the Banks make certain non-dividend distributions or cease to maintain a bank charter.

          At December 31, 1997, the total federal pre-1988 reserves were approximately $11.6 million and $1.7 million for Local Federal and Local America, respectively. This reserve reflects the cumulative effects of federal tax deductions by the Banks for which no Federal income tax provision has been made.

          Minimum Tax. The Code imposes an alternative minimum tax ("AMT") at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The AMT is payable to the extent such AMTI is in excess of an exemption amount. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. The Banks have not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

          Net Operating Loss Carryovers. A corporation may carry back net operating losses to the preceding three taxable years and forward to the succeeding 15 taxable years. This provision applies to losses incurred in taxable years beginning after 1986. At December 31, 1997, the Company and its subsidiaries had $40.8 million of net operating loss carryforwards for federal income tax purposes which expire in 2013. For taxable years beginning after August 5, 1997, a corporation may carry back net operating losses to the two preceding taxable years and carry forward and deduct from taxable income for the 20 succeeding taxable years.

          Consummation of the Private Placement and the transactions contemplated by the Redemption Agreement caused an "ownership change" with respect to the Company for federal income tax purposes. As a result, the Company is subject to certain limitations in its ability to use any unrealized built-in losses and anynet operating losses it may have had immediately prior to the ownership change to offset taxable income generated in taxable periods ending after the ownership change. Specifically, the Company's ability to use (i) any net unrealized built-in-losses possessed by the Company immediately before the ownership change to offset taxable income generated in taxable periods ending after the ownership change will be subject to an annual limitation (as described below) (the "Annual Limitation"), and (ii) any net operating losses, tax credits, or certain other losses and deductions possessed by the Company immediately before the ownership change to offset taxable income generated in taxable periods ending after the ownership change will be similarly subject to the Annual Limitation. The Annual Limitation is generally equal to the product of the value of the Company's outstanding stock immediately before the Private Placement (less certain capital contributions and after taking into account the value of certain redemptions or other corporate contractions that occur in connection with the ownership change) and the "long-term tax-exempt rate" (as defined in Section 382(f) of the Code).

          At the present time, the Company believes that it will be able to apply any tax attributes described in (i) and (ii) above that were possessed by the Company immediately before the ownership change in their entirety against taxable income in the preceding taxable years. As such, the Company does not believe it will be subject to the Annual Limitation.

          Corporate Dividends-Received Deduction. The Company may exclude from its income 100% of dividends received from its subsidiaries, including the Banks, as a member of the same affiliated group of corporations. The corporate dividends-received deduction is 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, and corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf.

State and Local Taxation

          Oklahoma State Taxation. The Company and its subsidiaries, including the Banks, are subject to an annual Oklahoma corporate income tax of 6% of their federal taxable income as computed under the Code, subject to certain prescribed adjustments. In addition to the Oklahoma corporate income tax, the Company and its subsidiaries are subject to an annual Oklahoma franchise tax, which is imposed at a rate of .125% on the capital used, invested or employed in Oklahoma, with a maximum franchise tax equal to $20,000 per annum. At December 31, 1997, the Company had approximately $190.4 million of net operating loss carryforwards available for Oklahoma state income tax purposes. The state net operating loss carryforwards expire in varying amounts between 2006 and 2013.

          Delaware State Taxation. As a Delaware holding company not earning income in Delaware, the Company is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware. The Delaware franchise tax based on the Company's authorized capital stock or on its assumed par and no-par capital, whichever yields a lower result. Under the authorized capital method, each share is taxed at a graduated rate based on the number of authorized shares with a maximum aggregate tax of $150,000 per year. Under the assumed par value capital method, Delaware taxes each $1,000,000 of assumed par-capital at the rate of $200.


                                 SELLING HOLDERS

          The Local Securities were originally issued and sold by the Company in the Private Placement in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by the Company to be "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act) or other "accredited investors" (as defined in Rule 501(a) under the Securities Act). The Local Securities issued to the Green Country stockholders are also persons reasonably believed by the Company to be "accredited investors." The Selling Holders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Local Securities owned by each of them.

          The following table sets forth information with respect to the Selling Holders named herein and the shares of Common Stock and/or Senior Notes beneficially owned and offered hereby by such Selling Holders. Such information has been obtained from such Selling Holders. Except as otherwise disclosed herein, such Selling Holders do not have, or within the past three years have not had, any position, office or other material relationship with the Company or affiliates. Because such Selling Holders may offer all or some portion of the Common Stock or Senior Notes pursuant to this Prospectus, no estimate can begiven as to the amount of the Common Stock or Senior Notes that will be held by such Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Common Stock and/or Senior Notes since the date on which it provided the information regarding their Common Stock and/or Senior Notes in transactions exempt from the registration requirements of the Securities Act. Finally, if required, additional Selling Holders may from time to time be identified and information with respect to such Selling Holders be provided in a Prospectus Supplement.

                                    Number of Shares of Common Stock      Principal Amount of Senior Notes
                                        Beneficially Owned and                Beneficially Owned and
    Name of Selling Holder                  Offered Hereby                         Offered Hereby
    ----------------------                  --------------                         --------------

Albert Abramson                                100,000                             $      --
Jay B. Abramson                                 15,000                                    --
American Express Company                        52,600                                    --
Angelo Gordon & Co., L.P.                      750,000                                    --
Acamas Anstalt                                  40,000                                    --
Antin & Haas Partnership(1)                     15,000                                    --
Acqua Fund L.P.                                 10,000                                    --
Bank West Financial                             20,000                                    --
  Corporation
Bausch & Lomb, Inc.                              5,200                                    --
Roger Benson IRA                                 5,000                                    --
Paul Berger                                     10,000                                    --
Robert F. Berish                                 1,000                                    --
Phoebe Berman                                       --                                25,000
Philip R. Bevan(1)                               1,500                                    --
Boston Partners Asset                        1,900,000                                    --
  Management, L.P., as
  investment advisor for
  various clients
Boston Provident Partners, L.P.                 93,400                                    --
BP Institutional Partners, L.P.                 14,400                                    --
BP Overseas Partners, Ltd.                      18,900                                    --
Brown & Williamson Master                           --                               500,000
  Retirement Trust
Robert L. Bunnen Jr.                             3,500                                30,000
Butterfield Trust                                   --                               500,000
Charles H. Byrd                                     --                               100,000
Alfred R. Camner                                10,000                                    --

                                    Number of Shares of Common Stock      Principal Amount of Senior Notes
                                        Beneficially Owned and                Beneficially Owned and
    Name of Selling Holder                  Offered Hereby                         Offered Hereby
    ----------------------                  --------------                         --------------
Capra Global Managed                                --                               350,000
  Assets Lt
CGMA Special Accounts LLC                           --                               150,000
Bill Cline                                       5,000                                    --
Stanley Cohen                                   20,000                                    --
College Retirement Equities                     20,000                                    --
  Fund
Commonwealth Edison Pooled                      92,600                                    --
  Fund
Community Interests                              8,800                                    --
Consumers Energy Company                        31,200                                    --
Continental Casualty Company                 1,600,000                             6,000,000
Gerald B. Cramer                                45,000                                    --
Cramer Rosenthal                                   449                                 7,000
  McGlynn, Inc.
William W. Crawford Jr.                          5,000                                    --
CRM 1997 Enterprise Fund LP                     50,000                                    --
CRM EFO Partners, L.P.                          20,000                               400,000
CRM Eurycleia Partners, L.P.                    20,000                               350,000
CRM Madison Partners, L.P.                      50,000                                    --
CRM Partners, L.P.                             200,000                                    --
CRM Retirement Partners, L.P.                  150,000                                    --
CRM US Value Fund, Ltd.                         20,000                               250,000
Dan Equity Partners, L.P.                       25,000                                    --
David S. Croyder                                 1,000                                25,000
Daystar LLC, as agent                          400,000                                    --
Daystar Special Situations                     777,000                                    --
  Fund L.P.
The Demoss Foundation                           25,000                                    --
Diversified Long Term Growth                    10,000                                    --
 Fund L.P.
Dolphin Offshore Partners,                     400,000                                    --
  L.P.
Drake Associates, L.P.                          35,000                                    --
EBS Microcap Partners, L.P.                      4,000                                    --
EBS Partners, L.P.                              11,000                                    --
Edgewater Private Equity                       400,000                                    --
  Fund, L.P.
Elsa Benson, Inc.                                5,000                                    --
Emerson Electric Co.                           102,700                                    --
Employees' Retirement System                    49,200                                    --
  of the State of Hawaii
Encinal Partners                                 8,000                                    --
Endicott Partners LP                            20,000                                    --

                                    Number of Shares of Common Stock      Principal Amount of Senior Notes
                                        Beneficially Owned and                Beneficially Owned and
    Name of Selling Holder                  Offered Hereby                         Offered Hereby
    ----------------------                  --------------                         --------------

Eos Partners, L.P.                             100,000                                    --
Ernst Equities                                  10,000                                    --
Eurycleia Partners, L.P.                        50,000                               314,000
Fall Creek Management                           10,000                                    --
Manuel V. Fernandez                             20,000                                    --
Fred M. Filoon                                   5,000                                    --
Financial Stocks, L.P.                         285,000                                    --
First Security Fed Financial, Inc.              10,000                                    --
Eileen Fitzsimons                                2,500                                    --
FMI Focus Fund                                  10,000                                    --
Frances R. Ford Family                              --                               200,000
  Ltd. Partnership
FPA Crescent Portfolio                              --                             1,000,000
Frank Russell Investment                       129,300                                    --
  Management Company
  Diversified Equity Fund
Frank Russell Investment                       157,900                                    --
  Management Company
  Equity Fund I
Friedman, Billings, Ramsey &                   142,209                                    --
  Co., Inc.(2)
FBR Private Equity Fund, L.P.                  325,200                                    --
Victor J. Galan                                  5,000                                    --
Sidney Greenberg                                10,000                                    --
Georgia Pacific                                302,500                                    --
Gross Foundation, Inc.                          20,000                                    --
Rodney L. Hale                                      --                                10,000
Hall Family Foundation                              --                               500,000
Arthur E. Hall, Trustee for                         --                               500,000
  Arthur E. Hall Money
  Purchase Plan
John Hancock Advisors, Inc.                    400,000                                    --
Hartford Capital Appreciation                  100,000                                    --
  Fund
Heartland Value Plus Fund, a                        --                             3,100,000
  Series of Heartland Group,
  Inc.
Heritage Interests                               8,800                                    --
Highbridge Capital Corporation                      --                               175,000
Highbridge International LLC                   425,000                                    --
Richard A. Horstmann                           100,000                                    --
John H.F. Hoving                                 1,000                                25,000
Ingleside & Company                            100,000                                    --
Inland Steel Industries, Inc.                  124,100                                    --
Interfin Group, Inc.                             1,150                                    --

                                    Number of Shares of Common Stock      Principal Amount of Senior Notes
                                        Beneficially Owned and                Beneficially Owned and
    Name of Selling Holder                  Offered Hereby                         Offered Hereby
    ----------------------                  --------------                         --------------

Interfund Invest Ltd.                            1,150                                    --
International Charitable                        11,900                                    --
  Interests II Trust
International Paper                            135,000                                    --
John Colquitt Jackson                           20,000                                    --
Janus Aspen Series                                  --                                75,000
  High Yield Portfolio
Janus Aspen Series Flexible                         --                               350,000
  Income Portfolio
Janus High-Yield Fund                               --                             4,500,000
Gloria Jean Jones                                2,500                                    --
Evan L. Julbert                                 10,000                                    --
Kaplan Nathan & Co.                                 --                               250,000
Karfunkel Family Foundation                         --                               500,000
Lena Khatcherian                                 2,500                                    --
King Street Capital                             50,000                                    --
  Management, LLC
Jeffrey A. and April R.                          1,000                                    --
  Koeppel(1)
Robert A. Kotecki(3)                            30,000                                    --
Kuwait Financial Center                          9,900                                    --
  S.A.K.
Lad Equity Partners, L.P.                       54,156                                29,000
Lakeshore Harbor Fund L.P.                       5,000                                    --
Lakeview Partners                                7,500                                    --
Lancaster Investment Partners                   25,000                                    --
Landmark Bancshares, Inc.                       20,000                                50,000
Joe A. Leone                                     5,000                                    --
Eli Levitan                                     10,000                                    --
Lorraine-Urethane Employees                     10,000                               100,000
  Pension Plan
Arthur Luxenberg                                 5,000                                    --
Lyonshare Venture Capital                       10,000                                    --
Mafco Holdings, Inc.                            59,900                                    --
  Master Trust
The Mainstay Funds on                               --                            15,095,000
  behalf of its Highyield
  Corporate Bond Fund
The Mainstay Funds on                               --                               135,000
  behalf of its Strategic
  Income Fund
Mainstay VP Series Fund on                          --                             3,400,000
  behalf of its Highyield
  Corporate Bond Fund

                                    Number of Shares of Common Stock      Principal Amount of Senior Notes
                                        Beneficially Owned and                Beneficially Owned and
    Name of Selling Holder                  Offered Hereby                         Offered Hereby
    ----------------------                  --------------                         --------------

Greg Manocherian                                50,000                                    --
Timothy B. and Jane E. Matz(1)                  10,000                                    --
Maverick Fund LDC                              447,300                                    --
Maverick Fund USA, Ltd.                        252,700                                    --
McColl Partners Limited                         75,000                                    --
  Partnership
Cramer Rosenthal McGlynn,                        5,000                                    --
  LLC
Clement C. Moore II                             10,000                                    --
Morgan Guaranty Trust                           81,000                               180,000
  Company of New York, as
  Investment Manager and
  Agent for the Alfred P.
  Sloan Foundation
Morgan Guaranty Trust                          360,000                               800,000
  Company of New York, as
  Trustee of the Commingled
  Pension Trust Fund (Multi-
  Market Special Investment
  Fund I) of Morgan Guaranty
  Trust Company of New York
Morgan Guaranty Trust                          378,000                               840,000
  Company of New York, as
  Trustee of the Commingled
  Pension Trust Fund (Multi-
  Market Special Investment
  Fund II) of Morgan Guaranty
  Trust Company of New York
Morgan Guaranty Trust                           81,000                               180,000
  Company of New York, as
  Trustee of the Multi-
  Market Special Investment
  Fund of Morgan Guaranty
  Trust Company of New York
Mutual Beacon Fund (a                               --                             1,400,000
  Franklin Mutual Series Fund)
Mutual Discovery Fund                               --                             1,000,000
  (a Franklin Mutual
  Series Fund)
Mutual Financial Services                           --                               750,000
  Fund (a Franklin Mutual
  Series Fund)

                                    Number of Shares of Common Stock      Principal Amount of Senior Notes
                                        Beneficially Owned and                Beneficially Owned and
    Name of Selling Holder                  Offered Hereby                         Offered Hereby
    ----------------------                  --------------                         --------------

Mutual Qualified Fund                               --                             1,000,000
  (a Franklin Mutual
  Series Fund)
Mutual Shares Fund                                  --                             1,850,000
  (a Franklin Mutual
  Series Fund)
New South Capital                              155,000                             2,000,000
  Management, Inc.
George Nigh                                      2,500                                    --
Northavan Partners, L.P.                        60,000                                    --
Northavan Partners, II, L.P.                    96,000                                    --
Northavan Partners, III, L.P.                   44,000                                    --
Jan A. Norton(2)(3)                             25,000                                    --
Oppenheimer Strategic Income                        --                            10,000,000
  Fund
Oppenheimer Total Return                       400,000                                    --
  Fund, Inc.
Oppenheimer VA High Income                          --                               800,000
  Fund
Oppenheimer VA Strategic                            --                               150,000
  Bond Fund
Ratnam A. and Amita Oza                          5,000                                    --
Pamela Equities Corp.                          200,000                                    --
Paribas Corporation                            100,000                                    --
Richard L. Park(3)                               3,000                                    --
Pequot Offshore Private Equity                  33,715                                    --
  Fund, Inc.
Pequot Private Equity Fund,                    266,285                                    --
  L.P.
Martin Perlmutter                                7,500                                    --
Pfizer Retirement Annunity                      60,100                                    --
  Plan
Pine Boston Partners, LP                         8,400                                    --
Joseph R. Piselli                                2,000                                25,000
Pneumo Abex Corp.                               16,300                                    --
  Retirement Income Plan
Police Officers Pension System                      --                               450,000
  of the City of Houston
Portrush, Ltd.                                      --                                40,000
Presidential Life                               10,800                                    --
  Insurance Company
Glen Presley                                     6,000                                    --
Michael Prober                                   2,500                                    --

                                    Number of Shares of Common Stock      Principal Amount of Senior Notes
                                        Beneficially Owned and                Beneficially Owned and
    Name of Selling Holder                  Offered Hereby                         Offered Hereby
    ----------------------                  --------------                         --------------

Prospect Street High Income                     25,000                               500,000
  Portfolio Inc.
Putnam High Yield Trust                             --                             6,700,000
Putnam High Yield                                   --                             5,500,000
  Advantage Fund
Putnam Diversified Income                           --                             2,800,000
  Trust
R & D Investment Partnership                    11,000                                    --
RJR Nabisco Defined                            162,800                                    --
  Benefit Master Trust
The Raptor Global Fund Ltd.                    324,800                                    --
The Raptor Global Fund L.P.                    124,800                                    --
Reams Equity Fund, L.P.                        100,000                                    --
Rising Stars Offshore Fund                      15,000                                    --
Ernest M. Rochester                              7,500                                    --
Mark L. Rochester                                7,500                                    --
Rose Foundation                                     --                               575,000
J. David Rosenberg(3)                           80,000                                    --
Edward J. Rosenthal Keogh                       10,000                                    --
Peter Rozema IRA                                12,500                                    --
Sabah Al Salem Al Mubarak                        7,400                                    --
  Al Sabah Foundation
Jacob Safren                                    10,000                                    --
Wayne Saken                                     20,000                                    --
Charla Sasha Foundation                         10,000                                    --
Scott Scher                                      2,500                                    --
Jeff A. Schugart                                20,000                                    --
Kathryn Sue Schugart                             5,000                                    --
Irene Sinclair                                      --                                25,000
Robert S. Sinclair                               1,000                                    --
Skat Capital, L.P.                              20,000                                    --
Donald C. Smith                                     --                                50,000
Gordon V. and Helen C.                          25,000                             1,000,000
  Smith Foundation
Tildon W. Smith                                     --                               200,000
John P. Soukenik(1)                              5,000                                    --
South Ferry #2, L.P.                           250,000                                    --
Jay Spellman                                        --                             1,000,000
Spring Street Partners, LP                      25,000                               500,000
Star Creations, Ltd.                            40,000                                    --
John W. Tabnor                                   1,000                                    --
David Thalheim Rev Living                       25,000                                    --
  Trust

                                    Number of Shares of Common Stock      Principal Amount of Senior Notes
                                        Beneficially Owned and                Beneficially Owned and
    Name of Selling Holder                  Offered Hereby                         Offered Hereby
    ----------------------                  --------------                         --------------

Third Point Management                         850,000                                    --
  Company, L.L.C.
Raymond A. Tiernan(1)                           10,000                                    --
Philip E. Timyan, Trustee                       40,000                                    --
  for the Philip E.
  Timyan Trust
Philip J. and Nancy L.                          60,000                                    --
  Timyan
Jack Thompson High Yield                            --                                20,000
Jack Thompson IRA                                   --                                20,000
Tontine Financial Partners,                    275,000                                    --
  L.P.
Edward A. Townsend(2)(3)                       300,000                                    --
Kenneth W. Townsend(2)                           2,500                                    --
Eugene Trainor III                               2,500                                    --
Tudor Arbitrage Partners L.P.                   99,900                                    --
Tudor BVI Futures, Ltd.                        313,600                                    --
Chaya Unger                                     20,000                                    --
University of Notre Dame                        20,600                                    --
The Upper Mill Capital                         289,000                                    --
  Appreciation Fund Ltd.
Valarian Associates, L.P.                      200,000                                    --
The Vine Street Exchange                       300,000                                    --
  Fund, L.P.
DeWayne R. Von Feldt(2)                        120,000                                    --
Vulcan Materials Company                            --                                70,000
  Highyield Account
Weaver Capital Partners LP                      32,700                                    --
George N. Wehrlin                                   --                                20,000
Perry Weitz                                     30,000                                    --
Weitz Series Fund, Inc. -                           --                               250,000
  Fired Income Portfolio
Weitz Series Fund, Inc. -                           --                               750,000
  Value Portfolio
Daniel P. and Georgia H.                         2,800                                    --
  Weitzel(1)
West Broadway Partners, LP                     140,000                               250,000
West Broadway Securities                       160,000                                    --
Whitehall Properties, LLC                      100,000                                    --
Shelby G. Wilcox(4)                              4,000                                50,000
Hugh T. Wilkinson(1)                             2,000                                    --
Aaron Wolfson                                   10,000                                    --
Ziff Asset Management, L.P.                    900,000                                    --
Harold Zirkin                                   10,000                                    --


                                    Number of Shares of Common Stock      Principal Amount of Senior Notes
                                        Beneficially Owned and                Beneficially Owned and
    Name of Selling Holder                  Offered Hereby                         Offered Hereby
    ----------------------                  --------------                         --------------
Zweig-DiMenna Partners, L.P.                   349,000                                    --
Zweig-DiMenna Special                          220,000                                    --
  Opportunities, LPC



(1) Norman B. Antin and Jeffrey D. Haas, the general partners of the Antin & Haas Partnership, and Philip R. Bevan, Jeffrey A. Koeppel, Timothy B. Matz, John P. Soukenik, Raymond A. Tiernan, Daniel P. Weitzel and Hugh T. Wilkinson are partners in Elias, Matz, Tiernan & Herrick L.L.P., which serves as special counsel to the Company and served as special counsel to the Company in connection with the Private Placement and this offering.
(2) Pursuant to the terms of a Stock Purchase and Sale Agreement, dated as of February 4, 1998, and in connection with the Company's acquisition of Green Country, effective February 17, 1998, FBR purchased 115,027, 4,052 and 273,130 shares of Common Stock from Messrs. Townsend, Norton and Von Feldt, respectively.
(3)   Consists of a director and/or executive officer of the Company.
(4)   Includes 1,000 shares of Common Stock as co-trustee with Lawrence Willcox.


          The Company has agreed to indemnify the Selling Holders against certain liabilities arising out of any actual or alleged material misstatements or omissions in the Registration Statement, other than liabilities arising from information supplied by the Selling Holders for use in the Registration Statement. Each Selling Holder, severally but not jointly, has agreed to indemnify the Company against liabilities arising out of any actual or alleged material misstatements or omissions in the Registration Statement insofar as such misstatements or omissions were made in reliance upon written information furnished to the Company by such Selling Holder expressly for use in the Registration Statement.

                           DESCRIPTION OF SENIOR NOTES

General

          The Senior Notes have been issued pursuant to the Indenture between the Company and The Bank of New York, as trustee (the "Trustee"). The Indenture will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), upon effectiveness of the Registration Statement of which this Prospectus forms a part. This summary of certain terms and provisions of the Senior Notes and the Indenture does not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, some of which are not otherwise defined herein, are qualified in their entirety by reference to all of the provisions of the Indenture and those terms made a part of the Indenture by the Trust Indenture Act. See "Additional Information." Capitalized terms not otherwise defined herein have the meanings specified in the Indenture. The Indenture has been filed as in exhibit to the Registration Statement.

          The Senior Notes will mature on September 8, 2004. The Senior Notes are general unsecured obligations of the Company and rank senior to such other Indebtedness as the Company may incur that is not expressly subordinated to the Senior Notes. The Indenture generally restricts the incurrence of additional Indebtedness by the Company, except for certain Junior Indebtedness. See "--Certain Covenants--Limitations on Indebtedness."

          The Senior Notes are issuable and transferable only in registered form without coupons and only in denominations of $1,000 and any integral multiple above that amount.

          The Senior Notes bear interest from the date of their initial issuance, September 8, 1997, at the rate of 11.0% per annum, payable semi-annually in arrears on March 1 and September 1 of each year (each an "Interest Payment Date"), commencing March 1, 1998, to the holders of record at the close of business on the February 15 or August 15 (whether or not a business day), as the case may be, next preceding such Interest Payment Date (each, a "Regular Record Date"). Interest will be computed on the basis of a 360-day year of twelve 30-day months.

          The Senior Notes are not savings accounts or deposits and are not insured by the FDIC or by the United States or any agency or fund thereof. The Senior Notes are not secured by the assets of the Company or any of its Subsidiaries, including the Banks, or otherwise and do not have the benefit of a sinking fund for the retirement of principal or interest. Because the Company is a holding company that currently conducts substantially all of its operations through the Banks, the right of the Company to participate in any distribution of assets of the Banks, upon their liquidation or reorganization or otherwise (and thus the ability of Holders to benefit indirectly from such distribution), are subject to the prior claims of creditors of the Banks, including claims of depositors of the Banks. See "Regulation--Regulation of Federal Savings Institutions--Cross-Guarantee Liability and Effect of a Resolution of the Banks." Additionally, distributions to the Company by the Banks, whether in liquidation, reorganization or otherwise, are subject to regulatory restrictions and, under certain circumstances, may be prohibited.

No Sinking Fund, Mandatory Redemption or Optional Redemption

          The Senior Notes are not entitled to the benefit of any sinking fund, mandatory redemption or optional redemption.

Interest Reserve Account

          In connection with the issuance of the Senior Notes, the Company established the Interest Reserve Account, which consists of a segregated deposit account and segregated Permitted

Investments in a bank or trust company, which currently is the Trustee, which is unaffiliated with the Company and which meets specified requirements. The arrangements relating to the Interest Reserve Account have been set forth in a Security Agreement between the Company and the Trustee (the "Security Agreement").

          Any funds or other assets in the Interest Reserve Account from time to time shall not be commingled with any other funds or assets of the Company or any of the Company's subsidiaries or affiliates, provided, however, that if on any Interest Payment Date, the amount of funds and the Fair Market Value of any Permitted Investments in the Interest Reserve Account shall exceed the amount required to be maintained therein in accordance with the Indenture, the Company shall be entitled to withdraw all or any portion of such excess.

          The Company is required to carry in the Interest Reserve Account an aggregate amount of cash and Fair Market Value of Permitted Investments (determined not less frequently than on each Interest Payment Date) sufficient to pay at all times during the period commencing on the date of issuance of the Senior Notes through the next two succeeding Interest Payment Dates. The Company intends to use funds and Permitted Investments in the Interest Reserve Account to pay the first two semi-annual interest payments due on the Senior Notes or as otherwise required pursuant to the Security Agreement.

Certain Covenants

          The Indenture contains, among others, the following covenants:

          Limitations on Indebtedness. The Company may not create, incur, issue, assume, guarantee or otherwise in any manner become directly or indirectly liable for or with respect to, or otherwise permit to exist any Indebtedness, except: (i) Indebtedness represented by the Senior Notes; (ii) Junior Indebtedness with a Stated Maturity of principal (or any required repurchase, redemption, defeasance or sinking fund payments) which is after the final Stated Maturity of the Senior Notes; (iii) Indebtedness the proceeds of which are immediately applied to redeem or repurchase Senior Notes and provided that if such Indebtedness is used to redeem or repurchase only a portion of the Senior Notes, such Indebtedness has a Stated Maturity of principal (or any required repurchase, redemption, defeasance or sinking fund payments) which is after the final Stated Maturity of the Senior Notes and (iv) Indebtedness specified in paragraph (b) of the definition of "Permitted Payment."

          The Company may not create, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for or with respect to, or otherwise permit to exist, any Indebtedness (including any Indebtedness assumed in connection with the acquisition of assets from another Person or as a result of the merger of any Person with or into the Company) unless, at the time of such event, the principal amount of total Indebtedness of the Company would not exceed 100% of the Company's Consolidated Tangible Net Worth; provided that for purposes of this requirement, Indebtedness shall be net of any fund or interest reserve account which has been established to fund the payment of principal and/or interest on Indebtedness.

          Limitations on Restricted Payments. The Company may not, and may not permit any Subsidiary to, directly or indirectly, make any Restricted Payment if, at the time of such Restricted Payment or after giving effect thereto,

          (a) a Default or Event of Default shall have occurred and be continuing; or

          (b) the Company would fail to maintain sufficient Liquid Assets to comply with the terms of the covenant described below under "--Liquidity Maintenance;"

          (c) either of the Banks would fail to meet any of their respective applicable minimum capital requirements under the regulations of the OTS which are necessary to enable either of the Banks to qualify as an "adequately capitalized" institution under such regulations; or

          (d) the aggregate amount of all Restricted Payments (the amount of such payments, if other than in cash, having been determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution filed with the Trustee) declared and made after the Issue Date would exceed the sum of

               (i) 25% of the aggregate Consolidated Net Income (or, if such Consolidated Net Income is a deficit, 100% of such deficit) of the Company accrued on a cumulative basis during the period beginning on the first day of the fiscal quarter during which the Issue Date occurred and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment, plus

               (ii) the aggregate Net Cash Proceeds received by the Company as capital contributions (other than from a Subsidiary) after the Issue Date, plus

               (iii) the aggregate Net Cash Proceeds and the Fair Market Value of property not constituting Net Cash Proceeds received by the Company from the issuance or sale (other than to a Subsidiary) of Qualified Capital Stock after the Issue Date; plus

               (iv) 100% of the amount of any Indebtedness of the Company or a Subsidiary that is converted into or exchanged for Qualified Capital Stock of the Company after the Issue Date;

provided, however, that the foregoing provisions will not prevent (x) the payment of a dividend within 60 days after the date of its declaration if at the date of declaration such payment was permitted by the foregoing provisions, (y) any Permitted Payment; or (z) the redemption of all of the shares of Common Stock of the Company which are issued and outstanding immediately prior to the date of the Indenture.

          Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Company may not, and may not permit any of its Subsidiaries to, create, assume or otherwise cause or suffer to exist or to become effective any consensual encumbrance or restriction on the ability of any such Subsidiary to:

          (a) pay any dividends or make any other distribution on its Capital Stock;

          (b) make payments in respect of any Indebtedness owed to the Company or any other Subsidiary; or

          (c) make loans or advances to the Company or any Subsidiary or to guarantee Indebtedness of the Company or any other Subsidiary;

          other than, in the case of (a), (b) and (c),

          (1) restrictions imposed by applicable laws and regulations;

          (2) restrictions existing under agreements in effect on the date of the Indenture;

          (3) consensual encumbrances or restrictions binding upon any Person at the time such Person becomes a Subsidiary of the Company so long as such encumbrances or restrictions are not created, incurred or assumed in contemplation of such Person becoming a Subsidiary;

          (4) restrictions on the transfer of assets which are subject to Liens;

          (5) restrictions existing under agreements evidencing Indebtedness which is incurred after the date of the Indenture as permitted by the covenants described above under "--Limitations on Indebtedness," provided that the terms and conditions of any such restrictions are no more restrictive than those contained in the Indenture; and

          (6) restrictions existing under any agreement which refinances or replaces any of the agreements containing the restrictions in clauses (2), (3) and (5); provided that the terms and conditions of any such restrictions are not less favorable to the Holders than those under the agreement evidencing or relating to the Indebtedness refinanced.

          Restrictions on Issuance and Sale or Disposition of Capital Stock of Subsidiaries. The Company (a) may not permit any Subsidiary to issue or sell any shares of its Capital Stock (other than to the Company or a Wholly Owned Subsidiary) and (b) except pursuant to existing agreements, options or option plans, may not permit any Person to own any shares of Capital Stock of any Subsidiary.

          Limitations on Transactions with Affiliates. The Company may not, and may not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (except that the Company and any of its Subsidiaries may enter into any transaction or series of related transactions with any Subsidiary of the Company without limitation under this covenant) unless: such transactions or series of related transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available in a comparable transaction in an arm's length dealing with a Person that is not such an Affiliate; with respect to any transaction or series of related transactions involving aggregate payments in excess of $500,000, the Company delivers an Officers' Certificate to the Trustee certifying that such transaction or series of transactions complies with clause
(i) above and has been approved by a majority of the Board of Directors of the Company; and with respect to any transaction or series of related transaction involving aggregate payments in excess of $2 million, the Company delivers to the Trustee a written opinion of a nationally-recognized investment banking firm to the effect that the transaction or series of transactions are fair to the Company or such Subsidiary from a financial point of view. The limitations set forth in this paragraph will not apply to (a) transactions entered into pursuant to any agreement already in effect on the date of the Indenture, (b) any employment agreement, stock option, employee benefit, indemnification, compensation, business expense reimbursement or other employment-related agreement, arrangement or plan entered into by the Company or any of its Subsidiaries either (A) in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary or (B) which agreement, arrangement or plan was adopted by the Board of Directors of the Company or such Subsidiary, as the case may be, (c) residential mortgage, credit card and other consumer loans to an Affiliate who is an officer, director or employee of the Company or any of its Subsidiaries and which comply with the applicable provisions of 12 U.S.C. ss. 1468(b) and any rules and regulations of the OTS thereunder, (d) any Restricted Payments, (e) any issuance of capital stock to Messrs. Townsend and Norton in connection with the acquisition by the Company of Green Country, or (f) any transaction or series of transactions in which the total amount involved does not exceed $250,000.

          Limitations on Liens and Guarantees. The Company may not create, assume, incur or suffer to exist any Lien upon (i) the Capital Stock of the Banks or (ii) any of the Company's property or assets (other than the Capital Stock of the Banks) now owned, or acquired after the date of the Indenture, or any income or profits from any such property or assets, as security for Indebtedness which may be incurred by the Company under the Indenture and having a contractual time to maturity greater than one year (other than the Senior Notes), without, in the case of either (i) or (ii), effectively providing that the Senior Notes will be equally and ratably secured with (or prior to) such Indebtedness, provided that if such Indebtedness is Junior Indebtedness, any security interest with respect to such Junior Indebtedness shall be subordinated to the security interest with respect to the Senior Notes to the same extent as such Junior Indebtedness is subordinated to the Senior Notes.

          The Company may not permit any Subsidiary of the Company, directly or indirectly, to guarantee or assume, or subject any of its assets to a Lien to secure, any Indebtedness which may be incurred by the Company under the Indenture (other than the Senior Notes) unless (i) such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of, or pledge of assets to secure, the Senior Notes by such Subsidiary on terms at least as favorable to the Holders as such guarantee or security interest in such assets is to the holders of such Indebtedness, except that in the event of a guarantee or security interest in such assets with respect to Junior Indebtedness, any such guarantee or security interest in such assets with respect to such Junior Indebtedness shall be subordinated to such Subsidiary's guarantee or security interest in such assets with respect to the Senior Notes to the same extent as such Junior Indebtedness is subordinated to the Senior Notes and (ii) such Subsidiary waives, and agrees that it and will not in any manner whatsoever claim, or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary of the Company as a result of any payment by such Subsidiary under its guarantees.

          Liquidity Maintenance. The Company will, at all times when the Senior Notes are not rated in an investment grade category by one or more nationally recognized statistical rating organizations, maintain Liquid Assets with a value equal to at least 100% of the required interest payments due on the Senior Notes on the next succeeding semi-annual Interest Payment Date.

          Offer to Purchase upon a Change of Control. The Company will, upon the occurrence of a Change of Control, make an offer to purchase (an "Offer to Purchase"), and will, subject to the provisions described below, purchase, on a Business Day (the "Change of Control Purchase Date") not more than 60 days nor less than 30 days following the occurrence of the Change of Control, all of the then outstanding Senior Notes at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to (but excluding) the Change of Control Purchase Date. The Company will, subject to the provisions described below, purchase all Senior Notes properly tendered in the Offer to Purchase and not withdrawn. Prior to the mailing of the notice to Holders provided for, as described below, the Company must (i) offer to repay in full all Indebtedness which by its terms requires repayment by the Company prior to any repurchase by the Company of the Senior Notes and repay the Indebtedness of each lender who has accepted such offer or
(ii) obtain the requisite consent under such Indebtedness to permit the repurchase of the Senior Notes. If a notice has been mailed when such condition precedent has not been satisfied, the Company will have no obligation to (and shall not) effect the purchase of Senior Notes until such time as such condition precedent is satisfied. Failure to mail the notice on the date specified below or to have satisfied the foregoing condition precedent by the date that the notice is required to be mailed shall in any event constitute a covenant Default under the Indenture. The Offer to Purchase is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Purchase Date.

          In order to effect such Offer to Purchase, the Company will, not later than the 30th day after the Change of Control, mail to each Holder a notice, which shall govern the terms of the Offer to Purchase and shall state, among other things: (i) that a Change of Control has occurred and an Offer to Purchase is being made, and that, although Holders are not required to tender their Senior Notes, all Senior Notes that are timely tendered will be accepted for payment; (ii) the purchase price and the Change of Control Purchase Date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed; (iii) that any Senior Note not tendered will continue to accrue interest; (iv) that any Senior Note accepted for payment pursuant to the Offer to Purchase will cease to accrue interest on and after the Change of Control Purchase Date; (v) the instructions that Holders will be required to follow in order to have such Holders' Senior Notes repurchased; (vi) that Holders will be entitled to withdraw their election not later than the close of business on the third Business Day preceding the Change of Control Purchase Date and the instructions that Holders must follow in order to withdraw such election; and (vii) any other information necessary to enable Holders to tender their Senior Notes and to have such Senior Notes repurchased.

          On the Change of Control Purchase Date, the Company will (i) accept for payment Senior Notes tendered pursuant to the Offer to Purchase, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Senior Notes so tendered and (iii) deliver to the Trustee all Senior Notes so accepted together with an Officers' Certificate stating the principal amount of Senior Notes tendered to and accepted for payment by the Company. The Company will publicly announce the results of the Offer to Purchase on or as soon as practicable after the Change of Control Purchase Date. There can be no assurance that the Company will have sufficient financial resources to repurchase any or all of the Senior Notes at such time as it might be required to do so.

          Notwithstanding the foregoing, if any Senior Note accepted for payment is not so paid pursuant to the foregoing provisions of the Indenture, then, from the Change of Control Purchase Date until the principal and interest on such Senior Note is paid, interest will be paid on the unpaid principal and, to the extent permitted by law, on any accrued but unpaid interest thereon, in each case at the rate or rates prescribed therefor in the Senior Notes.

          Maintenance of Depository Institution Subsidiary. The Company will, subject to requirements governing consolidations, merges and conveyances, maintain at all times as a Wholly Owned Subsidiary an entity that is a bank or thrift or substantially similar institution subject to regulation by federal or state authorities and do all things necessary to ensure that savings accounts of the Banks or such other institution are insured by the FDIC or any successor organization up to the maximum amount permitted by the Federal Deposit Insurance Act and regulations thereunder or any succeeding federal law hereinafter enacted.

          Additional Covenants. The Indenture also contains covenants with respect to, among other things, the following matters: (i) payment of principal, premium and interest; (ii) maintenance of corporate existence; (iii) payment of taxes and other claims; (iv) maintenance of properties; (v) maintenance of insurance; and (vi) maintenance of books and records.

Merger and Consolidation

          The Indenture provides that the Company will not, in a single transaction or a series of transactions, consolidate or merge with or into or transfer, sell, lease or convey all or substantially all of its assets to another Person unless: (i) either the Company will be the entity surviving such merger or consolidation or the corporation formed by or surviving such consolidation or merger, or the Person to which such transfer, sale, lease or conveyance shall have been made, shall be a corporation duly organized and existing under the laws of the United States, any state thereof or the District of Columbia and will unconditionally expressly assume by a supplemental indenture hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Senior Notes and the Indenture; (ii) immediately before and immediately after giving effect to the transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to the transaction or series of transactions, the Company or the surviving entity, as applicable, and their respective banking and thrift subsidiaries, as applicable, will be in compliance with all applicable regulatory capital requirements; (iv) immediately after giving effect to the transaction or series of transactions, the Company or the surviving entity, as applicable, could incur at least $1.00 of additional Indebtedness without violating the limitations on Indebtedness provisions of the Indenture; and (v) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel each stating that such consolidation, merger, business combination, transfer, sale, lease or conveyance and such supplemental indenture complies with the Indenture and that all conditions precedent therein relating to such transaction have been complied with.

Modification of the Indenture; Waiver of Covenants

          Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of greater than 50% in aggregate principal amount of the Senior Notes then Outstanding; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Senior Note affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Senior Note or reduce the principal amount thereof, premium, if any, or the rate of interest thereon or change any Place of Payment, or change the coin or currency in which any Senior Note or any premium or the interest thereon is payable or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof; (ii) reduce the percentage in principal amount of the outstanding Senior Notes, the consent of whose Holders is required for any such amendment or modification, or the consent of whose Holders is required for any waiver of compliance with the Indenture or certain defaults thereunder; and
(iii) modify any of the provisions relating to supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage in principal amount of outstanding Senior Notes required for such action or to provide that certain other provisions of the Indenture may not be modified or waived without the consent of the Holder of each Senior Note affected thereby.

          Notwithstanding the foregoing, without the consent of any Holders, the Company and the Trustee may modify or amend the Indenture (i) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Senior Notes in accordance with the provisions of the Indenture described above under "--Merger and Consolidation;" (ii) to add any additional covenants of the Company for the benefit of the Holders, or to surrender any right or power conferred upon the Company in the Indenture or in the Senior Notes; (iii) to secure the Senior Notes or to add a guarantor; (iv) to comply with any requirements of the Commission in order to effect and maintain the qualification of the Indenture under the Trust Indenture Act; or
(v) to cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision of the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture, provided such action pursuant to clause (v) shall not adversely affect the interests of the Holders in any material respect.

          The Holders of greater than 50% in aggregate principal amount of the Senior Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

Events of Default

          An Event of Default is defined in the Indenture to include:

                (i) failure by the Company to pay the principal of, or premium, if any, on any Senior Note when due and payable at maturity or upon redemption, acceleration or otherwise;

                (ii) failure by the Company to pay interest on any Senior Note when due and payable, if such failure continues for a period of 30 days;

                (iii) default in the performance, or breach, of the provisions described above under "--Merger and Consolidation;"

                (iv) default, on the Change of Control Purchase Date, in the purchase of Senior Notes required to be purchased by the Company pursuant to an Offer to Purchase;

                (v) failure by the Company to comply with any other agreement or covenant contained in the Indenture if such failure continues for a period of 30 days after notice to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the Senior Notes then Outstanding;

                (vi) default by the Company or any Subsidiary of the Company in the payment of any Indebtedness of the Company or any Subsidiary of the Company after any applicable grace period after final maturity or in the event that final maturity is accelerated because of a default, which default is not cured, waived or consented to for 30 days and the total amount of such Indebtedness unpaid or accelerated is equal to or greater than 5% of the Company's Consolidated Tangible Net Worth;

                (vii) the existence of certain events of bankruptcy or insolvency of the Company or either of the Banks;

                (viii) one or more final judgments, decrees or orders has been rendered against the Company or any Subsidiary for the payment of an amount of money which, individually or in the aggregate, is equal to or greater than 5% of the Company's Consolidated Tangible Net Worth and which remains unsatisfied for a period of 60 days without a stay of execution of any such judgment, decree or order; and

                (ix) failure by either of the Banks to comply with any of their respective Regulatory Capital Requirements; provided, that an Event of Default under this paragraph (ix) shall not be deemed to have occurred
          (a) during the 45-day period following the first day on which either of the Banks fails to comply with any of its Regulatory Capital Requirements, if within such 45-day period such Bank files a capital plan with the OTS, (b) during the 60-day period following the initial submission of a capital plan to the OTS by such Bank (or, if the OTS notifies such Bank in writing that it needs a longer period of time to determine whether to approve such capital plan, such longer period as is so specified by the OTS), unless prior to such date the OTS shall have notified such Bank of its determination not to approve such capital plan, or (c) during the period that such Bank is operating in material compliance with a capital plan approved by the OTS; provided, further, that if such Bank meets the minimum amount of capital required to meet each of the industry-wide regulatory capital requirements pursuant to 12 U.S.C. Section 1464(t) and 12 C.F.R. Part 567 (and any amendment to either thereof) or any successor law or regulation, notwithstanding such Bank's failure to meet an individual minimum capital requirement pursuant to 12 U.S.C. Section 1464(s) and 12 C.F.R. Section 567.3 (and any amendment to either thereof) or any successor law or regulation, no Event of Default shall have occurred pursuant to this clause unless written notice thereof shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the Holders of 25% in aggregate principal amount of the Senior Notes then outstanding.

          The Company has covenanted in the Indenture to file annually with the Trustee a statement regarding compliance by the Company with the terms of the Indenture and specifying any defaults of which the signers may have knowledge.

          If an Event of Default occurs and is continuing, the Trustee or the Holders of not less than 25% in principal amount of the Senior Notes then outstanding may declare all the Senior Notes to be immediately due and payable by notice to the Company (and to the Trustee if given by the Holders). Under certain circumstances, the Holders of a majority in principal amount of the Senior Notes then Outstanding may rescind such a declaration.

Defeasance

          The Indenture provides that (A) if applicable, the Company will be discharged from any and all obligations in respect of then Outstanding Senior Notes, other than the obligation to duly and punctually pay the principal of, premium, if any, and interest on, the Senior Notes in accordance with the terms of the Senior Notes and the Indenture, or (B) if applicable, the Company may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be an Event of Default under the Indenture or the Senior Notes, in either case (A) or (B); upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which will provide money in an amount sufficient in the opinion of a nationally-recognized accounting firm to pay the principal of and premium, if any, and each installment of interest, if any, on the Outstanding Senior Notes. With respect to clause (B), the obligations under the Indenture other than with respect to such covenants shall remain in full force and effect. Such trust may only be established if, among other things, (i) with respect to clause (A), the Company has received from, or there has been published by, the IRS a ruling or there has been a change in law, which in an Opinion of Counsel provides that Holders of the Senior Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or with respect to clause (B), the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Senior Note will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred or be continuing; and (iii) certain other customary conditions precedent are satisfied.

Satisfaction and Discharge

          The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Senior Notes, as expressly provided for in the Indenture) as to all outstanding Senior Notes when
(i) either (a) all the Senior Notes theretofore authenticated and delivered (except lost, stolen or destroyed Senior Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (b) all Senior Notes not theretofore delivered to the Trustee for cancellation have become due and payable, or will become due and payable or are to be called for redemption within one year, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Senior Notes not theretofore delivered to the Trustee for cancellation, for principal of, and premium, if any, and interest on the Senior Notes to the date of deposit together with irrevocable instructions to the Trustee from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officers'

Certificate and an Opinion of Counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

The Trustee

          The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

          The Indenture, and provisions of the Trust Indenture Act incorporated by reference, contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or any Affiliate; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture
Act), it must eliminate such conflict or resign.

Governing Law

          The Indenture provides that it and the Senior Notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

          "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings corresponding to the foregoing.

          "Capital Lease Obligation" of any Person means any obligations of such Person under any capital lease for real or personal property which, in accordance with GAAP, is required to be recorded as a capitalized lease obligation; and, for the purpose of this Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

          "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents in the equity (however designated) of such Person and any rights (other than debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

          "Change of Control" means the occurrence of any of the following events: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 25% of the total Voting Stock of the Company, (ii) the Company consolidates with, or merges into, another person, or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction between the Company and a Wholly Owned Subsidiary, or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose elections by the Company's Board of Directors or whose nomination for elections by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office.

          "Consolidated Net Income (Loss)" of any Person means, for any period, the consolidated net income (or loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding, without duplication, (i) all extraordinary gains and losses (other than those relating to the use of net operating losses of such Person carried forward), less all fees and expenses relating thereto, net of taxes, (ii) the portion of net income (or loss) of any other Person (other than any of such Person's consolidated Subsidiaries) in which such Person or any of its Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or its consolidated Subsidiaries in cash by such other Person during such period, (iii) net income (or loss) of any Person combined with such Person or any of its Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan or (v) the net income of any consolidated Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its shareholders; provided that, upon the termination or expiration of such dividend or distribution restrictions, the portion of net income (or loss) of such consolidated Subsidiary allocable to such Person and previously excluded shall be added to the Consolidated Net Income (Loss) of such Person to the extent of the amount of dividends or other distributions available to be paid to such Person in cash by such Subsidiary.

          "Consolidated Tangible Net Worth" of any Person and its Subsidiaries means as of the date of determination all amounts that would be included under stockholders' equity on a consolidated balance sheet of such Person and its Subsidiaries determined in accordance with GAAP, less an amount equal to the consolidated intangible assets (other than capitalized mortgage servicing rights) of such Person and its Subsidiaries determined in accordance with GAAP.

          "Default" means any event that upon notice or the passage of time or both would be an Event of Default.

          "Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part on, or prior to, or is exchangeable for debt securities of the Company or its Subsidiaries prior to, the final Stated Maturity of principal of the Senior Notes; provided that only the amount of such Capital Stock that matures or is redeemable prior to the Stated Maturity of principal of the Senior Notes shall be deemed to be Disqualified Capital Stock.

          "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under compulsion to complete the transaction as determined by the Board of Directors of the Company, acting in good faith, and shall be evidenced by a Board Resolution delivered to the Trustee.

          "GAAP" means generally accepted accounting principles.

          "Guaranteed Indebtedness" of any Person means, without duplication, all Indebtedness of any other Person guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness; (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss;
(iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered); (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor; or (v) otherwise to assure a creditor with respect to Indebtedness against loss; provided that the term "guarantee" shall not include endorsements for collection of deposit, in the ordinary course of business.

          "Holder" when used with respect to any Senior Note means a Noteholder.

          "Indebtedness" means, with respect to any Person, without duplication,
(i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, and in connection with any agreement by such Person to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person now or hereafter outstanding; (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (iii) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business; (iv) all obligations under interest rate agreements of such Person; (v) all Capital Lease Obligations of such Person; (vi) all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends payable by other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligations being deemed to be the lesser of the value of such property or asset or the amount of the obligations so secured); (vii) all guarantees by such Person of Guaranteed Indebtedness; (viii) all Disqualified Capital Stock (valued at the greater of book value and voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends) of such Person; and (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing or any liability of the types referred to in clauses (i) through (viii) above. For purposes hereof, (x) the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value is to be determined in good faith by the board of directors (or any duly authorized committee thereof) of the issuer of such Disqualified Capital Stock, and (y) Indebtedness is deemed to be incurred pursuant to a revolving credit facility each time an advance is made thereunder.

          "Issue Date" means September 8, 1997.

          "Junior Indebtedness" means any Indebtedness of the Company subordinated in right of payment of either principal, premium (if any) or interest thereon to the Senior Notes.

          "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

          "Liquid Assets" shall include: (i) cash; (ii) any of the following instruments that have a remaining term to maturity not in excess of 90 days from the determination date: (a) repurchase agreements on obligations of, or are guaranteed as to timely receipt of principal and interest by, the United States or any agency or instrumentality thereof when such obligations are backed by the full faith and credit of the United States, provided that the party agreeing to repurchase such obligations is a primary dealer in U.S. government securities, (b) federal funds and deposit accounts, including but not limited to certificates of deposit, time deposits and bankers' acceptances of any U.S. depository institution or trust company incorporated under the laws of the United States or any state, provided that the debt of such depository institution or trust company at the date of acquisition thereof has been rated by Standard & Poor's Corporation in the highest short-term rating category or has an equivalent rating from another nationally recognized rating agency, or (c) commercial paper of any corporation incorporated under the laws of the United States or any state thereof that on the date of acquisition is rated investment grade by Standard & Poor's Corporation or has an equivalent rating from another nationally recognized rating agency; (iii) any debt instrument which is an obligation of, or is guaranteed as to the receipt of principal and interest by the United States, its agencies or any U.S. government sponsored enterprise, or (iv) any mortgage-backed or mortgage-related security issued by the United States, its agencies, or any U.S. government sponsored enterprise, as to which the payment of principal and interest from the mortgages underlying such securities will be passed through to the holder thereof and which has a remaining weighted average maturity of 15 years or less. Notwithstanding the forgoing, Liquid Assets shall not include any debt instruments, securities or collateralized mortgage obligations (real estate mortgage investment conduits) that would be classified as a "High-Risk Mortgage Security" pursuant to the policy statement adopted by the Federal Financial Institutions Examination Counsel on February 10, 1992, as reflected in Volume I of the Federal Reserve Report Service, Part 3-1562.

          "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock, or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock, or any capital contribution in respect of Capital Stock, the proceeds of such issuance or sale or capital contribution in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary of the Company), net of attorney's fees, accountant's fees and brokerage, consulting, underwriting and other fees and expenses actually incurred in connection with such issuance or sale or capital contribution and net of taxes paid or payable by the Company as a result thereof.

          "Noteholder" means a Person is whose name a Senior Note is registered in the Note Register.

          "Permitted Investments" means one or more of the following types of investments:

               (i) interest-bearing deposit accounts of any "insured depository institution," as defined in Section 3(c) of the Federal Deposit Insurance Act, as amended;

               (ii) direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States of America or any agency or instrumentality thereof;

               (iii) obligations of any corporate issuer which are rated in one of the two highest rating categories of any nationally-recognized statistical rating organization;

               (iv) repurchase agreements with banks, brokers or dealers involving any of the foregoing types of securities; and

               (v) money market mutual funds;

provided that, notwithstanding anything to the contrary contained herein, Permitted Investments shall not include any of the foregoing investments to the extent that any such investment, in the good faith business judgment of the Board of Directors of the Company, involves at the time of acquisition or thereafter a reasonable likelihood of a loss of principal.

          "Permitted Payment" means, so long as no Default or Event of Default is continuing,

          (a) the purchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Company or any Affiliate (other than a Wholly-Owned Subsidiary, which is unrestricted) of the Company, or any Junior Indebtedness of the Company which may be incurred pursuant to the covenant described above under "--Certain Covenants--Limitations of Indebtedness" in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege where, in connection therewith, cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds or Fair Market Value of property not constituting Net Cash Proceeds of, a substantially concurrent issue and sale (other than to a Subsidiary of the Company or to an employee benefit plan of the Company or any of its Subsidiaries) of Qualified Capital Stock of the Company; provided that the Net Cash Proceeds or Fair Market Value of such property received by the Company from the issuance of such shares of Qualified Capital Stock, to the extent so utilized, shall be excluded from clause (c)(iii) of the covenant described above under "--Certain Covenants--Limitations on Restricted
Payments;" and

          (b) the repurchase, redemption, defeasance or other acquisition or retirement for value of any Junior Indebtedness of the Company which may be incurred pursuant to the covenant described under "--Certain Covenants --Limitations on Indebtedness" above in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent issue and sale (other than to a Subsidiary of the Company) of new Indebtedness to the Company (such a transaction, a "refinancing"); provided, that any such new Indebtedness of the Company (i) shall be in a principal amount that does not exceed an amount equal to the sum of (A) the principal amount of the Junior Indebtedness so refinanced less any discount from the face amount of such Junior Indebtedness to be refinanced expected to be deducted from the amount payable to the holders of such Junior Indebtedness in connection with such refinancing, (B) the amount of any premium expected to be paid in connection with such refinancing pursuant to the terms of any Junior Indebtedness of the Company which may be incurred pursuant to the covenant described above under "--Certain Covenants--Limitations on Indebtedness" refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer, privately negotiated repurchase or otherwise and (C) the amount of legal, accounting, printing and other similar expenses of the Company incurred in connection with such refinancing; provided, further, that for purposes of this clause (i), the principal amount of any Indebtedness shall be deemed to mean the principal amount thereof or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination; (ii) each Stated Maturity of principal (or any required repurchase, redemption, defeasance or sinking fund payments) of such new Indebtedness shall be after the final Stated Maturity of principal of the Senior Notes then outstanding; and
(iii) is made expressly subordinated to the Senior Notes to substantially the same extent as the Junior Indebtedness being refinanced or expressly subordinate to such refinanced Indebtedness.

          "Person" means any natural person, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Disqualified Capital Stock.

          "Regulatory Capital Requirements" means (i) the minimum amount of capital required to meet each of the industry-wide regulatory capital requirements applicable to the Banks pursuant to 12 U.S.C. Section 1464(t) and 12 C.F.R. Part 567 (and any amendment to either thereof) or any successor law or regulation, and (ii) such higher amount of capital as the Banks, individually, are required to maintain in order to meet any individual minimum capital standard applicable to the Banks pursuant to 12 U.S.C. Section 1464(s) and 12 C.F.R. Section 567.3 (and any amendment to either thereof) or any successor law or regulation.

"Restricted Payment" means:

          (a) the declaration, payment or setting apart of any funds for the payment of any dividend on, or making of any distribution to holders of, the Capital Stock of the Company or any Subsidiary of the Company (other than (i) dividends or distributions in Qualified Capital Stock of the Company and, and
(ii) dividends or distributions payable on or in respect of any class or series of Capital Stock of a Subsidiary of the Company as long as the Company receives at least its pro rata share of such dividends or distributions in accordance with its ownership interests in such class or series of Capital Stock);

          (b) the purchase, redemption or other acquisition or retirement for value, directly or indirectly, of any Capital Stock of the Company or any Affiliate of the Company (other than a Wholly Owned Subsidiary); or

          (c) the making of any principal payments on, or repurchase, redemption, defeasance, retirement or other acquisition for value, directly or indirectly, of any Junior Indebtedness, prior to the Stated Maturity of principal or scheduled redemption or defeasance of, or any scheduled sinking fund payment on, such Junior Indebtedness.

          "Stated Maturity" when used with respect to any Senior Note or any installment of interest thereon means the date specified in such Senior Note as the fixed date on which the principal of such Senior Note or such installment of interest is due and payable.

          "Subsidiary" means any corporation of which at least a majority of the outstanding stock having ordinary voting power to elect a majority of the directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Company, by one or more Subsidiaries of the Company, or by the Company and one or more Subsidiaries.

          "Voting Stock" means Capital Stock of any class or classes, however designated, having ordinary voting power for the election of a majority of the board of directors, other than stock having such power only by reason of the occurrence of a contingency.

          "Wholly Owned Subsidiary" means a Subsidiary of which all of the outstanding Capital Stock (other than directors' qualifying shares) is at the time directly or indirectly owned by the Company, or by one or more Wholly Owned Subsidiaries or by the Company and one or more Wholly Owned Subsidiaries.

                          DESCRIPTION OF CAPITAL STOCK
General

          The Company is authorized to issue 30,000,000 shares of capital stock, of which 25,000,000 are shares of Common Stock, par value $.01 per share, and 5,000,000 are shares of preferred stock, par value $.01 per share. As of February 16, 1998, an aggregate of 20,537,209 shares of Common Stock were outstanding and no shares of preferred stock were outstanding. Each share of Common Stock has the same relative rights as, and is identical in all respects with, each other share of Common Stock. The Common Stock is not subject to call for redemption.

          The capital stock of the Company does not represent nonwithdrawable capital, is not an account of an insurable type, and is not insured by the FDIC.

Common Stock

          Dividends. Although there are no present plans to do so, the Company can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations which are imposed by law. See "Dividends and Market for Common Stock" and "Regulation--Regulation of Federal Savings Institutions--Capital Distribution Regulation." The holders of Common Stock of the Company are entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues preferred stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

          Voting Rights. The holders of Common Stock of the Company possess exclusive voting rights in the Company. They elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or the Company's Certificate of Incorporation or as are otherwise presented to them by the Board of Directors. Each holder of Common Stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. Although there are no present plans to do so, if the Company issues preferred stock, holders of the preferred stock may also possess voting rights.

          Liquidation. In the event of any liquidation, dissolution or winding up of the Banks, the Company, as the sole holder of the Banks' capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Banks (including all deposit accounts and accrued interest thereon), all assets of the Banks available for distribution. In the event of any liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, including the Senior Notes, all of the assets of the Company available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

          Preemptive Rights. Holders of the Common Stock of the Company generally are not entitled to preemptive rights with respect to any shares which may be issued in the future. However, pursuant to the terms of the Purchase Agreement, the Company has agreed not to issue any capital securities or permit the Banks to issue any capital securities to any person without first offering to purchasers of the Common Stock in the Private Placement who continue to hold such Common Stock the opportunity to purchase all or part of such capital securities being issued at the same purchase price and on the same terms as are proposed to be offered to such third party purchaser. This right does not apply to the issuance of capital securities pursuant to or in connection with (i) a reorganization, merger or consolidation of the Company or the Banks or a sale, disposition or other transfer of all or substantially all of the assets of the Company or the Banks, (ii) any conversion or exchange of any capital securities in accordance with the terms of such securities, (iii) any employee benefit plans of the Company, (iv) any stock dividends, or pro rata (as to any class) split-ups, combinations or exchanges of or similar transactions involving capital securities, (v) any bona fide public offering of capital securities which is registered under the Securities Act, and (vi) any issuance of capital securities to Edward A. Townsend or Jan A. Norton pursuant to the acquisition by the Company of Green Country.

Preferred Stock

          None of the shares of the Company's authorized preferred stock has been issued. The Board of Directors of the Company is authorized to issue preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The preferred stock may be issued in distinctly designated series, may be convertible into Common Stock and may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both.

          The authorized but unissued shares of preferred stock (as well as the authorized but unissued and unreserved shares of Common Stock) are available for issuance in future mergers or acquisitions, in a future public offering or private placement or for other general corporate purposes. Except as otherwise required to approve the transaction in which the additional authorized shares of preferred stock would be issued, stockholder approval generally would not be required for the issuance of these shares. Depending on the circumstances, however, stockholder approval may be required pursuant to the requirements for listing the Common Stock on the Nasdaq Stock Market or any exchange on which the Common Stock may then be listed, if any.

Restrictions on Acquisition of the Company

          Restrictions in the Company's Certificate of Incorporation and Bylaws. A number of provisions of the Company's Certificate of Incorporation, as amended ("Certificate of Incorporation"), and Bylaws ("Bylaws") deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of the Company's Certificate of Incorporation and Bylaws which might be deemed to have a potential "anti-takeover" effect. Reference should be made in each case to such Certificate of Incorporation and Bylaws. See "Additional Information."

          Board of Directors. Article 6 of the Certificate of Incorporation and
Article III of the Bylaws of the Company contain provisions relating to the Board of Directors and provides, among other things, that the Board of Directors shall be divided into three classes as nearly equal in number as possible with the term of office of one class expiring each year. See "Management." Cumulative voting in the election of directors is prohibited by Article 4 of the Certificate of Incorporation. Directors may be removed only with cause at a duly constituted meeting of stockholders called expressly for that purpose. Any vacancy occurring in the Board of Directors for any reason (including an increase in the number of authorized directors) may be filled by the concurring vote of a majority of the Directors then in office, though less than a quorum of the Board, and a director appointed to fill a vacancy shall serve for the remainder of the term to which the director has been elected, and until his successor has been elected and qualified.

          The Bylaws govern nominations for election to the Board, and provide that nominations for election to the Board of Directors may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder eligible to vote at an annual meeting of stockholders who has complied with specified notice requirements. Written notice of a stockholder nomination must be delivered to, or mailed to and received at, the Company's principal executive offices not less than forty-five days or more than ninety days prior to the meeting. In the event that less than sixty days' notice of the date of the meeting is given to stockholders or prior public disclosure of the date of the meeting is made, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

          Limitation of Liability. The Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law ("DGCL") for approval of an unlawful dividend or an unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit.

          Indemnification of Directors, Officers, Employees and Agents. The Company's Bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except actions by or in right of the Company, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The Company's Bylaws also provide that reasonable expenses incurred by a director, officer, employee or agent of the Company in defending any civil, criminal, suit or proceeding described above shall be paid by the Company in advance of the final disposition of such action, suit or proceeding to the fullest extent permitted under Delaware law.

          Special Meetings of Stockholders and Stockholder Proposals. The Company's Certificate of Incorporation provides that special meetings of the Company's stockholders, for any purpose or purposes, may be called by the Chairman of the Board, the President, the affirmative vote of a majority of the Board of Directors then in office at a duly constituted meeting of the Board of Directors of the Company called for such purpose, or by the President of the Company upon written request of the holders of at least a majority of the shares of any class of capital stock then outstanding. The Company's Bylaws provide that only such business as shall have been properly brought before an annual meeting of stockholders shall be conducted at the annual meeting. In order to be properly brought before an annual meeting, business must be (a) specified in the notice given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder. For stockholder proposals to be included in the Company's proxy materials, the stockholder must comply with all the timing and informational requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended ("Exchange Act"). With respect to stockholder proposals to be considered at the annual meeting of stockholders but not included in the Company's proxy materials, the stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 45 days or more than 90 days prior to the meeting. In the event that less than 60 days' notice of the date of the meeting is given to stockholders or prior public disclosure of the date of the meeting is made, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

          Amendment of Certificate of Incorporation and Bylaws. The Company's Certificate of Incorporation generally provides that any amendment of the Certificate of Incorporation must be first approved by a majority of the Board of Directors and, to the extent required by law, then by the holders of a majority of the shares of the Company entitled to vote in an election of directors. The Company's Bylaws may be amended either by a vote of at least two-thirds of the Board of Directors then in office or by the vote of at least a majority of the shares eligible to be voted at a duly constituted meeting of stockholders for such purpose.

          Other Restrictions on Acquisition of the Company. Several provisions of the DGCL could affect the acquisition of Common Stock or control of the Company. Section 203 of the DGCL generally provides that a Delaware corporation shall not engage in any "business combination" with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder unless (1) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for this purpose, shares owned by persons who are directors and also officers and shares owned by employee stock ownership plans in which employee participants do not have the right to determine confidentially whether the shares held subject to the plan will be tendered in a tender offer or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. The three-year prohibition on business combinations with an interested stockholder does not apply under certain circumstances, including business combinations with a corporation which does not have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on an inter-dealer quotation system of a registered national securities association, or (iii) held of record by more than 2,000 stockholders, unless in each case this result was directly or indirectly caused by the interested stockholder.

          An "interested stockholder" generally means any person that (i) is the owner of 15% of more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such a person. The term "business combination" is broadly defined to include a wide variety of transactions, including mergers, consolidations, sales of 10% or more of a corporation's assets and various other transactions which may benefit an interested stockholder.

          The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless the OTS has been given 60 days' prior written notice. The HOLA provides that no company may acquire "control" of a savings association without the prior approval of the OTS. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the OTS. See "Regulation--Regulation of Savings and Loan Holding Companies--Holding Company Acquisitions."

Transfer Agent and Registrar

          The transfer agent and registrar for the Company's Common Stock is American Stock Transfer & Trust Company, New York, New York.


                               REGISTRATION RIGHTS

          In connection with the Private Placement, the Company on September 8, 1997 entered into the Registration Rights Agreement with the initial purchasers of the Local Securities and with FBR, the Placement Agent in the Private Placement, pursuant to which the Company agreed to (i) cause to be filed with the Commission within 120 days after the original issuance of the Local Securities pursuant to the Purchase Agreement, a shelf registration statement providing for the offer and sale of the Local Securities issued in the Private Placement, including Common Stock which is issuable pursuant to the exercise of warrants granted to the Placement Agent, (ii) use its best efforts to cause the shelf registration statement to be declared effective under the Securities Act as promptly as possible and (iii) use its best efforts to keep effective the shelf registration statement until the earlier of the second anniversary of the date such shelf registration statement is declared effective by the Commission or such time as all of the Local Securities and the Placement Agent's warrants have been sold thereunder or otherwise may be sold without the need for the shelf registration statement, as set forth in the Registration Rights Agreement. In addition, pursuant to the Merger Agreement with Green Country, the Company has agreed to register under the Securities Act the Common Stock to be issued in connection with the Merger pursuant to the same terms and conditions as are set forth in the Registration Rights Agreement. The Company agreed to bear the expenses arising out of the filing of such shelf registration statement. The Registration Statement of which this Prospectus forms a part has been filed to satisfy the Company's obligations under the Registration Rights Agreement and the Merger Agreement.

          Pursuant to the terms of the Registration Rights Agreement, a holder of Local Securities and the Placement Agent desiring to sell some or all of such securities pursuant to the shelf registration statement shall give the Company not less than five days' prior written notice, and the Company will use its best efforts to promptly file any required amendment(s) to the shelf registration statement in order to facilitate such sales. Initiating Holders, as defined in the Registration Rights Agreement to mean one or more holders of either not less than 35% in aggregate principal amount of Senior Notes or not less than 25% of the then-outstanding Common Stock, may elect that the offering of Local Securities be in the form of an underwritten offering. Under such circumstances, the Company will provide written notice to all holders of the Local Securities and the Placement Agent of such underwritten offering and will provide them with an opportunity to participate in such underwritten offering, under terms and with such conditions as set forth in the Registration Rights Agreement.

          Under the Registration Rights Agreement, a holder that sells Local Securities pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations). Each holder of Local Securities may be required to deliver information to be used in connection with the shelf registration statement in order to have such holder's Local Securities included in the shelf registration statement and to benefit from the provisions of the succeeding paragraph.

          Each of the Local Securities and the Placement Agent's warrants contain a legend to the effect that the holder thereof, by its acceptance thereof, is deemed to have agreed to be bound by the provisions of the Registration Rights Agreement. In that regard, each holder is deemed to have agreed that, upon receipt of notice from the Company of the occurrence of any event which makes a statement in the prospectus which is part of the shelf registration statement untrue in any material respect or which requires the making of any changes in such prospectus in order to make the statements therein not misleading, such holder will suspend the sale of Local Securities pursuant to such prospectus until the Company has amended or supplemented such prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such holder or the Company has given notice that the sale of the Local Securities may be resumed.

          The Registration Rights Agreement is governed by, and construed in accordance with, the laws of the State of Delaware. The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement.

                              PLAN OF DISTRIBUTION

          The Local Securities offered hereby may be sold from time to time to purchasers directly by the Selling Holders at market prices or at negotiated prices. Alternatively, the Selling Holders may from time to time offer the Local Securities to or through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of Local Securities, for whom they may act as agents. The Selling Holders and any underwriters, dealers or agents which participate in the distribution of Local Securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Local Securities by them and any discounts, commissions, concessions or other compensation received by any such underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

          The Local Securities may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Local Securities may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Local Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market or (iii) in transactions otherwise than on such exchanges or in the over-the-counter market. At the time a particular offering of the Local Securities is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Local Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

          To comply with the securities laws of certain jurisdictions, if applicable, the Local Securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Local Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

          Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Local Securities may not simultaneously engage in market-making activities with respect to such securities for a restricted period prior to the commencement of such distribution. In addition to and without limiting the foregoing, each Selling Holder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 102, 103 and 104, which provisions may limit the timing of purchases and sales of any of the securities by the Selling Holders or any such other person. All of the foregoing may affect the marketability of the Local Securities and brokers' and dealers' ability to engage in market-making activities with respect to these securities.

          Pursuant to the Registration Rights Agreement, all expenses of the registration of the Local Securities will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Selling Holders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will indemnified by the Selling Holders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                         SHARES ELIGIBLE FOR FUTURE SALE

          As of February 16, 1998, there were 20,537,209 shares of Common Stock of the Company outstanding (not including 60 shares held in the Company's treasury). All shares of Common Stock sold in the Offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by affiliates of the Company, as that term is defined in Rule 144 under the Securities Act, may generally only be resold in compliance with applicable provisions of Rule 144.

          In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date of the notice filed pursuant to Rule 144. Sales under Rule 144 are also subject to certain manner of sale restrictions and notice requirements and to the availability of current public information about the Company. In addition, a person who is deemed an "affiliate" of the Company must comply with Rule 144 in any sale of shares of Common Stock not covered by a registration statement (except, in the case of registered shares acquired by the affiliate on the open market, for the holding period requirement). A person (or person whose shares are aggregated) who is not deemed an "affiliate" of the Company and who has beneficially owned restricted shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to the volume, notice and other limitations of Rule
144. In meeting the one and two year holding periods described above, a holder of restricted shares can include the holding periods of a prior owner who was not an affiliate.

          The Company has reserved 1,420,370 shares for grants under its existing Stock Option Plan. As of September 30, 1997, the Company had options outstanding to purchase up to 1,116,005 shares of Common Stock. In December 1997, the Company granted options to officers and directors to purchase up to an additional 218,000 shares of Common Stock. See "Management--Stock Option Plan." The Company intends to file a registration statement under the Securities Act to register all shares of Common Stock issuable under such Stock Option Plan. Shares covered by this registration statement will be eligible for sale in the public market after the effective date of such registration statement.

                                    EXPERTS

          The consolidated financial statements of the Company as of December 31, 1997 and for the six month period ended December 31, 1997, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

          The consolidated financial statements of the Company as of June 30, 1997 and 1996, and for each of the years in the three-year period ended June 30, 1997, included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report, with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


               CHANGE IN INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

          On October 8, 1997, pursuant to authorization of its Board of Directors, the Company dismissed the firm of Arthur Andersen LLP (Arthur Andersen) as its auditors and retained KPMG Peat Marwick LLP. Arthur Andersen's report for each of the three fiscal years ended June 30, 1997 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles.

          During the Company's two most recent fiscal years and the subsequent interim period immediately preceding the change in accountants, there were no disagreements with Arthur Andersen on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of Arthur Andersen would have caused them to make reference to the subject matter of the disagreement in connection with their reports on the Company's financial statements. During the Company's two most recent fiscal years and the subsequent interim period immediately preceding the change in accountants, there was one reportable event (as that term is used in Regulation S-K, Item 304(a)(1)(v)(A) through (D) of the Exchange Act), as discussed in the next paragraph.

          In connection with its audit of the Company's consolidated financial statements as of and for the year ended June 30, 1997, Arthur Andersen reported to the audit committee of the Company's board of directors that a material weakness existed in the system of internal control, specifically that an adequate system of control was not in effect at June 30, 1997, to provide reasonable assurance that Local Federal was able to estimate and establish an adequate allowance for loan losses with respect to its indirect automobile loan portfolio. Management reported and Arthur Andersen concurred with management's assertion in the reports required by the Federal Deposit Insurance Corporation Improvement Act (FDICIA) that Local Federal maintained an effective internal control structure over financial reporting as of June 30, 1997, except for the internal control structure over estimating and establishing an adequate allowance for loan losses with respect to its indirect automobile loan portfolio.

          During fiscal 1997 and 1996, prior to their appointment as certifying accountants, the Company did not consult KPMG Peat Marwick LLP regarding any of the matters of events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.


                              CERTAIN LEGAL MATTERS

          The validity of the Local Securities offered hereby will be passed upon for the Company by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C. Certain members of Elias, Matz, Tiernan & Herrick L.L.P. beneficially own shares of the Company's Common Stock and Senior Notes. The aggregate amount of such holdings of Common Stock and Senior Notes do not exceed 432,000 shares and $25,000, respectively.

                             ADDITIONAL INFORMATION


          The Company has filed with the Commission a Registration Statement (of which this Prospectus is a part) on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the Local Securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. The terms of all material contracts or other documents with respect to the Company are discussed in all material respects herein. For further information regarding the Company and the Local Securities offered hereby, reference is made to the Registration Statement and the exhibits thereto.

          As a result of the Offering, the Company will become subject to the reporting requirements of the Exchange Act, and in accordance therewith, will file reports and other information with the Commission. The Registration Statement and the exhibits forming a part thereof filed by the Company with the Commission, and reports and other information filed by the Company with the Commission, can be inspected without charge at, and copies can be obtained from the Commission, at prescribed rates, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the following regional offices of the
Commission: 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, 14th Floor, Suite 1400, Chicago, Illinois 60661. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

                           LOCAL FINANCIAL CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Independent Auditors' Report ......................................         F-1
Report of Independent Public Accountants ..........................         F-2

Audited Consolidated Financial Statements:
         Consolidated Statements of Financial Condition ...........         F-3
         Consolidated Statements of Operations ....................         F-4
         Consolidated Statements of Stockholders' Equity ..........         F-5
         Consolidated Statements of Cash Flows ....................         F-6
         Notes to Consolidated Financial Statements ...............         F-9

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Local Financial Corporation:

We have audited the accompanying consolidated statement of financial condition of Local Financial Corporation and subsidiary (the Company) as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the six months ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Local Financial Corporation and subsidiary as of December 31, 1997, and the results of their operations and their cash flows for the six months ended December 31, 1997, in conformity with generally accepted accounting principles.



                                                         KPMG PEAT MARWICK LLP
Oklahoma City, Oklahoma
February 6, 1998

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of Local Financial Corporation:

We have audited the accompanying consolidated statements of financial condition of Local Financial Corporation and subsidiary (the "Company"), as of June 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Local Financial Corporation and subsidiary as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.



                                                             ARTHUR ANDERSEN LLP
Oklahoma City, Oklahoma
August 27, 1997 (except with
   respect to the matter discussed
   in Note 2, as to which the date
   is September 8, 1997)

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                    (Dollars in thousands, except share data)

                                                                                    December 31,                  June 30,
                                                                                    ------------          --------------------------
                                ASSETS                                                  1997              1997            1996
                                ------                                                  ----              ----            ----
Cash and due from banks                                                             $    34,152       $    15,904       $    13,640
Interest bearing deposits with other banks                                               20,000            89,500                --
Securities purchased under agreements to resell                                         178,000                --                --
Securities available for sale                                                           518,107           985,565         1,741,725
Securities held to maturity                                                                  --           408,207           392,324
Equity securities available for sale                                                         --                --            11,604
Loans receivable, net of allowance for loan losses of $20,484 at December 31, 1997, $11,435 at June 30, 1997, and $3,228 at
  June 30, 1996                                                                         953,470         1,013,824         1,018,135
Federal Home Loan Bank of Topeka stock, at cost                                          45,147            40,046            23,421
Premises and equipment, net                                                              10,646            11,060            11,035
Assets acquired through foreclosure and repossession, net                                   260             8,399            10,582
Intangible assets, net                                                                    1,779             2,398             3,636
Deferred tax asset, net                                                                  26,058            16,976            24,439
Current income taxes receivable                                                          28,427            13,568             6,281
Other assets                                                                             65,319            19,734            21,689
                                                                                    -----------       -----------       -----------

                           Total assets                                             $ 1,881,365       $ 2,625,181       $ 3,278,511
                                                                                    ===========       ===========       ===========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

  Liabilities:
     Deposits:
        Demand                                                                      $   247,264       $   248,322       $   238,511
        Savings                                                                          68,937            71,576            73,726
        Time                                                                          1,286,332         1,324,458         1,290,223
                                                                                    -----------       -----------       -----------

                           Total deposits                                             1,602,533         1,644,356         1,602,460

     Advances from borrowers for taxes and insurance                                      5,046             7,481             6,939
     Securities sold under agreements to repurchase                                          --           310,801         1,079,194
     Advances from the Federal Home Loan Bank of Topeka                                  80,136           531,161           439,011
     Senior notes                                                                        80,000                --                --
     Note payable                                                                            --             7,010            14,020
     Other liabilities                                                                   31,025            21,743            28,828
                                                                                    -----------       -----------       -----------

                           Total liabilities                                          1,798,740         2,522,552         3,170,452
                                                                                    -----------       -----------       -----------

Commitments and contingencies

Stockholders' equity:
  Common stock, $0.01 par value, 25,000,000 shares authorized;
    19,700,060 shares issued and 19,700,000 shares outstanding at
    December 31, 1997; 2,000 shares authorized; 60 shares issued
    and outstanding at June 30, 1997 and 1996                                               197                --                --
  Preferred stock, $0.01 par value, 5,000,000 shares authorized;
    none outstanding                                                                         --                --                --
  Additional paid-in capital                                                            197,766            16,896             8,797
  Retained earnings                                                                      31,760           117,716           147,761
  Treasury stock, 60 shares, at cost                                                   (149,436)               --                --
  Unrealized gains (losses) on securities available for
    sale, net of income tax provision (benefit) of
    $1,259, ($17,222) and ($26,114), respectively                                         2,338           (31,983)          (48,499)
                                                                                    -----------       -----------       -----------

                           Total stockholders' equity                                    82,625           102,629           108,059
                                                                                    -----------       -----------       -----------

                           Total liabilities and stockholders' equity               $ 1,881,365       $ 2,625,181       $ 3,278,511
                                                                                    ===========       ===========       ===========

        The accompanying notes are an integral part of these consolidated financial statements.

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (Dollars in thousands, except share data)


                                                                 Six Months Ended
                                                                    December 31,                    Years Ended June 30,
                                                                 ------------------           --------------------------------
                                                                 1997          1996           1997          1996          1995
                                                                 ----          ----           ----          ----          ----
                                                                            (unaudited)
Interest and dividend income:
    Loans                                                     $  49,788      $  53,179      $ 107,715      $  95,839      $  74,791
    Securities available for sale                                28,113         51,158         81,861         61,939         19,767
    Securities held to maturity                                   3,193         11,018         27,363         72,822        114,284
    Federal Home Loan Bank of Topeka stock                        1,677          2,265          3,658          3,220          3,719
    Other investments                                             2,433          1,480          2,067          2,336          1,997
                                                              ---------      ---------      ---------      ---------      ---------
             Total interest and dividend
               income                                            85,204        119,100        222,664        236,156        214,558
                                                              ---------      ---------      ---------      ---------      ---------

Interest expense:
    Deposit accounts                                             40,672         41,219         83,091         81,173         68,235
    Advances from the Federal Home Loan
      Bank of Topeka                                             14,005         32,353         57,442         58,309         55,747
    Securities sold under agreements to
      repurchase                                                  2,073         18,426         28,202         46,400         36,503
    Notes payable                                                 3,073            564          1,026          1,606          2,105
                                                              ---------      ---------      ---------      ---------      ---------
             Total interest expense                              59,823         92,562        169,761        187,488        162,590
                                                              ---------      ---------      ---------      ---------      ---------

Net interest and dividend income                                 25,381         26,538         52,903         48,668         51,968
    Provision for loan losses                                   (25,578)        (9,734)       (28,428)        (5,117)        (1,157)
                                                              ---------      ---------      ---------      ---------      ---------
Net interest and dividend income (loss)
  after provision for loan losses                                  (197)        16,804         24,475         43,551         50,811
                                                              ---------      ---------      ---------      ---------      ---------

Noninterest income:
    Deposit related income                                        4,105          3,665          7,410          5,800          5,507
    Loan fees and loan service charges                              981          1,029          2,730          2,197          2,010
    Net gains (losses) on sale of assets                       (112,669)        (3,024)       (29,183)         1,248          8,145
    Other                                                           434            515          1,919          1,071            970
                                                              ---------      ---------      ---------      ---------      ---------
             Total noninterest income (loss)                   (107,149)         2,185        (17,124)        10,316         16,632
                                                              ---------      ---------      ---------      ---------      ---------

Noninterest expense:
    Compensation and employee benefits                            7,731          7,160         14,588         14,177         23,776
    Deposit insurance premiums                                      522         11,942         12,470          3,617          3,535
    Provision for uninsured risk                                     --            600          3,300          1,372          5,728
    Equipment and data processing                                 1,485          1,530          3,080          2,847          2,600
    Occupancy                                                     1,416          1,480          2,873          2,595          2,361
    Advertising                                                     522            875          1,556          1,131          1,310
    Professional fees                                               984            575          1,152            825            970
    Other                                                        10,025          5,210         10,237          8,863          6,180
                                                              ---------      ---------      ---------      ---------      ---------
             Total noninterest expense                           22,685         29,372         49,256         35,427         46,460
                                                              ---------      ---------      ---------      ---------      ---------

Income (loss) before provision (benefit) for
  income taxes                                                 (130,031)       (10,383)       (41,905)        18,440         20,983
  Provision (benefit) for income taxes                          (44,075)        (3,573)       (11,860)         4,872          6,568
                                                              ---------      ---------      ---------      ---------      ---------
Net income (loss)                                             $ (85,956)     $  (6,810)     $ (30,045)     $  13,568      $  14,415
                                                              =========      =========      =========      =========      =========
Historical basic and diluted not income (loss)
  per share                                                   $   (4.76)     $    (.44)     $   (1.95)     $    0.88      $    0.94
                                                              ---------      ---------      ---------      ---------      ---------
Pro forma basic and diluted net income (loss)
  per share                                                   $   (4.36)     $     N/A      $   (1.53)     $     N/A      $     N/A
                                                              ---------      ---------      ---------      ---------      ---------

        The accompanying notes are an integral part of these consolidated financial statements.

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1997
              AND FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995
                             (Dollars in thousands)

                                                                                                       Unrealized
                                                                                                       Gains (Losses)
                                                             Additional                                on Securities       Total
                                                Common        Paid-in         Retained     Treasury     Available for   Stockolders'
                                                 Stock        Capital         Earnings      Stock        Sale, Net         Equity
                                                 -----        -------         --------      -----        ---------         ------
Balance, June 30, 1994                        $     --      $  8,797         $ 119,778    $      --    $ (1,887)        $ 126,688

    Net income                                      --            --            14,415           --          --            14,415

    Net change in unrealized gains
      on securities available for sale,
      net of income tax of $1,141                   --            --                --           --       2,116             2,116
                                              --------      --------         ---------    ---------    --------          --------

Balance, June 30, 1995                              --         8,797           134,193           --         229           143,219

    Net income                                      --            --            13,568           --          --            13,568

    Unrealized losses on securities
      transferred from held to
      maturity to available for sale,
      net of income tax benefit of ($5,832)         --            --                --           --     (10,831)          (10,831)

    Net change in unrealized
      losses on securities available
      or sale, net of income tax
      benefit of                                    --            --                --           --     (37,897)          (37,897)
                                              --------      --------         ---------    ---------    --------          --------

Balance, June 30, 1996                              --         8,797           147,761           --     (48,499)          108,059

    Net loss                                        --            --           (30,045)          --          --           (30,045)

    Net change in unrealized gains
      on securities available for
      sale, net of income                           --            --                --           --      16,516            16,516
      tax of $8,892

    Capital contribution                            --         8,099                --           --          --             8,099
                                              --------      --------         ---------    ---------    --------          --------

Balance, June 30, 1997                              --        16,896           117,716           --     (31,983)          102,629
                                              --------      --------         ---------    ---------    --------          --------

    Net loss                                        --            --           (85,956)          --          --           (85,956)

    Net change in unrealized gains
      on securities available for
      sale, net of income                           --            --               --            --      34,321            34,321
      tax of $18,481

    Issuance of common stock                       197       180,870               --            --          --           181,067

    Purchase of treasury stock                      --            --               --      (149,436)         --          (149,436)
                                              --------      --------         ---------    ---------    --------          --------

Balance, December 31, 1997                    $    197     $ 197,766         $  31,760    $(149,436)   $  2,338         $  82,625
                                              ========     =========         =========    =========    ========         =========



        The accompanying notes are an integral part of these consolidated financial statements.

                                  LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                            (Dollars in thousands)

                                                                Six Months Ended
                                                                   December 31,                       Years Ended June 30,
                                                               --------------------          ----------------------------------
                                                               1997            1996          1997            1996          1995
                                                               ----            ----          ----            ----          ----
                                                                            (unaudited)
CASH PROVIDED BY OPERATING ACTIVITIES:
    Net income (loss)                                          $ (85,956)     $  (6,810)     $ (30,045)     $ 13,568      $  14,415
    Adjustments to reconcile net income (loss) to
      net cash provided by operating activities:
        Provisions for loan losses and uninsured
          risk and losses on assets acquired
          through foreclosure and repossession                    25,641         10,390         31,804         6,673          6,821
        Deferred income tax expense (benefit)                    (27,585)        (2,354)        (1,429)        1,961         (6,033)
        Accretion of discounts on loans acquired                  (2,963)        (2,263)        (6,019)       (4,281)        (5,169)
        Amortization of deferred (gains) losses on
          interest rate swaps                                        806           (250)            73          (671)           (11)
        Net amortization (accretion) of premium on
          securities available for sale                              (95)         4,506          8,265        11,905          6,898
        Net amortization (accretion) of premium on
          securities held to maturity                                 97            898          2,090            --             --
        Depreciation and amortization                              1,347          1,695          2,688         2,450          2,392
        Proceeds from the sales of loans                          11,416          1,411         12,132        15,155         27,861
        (Gain) loss on sale of assets                            112,669          3,024         29,183        (1,248)        (8,145)
        Stock dividends received from Federal Home
          Loan Bank stock                                         (1,677)        (2,265)        (3,658)           --             --
        Change in other assets                                   (15,299)        (2,460)        (5,332)       (1,504)        (7,341)
        Change in other liabilities                                9,282         (2,855)        (9,296)       (3,013)        10,455
                                                                --------        -------        -------        ------        -------

             Net cash provided by operating
               activities                                         27,683          2,667         30,456        40,995         42,143
                                                                --------        -------        -------        ------        -------

CASH PROVIDED (ABSORBED) BY INVESTING
    ACTIVITIES:
      Proceeds from sales of securities available
        for sale                                                 865,146        131,388        730,957        50,321         70,243
      Proceeds from principal collections on
        securities available for sale                             52,735          9,210         13,245        80,977        113,845
      Proceeds from principal collections on
        securities held to maturity                               28,054         26,523         52,161            --             --
      Purchases of securities available for sale                  (6,001)            --             --        (5,320)       (17,715)
      Purchases of securities held to maturity                   (74,440)            --        (73,389)           --        (15,058)
      Purchases of interest rate caps                                 --             --             --        (3,720)        (4,935)
      Payments on termination of interest rate
        swap agreements                                          (47,283)            --             --        (3,344)            --
      Proceeds from termination of interest rate
        swap  agreements                                              --             --             --         3,637             --
      Proceeds from sales of equity securities
        available for sale                                            --         12,986         12,986            --          5,017
      Proceeds from sales of securities held to
        maturity                                                      --             --             --            --         19,995
      Purchases of securities under agreements to
        resell                                                  (424,000)            --             --            --             --
      Proceeds from maturity of securities
        purchased under agreements to resell                     246,000             --             --            --             --
      Purchases of Federal Home Loan Bank stock                   (3,424)       (53,085)       (80,850)      (71,425)        (7,564)

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                             (Dollars in thousands)

                                                            Six Months Ended
                                                              December 31,                       Years Ended June 30,
                                                           -------------------            -------------------------------------
                                                           1997           1996            1997             1996            1995
                                                           ----           ----            ----             ----            ----
                                                                       (unaudited)
      Proceeds from the sale of Federal Home Loan
        Bank stock                                      $        --         58,924    $    67,883       $    83,400    $    61,105
      Loans made by non-bank subsidiary                         (26)       (27,627)       (29,213)         (133,914)       (20,746)
      Repayments of loans made by non-bank subsidiary        13,710         30,821         49,755            39,411          1,964
      Change in loans receivable, net                       (24,814)       (88,745)       (63,247)         (142,412)
                                                                                                                          (158,875)
      Proceeds from disposal of assets acquired
        through foreclosure and repossession                  6,381         27,544         18,257             5,806          2,516
      Purchases of premises and equipment                      (465)          (938)        (1,480)           (1,649)          (622)
      Proceeds from sales of premises and equipment              25              5              9                72            230
                                                           --------        -------        -------         ---------      ---------
          Net cash provided (absorbed) by investing
             activities                                     631,598        127,006        697,074           (98,160)        49,400
                                                           --------        ------         -------         ---------      ---------
CASH PROVIDED (ABSORBED) BY FINANCING
    ACTIVITIES:
      Change in transaction accounts                         (3,697)        11,645          7,635           (20,256)       (95,139)
      Change in time deposits                               (38,126)        69,554         34,261            44,894        198,790
      Change in securities sold under agreements to
        repurchase                                         (312,774)      (136,868)      (770,223)          299,568        397,797
      Proceeds from advances from the Federal
        Home Loan Bank                                    1,303,599      5,807,316      9,978,290         4,679,967      1,399,513
      Repayments of advances from the Federal
        Home Loan Bank                                   (1,757,377)    (5,877,576)    (9,886,271)        4,941,297      1,983,677
      Proceeds from issuance of common stock                181,067             --             --                --             --
      Proceeds from issuance of senior notes                 80,000             --             --                --             --
      Payments of debt issuance costs                        (4,344)            --             --                --             --
      Repayments of note payable                             (7,010)            --             --            (7,010)        (7,010)
      Purchase of treasury stock                           (149,436)            --             --                --             --
      Change in advances by borrowers for taxes
        and insurance                                        (2,435)        (1,262)           542               442          1,002
                                                        -----------    -----------    -----------       -----------       --------

          Net cash provided (absorbed) by
             financing activities                          (710,533)      (127,191)      (635,766)           56,308        (88,724)
                                                        -----------    -----------    -----------       -----------       --------

Net change in cash and cash equivalents                     (51,252)         2,482         91,764              (857)         2,819

Cash and cash equivalents at beginning of period            105,404         13,640         13,640            14,497         11,678
                                                        -----------    -----------    -----------       -----------    -----------

Cash and cash equivalents at end of period              $    54,152    $    16,122    $   105,404       $    13,640    $    14,497
                                                        ===========    ===========    ===========       ===========    ===========

Supplemental disclosures of cash flow information:
   Cash paid (received) during the period for:
      Interest                                          $    60,190    $    89,847    $   173,920       $   186,052    $   169,313
                                                        -----------    -----------    -----------       -----------    -----------
      Income taxes                                      $    (1,631)   $        --    $        --       $     9,250    $    14,000
                                                        -----------    -----------    -----------       -----------    -----------

Supplemental schedule of noncash investing
  and financing activities:
    Loans made to facilitate the sale of assets
      acquired through foreclosure and repossession     $        --    $        --    $        79       $       592    $       652
                                                        ===========    ===========    ===========       ===========    ===========
    Transfers of loans to assets acquired through
      foreclosure and repossession                      $     4,273    $    13,891    $    16,000       $     8,137    $     1,204
                                                        ===========    ===========    ===========       ===========    ===========

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                             (Dollars in thousands)

                                                                        Six Months Ended
                                                                           December 31,                Years Ended June 30,
                                                                        ----------------         --------------------------------
                                                                        1997        1996         1997          1996          1995
                                                                        ----        ----         ----          ----          ----
                                                                                 (unaudited)

    Transfer of investments from held to maturity to
      available for sale at estimated market value
     (amortized cost of $454,496 for the six months
      ended December 31, 1997 and $1,500,793 for
      the year ended June 30, 1996)                                   $448,180     $   --       $   --       $1,484,130     $     --
                                                                      ========     ======       ======       ==========     ========
    Transfer of loans to mortgage-backed
      certificates available for sale                                 $     --     $   --       $   --       $       --     $60,824
                                                                      ========     ======       ======       ==========     ========
    Transfer of debt securities to available for
      sale loans                                                      $  1,425     $   --       $   --       $       --     $     --
                                                                      ========     ======       ======       ==========     ========
    Repayment of note payable and accrued interest
      by shareholders                                                 $     --     $   --       $8,099       $       --     $     --
                                                                      ========     ======       ======       ==========     ========
    Transfer of assets acquired through foreclosure
      and repossession to other assets                                $  6,045     $   --       $   --       $       --     $     --
                                                                      ========     ======       ======       ==========     ========
    Receivable on loans sold in other assets                          $ 34,594     $   --       $   --       $       --     $     --
                                                                      ========     ======       ======       ==========     ========


        The accompanying notes are an integral part of these consolidated financial statements.

                   LOCAL FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 DECEMBER 31, 1997, JUNE 30, 1997, 1996 AND 1995


1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Local Financial Corporation ("Local Financial") is a thrift holding company which owns 100% of the outstanding common stock of Local Federal Bank, a Federal Savings Bank ("Local"). The accounting and reporting practices of the Company reflect industry practices and are in accordance with generally accepted accounting principles. The consolidated financial statements for the six months ended December 31, 1996 are unaudited and, in the opinion of management, include all adjustments necessary (which consist of only normal recurring adjustments) for a fair presentation of the financial position, results of operations and cash flows for the interim period. The financial information and results of operations of the interim periods are not necessarily indicative of the financial position and results of operations that may be obtained for a full fiscal year. The more significant policies are described below.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Local Financial, and its wholly owned subsidiary, Local, as well as Local's subsidiaries, Local America Bank of Tulsa, a Federal Savings Bank ("LAB"), Local Acceptance Company ("Local Acceptance"), Star Financial Services Corporation ("Star Financial"), Local Mortgage Corporation ("Local Mortgage"), Oklahoma Financial Services Corporation, and Star Properties, Incorporated ("Star Properties"). Local and LAB are insured depository institutions which obtain deposit funds primarily through retail branches throughout the State of Oklahoma and lend those funds throughout the United States. Local Acceptance's and Star Financial's principal activities were originating auto loan contracts through dealerships in Florida and Oklahoma, respectively (operations ceased as of December 31, 1997). Local Mortgage's principal activity is originating commercial real estate loans. Oklahoma Financial Services Corporation has an ownership interest in a credit life insurance company through which Local writes credit life insurance. Star Properties' principal activities are the ownership and leasing of certain office properties and related equipment to Local. Local Financial and its subsidiary, Local, are collectively referred to as the Company. All significant intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

In preparing the consolidated financial statements, management is required to make estimates and assumptions. Those estimates and assumptions relate principally to the determination of the allowance for loan losses, income taxes, the valuation of assets acquired through foreclosure and repossession and the fair value of financial instruments. Actual results could differ from those estimates. The accounting policies for these items and other significant accounting policies are presented below. Certain reclassifications to 1996 and 1995 balances have been made to provide consistent financial statement classifications in the periods presented herein. Such reclassifications had no effect on net income (loss) and no material effect on total assets.

Statements of Cash Flows

For the purpose of the consolidated statements of cash flows, the Company defines cash and cash equivalents as cash and due from banks and interest bearing deposits with other banks.

Securities

Federal regulations require the Company to maintain average monthly liquid assets, primarily cash and U. S. Government and other approved securities, in an amount at least equal to 5% of deposit accounts (net of loans on deposit accounts) plus short-term borrowings. For the six months ended and month ended December 31, 1997, the Company's average liquidity totaled approximately 10% and 16%, respectively. For the year and month ended June 30, 1997, the Company's average liquidity totaled approximately 5% and 8%, respectively.

The Company's securities consist primarily of mortgage-backed certificates and
U. S. Government and agencies securities. Mortgage-backed certificates consist of mortgage-backed pass-through certificates ("MBS") and mortgage-derivative securities ("MDS") such as collateralized mortgage obligations and real estate mortgage investment conduits. The Company does not own any principal only, interest only or residual tranches of mortgage-backed certificates. The Company classifies its securities as held to maturity, available for sale and held for trading, as applicable. The Company did not hold any trading securities during the six months ended December 31, 1997 or the fiscal years ended June 30, 1997, 1996 and 1995.

Held to Maturity Securities

The Company classified certain mortgage-backed securities and agencies securities as held to maturity. Management had the positive intent and the Company had the ability to hold to maturity these securities at June 30, 1997, as part of its portfolio of long-term interest-earning assets. (See Note 2 for events occurring subsequent to June 30, 1997.) Held to maturity securities are carried at cost, adjusted for amortization of premiums and accretion of discounts. Premiums and discounts are amortized or accreted in the consolidated statements of operations to approximate a level yield over the life of the related security.

Available for Sale Securities

The Company has classified certain mortgage-backed securities and equity securities as available for sale. At the time of purchase, the Company classifies securities as available for sale when such securities may be sold at a future date or if there are foreseeable circumstances under which the Company would sell such securities prior to maturity.

Securities classified as available for sale are recorded at their estimated market value. Changes in the estimated market value of securities available for sale are included in stockholders' equity as unrealized gains or losses, net of the related income tax effect. Unrealized losses on available for sale securities, which are judged to be other than temporary, are charged to earnings in the consolidated statements of operations (see Note 5). Gains and losses on available for sale securities are computed on a specific identification basis. Premiums and discounts are amortized or accreted in the consolidated statements of operations to approximate a level yield over the life of the related security.

Loans Receivable

Loans receivable are recorded at the contractual amounts owed by borrowers, less deferred income, unearned interest, the allowance for loan losses, undisbursed funds, and discounts on loans acquired or originated. Interest on loans is credited to income as earned, to the extent deemed collectible. Discounts on loans and unearned interest on consumer loans are accreted into interest income to approximate a level yield over the contractual lives of the loans, adjusted for actual prepayments.

Loans are placed on nonaccrual status when they become 90 days past due. Previously accrued but uncollected interest on loans placed on nonaccrual status is reversed unless determined to be fully collectible. Payments received on nonaccrual loans are generally applied to principal as they are received. Upon full collection of the principal balance or determination that future collection of principal is probable, interest income is recognized as received.

Provision and Allowance for Loan Losses

Each period the provision for loan losses in the consolidated statements of operations results from the combination of a) an estimate by management of loan losses that occurred during the current period and b) the ongoing adjustment of prior estimates of losses occurring in prior periods.

To serve as a basis for making this provision each quarter, the Company maintains an extensive credit risk monitoring process that considers several factors including: current economic conditions affecting the Company's customers, the payment performance of individual large loans and pools of homogeneous small loans, portfolio seasoning, changes in collateral values, and detailed reviews of specific large loan relationships. For large loans deemed to be impaired due to an expectation that all contractual payments will probably not be received, impairment is measured by comparing the Company's recorded investment in the loan to the present value of expected cash flows discounted at the loan's effective interest rate, the fair value of the collateral or the loan's observable market price.

The provision for loan losses increases the allowance for loan losses, a valuation account which is netted against loans on the consolidated statements of financial condition. As the specific customer and amount of a loan loss is confirmed by gathering additional information, taking collateral in full or partial settlement of the loan, bankruptcy of the borrower, etc., the loan is written down, reducing the allowance for loan losses. If, subsequent to a writedown, the Company is able to collect additional amounts from the customer or obtain control of collateral worth more than previously estimated, a recovery is recorded, thus increasing the allowance for loan losses.

Loan Origination Fees, Loan Commitment Fees and Related Costs

The Company defers loan origination fees, loan commitment fees and the incremental direct costs (principally compensation and benefits relating to successful underwriting efforts) relative to loans originated. These deferred fees and costs are amortized into interest income to approximate a level yield over the life of the related loans, adjusted for actual prepayments. Other loan fees such as loan servicing fees, late payment fees and prepayment penalties are included as a component of noninterest income in the accompanying consolidated statements of operations.

Loans Held for Sale and Gains and Losses from the Sale of Loans

Loans originated and intended for sale are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. There were no loans other than student loans held for sale at December 31, 1997, June 30, 1997 and 1996.

Gains and losses resulting from the sale of loans are determined by the specific identification method and reflect the extent that sales proceeds exceed or are less than the carrying value of the loans sold. In some cases, the Company sells loans and continues to service such loans for the investor. In these cases, the Company recognizes either a servicing asset, at its allocated previous carrying amount based on relative fair value, or a servicing liability at fair value. Any servicing assets recognized as part of the sale are amortized as a deduction from servicing income in proportion to and over the period of estimated net servicing income. To the extent sales of loans involve the sale of part of a loan or a pool of loans, the cost basis is allocated based upon the relative fair value of the portion sold and the portion retained. Impairment of servicing assets is assessed based on the fair value of those assets. Fair values are estimated using discounted cash flows based on a current market interest rate. At December 31, 1997, June 30, 1997 and June 30, 1996, the carrying value of servicing assets was not impaired.

Loan Servicing

Loans serviced by the Company for others are primarily the result of the Company selling loans while retaining the servicing of those loans. These loans are not included with loans receivable or any other asset in the accompanying consolidated statements of financial condition. Fees earned for servicing loans owned by investors are reported as income when the related loan payments are collected. Loan servicing costs are charged to expense as incurred. Loans serviced for others totaled approximately $124,525,000, $144,498,000 and $178,836,000 at December 31, 1997, June 30, 1997, and June 30, 1996,
respectively. Servicing fees earned totaled approximately $291,000, $521,000, $581,000 and $821,000 for the six months ended December 31, 1997, and for the years ended June 30, 1997, 1996, and 1995, respectively, and are included as a component of loan fees and loan service charges in the accompanying consolidated statements of operations.

Premises and Equipment

Buildings, building improvements, furniture, fixtures and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the related assets. Estimated lives range from 25 to 30 years for buildings and building improvements and 3 to 10 years for furniture, fixtures and equipment.

Maintenance and repairs are charged to expense as incurred and building improvements are capitalized. The costs and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts and any resulting gains or losses are credited or charged to income.

Assets Acquired Through Foreclosure and Repossession

Assets acquired through foreclosure and repossession are recorded at estimated fair value, net of estimated selling costs at the date of foreclosure or repossession. The values of assets acquired through foreclosure and repossession are monitored by the Company continually through sales and rental activities, and by updated appraisals and other valuation methods when needed. The allowance for losses on assets acquired through foreclosure and repossession is an amount which management believes will be adequate to absorb losses from the disposition and/or revaluation of these assets. Additions or reversals of the allowance for losses on assets acquired through foreclosure and repossession are provided as an expense or a benefit, respectively, through other expense in the accompanying consolidated statements of operations. The allowance for losses is charged or reduced as losses through sales or revaluations are incurred.

Debt Issuance Costs

Debt issuance costs of approximately $4,344,000 at December 31, 1997, were capitalized and are included in other assets in the consolidated statements of financial condition. Debt issuance costs are amortized over the life of the senior notes as a yield adjustment to notes payable interest expense in the consolidated statements of operations.

Intangible Assets

Intangible assets consist of core deposit premiums paid in the acquisitions of other depository institutions. These premiums are capitalized and amortized over the expected lives of the core deposits, estimated to be eight to ten years, using the straight-line method. Amortization expense totaled approximately $619,000 for the six months ended December 31, 1997, and $1,238,000 for each of the years ended June 30, 1997, 1996 and 1995. Accumulated amortization of core deposit premiums at December 31, 1997, and June 30, 1997 and 1996, totaled approximately $9,539,000, $8,920,000 and $7,682,000, respectively.

Interest Rate Swap, Cap and Floor Agreements

Interest rate swap, cap and floor agreements are entered into as a hedge to stabilize the Company's funding cost and to stabilize the Company's yield on floating rate debt securities, and as part of the Company's overall asset/liability management program. The most frequently used derivative products are various types of interest rate swaps. However, interest rate caps and floors are also utilized. These derivatives are typically classified as either hedges or synthetic alterations. The criteria that must be satisfied for each of these classifications are as follows: (i) Hedge - the asset or liability to be hedged exposes the Company, as a whole, to interest rate risk; (ii) Synthetic alteration - the asset or liability converted exposes the Company, as a whole, to interest rate risk and the derivative is designed and effective as a synthetic alteration of a statement of financial condition item. Net interest income or expense from the interest rate swap, cap and floor agreements is recorded as an adjustment to the interest income/expense of the hedged asset/liability, respectively. Premiums paid for caps and floors are amortized over their contractual lives using the straight-line method. When interest rate swap agreements are sold or settled without the simultaneous disposition of a hedged item, any gain or loss is deferred and amortized into interest income or expense over the remaining term of the swap agreement or until disposition of the hedged item. As the assets or liabilities being hedged are sold or liquidated, a proportionate amount of the deferred gain or loss and unamortized premiums is also recognized. Deferred gains or losses and unamortized premiums are reflected as an adjustment to the carrying value of the hedged item in the accompanying consolidated statements of financial condition.

Income Taxes

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Net Income (Loss) Per Share

Basic net income (loss) per share is based upon the weighted average number of shares outstanding during the period. Stock options and warrants to purchase common stock are considered in diluted income per share calculations, if dilutive, and are computed using the treasury stock method. As a result of the recapitalization discussed in Note 2, the weighted average number of shares used in the computation of income (loss) per share is 15,400,000 for each of the years in the three-year period ended June 30, 1997 (based on an equivalent number of shares for the 60 shares outstanding prior to the recapitalization). For the six months ended December 31, 1997 the weighted average number of shares is 18,066,000. Stock options and warrants to purchase common stock discussed in Notes 2 and 18 were outstanding during the six months ended December 31, 1997, but were not included in the computation of diluted income (loss) per share because of the net loss for the six months ended December 31, 1997.

Pro forma net income (loss) per share assumes that the 19,700,000 shares issued in the recapitalization were outstanding for the six months ended December 31, 1997 and for the year ended June 30, 1997.

New Accounting Pronouncements

During 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Under this statement, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets which are sales from transfers that are secured borrowings. This statement is effective for transactions entered into after December 31, 1996. There was not a material adverse impact on the consolidated financial position or the results of operations of the Company due to the adoption of this new accounting pronouncement.

During 1997, the FASB issued SFAS No. 128, "Earnings per Share." This statement establishes standards for computing and presenting earnings per share. This statement requires all previously reported financial statements to be restated to report earnings per share as calculated under SFAS

No. 128. The Company adopted this statement effective December 31, 1997, and it did not have an impact on the consolidated financial position of the Company, or the net income (loss) per share as reported herein.

In March 1997, the FASB issued SFAS No. 129, "Disclosure of Information About Capital Structure." SFAS No. 129 continues the existing requirements to disclose the pertinent rights and privileges of all securities other than ordinary common stock but expands the number of companies subject to portions of its requirements. Specifically, the Statement requires all entities to provide the capital structure disclosures previously required by APB Opinion No. 15. Companies that were exempt from the provisions of APB Opinion No. 15 will now need to make those disclosures. This Statement had no impact on the Company's disclosures.

The FASB has also issued SFAS No. 130, "Reporting Comprehensive Income." This statement is required to be adopted by the Company in fiscal 1999. Management does not anticipate this statement to have a material adverse impact on the consolidated financial position or the future results of operations of the Company.

In July 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." This statement requires disclosure for each segment that are similar to those required under current standards with the addition of quarterly disclosure requirements and a finer partitioning of geographic disclosures. It requires limited segment data on a quarterly basis. It also requires geographic data by country, as opposed to broader geographic regions as permitted under current standards. The statement is required to be adopted by the Company in fiscal 1999. Management does not anticipate this statement to have a material adverse impact on the consolidated financial position or the future results of operations of the Company.

2.  CHANGE IN OWNERSHIP AND MANAGEMENT:

On September 8, 1997, the Company completed a securities offering in which, after increasing the number of authorized shares from 2,000 to 25,000,000, 19,700,000 shares of common stock totaling $197,000,000 and $80,000,000 of 11%
Senior Notes were issued to individual investors. Of the total net proceeds received in the offering ($257,300,000), $7,200,000 was used to repay the note payable and associated accrued interest to Isabel Collier Read (see Note 12) and approximately $154,000,000 was used to redeem all of the previously issued and outstanding shares of the Company's common stock. The redemption amount is subject to adjustment under terms set forth in the Redemption Agreement, as defined. Subsequent to September 8, 1997, adjustments totaling $5,000,000 were assessed against shareholders and were reflected as a reduction to the cost of treasury stock with a corresponding receivable from the Selling Shareholders of approximately $5,000,000 recorded in other assets in the consolidated statements of financial condition. The remainder of the proceeds was used to make capital contributions to Local of approximately $83,839,000, as well as establish an interest reserve account for the Senior Notes of approximately $8,800,000 and an other reserve account of approximately $3,000,000.

In connection with the securities offering and redemption, the existing board of directors resigned and a new board of directors was appointed. In addition, a new chief executive officer and a new president of the Company were appointed. Prior to the securities offering and change in management, the Company's strategy had been to operate a low cost institution structured around the following areas: (i) a nationally diversified wholesale commercial real estate mortgage portfolio; (ii) a retail deposit franchise within Oklahoma operated on a low-overhead basis delivering a traditional set of thrift products and services, including conforming single-family residential home loans, equity, student guaranteed, direct automobile and installment loans through its branch network; (iii) a wholesale securities portfolio involving derivative mortgage securities funded both by retail, as well as, wholesale funding through advances from the Federal Home Loan Bank of Topeka ("FHLB") and securities sold under agreements to repurchase; and (iv) origination of indirect subprime automobile finance contracts through dealerships in Oklahoma and Florida (originations ceased in fiscal 1997). New management has indicated that, among other things, they intend to (i) cease the wholesale securities strategy previously employed by the Company and cause the Company to sell all or a substantial portion of its derivative mortgage portfolio and (ii) utilize the proceeds to repay outstanding advances from the FHLB and securities sold under agreements to repurchase, as well as terminate and liquidate the Company's interest rate contracts associated with the derivative mortgage portfolio and the advances from the FHLB and securities sold under agreements to repurchase.

At June 30, 1997, the carrying value of the Company's mortgaged-backed securities and associated interest rate contracts (see Notes 5 and 20) totaled approximately $1,393,772,000 with an estimated market value of $1,384,482,000. The carrying value of the Company's advances from the FHLB and securities sold under agreements to repurchase and associated interest rate contracts (see Notes 10, 11 and 20) totaled approximately $841,962,000 at June 30, 1997, with an estimated market value of $884,059,000.

Since the events described above occurred subsequent to June 30, 1997, no adjustments have been made to the accompanying June 30, 1997, consolidated financial statements to reflect assets and liabilities at amounts that may ultimately be recovered or settled by the Company as a result of changes in operations or strategies intended by new management. All such adjustments have been recorded in the consolidated statement of operations for the six months ended December 31, 1997.

In connection with the securities offering, warrants to buy 591,000 shares of common stock of the Company were issued to the placement agent. The warrants will be exercisable for a five year period commencing upon the date of consummation, September 8, 1997, at an exercise price of $10 per share.

The issuance of new shares of common stock and Senior Notes and redemption of all previously issued common stock have been accounted for as a recapitalization with no adjustments to the carrying amounts of assets and liabilities since none of the new investors individually or in concert control the Company. Regulatory approval of the change in ownership was not required as the Office of Thrift Supervision (OTS) does not require regulatory approval unless an investor or group of investors in concert own more than 9.9% of the voting common stock.

3.  SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL:

Securities purchased under agreements to resell at December 31, 1997, are summarized as follows (in thousands):

          Average outstanding balance                                  $  60,000
          Maximum month-end balance                                      178,000
          Mortgage-backed securities securing the
             agreements at period-end:
                Carrying value                                           178,000
                Estimated market value                                   184,000

Securities purchased under agreements to resell are held by the broker-dealers who arranged the transactions. The agreements generally mature within one month.

4.  EQUITY SECURITIES:

A summary of equity securities available for sale as of June 30, 1996, is as follows (in thousands):


                                                            Gross         Gross       Estimated
                                                         Unrealized    Unrealized       Market
                                              Cost          Gains        Losses         Value
                                             -----       ----------    ----------     ---------

      Student Loan Marketing Association
          Preferred stock                     $12,679      $  --         $1,075       $11,604
                                             ========      =====        ========     ========

Proceeds from the sale of equity securities during 1997 were approximately $12,986,000. Gross gains of $307,000 were realized in 1997. There were no sales of equity securities in 1996. Proceeds from the sale of equity securities during 1995 were approximately $5,017,000. Gross gains of $228,000 were realized in 1995.



5.  SECURITIES:


A comparative summary of securities available for sale is as follows (in thousands):

                                                                      Gross         Gross       Estimated
                                                     Amortized     Unrealized     Unrealized      Market
                                                        Cost          Gains         Losses        Value
                                                     ---------     ----------     ----------    ---------

     December 31, 1997:

       U.S. Government and agency securities         $    6,001     $     --        $     1    $    6,000

       Collateralized mortgage obligations:
          FNMA                                          265,088        2,199          1,088       266,199
          FHLMC                                         140,781        1,773             61       142,493
          Private Issuer                                 19,966          249             31        20,184

        Mortgage-backed securities:
          FHLMC                                          44,085          143              1        44,227
          Private Issuer                                 36,584          407             --        36,991
          FNMA                                            1,619            8             --         1,627
          GNMA                                              386            1              1           386
                                                     ----------     --------        -------    ----------
                                                     $  514,510     $  4,780        $ 1,183    $  518,107
                                                     ==========     ========        =======    ==========

     June 30, 1997:

     Collateralized mortgage obligations:
       FNMA                                          $  506,249     $    --         $22,741    $  483,508
       FHLMC                                            496,695          --          22,732       473,963

     Mortgage-backed securities:
       Private Issuer                                    28,798          --             752        28,046

     Interest rate caps and floors                        3,051          --           3,003            48
                                                     ----------     ---------       -------    ----------
                                                     $1,034,793     $    --         $49,228    $  985,565
                                                     ==========     =========       =======    ==========
     June 30, 1996:

     Collateralized mortgage obligations:
       FHLMC                                         $  915,781     $    --         $30,845    $  884,936
       FNMA                                             844,549          --          33,586       810,963

     Mortgage-backed securities:
       Private Issuer                                    42,190          --           1,016        41,174

     Interest rate caps and floors                       12,742          --           8,090         4,652
                                                     ----------     ---------       -------    ----------
                                                     $1,815,262     $    --         $73,537    $1,741,725
                                                     ==========     =========       =======    ==========

A comparative summary of securities held to maturity at June 30 is as follows (in thousands):


                                                                     Gross          Gross         Estimated
                                                    Amortized      Unrealized     Unrealized       Market
                                                       Cost          Gains          Losses          Value
                                                    ---------      ----------    -----------      ---------

      June 30, 1997:

      U.S. Government and agency  securities
                                                      $ 74,119     $     100      $     --       $   74,219

      Collateralized mortgage obligations -
        FNMA                                            77,759            --          3,314          74,445
        FHLMC                                           53,077            --          2,733          50,344
        Private Issuer                                  24,502            --            640          23,862


      Mortgage-backed securities -
        FHLMC                                          153,838            10          2,268         151,580
        Private Issuer                                  14,172             5            234          13,943
        FNMA                                            10,311            62            266          10,107
        GNMA                                               429            --             12             417
                                                     ---------     ---------      ---------       ---------
                                                     $ 408,207     $     177      $   9,467       $ 398,917
                                                     =========     =========      =========       =========
      June 30, 1996:

      Collateralized mortgage obligations -
        FNMA                                         $  77,794     $      --      $   3,244       $  74,550
        FHLMC                                           53,082            --          1,643          51,439
        Private Issuer                                  31,950            --          1,105          30,845


      Mortgage-backed securities -
        FHLMC                                          194,924            --          6,367         188,557
        Private Issuer                                  21,563            95            696          20,962
        FNMA                                            12,507            74            418          12,163
        GNMA                                               504            --             16             488
                                                     ---------     ---------      ---------       ---------
                                                     $ 392,324     $     169      $  13,489       $ 379,004
                                                     =========     =========      =========       =========


During the period following June 30, 1997, and prior to the change in ownership of the Company on September 8, 1997, the Company purchased approximately $74,440,000 in agency securities for the held to maturity portfolio. These short-term securities were purchased to meet liquidity requirements. Subsequent to the change in ownership of the Company, new management elected to classify the held to maturity portfolio as available for sale. The amortized cost of securities held to maturity transferred to securities available for sale was approximately $454,496,000 with an unrealized loss of approximately $6,316,000. Also, soon after the change in ownership, the Company sold approximately $118,480,000 in agency securities, approximately $75,482,000 in mortgage backed certificates and approximately $345,176,000 in floating rate securities for a gross loss of approximately $17,336,000. Management also has the intent to sell the remaining floating rate securities portfolio in the near future. Management is of the opinion that the fair value of the floating rate security portfolio will not recover to approximately the amortized cost of the portfolio prior to the expected time of sale. As a result, the Company recognized through earnings the unrealized loss on the remaining floating rate portfolio of $54,724,000 which is included in net gains (losses) on sale of assets in the accompanying consolidated statement of operations for the six months ended December 31, 1997.

At December 31, 1997, June 30, 1997 and 1996, securities held to maturity and available for sale included floating rate securities with an amortized cost of approximately $425,491,000, $1,158,988,000 and $1,918,886,000, respectively, and fixed-rate securities of approximately $83,018,000, $206,842,000 and $275,961,000, respectively. The floating-rate securities' weighted average yield was 6.51%, 5.60% and 5.70% at December 31, 1997, June 30, 1997 and 1996,
respectively, including the effects of interest rate caps and floors hedging these securities. The fixed rate securities' weighted average yield was 6.97%, 6.05% and 6.10% at December 31, 1997, June 30, 1997 and 1996, respectively. The overall weighted average yield of securities was 6.83%, 5.66% and 5.75% at June 30, 1997 and 1996, respectively.

The remaining contractual maturity of substantially all mortgage-backed certificates at December 31, 1997, was more than ten years. Management expects the actual maturities to be considerably shorter than their contractual maturities, as borrowers may prepay obligations without prepayment penalties.

During fiscal 1997, the Company purchased approximately $73,389,000 in agency securities held to maturity having a weighted average yield of 5.83% and maturity dates of one year or less.

At December 31, 1997 and June 30, 1997, securities with a total par amount of $73,957,000 and $1,250,299,000, respectively, were pledged to secure various deposits, borrowings, interest rate swaps and securitization transactions. Accrued interest receivable on securities of approximately $2,842,000, $7,427,000 and $11,250,000 was included in other assets at December 31, 1997, June 30, 1997 and 1996, respectively.

Proceeds from sales of securities available for sale for the six months ended December 31, 1997, and for the years ended June 30, 1997, 1996 and 1995, were approximately $865,146,000, $730,957,000, $50,321,000 and $70,243,000,
respectively. Gross gains of approximately $12,788,000, $1,000 and $2,185,000 were realized for the six months ended December 31, 1997, and for the years ended June 30, 1996 and 1995, respectively. No gross gains were realized for the year ended June 30, 1997. Gross losses of $17,398,000, $29,889,000, $182,000 and
$110,000 were realized for the six months ended December 31, 1997, and for the years ended June 30, 1997, 1996 and 1995, respectively, and are included in net gains (losses) on sale of assets in the accompanying consolidated statements of operations. No sales of securities held to maturity occurred for the six months ended December 31, 1997, and for the years ended June 30, 1997, 1996 and 1995.

In December 1995, concurrent with the adoption of its implementation guide on SFAS No. 115, the FASB allowed a one-time reassessment of the SFAS No. 115 classifications of all securities currently held. Any reclassifications would be accounted for at estimated market value in accordance with SFAS No. 115 and any reclassifications from the held to maturity portfolio that resulted from this one-time reassessment would not call into question the Company's intent to hold other securities to maturity in the future. The Company used the opportunity under this one-time reassessment to reclassify $1,500,793,000 in securities from held to maturity to the available for sale portfolio. In connection with this reclassification, gross unrealized losses of $16,663,000 were recorded in available for sale securities. This reclassification resulted in a reduction of stockholders' equity of $10,831,000 (net of tax).

6.  LOANS RECEIVABLE:

Loans receivable are summarized below (in thousands):


                                                                      December 31,              June 30,
                                                                      -----------        ---------------------
                                                                         1997            1997             1996
                                                                       -------          -----            -----


         Residential real estate loans                                 $287,262      $  282,034       $  280,173

         Commercial real estate loans                                   645,240         638,091          606,811

         Commercial business loans                                        4,043              --               --

         Consumer loans                                                  45,751         122,908          165,380
                                                                       --------      ----------       ----------
                      Total gross loans                                 982,296       1,043,033        1,052,364


         Less:
             Unaccreted discounts                                        (7,824)        (12,522)         (16,163)
             Unearned interest                                               --          (4,479)         (13,959)
             Allowance for loan losses                                  (20,484)        (11,435)          (3,228)
             Deferred income                                               (518)           (773)            (879)
                                                                       --------      ----------       ----------
                      Loans receivable, net                            $953,470      $1,013,824       $1,018,135
                                                                       ========      ==========       ===========


Accrued interest receivable on loans of approximately $7,129,000, $7,107,000 and $7,049,000 was included in other assets at December 31, 1997, and June 30, 1997 and 1996, respectively.

The Company acquires commercial real estate loans from various sources. These loans are secured primarily by multi-family residential and nonresidential real estate. The purchased loans are geographically diverse and have no significant concentrations of credit with any single borrower.

During the six months ended December 31, 1997 and the years ended June 30, 1997, 1996 and 1995, approximately $1,735,000, $11,974,000, $15,009,000, and
$27,537,000, respectively, in guaranteed student loans were sold resulting in gains of $24,000, $158,000, $146,000, and $324,000, respectively. The Company continues to market student loans throughout the State of Oklahoma. The Student Loan Marketing Association ("Sallie Mae") handles the application processing, disbursement and servicing responsibilities on behalf of the Company. The Company sells student loans to Sallie Mae approximately 60 days after the loans are fully funded. At December 31, 1997, June 30, 1997 and 1996, student loans totaling approximately $7,133,000, $1,433,000 and $841,000, respectively, were held for sale and are included as a component of loans receivable in the accompanying consolidated statements of financial condition.

An analysis of the allowance for loan losses is as follows (in thousands):

                                                    Six Months Ended
                                                       December 31,                  Years Ended June 30,
                                                   ------------------          -------------------------------
                                                   1997          1996          1997          1996         1995
                                                   ----         -----          ----          ----         ----
                                                             (unaudited)

    Balance at beginning of period               $ 11,435       $ 3,228      $  3,228      $ 4,593       $3,689

      Loans charged off                           (16,554)       (8,083)      (20,293)      (6,537)        (362)
      Recoveries                                       25           596            72           55          109
                                                 --------       -------      --------      -------       ------
        Net loans charged off                     (16,529)       (7,487)      (20,221)      (6,482)        (253)

    Provision for loan losses, primarily
      related to indirect automobile loans         25,578         9,734        28,428        5,117        1,157
                                                 --------       -------      --------      -------       ------
    Balance at end of period                     $ 20,484       $ 5,475      $ 11,435      $ 3,228       $4,593
                                                 ========       =======      ========      =======       ======



Beginning in fiscal 1994, the Company initiated a subprime indirect automobile financing program, through dealerships in Oklahoma and Florida. Loans were generated through a network of principally used automobile dealers and were extended to borrowers who typically were not eligible for traditional bank financing, due to past credit problems or inadequate credit history. Loans were typically extended in amounts to include the purchase price of the automobile, tag, tax and license fees and optional credit life and vehicle maintenance warranty insurance coverage. Loan terms included interest rates ranging from 13.9% to 30.9% and payment periods ranging from 12 months to 60 months. Due to the nature of the borrowers involved, a higher than normal risk of borrower default and inability to collect all amounts due was likely. During fiscal 1997, the Company experienced greater than expected borrower defaults and resultant losses and chose to cease all further origination activities. At June 30, 1997, the subprime loan portfolio totaled approximately $75,545,000, net of discounts and unearned interest, in which an allowance for loan losses of approximately $7,684,000, or 10%, of the carrying value of the subprime loan portfolio had been established. From inception of the program through December 31, 1997, loan originations totaled approximately $187,832,000 with associated charge offs of approximately $28,650,000 or 15%. The allowance for loan losses has been established for estimated inherent losses that exist in the auto loan portfolio at June 30, 1997, based primarily on the delinquency status of the loan portfolio, the estimated value of the underlying collateral and historical loss experience. Based on losses experienced to date, additional provisions for loan losses are likely to be made in future periods as such losses become known. Such future losses may be greater than losses experienced to date, due to the recent cessation of indirect auto loan origination, as well as the dependence upon the Company's collection efforts to ultimately realize the value of the underlying collateral of defaulted loans.

Additional losses were recognized subsequent to the change in ownership on September 8, 1997, due to a decision by management to classify the subprime loan portfolio as held for sale and reflect the portfolio balance at the lower of cost or market. In December 1997, the Company sold the subprime loan portfolio for approximately $43,968,000 which approximated the Company's book value less the valuation allowance. Included in other assets in the consolidated statements of financial condition at December 31, 1997 was a receivable from the sale of loans of approximately $34,594,000, which was subsequently collected.

At December 31, 1997, and June 30, 1997, the Company classified approximately $655,000 and $2,770,000, respectively, of loans as impaired, as defined by SFAS No. 114, AAccounting by Creditors for Impairment of a Loan." The average recorded investment in impaired loans for the six months ended December 31, 1997, and the year ended June 30, 1997, was approximately $655,000 and $6,315,000, respectively. Interest payments received on impaired loans are recorded as interest income, unless collection of the remaining recorded investment is doubtful, at which time the loan is placed on nonaccrual status and payments received are recorded as reductions of principal. The Company recognized interest income on impaired loans of approximately $52,000 and $383,000 for the six months ended December 31, 1997, and year ended June 30, 1997, respectively.

During 1995, the Company securitized and sold approximately $62,147,000 of fixed rate multi-family commercial real estate loans. The Company received mortgage participation certificates collateralized by the loans securitized in fiscal 1995. As a result of the securitization, a servicing asset was recognized totaling approximately $3,309,000. At December 31, 1997, and June 30, 1997 and 1996, unamortized servicing assets were approximately $1,363,000, $1,726,000 and $2,732,000, respectively, and are included in other assets. Amortization of these assets totaling approximately $363,000, $1,006,000, $1,262,000, and $247,000 was charged against loan servicing income for the six months ended December 31, 1997 and the years ended June 30, 1997, 1996, and 1995, respectively.

At December 31, 1997, and June 30, 1997 and 1996, loans to directors, officers and employees of the Company aggregated approximately $1,500,000, $1,802,000 and $1,974,000, respectively. During the six months ended December 31, 1997 and the year ended June 30, 1997, approximately $392,000 and $931,000, respectively, of loan advances were made and repayments totaled approximately $694,000 and

$1,103,000, respectively. In management's opinion, such transactions were made on substantially the same terms as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk.

7.  PREMISES AND EQUIPMENT:

Premises and equipment consisted of the following (in thousands):



                                                             December 31,              June 30,
                                                            -------------       -----------------------
                                                                1997              1997            1996
                                                               -----             -----            ----

       Land                                                    $  3,033         $ 3,057        $  3,057
       Buildings and building improvements                       11,920          11,865          11,520
       Furniture, fixtures and equipment                         10,938          10,870           9,764
                                                               --------         -------        --------
                                                                 25,891          25,792          24,341
       Less accumulated depreciation and
           amortization                                         (15,245)        (14,732)        (13,306)
                                                               --------         --------       ---------
                                                               $ 10,646         $11,060        $ 11,035
                                                               ========         ========       =========


Depreciation and amortization expense relating to premises and equipment for the six months ended December 31, 1997 and the years ended June 30, 1997, 1996, and 1995 was approximately $692,000, $1,450,000, $1,213,000, and $1,155,000,
respectively.

8.  ASSETS ACQUIRED THROUGH FORECLOSURE AND REPOSSESSION:

Assets acquired through foreclosure and repossession are summarized as follows (in thousands):


                                                                 December 31,               June 30,
                                                                 -----------      --------------------------
                                                                    1997               1997             1996
                                                                   ------             ------           ------


         Commercial property                                      $  --              $ 6,170         $  6,570
         Repossessed automobiles                                      31               2,241            3,969
         Residential property                                        264                 236              304
                                                                  ------             -------         --------
                                                                     295               8,647           10,843
             Less allowance for losses                               (35)               (248)            (261)
                                                                  ------             -------         --------
                                                                  $  260             $ 8,399         $ 10,582
                                                                  ======             =======         ========

On July 1, 1997, real estate held for investment with a book value of approximately $6,045,000 was transferred from assets acquired through foreclosure and repossession to other assets in the consolidated statements of financial condition as required by the OTS.

For the six months ended December 31, 1997, and for the years ended June 30, 1997, 1996, and 1995, income from assets acquired through foreclosure and repossession totaled approximately $69,000, $873,000, $1,902,000, and $3,060,000, respectively, which includes approximately $77,000, $320,000, $1,273,000, and $2,200,000 of gains from dispositions, respectively. Income from assets acquired through foreclosure and repossessions is included in other noninterest income, while the gain portion is included in net gains (losses) on sale of assets.

An analysis of the allowance for losses on assets acquired through foreclosure and repossession is as follows (in thousands):


                                                Six Months Ended
                                                  December 31,            Years Ended June 30,
                                               ------------------        ---------------------
                                                1997         1996        1997     1996    1995
                                               -----         ----        ----    -----    ----
                                                         (unaudited)


    Balance at beginning of period             $ 248         $261       $ 261     $ 29    $  5
      Provision charged (credited) to
        expense                                   63           56          76      184     (64)
      Net amounts credited (charged)
        to allowance                            (276)         (48)        (89)      48      88
                                               -----         ----        ----     ----    ----
    Balance at end of period                   $  35         $269        $248     $261    $ 29
                                               =====         ====        ====     ====    ====


9.  DEPOSIT ACCOUNTS:

Deposits and the related interest expense are summarized below (in thousands):


                                      Deposits                                       Interest Expense
                          ----------------------------------         ----------------------------------------------
                                                                      Six Months
                                                                        Ended
                          December 31,            June 30,           December 31,        Years Ended June 30,
                         -------------    --------------------      -------------  -----------------------------
                             1997          1997           1996          1997        1997        1996       1995
                            -----         -----          -----         -----       -----      ------      ------

NOW and MMDA              $  247,264    $  248,322    $  238,511     $ 2,594      $ 5,381     $ 5,638     $ 6,937
                          ----------    ----------    ----------     -------      -------     -------     -------
Savings                       68,937        71,576        73,726       1,009        2,092       2,190       2,742
                          ----------    ----------    ----------     -------      -------     -------     -------
Time:
    Less than 4.00%               --            --         2,860
    4.00% to 4.99%             4,327        21,105         7,039
    5.00% to 5.99%           994,844     1,008,889     1,024,706
    6.00% to 6.99%           286,421       293,583       254,328
    7.00% to 7.99%               740           881         1,290
                          ----------    ----------    ----------
        Total Time         1,286,332     1,324,458     1,290,223      37,069       75,618      73,345      58,556
                          ----------    ----------    ----------     -------      -------     -------     -------
                          $1,602,533    $1,644,356    $1,602,460     $40,672      $83,091     $81,173     $68,235
                          ==========    ==========    ==========     =======      =======     =======     =======


Accrued interest on deposit accounts of approximately $3,865,000, $4,314,000 and $3,459,000 was included in other liabilities in the accompanying consolidated statements of financial condition at December 31, 1997, and June 30, 1997 and 1996, respectively.

The aggregate amount of certificates of deposits with a denomination greater than $100,000 was approximately $86,000,000, $74,000,000 and $65,000,000 at
December 31, 1997 and June 30, 1997 and 1996, respectively.

Contractual maturities of time deposits at December 31, 1997, are summarized as follows (dollars in thousands):

                                                             Weighted Average
                                                               Contractual
         Year ending June 30,              Amount                  Rate
        --------------------            ---------            ----------------

         1998                          $  623,168                  5.48%
         1999                             493,671                  5.69
         2000                             138,831                  6.20
         2001                              17,504                  5.79
         2002 and thereafter               13,158                  6.08
                                       ----------                  -----
                                       $1,286,332                  5.65%
                                       ==========                 ======

Legislation was enacted in fiscal 1997 which required institutions holding deposits insured by the Savings Association Insurance Fund ("SAIF") to pay a one-time fee of approximately 65 cents for each $100 of SAIF insured deposits. The Company accrued its one-time assessment of approximately $10,311,000 during September 1996.

10.  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE:

Securities sold under agreements to repurchase are summarized as follows (dollars in thousands):


                                                        December 31,                         June 30,
                                                       -------------        ----------------------------------------
                                                            1997                1997           1996           1995
                                                         --------             -------        -------        --------

  Average outstanding balance                              $ 57,579           $421,706     $  685,601       $634,281
  Weighted average interest rate during the period             5.61%              5.45%          5.83%          5.76%
  Maximum month-end balance                                $239,914           $942,315     $1,079,194       $865,713
  Outstanding balance at the end of the period                   --            310,801      1,079,194        779,626
  Weighted average rate at the end of the period                 --               5.55%          5.36%          6.11%
  Mortgage-backed securities securing the
     agreements at period-end:
        Carrying value                                     $     --           $335,202     $1,171,395       $860,323
        Estimated market value                                   --            322,451      1,115,428        813,796
  Accrued interest payable at the end of the period              --              1,327          5,799          6,877



Securities sold under agreements to repurchase were delivered to the broker-dealers who arranged the transactions. The agreements generally matured within one month.

Additional interest expense incurred on interest rate swaps not included in the above average rates totaled approximately $444,000, $5,227,000, $6,428,000, and $1,448,000 for the six months ended December 31, 1997, and the years ended June 30, 1997, 1996, and 1995, respectively.

There are no securities sold under agreements to repurchase at December 31, 1997. All agreements outstanding at June 30, 1997, were either retired or replaced with FHLB advances as part of the Company's ongoing asset/liability management strategy.

11.  ADVANCES FROM THE FEDERAL HOME LOAN BANK OF TOPEKA:

Advances from the FHLB are summarized as follows (dollars in thousands):


                                December 31,                              June 30,
                     -------------------------    -------------------------------------------------------
                              1997                         1997                          1996
                     -------------------------    ------------------------      ------------------------
                                    Weighted                     Weighted                       Weighted
                                     Average                     Average                        Average
                                   Contractual                 Contractual                    Contractual
                      Balance         Rate        Balance         Rate         Balance           Rate
                     --------       ---------     -------      ----------      -------       ------------

Variable rate        $30,100          5.75%      $224,324         5.61%        $374,671          5.41%
   Fixed rate         50,036          6.26        306,837         5.77           64,340          7.22
                     -------                     --------                      --------
                     $80,136          6.06%      $531,161         5.73%        $439,011          5.70%
                     =======          =====      ========        ======        ========          =====


Although no specific assets are pledged, the FHLB requires the Company to hold eligible assets with a lending value, as defined, at least equal to FHLB advances, which can include such items as first mortgage loans, investment securities, federal funds sold and interest bearing deposits, which are not already pledged or encumbered.

Scheduled principal repayments of advances from the FHLB at December 31, 1997, are as follows (dollars in thousands):

                                                                    Weighted
                                                                     Average
                                                                   Contractual
                       Year ending June 30,          Amount           Rate
                       -------------------          -------       -------------

                       1998                          $    --             --%
                       1999                            4,100           5.15
                       2000                               --             --
                       2001                               --             --
                       2002 and thereafter            76,036           6.11
                                                     -------
                                                     $80,136           6.06%
                                                     =======           ====

Additional interest expense incurred on interest rate swaps not included in the above average rates totaled approximately $2,547,000, $10,186,000 and $8,146,000 for the six months ended December 31, 1997, and for the years ended June 30, 1997 and 1996, respectively.

12.  NOTE PAYABLE:

Local Financial had a note payable to Isabel Collier Read, a former stockholder and the mother of the stockholders of the Company prior to September 8, 1997. The note required annual installments of $7,010,000 plus accrued interest. During 1997, the stockholders of the Company made the required annual payment of interest and principal on the note payable on behalf of the Company. The payment has been reflected as a capital contribution in the accompanying consolidated statement of stockholders' equity. The note bore interest equal to the prime lending rate set by Morgan Guaranty Trust. The rate of the note was not to exceed 8.0% nor fall below 5.7%. During the years ended June 30, 1997 and 1996, the average note rate was 8.0%. During the year ended June 30, 1995, the average note rate was 7.84%. The note was secured by the common stock of Local. Accrued interest payable on the note of approximately $94,000 and $202,000 was included in other liabilities in the accompanying consolidated statements of financial condition at June 30, 1997 and 1996, respectively.

On September 8, 1997, principal and interest on the note payable from Local Financial to Isabel Collier Read were paid in full.

13.  SENIOR NOTES:

Senior notes of $80,000,000 at 11% and issued to individual investors were outstanding at December 31, 1997. Senior notes are due September 8, 2004 and pay interest semiannually. Senior notes are general unsecured obligations of Local Financial and will rank senior to such other indebtedness as the Company may incur that is not expressly subordinated to the senior notes. The indenture generally restricts the incurrence of additional indebtedness by the Company, except for certain junior indebtedness. An interest reserve account in the amount of approximately $8,800,000, representing an annual amount of interest on the senior notes, was established in the event dividends from Local are not sufficient to pay interest and is included as a component of cash and due from banks in the accompanying consolidated statements of financial condition.

14.  INTEREST RATE SWAP, CAP AND FLOOR AGREEMENTS:

The Company is a party to financial instruments with off-balance sheet risk, in the normal course of business, to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, options written, standby letters of credit and financial guarantees, interest rate caps and floors written, interest rate swaps, and forward and futures contracts. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of those instruments reflect the extent of the Company's involvement in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For interest rate caps, floors, and swap transactions, forward and futures contracts, and options written, the contract or notional amounts do not represent exposure to credit loss. The Company controls the credit risk of its interest rate swap, cap and floor agreements, and forward and futures contracts through credit approvals, limits, and monitoring procedures.

Unless noted otherwise, the Company does not require collateral or other security to support financial instruments with credit risk.

The Company enters into a variety of interest-rate swap transactions in managing its interest rate exposure. Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. The Company minimizes its credit exposure to interest rate counterparties by entering into the transactions with counterparties that have been rated in one of the top three investment ratings by at least two nationally recognized credit rating agencies. The Company also utilized interest rate caps and floors to manage its interest rate exposure through the use of these instruments.

Effective with the change in ownership on September 8, 1997, all outstanding interest rate swap, cap and floor agreements were terminated and are included in net gains (losses) on sale of assets in the consolidated statements of operations. The termination of the interest rate swap agreements, totaling approximately $500,000,000 notional principal amount, resulted in realized gross losses of approximately $47,283,000. The termination of cap and floor agreements totaling approximately $2,350,000,000 notional principal amount resulted in realized gross losses of $2,234,000. Upon termination of the interest rate swap, cap and floor agreements, and the corresponding liquidation of the underlying hedged items, the Company recognized all remaining deferred gains and losses which resulted in an additional loss of approximately $3,920,000. The above losses resulted in a net tax benefit of approximately $18,703,000.

Interest rate swap, cap and floor agreements outstanding at June 30 are as follows (dollars in thousands):



                                             Notional        Interest Rate               Variable
                 Maturity Date               Balance       Pay         Receive          Rate Index
               ---------------              --------      ----        --------          ----------

 1997
       Interest Rate Swaps
                                                         Fixed       Variable
           January 8, 2005                  $ 200,000    7.848%       5.563%            3 month LIBOR
           February 14, 2005                  100,000    7.880        5.813             3 month LIBOR
           March 22, 2005                     100,000    8.027        5.781             3 month LIBOR
           May 8, 2005                         50,000    8.463        5.816             3 month LIBOR
           May 18, 2005                        50,000    8.439        5.813             3 month LIBOR

       Interest Rate Floors
                                                         Index        Floor
           February 19, 1998                $ 100,000    5.813%       5.678%            3 month LIBOR
           March 22, 1998                     100,000    5.781        5.404             3 month LIBOR
           May 19, 1998                       100,000    5.813        5.455             3 month LIBOR



                                             Notional          Interest Rate               Variable
                 Maturity Date               Balance         Pay         Receive          Rate Index
                --------------              ---------       ----         --------        -----------

 1997  Cont.

       Interest Rate Caps
                                                          Cap         Index
           July 1, 1998                     $ 450,000    7.000%       5.762%            3 month LIBOR
           October 27, 1997                   800,000    9.500        6.510              10 year CMT
           November 5, 1997                   800,000   10.000        6.510              10 year CMT

 1996
       Interest Rate Swaps
                                                         Fixed       Variable
           January 8, 2005                  $ 300,000    7.848%       5.461%            3 month LIBOR
           February 14, 2005                  100,000    7.880        5.500             3 month LIBOR
           March 22, 2005                     100,000    8.027        5.563             3 month LIBOR
           May 8, 2005                         50,000    8.463        5.500             3 month LIBOR
           May 18, 2005                        50,000    8.439        5.488             3 month LIBOR

       Interest Rate Floors
                                                         Index        Floor
           February 19, 1998                $ 100,000    5.563%       5.678%            3 month LIBOR
           March 22, 1998                     100,000    5.488        5.404             3 month LIBOR
           May 19, 1998                       100,000    5.488        5.455             3 month LIBOR

       Interest Rate Caps
                                                          Cap         Index
           July 1, 1998                     $ 450,000    7.000%       5.469%            3 month LIBOR
           September 16, 1996                 300,000    8.360        6.730              10 year CMT
           October 27, 1997                   800,000    9.500        6.730              10 year CMT
           November 5, 1997                   800,000   10.000        6.730              10 year CMT

The notional principal amounts shown represent an agreed upon amount on which calculations of amounts to be exchanged are based. They do not represent direct credit exposures. The Company's credit exposure is limited to the net difference between the calculated pay and receive amounts on each transaction, which is generally netted and paid at least quarterly.

The interest rate swaps are utilized to hedge the FHLB advance borrowings and the securities sold under agreements to repurchase, each of which have short-term maturities. As of June 30, 1997, management intended to continue to renew these borrowings to support the interest rate swaps hedging such borrowings (see Note 2 for events occurring subsequent to June 30, 1997). The interest rate caps and floors are utilized to hedge the available for sale mortgage-backed floating rate securities.

During fiscal 1997, the Company terminated interest rate swaps used to hedge securities sold under agreements to repurchase and FHLB advances with a notional principal amount of $100,000,000 resulting in a loss of approximately $3,825,000 which is being amortized over the life of the original swap agreement of approximately 7 years. (See discussion above on termination of interest rate swaps in connection with the change in ownership on September 8, 1997.) During fiscal 1996, the Company terminated interest rate swaps used to hedge a portion of the available for sale portfolio with a notional principal of $300,000,000 resulting in a gain of $3,637,000 which is being amortized over the original swap agreement of approximately 3 years. The Company also terminated interest rate swaps during fiscal 1996 used to hedge a portion of the securities sold under agreements to repurchase and FHLB advances with a notional principal amount of $200,000,000 resulting in a loss of approximately $3,344,000 which is being amortized over the original swap agreement of approximately 2 years. As a result of interest rate swap terminations, amortization of deferred gains and losses resulted in the recognition of approximately $73,000 in net losses during fiscal year 1997 and $671,000 and $11,000 in net gains during fiscal years 1996 and 1995, respectively. At June 30, 1997 and 1996, net unamortized deferred losses from interest rate swap terminations were approximately $4,130,000 and $378,000, respectively. There were no deferred gains or losses at June 30, 1995.

At June 30, 1997 and 1996, net accrued interest on interest rate swaps, caps and floors totaled a net payable of approximately $1,504,000 and $2,282,000, respectively, and is included in other assets and other liabilities in the accompanying consolidated statements of financial condition, dependent upon the asset or liability to which the hedge is related. Unamortized interest rate cap and floor premiums were approximately $3,051,000 and $12,741,000 at June 30, 1997 and 1996, respectively, and are included in the carrying amount of the assets hedged.

The swaps, caps and floors are secured by mortgaged-backed securities with an estimated market value of approximately $74,330,000 and $68,757,000 at June 30, 1997 and 1996, respectively.

The net effect of the interest rate swaps, caps and floors on net interest income was a decrease of approximately $21,148,000 ($13,746,000 net of income tax), $21,509,000 ($14,772,000 net of income tax) and $7,782,000 ($5,345,000 net of income tax) for the years ended June 30, 1997, 1996, and 1995, respectively. Such decrease was attributable primarily to interest rate swaps used to hedge a portion of the Company's cost of borrowings in periods of rising interest rates.

15.  INCOME TAXES:

The provision (benefit) for income taxes has been allocated as follows, including the tax effect of the changes in unrealized gains (losses) on available for sale securities (in thousands):


                                             Six Months Ended                        Years Ended
                                               December 31,                            June 30,
                                           ------------------            -----------------------------------
                                           1997           1996           1997           1996            1995
                                          -----         ------          -----          -----          -------
                                                     (unaudited)


    Income (loss) from operations          $(44,075)   $  (3,573)     $(11,860)        $  4,872       $ 6,568
    Stockholders' equity                     18,481        1,645         8,892          (26,238)        1,141
                                           --------     --------       -------         --------       -------

                                           $(25,594)   $  (1,928)     $ (2,968)        $(21,366)      $ 7,709
                                          =========    =========      ========         ========       =======


Components of the provision (benefit) for income taxes from operations are as follows (in thousands):


                                               Six Months Ended                        Years Ended
                                                 December 31,                            June 30,
                                            ---------------------           ---------------------------------
                                            1997             1996           1997           1996          1995
                                           -----          --------         -----          -----          ----
                                                         (unaudited)

    Current income tax expense
        (benefit)                        $ (16,490)      $ (1,219)       $(10,431)        $2,911        $12,601
    Deferred income tax expense
        (benefit)                          (27,585)        (2,354)         (1,429)         1,961         (6,033)
                                         ---------      ---------       ---------         ------        -------

                                         $ (44,075)      $ (3,573)       $(11,860)        $4,872        $ 6,568
                                         =========      =========        ========         ======        =======

The effective income tax rates differ from the statutory federal income tax rate of 35%. A reconciliation of the provision (benefit) for income taxes based on the statutory rates with the effective rates is as follows (in thousands):


                                              Six Months Ended                         Years Ended
                                                December 31,                            June 30,
                                            -----------------------        -----------------------------------
                                            1997            1996             1997          1996           1995
                                          ------          -------           ------      --------         ------
                                                        (unaudited)

    Income tax at statutory rate
        (35%)                            $(45,511)       $(3,634)           $(14,667)     $ 6,453       $ 7,344
          Provision for deferred
            tax assets                        742             --               2,000          --            --
          Effect of state income tax
            (benefit), net of federal      (5,236)          (771)             (3,013)        (675)         (607)
          Refund of taxes
            previously paid, net               --             --                  --         (800)          --
          Change in valuation
            allowance                       6,254            771               2,949          --            --
          Other, net                         (324)            61                 871         (106)         (169)
                                          -------         ------            ---------      ------       -------
    Provision (benefit) for income
        taxes                            $(44,075)       $(3,573)           $(11,860)     $ 4,872       $ 6,568
                                         ========        =======            ========      =======       =======


Deferred income tax assets and liabilities consisted of the following
 (in thousands):

                                                                    December 31,             June 30,
                                                                    ------------      --------------------
                                                                       1997             1997          1996
                                                                     ------           -------        -----
      Deferred income tax assets:
          Unrealized losses on available for
            sale securities                                           $     --         $17,222      $26,114
          Realized losses on available for sale securities              10,787              --           --
          Federal net operating loss carryforwards                      14,283              --           --
          State net operating loss carryforwards                         9,203           4,071        1,058
          Allowance for loan losses                                      4,109              --           --
          Other                                                          1,365           2,288        4,446
                                                                      --------         -------      -------
                                                                        39,747          23,581       31,618
                                                                      --------         -------      -------

      Deferred income tax liabilities:
          Allowance for loan losses                                       --            (1,012)      (4,361)
          Stock dividends receivable                                    (1,602)         (1,015)        (650)
          Depreciation and amortization                                   (364)           (373)        (472)
          Deferred loan fees                                              (970)           (805)        (471)
          Unrealized gains on available for sale securities             (1,259)            --           --
          Other                                                           (291)           (451)      (1,225)
                                                                      --------         -------      -------
                                                                        (4,486)         (3,656)      (7,179)
                                                                      --------         -------      -------
          Net deferred tax asset                                        35,261          19,925       24,439

      Valuation allowance                                               (9,203)         (2,949)          --
                                                                      --------         -------      -------
          Deferred tax asset, net                                     $ 26,058         $16,976      $24,439
                                                                      ========        ========     ========

At December 31, 1997, the Company had approximately $40,809,000 and $190,466,000 of operating loss carryforwards available for federal and state income tax purposes, respectively. The state net operating losses expire in varying amounts between 2006 and 2013. The federal net operating losses expire in 2013. At June 30, 1997, the Company had no net operating loss carryforwards available for federal income tax purposes and approximately $106,458,000 available for state income tax purposes.

During 1997, the Company established a valuation allowance for the portion of the available state net operating loss carryforwards for which it was determined to be more likely than not that the benefit of the deferred tax asset would not be realized. At December 31, 1997, a valuation allowance for all available state net operating loss carryforwards was established as it was determined to be more likely than not that the benefit of the deferred tax asset would not be realized. Historically, the Company has generated income for federal income tax purposes. The tax loss for the year ended June 30, 1997, and the six months ended December 31, 1997, was a result of the Company exiting the indirect subprime automobile lending program, terminating the interest rate swap agreements, and discontinuing the wholesale securities strategy previously employed by former management. Based on the current strategy of new management, no valuation allowance for other deferred tax assets has been established as the Company believes it is more likely than not that sufficient income for federal income tax purposes will be realized.

As a result of the Small Business Job Protection Act, the Company was required to change its method of accounting for bad debts from the reserve method to the direct charge-off method for income tax purposes during 1997. The Company will be required to recapture the excess of the qualifying and nonqualifying tax loan loss reserves over the base year tax loan loss reserves over a six-year period. The recapture amount is estimated to be $17,244,000 and the qualifying and nonqualifying base year tax reserves totaled approximately $8,116,000 and $1,373,000, respectively. The Company expects to be eligible to defer this recapture period for two years.

In accordance with SFAS No. 109, "Accounting for Income Taxes," a deferred tax liability has not been recognized for the tax bad debt reserve and supplemental reserves of the Company that arose in tax years that began prior to December 31, 1987. At December 31, 1997 and June 30, 1997 and 1996, the portion of the tax bad debt reserve and supplemental reserves attributable to pre-1988 tax years was approximately $13,329,000. The amount of unrecognized deferred tax liability at December 31, 1997 and June 30, 1997 and 1996, was approximately $4,665,000. This deferred tax liability could be recognized if certain distributions are made with respect to the stock of Local, or the bad debt reserve is used for any purpose other than absorbing bad debt losses.

During 1997, the Company's federal income tax returns were examined by and/or settled with the Internal Revenue Service through fiscal year 1993. As a result of these examinations and related claims for refund, the Company received a refund of taxes previously paid of approximately $800,000 which had not been anticipated by the Company prior to the examination.

16.  COMMITMENTS AND CONTINGENCIES:

In conjunction with the acquisition of LAB during fiscal 1989, the Company and LAB entered into an Assistance Agreement with the Federal Savings and Loan Insurance Corporation (the "FSLIC"). Under the terms of the Assistance Agreement, the FSLIC Resolution Fund (the "FUND"), which is managed by the Federal Deposit Insurance Corporation (the "FDIC"), is entitled to receive 100% of the tax benefits attributable to acquired net operating loss carryforwards and deductions resulting from certain items, other than covered asset losses, for which the FUND has agreed to provide assistance to the extent such tax benefits are realized by the consolidated group. LAB is entitled to share in realized tax benefits of a portion of the FUND assistance on a 50-50 basis.

Under the LAB Assistance Agreement, a dispute exists between LAB and the FDIC regarding tax benefits which have been received. Management, after consultation with legal counsel and based on available facts and proceedings to date, has determined that it is probable that LAB has some liability to the FDIC with regard to the tax benefits. The Company's estimate of this liability is approximately $13,000,000, which is included in other liabilities in the accompanying December 31, 1997, and June 30, 1997, consolidated statements of financial condition. The Company provided for this liability through a provision for uninsured risk in the consolidated statements of operations for the years ended 1997, 1996 and 1995. The FDIC's estimate of this liability is approximately $23,000,000. Management of the Company is of the opinion that the FDIC's estimate does not give credit to the Company for certain tax benefits originally contracted for in the Assistance Agreement, but later eliminated as a result of the Revenue Reconciliation Act of 1993. Management intends to vigorously defend its estimate of the liability.

Pursuant to the terms of the Redemption Agreement discussed in Note 2, the Selling Shareholders have agreed to indemnify the Company with respect to the Assistance Agreement to the extent the Company is found to be liable for an amount in excess of approximately $13,000,000. In addition, the Selling Shareholders have agreed to be solely and exclusively responsible for all reasonable litigation costs and expenses which are incurred by the Company in connection with the prosecution, defense and settlement with the FDIC.

In the ordinary course of business, the Company is subject to other legal actions and complaints. Management, after consultation with legal counsel, and based on available facts and proceedings to date, believes the ultimate liability, if any, arising from such legal actions or complaints, will not have a material adverse effect on the Company's consolidated financial position or future results of operations.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customers' creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. At December 31, 1997, the Company had approximately $67,377,000 of outstanding loan commitments consisting of residential real estate, commercial real estate and commercial industrial loans approved but unfunded.

During 1995, the Company securitized and sold approximately $62,147,000 of fixed rate multi-family commercial loans with recourse (See Note 6). The maximum contractual recourse obligation of the Company is 10% of the total unpaid principal balance of the mortgages on the settlement date. At December 31, 1997, the unpaid principal balance of loans sold totaled approximately $33,289,000. The Company has pledged assets, consisting primarily of mortgage-backed securities totaling approximately $6,824,000 under the recourse provision of the securitization transaction. Management does not expect any material losses to be incurred as a result of the recourse provision.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The Company holds marketable securities as collateral supporting those commitments for which collateral is deemed necessary.

The Company leases certain real estate and equipment under operating leases. For the six months ended December 31, 1997, and for the years ended June 30, 1997, 1996, and 1995 lease expense totaled approximately $387,000, $730,000, $618,000, and $465,000, respectively. Future obligations under operating leases at December 31, 1997, are summarized as follows (in thousands):

       Year Ending June 30,
       --------------------

         1998                                        $  645
         1999                                           506
         2000                                           251
         2001                                           183
         2002 and thereafter                            214
                                                      -----
                                                     $1,799
                                                     ======

17.  REGULATORY MATTERS:

Local and LAB are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possible additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on Local's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Local and LAB must meet specific capital guidelines that involve quantitative measures of Local's and LAB's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Local's and LAB's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Local and LAB to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), of core capital (as defined) to adjusted tangible assets (as defined) and of tangible capital (as defined) to tangible assets. Management believes, as of December 31, 1997 and June 30, 1997, that Local and LAB meet all capital adequacy requirements to which they are subject.

As of June 30, 1997 and 1996, the most recent notifications from the OTS categorized Local and LAB as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Local and LAB must maintain minimum total capital, core capital, and Tier I capital as set forth in the table. There are no conditions or events since that notification that management believes have changed Local's or LAB's category.

                                                                                                      To Be Well Capitalized
                                                                              Minimum For Capital      For Prompt Corrective
                                                            Actual             Adequacy Purposes         Action Provisions
                                                      -------------------    --------------------     -----------------------
                                                      Amount        Ratio      Amount       Ratio         Amount       Ratio
                                                     -------       ------     -------       -----        -------      ------
                                                                             (Dollars in Thousands)

As of December 31,  1997:
   Total capital (to risk weighted
     assets):
     Local Federal Bank Consolidated                $ 134,331       14.14%     $  76,022       8.00%      $   95,027    10.00%
     Local America Bank                               101,398       28.45%        28,511       8.00%          35,639    10.00%
   Core capital (to adjusted tangible assets):
     Local Federal Bank Consolidated                  128,803        6.98%        55,384       3.00%          92,307     5.00%
     Local America Bank                                97,975       15.90%        18,482       3.00%          30,803     5.00%
   Tangible capital (to tangible assets):
     Local Federal Bank Consolidated                  127,024        6.89%        27,665       1.50%             n/a       n/a
     Local America Bank                                97,246       15.80%         9,230       1.50%             n/a       n/a
   Tier I Capital (to risk weighted assets):
     Local Federal Bank Consolidated                  128,803       13.55%          n/a         n/a           57,016     6.00%
     Local America Bank                                97,975       27.49%          n/a         n/a           21,383     6.00%

As of June 30, 1997:
   Total capital (to risk weighted
     assets):
     Local Federal Bank Consolidated                $ 145,132       12.34%     $  94,062       8.00%       $ 117,578    10.00%
     Local America Bank                               112,842       25.31%        35,671       8.00%          44,589    10.00%
   Core capital (to adjusted tangible assets):
     Local Federal Bank Consolidated                  140,442        5.25%        80,187       3.00%         133,645     5.00%
     Local America Bank                               111,482       12.07%        27,711       3.00%          46,185     5.00%
   Tangible capital (to tangible assets):
     Local Federal Bank Consolidated                  138,044        5.17%        40,062       1.50%             n/a       n/a
     Local America Bank                               110,411       11.97%        13,839       1.50%             n/a       n/a
   Tier I Capital (to risk weighted assets):
     Local Federal Bank Consolidated                  140,442       11.94%          n/a         n/a           70,547     6.00%
     Local America Bank                               111,482       25.00%          n/a         n/a           26,754     6.00%

As of June 30, 1996:
   Total capital (to risk weighted
     assets):
     Local Federal Bank Consolidated                $ 172,055       12.71%     $ 108,336       8.00%       $ 135,419    10.00%
     Local America Bank                               115,638       28.14%        32,870       8.00%          41,088    10.00%
   Core capital (to adjusted tangible assets):
     Local Federal Bank Consolidated                  168,975        5.04%       100,513       3.00%         167,522     5.00%
     Local America Bank                               114,577       10.69%        32,155       3.00%          53,591     5.00%
   Tangible capital (to tangible assets):
     Local Federal Bank Consolidated                  165,339        4.94%        50,247       1.50%           n/a         n/a
     Local America Bank                               112,822       10.54%        16,096       1.50%           n/a         n/a
   Tier I Capital (to risk weighted assets):
     Local Federal Bank Consolidated                  168,975       12.48%          n/a         n/a           81,252     6.00%
     Local America Bank                               114,577       27.89%          n/a         n/a           24,653     6.00%


Management intends to continue compliance with all regulatory capital requirements.

Federal regulations allow Local and LAB to pay dividends during a calendar year up to the amount that would reduce Local's and LAB's surplus capital ratio, as defined, to one-half of Local's and LAB's surplus capital ratio at the beginning of the calendar year, adjusted to reflect Local's and LAB's net income to date during the calendar year. At the beginning of calendar year 1998, under applicable regulations of the OTS, the total capital available for the payment of dividends by Local to the Company was $27.5 million plus 1998 net income subject to the maintenance of required capital guidelines. The surplus capital ratio is defined as the percentage by which Local's and LAB's net capital to assets ratio would exceed the ratio of its fully phased-in capital requirement to its assets.

18.  STOCK COMPENSATION:

Effective with the securities offering and redemption in September 1997, the board of directors adopted a stock option plan. The stock option plan has 1,420,370 shares of common stock authorized and the stock option plan will provide for the granting of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code as well as non-incentive or compensatory stock options and stock appreciation rights. At September 8, 1997, incentive stock options for 1,116,005 shares of common stock were granted to executive officers of the Company at an exercise price of $10 per share. At December 3, 1997, incentive stock options for 158,000 shares of common stock were granted to officers and compensatory stock options for 60,000 shares of common stock were granted to directors of the Company at an exercise price of $11.75 per share. Stock options to buy 1,141,005 and 193,000 shares of common stock shall be exercisable in three and five equal annual installments, respectively, commencing with the end of the first twelve month period following the date the stock options were granted. The stock options expire ten years from the dates the options first become exercisable by officers and directors.

The per share weighted-average fair value of stock options granted for the six months ended December 31, 1997, was $2.36 on the date of grant using the Black-Scholes option-pricing model with the following assumptions: risk-free interest rate of 5.29%, expected life of 5 years, and no expected dividend yield or volatility.

The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for its stock option rights. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, "Accounting for Stock Based Compensation," the Company's net loss for the six months ended December 31, 1997, would have been increased to the pro forma amounts below.

    Net loss                                    As reported        $ (85,956)
                                                Pro forma            (86,148)

    Basic and Diluted net loss per share        As reported        $   (4.76)
                                                Pro forma              (4.77)

Stock options of 1,334,005 were outstanding at December 31, 1997, with a range of exercise prices of $10.00 - $11.75, weighted average exercise price of $10.29, and weighted average contractual life of outstanding options of 11.8 years. No options were exercisable at December 31, 1997.

19.  EMPLOYEE BENEFITS:

The Company has a retirement plan (the "Plan"), which is a noncontributory defined benefit pension plan, covering substantially all of its full-time employees. The benefits are based on years of service and the employees' compensation during the last five years of employment. The Company's policy, generally, is to fund pension costs unless the Plan is overfunded and no contribution is required. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. No contributions were made during the six months ended December 31, 1997, and the years ended June 30, 1997, 1996 or 1995, as the Plan is overfunded.

The following table sets forth the Plan's funded status and amounts recognized in the Company's consolidated statements of financial condition and operations at June 30 and for the years then ended (in thousands):

                                                                  1997           1996             1995
                                                                 -----         -------          ------

     Actuarial present value of benefit obligations:
         Accumulated benefit obligation, including
           vested benefits of $6,549, in 1997, $6,097
           in 1996 and $5,313 in 1995                          $(7,159)          $(6,293)        $(5,827)
                                                               =======           =======         =======

     Projected benefit obligation for service rendered
         to date                                               $(9,332)          $(8,226)        $(7,739)
     Plan assets at market value, primarily stocks and
         cash equivalents                                       17,339            14,040          10,310
                                                               -------           -------         -------
     Plan assets in excess of projected benefit                  8,007             5,814           2,571

     Unrecognized net gain from past experience                 (6,588)           (4,937)         (1,809)
         different from that assumed
     Unrecognized prior service cost                              (531)             (566)           (601)
     Unrecognized net asset being recognized over 15
         years                                                    (253)             (337)           (422)
                                                               -------           -------         -------

     Prepaid (accrued) pension cost                            $   635           $   (26)        $  (261)
                                                               =======           =======         =======

     Net pension benefit:
         Service cost-benefits earned during the period        $   515           $   490            $388
         Interest cost on projected benefit obligation             627               553             516
         Actual return on plan assets                           (3,820)           (4,150)         (2,449)
         Net amortization and deferral                           2,017             2,871           1,438
                                                               -------           -------         -------

         Net periodic pension benefit                          $  (661)          $  (236)        $  (107)
                                                               =======           =======         =======

A weighted average discount rate of 7.5% in each of the years 1997, 1996 and 1995 and a rate of increase in future compensation levels of 5.5% was used in determining the actuarial present value of the projected benefit obligation for 1997, 1996 and 1995. The expected long-term rate of return on assets was 11.0% for 1997, 1996 and 1995.

The Company is currently reviewing the Plan and has changed the investment manager which is in the process of liquidating the equity investment portfolio. The Company had a projected net periodic pension benefit for the year ended June 30, 1998, based on the June 30, 1997, valuation; however, the Company did not record any prepaid pension benefit for the six months ended December 31, 1997, due to the uncertainty of any changes made by new management. At December 31, 1997, prepaid pension cost was approximately $635,000.

The Company does not provide postretirement benefits other than pensions.

At June 30, 1997, the Company employed 481 full-time equivalent persons compared to 492 at June 30, 1996 and 425 at June 30, 1995.

20.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions set forth below for the Company's financial instruments, are made solely to comply with the requirements of SFAS No. 107.

Fair values are based on estimates or calculations at the transaction level using present value techniques in instances where quoted market prices are not available. Because broadly traded markets do not exist for most of the Company's financial instruments, the fair value calculations attempt to incorporate the effect of current market conditions at a specific time. Fair valuations are management's estimates of the values, and they are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the financial instruments, expected losses and other such factors. These calculations are subjective in nature, involve uncertainties and matters of significant judgment and do not include tax ramifications; therefore, the results cannot be determined with precision, substantiated by comparison to independent markets and may not be realized in an actual sale or immediate settlement of the instruments. The Company has not included certain material items in its disclosure, such as the value of the long-term relationships with the Company's depositors, since this intangible is not a financial instrument. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results. For all of these reasons, the aggregation of the fair value calculations presented herein do not represent, and should not be construed to represent, the underlying value of the Company.

The following table presents a summary of the Company's financial instruments, as defined by SFAS No. 107 (in thousands):


                                 December 31, 1997            June 30, 1997              June 30, 1996
                               ---------------------     ----------------------     ----------------------
                               Carrying    Estimated     Carrying     Estimated     Carrying    Estimated
                                Value      Fair Value      Value      Fair Value      Value     Fair Value
                              ---------    -----------   ---------    ----------    --------   -----------

Financial Assets:
   Cash and cash
      equivalents              $   54,152   $   54,152   $  105,404    $  105,404   $   13,640   $   13,640
   Securities purchased under
      agreements to resell        178,000      178,000           --            --           --           --
   Securities                     518,107      518,107    1,393,724     1,384,434    2,129,397    2,116,077
   Equity securities                   --           --           --            --       11,604       11,604
   Loans receivable, net          953,470      972,820    1,013,824     1,014,243    1,018,135    1,032,297
   FHLB stock                      45,147       45,147       40,046        40,046       23,421       23,421
   Interest rate caps                  --           --           48            48        4,652        4,652
      and floors

Financial Liabilities:
   Deposits                    $1,602,533   $1,608,540   $1,644,356    $1,641,328   $1,602,460   $1,597,150
   Securities sold under
      agreements to
      repurchase                       --           --      310,801       312,789    1,079,194    1,079,203
   Advances from the FHLB          80,136       80,173      531,161       533,732      439,011      440,957
   Notes payable                   80,000       80,000        7,010         7,010       14,020       14,020
   Interest rate swaps                 --           --           --        37,538           --       41,631


The following are descriptions of the methods used to determine the estimated fair values:

Cash and Cash Equivalents and Securities Purchased Under Agreements to Resell

The carrying amount is a reasonable estimate of fair value because of the relatively short period of time between the origination of the instrument and its expected realization.

Securities and Equity Securities

The carrying value and estimated fair value of equity securities available for sale and securities at December 31, 1997, and June 30, 1997 and 1996, are set forth in Notes 4 and 5, respectively. The estimated fair value of interest rate caps and floors used to hedge securities is based on the replacement cost (mark-to-market) of the agreements. The estimated fair value of FHLB stock approximates the carrying value as of December 31, 1997 and June 30, 1997 and 1996.

Loans

The fair valuation calculation process differentiates loans based on their financial characteristics, such as product classification, loan category, pricing features and remaining maturity. Prepayment estimates are evaluated by product and loan rate. In establishing the credit risk component of the fair value calculations for loans, the Company considered several approaches, including the use of variable discount rates based on relative credit quality, forecasting cash flows, net of projected losses and secondary market pricing for certain third party loan sale transactions. After evaluating such information, the Company concluded that the allowance for loan losses represented a reasonable estimate of the credit risk component of the fair value of loans at December 31, 1997, and June 30, 1997 and 1996.

The fair value of commercial real estate loans, other real estate mortgage loans and real estate construction loans is calculated by discounting contractual cash flows using discount rates that reflect the Company's current pricing for loans with similar characteristics and remaining maturity.

For real estate single family first and junior lien mortgages, fair value is calculated by discounting contractual cash flows, adjusted for prepayment estimates, using discount rates based on the Company's current pricing for loans of similar size, type, remaining maturity and repricing characteristics.

For other consumer loans, the fair value is calculated by discounting the contractual cash flows, adjusted for prepayment estimates, using discount rates based on the company's current pricing for loans of similar size, type, and remaining maturity.

Deposit Liabilities

SFAS No. 107 states that the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, interest-bearing checking and savings deposits and market rate savings, is equal to the amount payable on demand at the measurement date. Although SFAS No. 107's requirements for these categories is not consistent with the market practice of using prevailing interest rates to value these amounts, the amount included for these deposits in the previous table is their carrying value at December 31, 1997, and June 30, 1997 and 1996. The fair value of certificates of deposit and other time deposits is calculated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for similar duration deposits.

Advances from the Federal Home Loan Bank of Topeka and Securities Sold Under
   Agreements to Repurchase, Notes Payable and Senior Notes

The estimated fair value of FHLB advances and securities sold under agreements to repurchase is based on the discounted value of contractual cash flows. The discount rate is estimated using the current market rate for similar duration borrowings. The estimated fair market value of interest rate swap agreements used to hedge FHLB advances and securities sold under agreements to repurchase is based on the replacement cost (mark-to-market value) of the agreements. Commitments are related primarily to variable rate loans originated at current market rates. The estimate of fair value of these commitments is considered to be immaterial. The estimate of value of notes payable and senior notes is based on the discounted value of contractual cash flows.

Limitations

The information presented in this footnote is based on market quotes and fair value calculations as of December 31, 1997, and June 30, 1997 and 1996. These amounts have not been updated since period end; therefore, the valuations may have changed since that point in time.

21.  PROPOSED ACQUISITION:

On October 22, 1997, the Company entered into an agreement to purchase Green Country Banking Corporation (the Holding Company) which is majority owned by the Chief Executive Officer and President of the Company. Regulatory approval has been received and the acquisition is expected to occur on February 16, 1998. The Company will issue 837,209 shares of its common stock to acquire 100% of the Holding Company with the Company being the surviving corporation. The Company's resultant wholly-owned subsidiary, Green Country Bank, FSB, which was formerly the wholly-owned subsidiary bank of the Holding Company, will be subsequently merged into LAB, with LAB being the surviving bank.

The acquisition of the Holding Company will be accounted for under purchase accounting treatment. Total assets and liabilities of the Holding Company at December 31, 1997, are approximately $106,463,000 and $103,553,000, respectively. Purchase accounting adjustments to estimated fair values will be made with respect to the assets and liabilities based upon preliminary estimates and evaluations as of December 31, 1997, resulting in a decrease in net assets of approximately $425,000. Final purchase price adjustments will be made upon closing of the transaction and will be based on the fair values of assets and liabilities at that date. Earnings retained between December 31, 1997, and the closing date will affect the allocation of the purchase price to the extent they affect net asset values at closing. The excess of the purchase price over the amounts assigned to identifiable assets acquired less liabilities assumed will be recorded as goodwill. The resulting goodwill of approximately $6,800,000 will be amortized on a straight-line basis over 15 years.

Pro forma results of operations assuming the proposed acquisition of Holding Company occurred on July 1, 1995, are not material.


22.  PARENT COMPANY FINANCIAL INFORMATION:

Condensed financial information for Local Financial Corporation is as follow
 (in thousands):

                        Statements of Financial Condition


                                                             December 31,               June 30,
                                                             ------------         --------------------
                                                                 1997             1997            1996
                                                                ------            ----           -----

Assets:
    Cash and due from banks, substantially restricted          $ 11,840        $      3         $     29
    Investment in subsidiary                                    143,917         109,682          122,517
    Other assets                                                 10,061             135              272
                                                               --------        --------         --------
      Total assets                                             $165,818        $109,820         $122,818
                                                               ========        ========         ========
Liabilities and Stockholders' Equity:
    Note payable                                               $     --        $  7,010         $ 14,020
    Senior notes                                                 80,000              --               --
    Other liabilities                                             3,193             181              739
                                                               --------         -------           ------
      Total liabilities                                          83,193           7,191           14,759
                                                               --------         -------           ------
Common stock                                                        197              --               --
Additional paid-in capital                                      197,766          16,896            8,797
Retained earnings                                                31,760         117,716          147,761
Treasury stock                                                 (149,436)             --               --
Unrealized gains (losses) on securities available
    for sale, net of income tax                                   2,338         (31,983)         (48,499)
                                                               --------         -------         --------
      Total stockholders' equity                                 82,625         102,629          108,059
                                                               --------         -------         --------
Total liabilities and stockholders' equity                     $165,818        $109,820         $122,818
                                                               ========        ========         ========


                                                Statements of Operations

                                                       Six Months Ended                      Years Ended
                                                          December 31,                         June 30,
                                                    ----------------------      -------------------------------------
                                                         1997         1996       1997          1996             1995
                                                        -----        -----      -----         -----             ----
                                                                  (unaudited)

Income:
    Dividend income from subsidiary                   $     --      $   500     $    500       $10,600       $19,757
    Equity in undistributed earnings (losses) of       (83,925)      (6,858)     (29,886)        5,124         3,119
      subsidiary
    Other                                                   --            3          200            43            10
                                                      --------      -------     --------        ------        ------
             Total income (loss)                       (83,925)      (6,355)     (29,186)       15,767        22,886

Expense:
    Interest expense                                     3,073          564        1,026         1,606         2,105
    Compensation and employee benefits                      --           --           --           871        11,468
    Other                                                   52          135          145           828           285
                                                     ---------      -------     --------      --------        ------
             Total expense                               3,125          699        1,171         3,305        13,858

Benefit for income taxes                                 1,094          244          312         1,106         5,387
                                                     ---------      -------     --------       -------       -------
Net income (loss)                                    $ (85,956)     $(6,810)    $(30,045)      $13,568       $14,415
                                                     =========      =======     ========       =======       =======


                            Statements of Cash Flows

                                                             Six Months Ended                  Years Ended
                                                               December 31,                      June 30,
                                                           -------------------       ------------------------------
                                                             1997         1996         1997         1996       1995
                                                           -------       -----       -------       ------      -----
                                                                      (unaudited)

CASH PROVIDED (ABSORBED) BY OPERATING ACTIVITIES:
    Net income (loss)                                        $(85,956)     $(6,810)  $(30,045)     $13,568     $14,415
    Adjustments to reconcile net income to net cash
      provided (absorbed) by operating activities:
        Equity in undistributed losses (earnings) of           83,925        6,858     29,886       (5,124)     (3,119)
          subsidiary
        Change in other liabilities                             3,012          267       (558)         531        (126)
        Change in other assets                                 (5,582)        (341)      (398)      (1,937)     (4,166)
                                                             --------      -------   --------      -------     -------

Net cash provided (absorbed) by operating activities           (4,601)         (26)    (1,115)       7,038       7,004
                                                             --------      -------   --------      -------     -------

CASH ABSORBED BY INVESTING ACTIVITY:
    Investment in subsidiary                                  (83,839)          --         --           --          --
                                                             --------      -------   --------      -------     -------

Net cash absorbed by investing activity                       (83,839)          --         --           --          --
                                                             --------      -------   --------      -------     -------

CASH PROVIDED (ABSORBED) BY FINANCING ACTIVITIES:
    Proceeds from issuance of common stock                    181,067           --         --           --          --
    Capital contribution                                           --           --      8,099           --          --
    Purchase of treasury stock                               (149,436)          --         --           --          --
    Repayment of note payable                                  (7,010)          --     (7,010)      (7,010)     (7,010)
    Proceeds from issuance of senior notes                     80,000           --         --           --          --
    Payments of debt issuance costs                            (4,344)          --         --           --          --
                                                             --------      -------   --------      -------     -------

Net cash provided (absorbed) by financing activities          100,277           --      1,089       (7,010)     (7,010)

Net change in cash and cash equivalents                        11,837          (26)       (26)          28          (6)

Cash and cash equivalents at beginning of period                    3           29         29            1           7
                                                             --------      -------   --------      -------     -------

Cash and cash equivalents at end of period                    $11,840      $     3   $      3      $    29     $     1
                                                              =======      =======   ========      =======     =======

Supplemental schedule of noncash investing activity:
    Tax benefit contributed to subsidiary                     $    --      $    --   $    535      $ 1,752     $ 5,386
                                                              =======      =======   ========      =======     =======

===================================================================

No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation must not be relied upon as having been authorized by the Company, a Selling Holder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any state to any person to whom it is unlawful to make such offer in such state. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.


                        TABLE OF CONTENTS

                                                             Page
                                                             ----

Prospectus Summary...........................................   2
Selected Consolidated Financial and Other Data...............  10
Risk Factors.................................................  12
The Company..................................................  22
The Private Placement and the Redemption
  Transactions...............................................  24
Ratio of Earnings to Fixed Charges...........................  28
Use of Proceeds..............................................  28
Dividends and Market for Local Securities....................  29
Capitalization...............................................  31
Management's Discussion and Analysis of
  Financial Condition and Results of Operations..............  32
Business.....................................................  52
Management...................................................  81
Regulation...................................................  92
Taxation..................................................... 104
Selling Holders.............................................. 106
Description of Senior Notes.................................. 115
Description of Capital Stock................................. 134
Registration Rights.......................................... 139
Plan of Distribution......................................... 141
Shares Eligible For Future Sale.............................. 142
Experts...................................................... 143
Change in Independent Certified Public Accountants........... 143
Certain Legal Matters........................................ 143
Additional Information....................................... 144
Index to Consolidated Financial Statements................... F-1

===================================================================

===================================================================







          21,128,209 Shares of Common Stock
        $80,000,000 of 11.0% Senior Notes due
                   September 8, 2004




             LOCAL FINANCIAL CORPORATION











                      PROSPECTUS











                   _______ __, 1998












 ==================================================================

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS



Item 13.         Other Expenses of Issuance and Distribution.

         The following statement sets forth the estimated amount of expenses (other than underwriting discounts and commissions) to be incurred in connection with the issuance and distribution of the securities being registered. Except as specifically indicated, all of such expenses are being borne by the Registrant.


         SEC filing fees ...............................  $ 90,603
         Printing and distribution......................    25,000
         Legal fees and expenses........................   225,000
         Blue Sky fees and expenses.....................    20,000
         Accounting fees and expenses...................   107,000
         Miscellaneous fees and expenses................    32,397
                                                          --------

         Total..........................................  $520,000
                                                          ========


Item 14.         Indemnification of Directors and Officers.

         Article IX of the Registrant's Bylaws provides as follows:

         Section 1. Power to Indemnify in Actions, Suits or Proceedings Other Than Those by or in the Right of the Corporation. Subject to Section 3 of this
Article IX, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, and any appeal therein, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, trustee or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, and any appeal therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding, and any appeal therein, by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         Section 2. Power to Indemnify in Actions, suits or Proceedings by or in the Right of the Corporation. Subject to Section 3 of this Article IX, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, trustee or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against amounts paid in settlement and expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation or against amounts paid in settlement unless and only to the extent that there is a determination (as set forth in Section 3 of this Article IX) that despite the adjudication of liability or the settlement, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses or amounts paid in settlement.

         Section 3. Authorization of Indemnification. Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, trustee, employee or agent is proper in the circumstances because such director, officer, trustee, employee or agent has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article IX and, if applicable, is fairly and reasonably entitled to indemnity as set forth in the proviso in Section 2 of this Article IX, as the case may be. Such determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent, however, that a director, officer, trustee, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case. No director, officer, trustee, employee or agent of the Corporation shall be entitled to indemnification in connection with any action, suit or proceeding voluntarily initiated by such person unless the action, suit or proceeding was authorized by a majority of the entire board of directors.

         Section 4. Good Faith Defined. For purposes of any determination under
Section 3 of this Article IX, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this Section 4 shall mean any other corporation or any association, partnership, joint venture, trust or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent. The provisions of this section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standards of conduct set forth in Sections 1 or 2 of this Article IX, as the case may be.

         Section 5. Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 3 of this Article IX, and notwithstanding the absence of any determination thereunder, any director, officer, trustee, employee or agent may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of this Article IX. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director, officer, trustee, employee or agent is proper in the circumstances because he has met the applicable standards of conduct set forth in Sections 1 and 2 of this Article IX, as the case may be. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Corporation promptly upon the filing of such application. Notwithstanding any of the foregoing, unless otherwise required by law, no director, officer trustee, employee or agent of the Corporation shall be entitled to indemnification in connection with any action, suit or proceeding voluntarily initiated by such person unless the action, suit or proceeding was authorized by a majority of the entire board of directors.

         Section 6. Expense Payable in Advance. Expenses incurred in connection with a threatened or pending action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, trustee, employee or agent to repay such amount if it shall be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article IX.

         Section 7. Contract, Non-exclusivity and Survival of Indemnification. The indemnification provided by this Article IX shall de deemed to be a contract between the Corporation and each director, officer, employee and agent who serves in such capacity at any time while this Article IX is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. Further, the indemnification and advancement of expenses provided by this
Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification and advancement of expenses may be entitled under any Certificate of Incorporation, bylaw, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that, subject to the limitation in Section 3 of this Article IX concerning voluntary initiation of actions, suits or proceedings, indemnification of the persons specified in Sections 1 and 2 of this Article IX shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Sections 1 or 2 of this
Article IX but whom the Corporation has the power or obligation to indemnify under the provisions of the law of the State of Delaware. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

         Section 8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify him against such liability under the provisions of this Article IX.

         Section 9. Meaning of "Corporation" for Purposes of Article IX. For purposes of this Article IX, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

Item 15. Recent Sales of Unregistered Securities.

         In accordance with Item 701 of Regulation S-K, the following information is presented with respect to securities sold by the Registrant within the past three years which were not registered under the Securities Act of 1933, as amended ("Securities Act"):

         (a) On September 8, 1997, the Registrant sold in a private placement an aggregate of 19.7 million shares of its common stock, par value $.01 per share ("Common Stock"), and $80.0 million of its Senior Notes due 2004 ("Senior Notes").

         (b) Friedman, Billings Ramsey & Co., Inc. ("FBR") acted as Placement Agent for the Registrant in connection with the private placement transaction. The securities were offered and sold to institutional and accredited investors.

         (c) The Registrant's Common Stock was sold for $10.00 per share and the Senior Notes were sold at $1,000 aggregate principal amount per Senior Note. FBR received $18.2 million as compensation in the transaction (a 7.0% commission on the Common Stock sold and a 5.5% commission on the Senior Notes sold), plus reimbursement of expenses, and warrants entitling FBR to purchase from the Registrant, for a period of five years from September 8, 1997, an aggregate of up to 591,000 shares of Common Stock at $10.00 per share (the "Placement Agent Warrants").

         (d) Based upon representations of the offerees and purchasers, the Common Stock and the Senior Notes were offered and sold in reliance upon an exemption from registration under
                     Section 4(2) of the Securities Act and in compliance with Rules 502 and 506 promulgated thereunder.

         (e) As referenced in paragraph (c) above, the Placement Agent Warrants may be exercised by FBR until September 8, 2002 at an exercise price of $10.00 per share of Common Stock.

         (f)         Not applicable.

Item 16. Exhibits and Financial Statement Schedules.

         The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

         (a)      List of Exhibits


2.0* Agreement and Plan of Merger among Local Financial Corporation ("Local Financial"), Local America Bank of Tulsa, F.S.B, Green Country Banking Corporation, Green Country Bank, F.S.B., Edward A. Townsend, Jan A. Norton and DeWayne R. Von Feldt, dated October 22, 1997.

3.1* Certificate of Incorporation of Local Financial Corporation ("Local Financial")

3.2*     Certificate of Amendment to Certificate of Incorporation of Local
         Financial

3.3*     Bylaws of Local Financial

4.1* Purchase Agreement among Local Financial, Friedman, Billings, Ramsey & Co., Inc. ("FBR") and the Purchasers named therein, dated September 8, 1997

4.2* Registration Rights Agreement between Local Financial, FBR and the Purchasers named therein, dated September 8, 1997

4.3* Indenture between Local Financial and The Bank of New York ("BONY"), as Trustee, dated September 8, 1997

4.4*     Form of Common Stock certificate of Local Financial

4.5*     Form of Senior Note (included in Exhibit 4.3)

5.0*     Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: legality

10.1* Redemption Agreement between Local Financial and Barron Collier and Miles Collier (collectively, the "Selling Stockholders"), dated August 25, 1997

10.2* Amendment to Redemption Agreement between Local Financial and the Selling Stockholders, dated September 5, 1997

10.3* Security Agreement between Local Financial and BONY, as Trustee, dated September 8, 1997

10.4* Escrow Agreement between Local Financial, the Selling Stockholders and BONY, as Escrow Agent, dated September 8, 1997

10.5* Common Interest Agreement between Local America, Inc., Local America Bank of Tulsa, F.S.B., Local Federal Bank, F.S.B. and the Selling Stockholders, dated September 8, 1997.

10.6* Warrant of Local Financial to FBR to purchase 591,000 shares of Common Stock, dated September 8, 1997

10.7* Employment Agreement between Local Financial and Edward A. Townsend, dated September 8, 1997

10.8* Employment Agreement between Local Financial and Jan A. Norton, dated September 8, 1997

10.9* Local Financial Stock Option Plan 10.10* Local Financial Stock Option Agreement between Local Financial and Edward A. Townsend, dated September 8, 1997

10.11*   Local Financial Stock Option Agreement between Local Financial and Jan
         A. Norton, dated September 8, 1997

16.0     Letter re: Change in Certifying Accountant

21.0 Subsidiaries of the Registrant (see "Business--Subsidiaries" in the Prospectus)

23.1*    Consent of Elias, Matz, Tiernan & Herrick L.L.P.

23.2     Consent of KPMG Peat Marwick LLP

23.3     Consent of Arthur Andersen LLP

24.0     Power of Attorney (included in Signature Page of this Registration
         Statement)

25.0*    Statement of Eligibility of Trustee

27.0     Financial Data Schedule

--------------
*  Previously filed.


     (b) Financial Statement Schedules

     All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes:

     (a) (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 2 to the Form S-1 Registration Statement to signed on its behalf by the undersigned, thereunto duly authorized, in Oklahoma City, Oklahoma on April 16, 1998.


                                                LOCAL FINANCIAL CORPORATION



                                                By: /s/ Edward A. Townsend
                                                    ------------------------
                                                    Edward A. Townsend
                                                    Chairman of the Board and
                                                      Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




          Name                                         Title                                 Date
          ----                                         -----                                 ----
/s/ Edward A. Townsend                       Chairman of the Board and                  April 16, 1998
-------------------------------              Chief Executive Officer
Edward A. Townsend                           (principal executive officer)



/s/ Jan A. Norton              *
-------------------------------              President and Director                     April 16, 1998
Jan A. Norton



/s/ Richard L. Park            *             Executive Vice President                   April 16, 1998
--------------------------------             (Principal accounting officer)
Richard L. Park



/s/ Robert A. Kotecki          *
-------------------------------              Director                                   April 16, 1998
Robert A. Kotecki



                    Name                                         Title                         Date
                    ----                                         -----                         ----
/s/ Joseph A. Leone            *
-------------------------------               Director                                   April 16, 1998
Joseph A. Leone



/s/ George Nigh                *
--------------------------------              Director                                   April 16, 1998
George Nigh



/s/ Kenneth W. Townsend        *              Director                                   April 16, 1998
-------------------------------
Kenneth W. Townsend



/s/ J. David Rosenberg         *              Director                                   April 16, 1998
-------------------------------
J. David Rosenberg



*By Edward A. Townsend, Attorney-in-fact.